As filed with the U.S. Securities and Exchange Commission on August 12, 2025

Registration No. 333-284806

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No.1 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ScanTech AI Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	7373	93-3502562
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1735 Enterprise Drive

Buford, Georgia 30518

+1 (470) 655-0886

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dolan Falconer

Chief Executive Officer

1735 Enterprise Drive

Buford, Georgia 30518

+1 (470) 655-0886

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Fang Liu, Esq.

Bin Hu Karg, Esq.

VCL Law LLP

1945 Old Gallows Road, Suite 260

Vienna, VA 22182

(703) 919-7285

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated ☒	Smaller reporting company ☒

Emerging growth company☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell or distribute the securities described herein until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED AUGUST 12, 2025

SCANTECH AI SYSTEMS INC.

Up to 19,501,751 Common Stock to be Offered and Sold by Selling Securityholders

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to 19,501,751 shares (the “Shares”) of common stock of ScanTech AI Systems Inc., par value of $0.0001 per stock. See “Selling Securityholders.”

We are registering the offer and sale of the securities held by the Selling Securityholders to satisfy certain registration rights we have granted. Subject to existing lockup or other restrictions on transfer, the Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means. We are registering these securities for resale by the Selling Securityholders named in this prospectus, or their transferees, pledgees, donees or assignees or other successors-in-interest (that receive any of the shares as a gift, distribution or other non-sale related transfer). Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.” In connection with any sales of Shares offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended.

We will not directly receive any of the proceeds from the sale of the securities by the Selling Securityholders. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

Our common stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “STAI”. On August 11, 2025, the closing price of our common stock was $0.5323.

This prospectus provides you with a general description of such securities and the general manner in which the Selling Securityholders may offer or sell the securities. More specific terms of any securities that the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Summary of the Prospectus — Emerging Growth Company”.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described in the section titled “Risk Factors” beginning on page 16 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

None of the U.S. Securities and Exchange Commission or any state securities commission has approved or disapproved of the securities or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2025.

You should rely only on the information contained in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 filed with the Securities and Exchange Commission, or the “SEC,” by ScanTech AI Systems Inc., a Delaware corporation, and constitutes a prospectus of STAI under Section 5 of the Securities Act with respect to the Shares.

The Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the Shares and other information you should know before investing. Any prospectus supplement or post-effective amendment to the registration statement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement or post-effective amendment to the registration statement, you should rely on the information contained in that particular prospectus supplement or post-effective amendment to the registration statement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find More Information.” You should rely only on information contained in this prospectus. We have not, and the Selling Securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.

The Selling Securityholders may offer and sell the securities through agents or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”

Unless otherwise stated or the context otherwise requires, all references in this subsection to the “Company,” “we,” “us,” “our,” “STAI,” or “ScanTech AI” refer to ScanTech AI Systems Inc., a Delaware corporation, and its subsidiaries.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

The information on taxation contained in this prospectus is a summary of certain tax considerations but is not intended to be a complete discussion of all tax considerations. The contents of this prospectus are not to be construed as investment, legal, or tax advice. Investors should consult their own counsel, accountant or investment advisor as to legal, tax, and related matters concerning their investment.

MARKET AND INDUSTRY DATA

Certain information contained in this document relates to or is based on studies, publications, surveys, and other data obtained from third-party sources and the Company’s own internal estimates and research. While we are not aware of any misstatements regarding such third-party information and data presented in this prospectus, such information and data involves risks and uncertainties and is subject to change based on various factors, including, potentially, those discussed under the section of this prospectus entitled “Risk Factors.” Furthermore, such information and data cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties inherent in any statistical survey. Finally, while we believe our own internal estimates and research are reliable, and are not aware of any misstatements regarding such information and data presented in this prospectus, such research has not been verified by any independent source. Notwithstanding anything in this prospectus to the contrary, the Company is responsible for all disclosures in this prospectus.

TRADEMARKS

This document contains references to trademarks, trade names, and service marks belonging to other entities. Solely for convenience, trademarks, trade names, and service marks referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entities.

FREQUENTLY USED TERMS

As used in this prospectus, unless otherwise noted or the context otherwise requires, references to:

“Business Combination” means, collectively, the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of September 5, 2023, by and among Mars, ScanTech, ScanTech AI, Purchaser Merger Sub, Company Merger Sub, and the Seller Representative, as amended on December 19, 2023, April 2, 2024, April 17, 2024, September 30, 2024, and November 12, 2024 as it may be further amended or supplemented from time to time.

“Board” means the board of directors of the Company.

“Closing Date” means the date on which the Business Combination was consummated.

“Closing Net Debt” means indebtedness and liabilities of ScanTech that were not been finally determined through a settlement or agreement prior to the Closing.

“Closing” means the closing of the Business Combination.

“Closing Redemption” means the redemption by Mars of Ordinary Shares held by Public Shareholders at the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the shares of common stock, par value $0.0001 per share, of ScanTech AI.

“Company” means ScanTech AI Systems Inc., a Delaware corporation.

“Company Common LLC Units” means Series B common membership units that were outstanding prior to their conversion into shares of Common Stock upon the consummation of the Business Combination.

“Company Holder Participants” means holders of ScanTech Units, except Seaport Global Asset Management, LLC and its affiliates.

“Company Holders” means, collectively, the holders of the Company Common LLC Units.

“Continental” means Continental Stock Transfer & Trust Company, the Company’s transfer agent.

“CT” means computed tomography, which can create images that can be viewed and analyzed for explosives and threats detection.

“DGCL” means the Delaware General Corporation Law, as amended.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“Earnout Milestones” means the ScanTech AI’s achievement of certain milestones, including milestones of receiving certain amount of Qualifying Orders, receiving TSA certification, and revenue and EBITDA milestones, as set forth in the Business Combination Agreement. Earnout Milestones consist of (i) Qualifying Order Milestone, (ii) TSA Certification Milestone, and (iii) Performance-Based Milestones.

“Earnout Period” means the five (5)-year period after the Closing, during which Company Holder Participants may receive Earnout Shares based on ScanTech AI’s achievement of the milestones.

“Earnout Shares” means, after the Closing, subject to the terms and conditions set forth in the Business Combination Agreement, the ScanTech AI Ordinary Shares which the Company Holder Participants had the contingent right to receive as additional consideration following the Closing, up to a number of shares equal to ten percent (10%) of the fully diluted shares of Common Stock outstanding immediately following the Closing.

“EBITDA” means earnings before interest, taxes, depreciation, and amortization based on the consolidated financial statements of ScanTech AI for the applicable period.

“Effective Time” means the date on which the Business Combination was consummated in accordance with the Business Combination Agreement, applicable provisions of the Cayman Companies Act, and applicable provisions of the DLLCA.

“Employment Agreements” means, collectively, the employment agreements between ScanTech AI and certain employees.

“Equity Incentive Plan” means the 2025 ScanTech AI Systems Inc. Equity Incentive Plan as approved by the Board and filed with the SEC on Form S-8 on February 18, 2025 (Registration No. 333-285022).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Founder Shares” means the Ordinary Shares held by the Sponsor and Mars’ directors and officers that were initially purchased prior to the IPO.

“GAAP” means U.S. generally accepted accounting principles.

“Insider Letter” means the letter agreement, dated February 13, 2023, by and among Mars and each of the Insiders.

“Insider Letter Amendment” means the Insider Letter Amendment entered into by and among the parties to the Insider Letter, ScanTech AI and Maxim.

“Insiders” means Mars’ officers and directors (at the time of the IPO), the Sponsor and each transferee of Founder Shares.

“Lock-Up Agreements” means the agreements entered into in connection with the Business Combination Agreement pursuant to which certain members of ScanTech agreed to certain restrictions on transfers on our Common Stock to be received by them at the Closing.

“Lock-Up Shares” means the shares of our Common Stock subject to the Lock-Up Agreements.

“Mars” means Mars Acquisition Corp., a Cayman Islands exempted company.

“Mars Board” means the board of directors of Mars.

“Mars Memorandum and Articles” means Mars’ Amended and Restated Memorandum and Articles of Association, as adopted by special resolution dated February 13, 2023, and as may hereafter be amended.

“Mars Shareholders” means all holders of Ordinary Shares, including Insiders and Public Shareholders.

“Merger Consideration” means the aggregate consideration paid to ScanTech under the Business Combination Agreement in the form of Common Stock of the Company.

“Mergers” means the Purchaser Merger and the Company Merger.

“Nasdaq” means The Nasdaq Stock Market.

“Non-Redeeming Shareholder” means Public Shareholders that elected not to participate in the Closing Redemption.

“Non-Redemption Agreements” mean the agreements entered by and among Mars, Sponsor, ScanTech AI and Extension Non-Redeeming Shareholders that obligate ScanTech AI to issue our Common Stock to Extension Non-Redeeming Shareholders upon Closing as an incentive for Extension Non-Redeeming Shareholders to continue to hold Ordinary Shares through the Initial Extension Meeting.

“Operating Agreement” means the limited liability company operating agreement of ScanTech, as amended and effective under the Delaware Limited Liability Company Act, as in effect immediately prior to the Effective Time.

“Ordinary Shares” means the ordinary shares of Mars, par value $0.000125 per share, which shares have the rights and preferences, and otherwise are subject to the terms and conditions set forth in the Mars Memorandum and Articles.

“Outside Date” means the date on which either ScanTech or Mars have the right to terminate the Business Combination Agreement if the Business Combination has not been consummated by such date, as set forth in the Business Combination Agreement, as amended.

“Performance-Based Milestones” means ScanTech’s achievement of certain revenue and EBITDA milestones during the Earnout Period.

“Private Placement Units” means the 391,000 private placement units purchased by the Sponsor at a price of $10.00 per unit for an aggregate purchase price of $3,910,000 simultaneously with the closing of the IPO. Each private placement unit consists of one Ordinary Share and Right (each Right entitling the holder thereof to receive two-tenths of one Ordinary Share).

“Private Rights” means the Rights under the Private Placement Units and are held by Insiders.

“ScanTech AI” means the Company.

“Company Securities” means any securities issued by ScanTech AI including, without limitation, shares of our Common Stock.

“Company Stockholders” means the holders of our Common Stock.

“Public Shareholders” means the holders of Public Shares as of the relevant date.

“Public Shares” means the outstanding Ordinary Shares that are not held by the Insiders.

“Purchaser” means Mars and its successors.

“Qualifying Order” means any bona fide order from any person or entity that ScanTech AI or its subsidiaries are fully capable of fulfilling within twenty-four (24) months following receipt of such order.

“Qualifying Order Milestone” means when ScanTech receives Qualifying Orders for an aggregate of not less than 100 Sentinel Scanners over a six-month period at any time during the Earnout Period.

“Recapitalization” means the recapitalization completed by SIBS prior to the Closing, as contemplated by the Business Combination Agreement.

“Right” means a right to receive Ordinary Shares, each Right was convered into two-tenths (2/10) of one share of our Common Stock upon the consummation of the Business Combination.

“SIBS” or “ScanTech” means ScanTech Identification Beam Systems, LLC, a Delaware limited liability company, and a subsidiary of the Company.

“SIBS Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any equity securities of ScanTech or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire, any equity securities of ScanTech.

“ScanTech Operating Agreement” means the amended and restated limited liability company operating agreement of ScanTech, as in effect from time to time.

“ScanTech Securities” means, collectively, ScanTech Units and any other SIBS Convertible Securities.

“ScanTech Units” mean the membership interests of SIBS.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Representative” means Dolan Falconer, in the capacity as the representative of the Company Holder Participants from and after the Effective Time.

“Transaction Financing” means any “Transaction Financing” contemplated by the Business Combination Agreement, including the Polar Agreements.

“Trust Account” means the trust account established by Mars with the proceeds from the IPO and sale of Private Placement Units pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“TSA Certification Milestone” means when ScanTech receives the TSA APSS 6.2.0 Explosive Standard Certification at any time during the Earnout Period.

“Units” means the units, each consisting of one Ordinary Share and right (each Right entitling the holder thereof to receive two-tenths of one Ordinary Share) issued by Mars pursuant to, and with the terms set forth in, the Mars Memorandum and Articles.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The Private Securities Litigation Reform Act of 1995 (the “PSLRA”) provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations.

We desire to take advantage of the safe harbor provisions of the PSLRA and is including this cautionary statement in connection with this safe harbor legislation. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those implied in those statements. Important factors that could cause such differences include, but are not limited to:

●	the projected financial information, anticipated growth rate, and market opportunities of the Company:
●	the ability to maintain the listing of our Common Stock on Nasdaq;
●	The Company’s public securities’ potential liquidity and trading;
●	The Company’s public securities’ potentialy liquidity and trading;
●	The Company’s ability to raise financing in the future;
●	The Company’s success in retaining or recruiting officers, key employees, and directors;
●	potential effects of extensive government regulation;
●	The Company’s future financial performance and capital requirements;
●	the impact of supply chain disruptions;
●	high inflation rates and interest rate increases;
●	factors relating to the business, operations, and financial performance of the Company, including:
●	the ability to achieve or maintain profitability in the future;
●	the availability of additional capital to support business growth;
●	changes in governmental regulations in our key markets;
●	the ability to obtain key certifications from the TSA and ECAC in a timely manner;
●	successful manufacturing and commercialization and commercial market acceptance of the technology; and
●	the ability to establish and maintain confidence in our long-term business prospects among customers and others within the industry.

We caution you not to rely on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances or changes in beliefs except to the extent required by law. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements except to the extent required by law. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in our public filings with the SEC (including in the “Risk Factors” section of this prospectus), which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section entitled “Where You Can Find More Information.”

Market, ranking and industry data used throughout this prospectus, including statements regarding market size and technology adoption rates, is based on the good faith estimates of our management, which in turn are based upon our management’s review of internal surveys, independent industry surveys and publications and other third-party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this prospectus.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you. You should carefully read this entire prospectus and the other documents referred to in this prospectus, including the information presented under the sections titled “Risk Factors,” “Cautionary Statement Regarding Forward Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before making an investment decision. The definition of some of the terms used in this prospectus are set forth under the section “Selected Definitions.” For additional information, see the section of this prospectus entitled “Where You Can Find More Information.” Unless the context otherwise requires, all references in this subsection to “we,” “us” or “our” refer to the business of SIBS prior to the consummation of the Business Combination, and collectively to the Company and its subsidiaries, including SIBS, following the consummation of the Business Combination.

The Company

Our mission is to develop and deploy security screening systems that protect travelers and other members of the public from criminals, terrorists and other bad actors. We have developed a proprietary fixed-gantry Computed Tomography (“CT”) scanning system that detects explosives, weapons, narcotics and other contraband. CT is an X-ray scanning technology that combines a series of X-ray images taken from different angles around items being scanned and uses computer processing to create cross-sectional images of the item, which are reconstructed into a three dimensional image of the scanned item.

Our initial market focus is domestic and international aviation checkpoints. However, we believe a significant market opportunity also exists for deploying our scanners in (i) other government facilities such as border crossings, seaports, military bases, embassies, federal buildings, prisons and postal facilities and (ii) the private sector at manufacturing plants, entertainment facilities, power plants, petrochemical facilities, convention centers, schools, sports stadiums and other highly-trafficked public buildings or venues.

Our SENTINEL fixed-gantry scanner has already achieved several third-party certifications, including the TSA’s Tier 2 Explosive Detection Certification. Certification to the TSA’s Accessible Property Screening System 6.2.0 Explosive Detection Standard (“APSS 6.2”) and to the European Civil Aviation Conference (“ECAC”) Explosive Detection System for Cabin Baggage Certification (“EDSCB”) are underway in advanced stages. Tier 2, APSS 6.2 and EDSCB are the explosive detection standards required for “carry-on” or “cabin” baggage X-ray inspection scanners to be deployed in U.S. and European airports. These standards are also required in other international airports.

We have completed EDSCB explosive data collection at an ECAC laboratory and are in the process of benchmarking and updating our explosive detection algorithms in preparation for taking the ECAC EDSCB certification test. Likewise, we have completed APSS 6.2 military and commercial explosive data collection and are in the process of collecting APSS 6.2 home-made explosive data collection at Department of Homeland Security (DHS) laboratories in preparation for taking the TSA APSS 6.2 certification test.

We believe that our scanner systems and fixed-gantry CT technology have significant advantages as compared to traditional rotating-gantry CT systems. However, we face significant challenges in scaling this technology and our business in the highly competitive aviation sector.

First and foremost, although our fixed-gantry CT technology shows promise in disrupting traditional rotating-gantry CT technologies, we are a small company competing against much larger, better financed and staffed, economically stable and in some cases incumbent large businesses. Several of our competitors have been certified to both TSA’s APSS 6.2 and ECAC’s EDSCB explosive detection standards and have won competitive bids and have deployed and have operating systems in both the aviation and critical infrastructure sectors.

As a small company, we must also overcome challenges associated with rapidly growing manufacturing, distribution, sales, installation and servicing capacities to meet industry and customer expectations. Our plans to establish strategic partnerships to assist in scaling our capabilities in these areas are in the early stages of development. In addition, the company must secure enough external investments to fund this growth.

Finally, the ECAC EDSCB and the TSA APSS 6.2 certification tests are extremely difficult to pass. We have completed most of the required data collection and are in the process of updating our explosive detection standards in preparation to take these certification tests. Although we have successfully passed the TSA Tier 2 explosive detection test and the results of our TSA APSS 6.2 and ECAC EDSCB explosive data collection are promising, to date, we have not taken and successfully passed either of these explosive certification tests, and cannot guarantee that we will ever do so.

Our business strategy is focused on both the aviation and infrastructure sectors, in domestic and international markets. Failing to receive TSA and ECAC certification would make it impossible for us to sell our scanners to aviation customers in the U.S. and European Union, and in other countries that have adopted these certifications. We would still be able to sell to non-aviation customers, but such customers may be less likely to purchase scanners that have not been deployed and validated in the aviation market.

The Business Combination

On September 5, 2023, Mars Acquisition Corp. (“Mars”), a Cayman Island exempted company, entered into a Business Combination Agreement (as amended or supplemented, the “Business Combination Agreement”) with ScanTech AI Systems Inc., a Delaware corporation and a wholly owned subsidiary of Mars (“ScanTech AI”), Mars Merger Sub I Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Mars (“Purchaser Merger Sub”), Mars Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of ScanTech AI (“Company Merger Sub”), ScanTech Identification Beam Systems, LLC, a Delaware limited liability company (“ScanTech,” “SIBS,” or the “Company”), and Dolan Falconer in the capacity as the representative from and after the Effective Time for the Company Holder Participants as of immediately prior to the Effective (the “Seller Representative”). The transactions contemplated by the Business Combination Agreement are hereinafter referred to collectively as the “Business Combination.”

In accordance with the terms and subject to the conditions of the Business Combination Agreement:

●	At the closing of the Business Combination, which occurred on January 2, 2025 (“Closing”), Purchaser Merger Sub merged with and into Mars, with Mars continuing as the surviving entity (“Purchaser Merger”), and, in connection therewith, each ordinary shares of Mars (“Ordinary Share”) issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right of the holder thereof to receive, with respect to each Ordinary Share that is not redeemed or converted at Closing, one share of common stock of ScanTech AI (“Common Stock”). Each share of Ordinary Shares held by Mars shareholders who validly redeemed their Ordinary Shares was automatically cancelled and ceased to exist and thereafter represented only the right to be paid a pro-rata redemption price. Upon the consummation of the Business Combination, Mars ceased to exist as a separate legal entity, and ScanTech AI became the publicly traded parent company.
●	At the Closing, each issued and outstanding unit of Mars (“Unit”) was automatically separated into (i) one Ordinary Share, which was cancelled in exchange for the right of the holder thereof to receive one our Common Stock and, (ii) one right (“Right”) to receive two-tenths (2/10) of one share of Ordinary Share, which was cancelled in exchange for the right of the holder thereof to receive our Common Stock.
●	At the Closing, Company Merger Sub merged with and into ScanTech, with ScanTech continuing as the surviving entity (“Company Merger”, and together with the Purchaser Merger, the “Mergers”), and, in connection therewith, (i) ScanTech Units issued and outstanding immediately prior to the Effective Time were cancelled in exchange for the right of the holders thereof to receive shares of our Common Stock as set forth in the Business Combination Agreement and (ii) any SIBS Convertible Securities will be terminated.
●	After ninety days following the Closing or such other period as may be agreed by parties to the Business Combination Agreement, Public Shareholders who elected not to redeem at the closing received two additional shares of our Common Stock.

The merger consideration paid to Company Holder Participants was a number of shares of our Common Stock equal to the quotient obtained by dividing (a) the sum of (i) $140.0 million minus (ii) the amount of Closing Net Debt in excess of $20.0 million, if any, as set forth in the Business Combination Agreement, as amended, by (b) $9.87, the conversion ratio set forth in the Business Combination Agreement, and rounded down to the nearest whole share. Upon Closing, holders of ScanTech Units collectively held 14,184,397 shares of our Common Stock.

Additionally, the Company Holder Participants may receive up to a number of shares of our Common Stock equal to 10% of the fully diluted shares of our Common Stock outstanding immediately following the Closing (subject to adjustment based on stock splits and similar events) as Earnout Shares upon the achievement of the Earnout Milestones over the Earnout Period.

Upon the Closing, Mars and ScanTech each became wholly owned subsidiaries of ScanTech AI, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law.

The Mars Units, Ordinary Shares, and Rights under the symbols “MARXU”, “MARX” and “MARXR”, respectively, previously traded on Nasdaq Capital Market were delisted without any action needed to be taken on the part of the holders of such securities and are no longer traded following the Closing. On January 3, 2025, one business day after the Closing, our Common Stock was listed on the Nasdaq Global Market under trading symbol “STAI”.

The Transaction Financing

Polar Non-Redemption Agreement

On December 30, 2024, Mars and Polar Multi-Strategy Master Fund (“Polar”) entered into a non-redemption agreement. Under the agreement, Polar agrees not to redeem 200,000 Ordinary Shares and to leave $750,000 in the Trust Account as a transaction financing in connection with the Business Combination, which corresponds to the amount Polar would have received if it had redeemed the shares.

Additionally, Polar agreed to reduce its entitlement from 1,250,000 subscription shares under the Subscription Agreements dated April 4, 2024, and May 5, 2024, to 312,500 shares of our Common Stock.

Seaport Promissory Note

On December 31, 2024, Seaport Group SIBS LLC, an affiliate of Seaport Global Asset Management, LLC (“Seaport”), and ScanTech AI entered into a senior unsecured promissory note (“Seaport Promissory Note”), pursuant to which Seaport provided ScanTech AI with an investment of $1,000,000 as transaction financing in connection with the Business Combination. Seaport will receive 303,951 shares of our Common Stock as repayment of the investment under the Seaport Promissory Note, including any and all accrued interest, with such shares being issuable and registered at the time of ScanTech AI’s filing of a follow-on registration statement immediately following the consummation of the Business Combination.

Seaport Credit Facility

On December 31, 2024, Seaport SIBS LLC, an affiliate of Seaport Global Asset Management, LLC, entered into a senior secured credit facility with ScanTech AI (the “Seaport Credit Facility”) for a maximum of $2,000,000, with the initial advance available 15 days after execution. The principal amount and accrued interest are due upon demand no later than twelve months from the date of funding. The facility bears Payment-In-Kind (PIK) interest at 15.0% per annum, calculated on a 360-day year. Secured by the borrower’s collateral pool, the facility designates the holder as a party to the Intercreditor Agreement dated September 24, 2024.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of reduced reporting requirements that are otherwise applicable to public companies. Section 107 of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with those standards. The JOBS Act also exempts us from having to provide an auditor attestation of internal control over financial reporting under Sarbanes-Oxley Act Section 404(b).

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing Date, (b) in which we have an annual total gross revenue of at least US$1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary equity that is held by non-affiliates exceeds US$700 million as of the last business day of the second fiscal quarter of such fiscal year; and (ii) the date on which we have issued more than US$1 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Summary of Risk Factors

The following summary description sets forth an overview of the material risks we are exposed to in the normal course of our business activities. The summary does not purport to be complete and is qualified in its entirety by reference to the full risk factor discussion immediately following this summary description. We encourage you to read the full risk factor discussion carefully.

●	ScanTech has a history of losses. ScanTech has not been profitable historically and may not achieve or maintain profitability in the future.
●	We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.
●	Our operating losses have raised substantial doubt regarding our ability to continue as a going concern, as stated in the auditors’ opinion, which includes an explanatory paragraph as of and for the years ended December 31, 2023 and 2022.
●	We may fail to obtain key certifications from the TSA and ECAC or to obtain certification during an opportune time in the acquisition cycles for new scanners.
●	We may acquire or invest in other companies or technologies in the future, which could divert management’s attention, fail to meet our expectations, result in additional dilution to our stockholders, increase expenses, disrupt our operations or otherwise harm our operating results.
●	Our use of “open source” software could subject our proprietary software to general release, negatively affect our ability to offer our products and subject us to possible litigation.
●	Our intellectual property rights are valuable and any inability to protect our proprietary technology and intellectual property rights could substantially harm our business and operating results.
●	Confidentiality arrangements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.
●	Our business is subject to complex and evolving laws and regulations regarding data privacy and security which could subject us to investigations, claims or monetary penalties against us, require us to change our business practices or otherwise adversely affect our revenues and profitability.
●	We have a substantial accrued payroll tax liability of approximately $6.0 million as of June 30, 2024. There is no guarantee we can resolve this liability to the satisfaction of the IRS.

Corporate Information

ScanTech AI Systems Inc. was formed as a corporation under the laws of the State of Delaware on July 20, 2023.

ScanTech Identification Beam Systems, LLC is a Delaware limited liability company organized in 2011. On December 31, 2024, ScanTech AI Systems Inc. merged with Mars Merger Sub II LLC with ScanTech survived and became a become wholly owned subsidiaries of ScanTech AI.

Mars Acquisition Corp. (or Mars) is a blank check company incorporated as a Cayman Islands exempted company on April 23, 2021, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On December 31, 2024, Mars merged with Mars Merger Sub I Corp. with Mars survived and became a become wholly owned subsidiaries of ScanTech AI.

The Business Combination was consummated on January 2, 2025. Upon the consummation of the Business Combination, Mars ceased to exist as a separate legal entity, ScanTech AI became the publicly traded parent company, and ScanTech Identification Beam Systems, LLC became a wholly owned subsidiary of ScanTech AI. The current corporate structure is illustrated in the diagram below:

On January 3, 2025, one business day after the Closing, the Common Stock of ScanTech AI was listed on the Nasdaq Global Market under trading symbol “STAI”.

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Securities” section of this prospectus contains a more detailed description of our Common Stock.

Securities being registered for resale by the Selling Securityholders named in the prospectus	19,501,751 Shares of Common Stock

Offering prices

The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”

Use of proceeds

All of the Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not directly receive any of the proceeds from these sales.

Lock-up restrictions	Certain of our shareholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Securities Eligible for Future Sales-Lock-Up.”

Dividend policy

We have never declared or paid any cash dividends. Our board of directors (“Board”) will consider whether or not to institute a dividend policy. We presently intend to retain our earnings for use in business operations and, accordingly, it is not anticipated that our Board will declare dividends in the foreseeable future. We have not identified a paying agent. See “Dividend Policy.”

Risk factors	Prospective investors should carefully consider the section titled “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in the securities offered hereby.

Market for our Shares	Our Common Stock is listed on The Nasdaq Global Market under the symbol “STAI”.

RISK FACTORS

Our business and our industry are subject to significant risks. You should carefully consider all the information set forth in this prospectus and in our other filings with the SEC, including the following risk factors, in evaluating our business. If any of the following risks occur, our business, financial condition, operating results, and growth prospects would likely be materially and adversely affected. This prospectus also contains forward-looking statements that involve risks and uncertainties. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Unless the context otherwise requires, all references in this subsection to “we,” “us” or “our” refer to the business of ScanTech prior to the consummation of the Business Combination, and collectively to the Company, following the consummation of the Business Combination.

Risks Related to ScanTech’s Business and Industry

ScanTech has a history of losses. ScanTech has not been profitable historically and may not achieve or maintain profitability in the future.

ScanTech has a history of losses. Its ability to forecast its future operating results is subject to a number of uncertainties, including our ability to plan for and model future growth. ScanTech has encountered and will continue to encounter risks and uncertainties frequently experienced by growing companies in rapidly evolving industries. If our assumptions regarding these uncertainties, which ScanTech uses to plan its business, are incorrect or change in reaction to changes in the markets it plans to serve, or if it does not address these risks successfully, ScanTech’s operating and financial results could differ materially from expectations, its business could suffer and the trading price of ScanTech AI’s stock may decline.

ScanTech has incurred net losses of $18.4 million and $35.5 million for the years ended December 31, 2024 and 2023, respectively. As of March 31, 2025, ScanTech had an accumulated deficit of $187.2 million.

ScanTech is not certain whether or when we will obtain a high enough volume of sales of its products to sustain or increase our growth or achieve or maintain profitability in the future. ScanTech expects its costs to increase in future periods, which could negatively affect its future operating results if its revenue does not increase. In particular, ScanTech expects to continue to expend substantial financial and other resources on:

●	research and development related to its products, including investments in expanding its research and development team;
●	sales and marketing, including a significant expansion of its sales organization, both direct and through distribution partners;
●	continued expansion of its business into new markets; and
●	general administration expenses, including legal and accounting expenses related to being a public company.

These investments may not result in increased revenue or growth in ScanTech’s business. If ScanTech is unable to increase its revenue at a rate sufficient to offset the expected increase in its costs, its business, financial position, and results of operations will be harmed, and ScanTech may not be able to achieve or maintain profitability over the long term. Additionally, ScanTech may encounter unforeseen operating expenses, difficulties, complications, delays, and other unknown factors that may result in losses in future periods. If its revenue growth does not meet its expectations in future periods, our financial performance may be harmed, and ScanTech may not be able to achieve or maintain profitability in the future.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features or enhance our products, improve our operating infrastructure, or acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Common Stock. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be adversely affected.

Our operating losses have raised substantial doubt regarding our ability to continue as a going concern, as stated in the auditors’ opinion, which includes an explanatory paragraph as of and for the years ended December 31, 2024 and 2023.

Our operating losses raise substantial doubt about our ability to continue as a going concern as of and for the years ended December 31, 2024 and 2023. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the years ended December 31, 2024 and 2023 with respect to this uncertainty. The perception of our ability to continue as a going concern may make it more difficult for us to obtain financing for the continuation of our operations and could result in the loss of confidence by investors, suppliers and employees.

As of March 31, 2025, we had $771,171 in cash, a significant working capital deficit of $38,290,825 and accumulated deficit of $187,165,447. For the three months ending March 31, 2025, net cash used in operating activities was $3,680,881. The Company’s business plan is dependent on several factors, including securing customer agreements, achieving the Transportation Safety Administration’s APSS 6.2 certification, and raising capital to fund operations, each of which may not occur. The Company is expected to continue to incur losses, and its ability to achieve and sustain profitability will depend on the achievement of sufficient revenues to support the Company’s cost structure. The Company may never achieve profitability and, unless and until it does, the Company will need to continue to raise additional capital.

We currently have very little cash resources and significantly greater current liabilities than current assets. The majority of our funding has been advances from Seaport Group SIBS LLC (“Seaport”). Should Seaport cease to make such advances prior to us obtaining other sources of financing sufficient to pay its expenses and current liabilities, we would be unable to continue in business.

Historically, we have financed operations primarily through cash generated from debt offerings and equity raises. Our primary short-term requirements for liquidity and capital are to fund general working capital and capital expenditures. Our principal long-term working capital use primarily includes research and development expenses, operational payroll and development of scanning for customers.

Our liquidity needs will be dependent on the performance of our business. We may be required to pursue additional financing sources or take other measures to improve our liquidity. As a result of the foregoing, management has determined that there is substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date these financial statements are issued.

We are subject to governmental regulations in our key markets.

We are subject to government regulation and other legal obligations, including those related to privacy, data protection, information security, and product marketing. There can be no assurances that such regulations do not change in the future or that we will be able to continue to maintain compliance with such regulations.

We may fail to obtain key certifications from the TSA and ECAC or to obtain certification during an opportune time in the acquisition cycles for new scanners.

New products for transportation security scanning applications require certifications or approvals by the TSA and ECAC, and are subject to extensive testing by both regulatory agencies. Our Sentinel CT product has already been certified at the Transportation Security Laboratory to TSA’s Tier 2 Explosive Detection Standard, and testing to satisfy TSA’s new APSS 6.2 Explosive Detection Standard (“APSS 6.2”) is currently in process. Testing is also underway to satisfy ECAC’s EDSCB Standard C2 and C3 Explosive Detection Standard (“EDSCB C2/3”). If we do not succeed at obtaining APSS 6.2 or EDSCB C2/3 certification, market acceptance of our products could be materially limited.

Additionally, even if we do obtain APSS 6.2 certification, we cannot guarantee that there will be sufficient demand from the TSA for our products due to the unique acquisition cycle for security scanners. The TSA replaces security scanners approximately every five to eight years, and once a scanner enters into use at an airport facility, the TSA will generally not upgrade or replace it until the end of this time period. As a result of this acquisition cycle, if obtaining APSS 6.2 certification takes longer than we expect or our competitors are more successful at soliciting purchases from the TSA, our financial performance may be harmed, and we may not be able to achieve or maintain profitability in the future.

We are in the early stages of commercialization and our fixed gantry technology may never achieve significant commercial market acceptance.

Many of our potential customers may be reluctant to use our fixed gantry technology. Market acceptance will depend on many factors, including our ability to convince potential customers of the advantages of our technology as compared to rotating gantry systems. Most potential customers have limited knowledge of, or experience with, our products. Additionally, any failure of our technology or related products to meet customer expectations could result in customers choosing to retain their existing products or to adopt systems other than ours. If our products fail to gain significant acceptance in the marketplace and we are unable to acquire customers, we may never generate sufficient revenue to achieve or sustain profitability.

If we fail to properly manage our anticipated growth, our business could suffer.

We intend to grow and may experience periods of rapid growth and expansion, which could place a significant additional strain on our limited personnel, information technology systems and other resources. Any failure by us to manage our growth effectively could have an adverse effect on our ability to achieve our commercialization and development goals.

To achieve our goals, we must successfully increase manufacturing output to meet potential expected customer demand. In the future, we may experience difficulties with manufacturing, quality control, component supply, inventory, distribution and shortages of qualified personnel, among other problems. These problems could result in delays in availability of our scanner systems and increases in expenses. Any such delay or increased expense could adversely affect our ability to generate revenue.

Future growth will also impose significant added responsibilities on management, including the need to identify, recruit, train and integrate additional employees. In addition, rapid and significant growth will place a strain on our administrative and operational infrastructure.

In order to manage our operations and growth we will need to continue to improve our operational and management controls, reporting and information technology systems and financial internal control procedures. If we are unable to manage our growth effectively, it may be difficult for us to execute our business strategy and our operating results and business could suffer.

We have limited experience commercializing our products or technology, which makes it difficult to evaluate our prospects and predict our products’ future performance.

Our operations to date have been focused on developing and commercializing our technologies and products. There can be no assurance that we will be able to timely achieve market acceptance for our products in the future. We have limited experience developing our products and technology for commercial use, conducting sales and marketing activities at scale and managing customer support at the commercial level. Consequently, predictions about our future success or viability are highly uncertain and hard to predict as a result of the development stage of our products and our limited history commercializing our technologies or products. Our prospects must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of commercialization.

Further, we are transitioning from a company with a focus on research and development to a company capable of supporting both research and development and commercial activities, and we may not be successful in this transition. We have encountered in the past, and will encounter in the future, risks and uncertainties, delays and scientific setbacks frequently experienced by development stage companies with limited operating histories in competitive and rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, commercialization activities, are incorrect or change, or if we do not address these risks, delays or uncertainties successfully, our results of operations could differ materially from our expectations, and our business, financial condition and results of operations could be adversely affected.

Our sales will depend in part on our ability to establish and maintain confidence in our long-term business prospects among customers and others within our industry.

Customers may be less likely to purchase our products if they do not believe that our business will succeed or that our operations, including service and customer support operations, will continue for many years. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, to build, maintain and grow our business, we must establish and maintain confidence among customers, suppliers and other parties with respect to our liquidity and long-term business prospects. Maintaining such confidence may be particularly difficult as a result of many factors, including our limited operating history, others’ unfamiliarity with our products, uncertainty regarding fixed-gantry technology, any delays in scaling production, delivery and service operations to meet demand, competition and our production and sales performance compared with market expectations. Some of these factors are largely outside of our control, and any negative perceptions about our long-term business prospects, even if exaggerated or unfounded, would likely harm our business and make it more difficult to raise additional capital in the future.

If we are not able to establish our brand or reputation as an industry leader, our business and operating results may be adversely affected.

We believe that developing a reputation as a leader in security screening is critical to our ability to attract new customers and distribution partners. The successful promotion of our brand will depend on multiple factors, including our marketing efforts, our ability to deliver a superior customer experience and develop high-quality features for our products and our ability to successfully differentiate our products from those of our competitors. Our brand promotion activities may not be successful or yield increased revenue. Additionally, the performance of our distribution partners may affect our brand and reputation if customers do not have a positive experience with our products as implemented by our distribution partners or with the implementation generally. The promotion of our brand will require us to make substantial expenditures, and we anticipate that the expenditures will increase as our market becomes more competitive, as we expand into new geographies and markets and as more sales are generated through our distribution partners. To the extent that these activities yield increased revenue, this revenue may not offset the increased expenses we incur. If we do not successfully maintain and enhance our brand and reputation, our business and operating results may be adversely affected.

If our customers are unable to implement our products successfully, or if we fail to effectively train our customers in installation of our products, customer perceptions of our products may be impaired or our reputation and brand may suffer.

Some of our customers may experience difficulties implementing our products. If our customers are unable to implement our products successfully, customer perceptions of our products may be impaired or our reputation and brand may suffer.

Any failure by our customers to appropriately implement our products or any failure of our products to effectively integrate and operate within our customers’ operating environments could result in customer dissatisfaction, impact the perceived reliability of our products, result in negative press coverage, negatively affect our reputation and harm our financial results.

Successful deployment and operation of our products depend on the knowledge and skill of the customer security personnel or implementation contractors charged with setting up, configuring, monitoring, and troubleshooting the equipment in their own environment. Many of our customers may experience relatively high turnover in their security personnel, creating opportunities for knowledge and skill gaps that can result in configuration, sensitivity setting, or operational errors that allow prohibited threats into customer facilities. In these situations, customers can perceive that our products have failed to perform as designed until and unless we have been able to demonstrate otherwise. There can be no assurance that we or our implementation partners will successfully isolate and identify failures due to customer error in the future, and this could result in customer dissatisfaction, impact the perceived reliability of our products, result in negative press coverage, negatively affect our reputation and harm our financial results.

Our customers will depend in large part on customer support delivered by us to resolve issues relating to the use of our products. However, even with our support, our customers will be ultimately responsible for effectively using our products and ensuring that their staff is properly trained in the use of our products. We will also need to develop customer success and support organizations, including the engagement and training of third-party contractors. It can take significant time and resources to recruit, hire and train qualified technical support and service employees and contractors. We may not be able to keep up with demand, particularly if the sales of our products exceed our internal forecasts. To the extent that we are unsuccessful in hiring, training and retaining adequate support resources, our ability to provide adequate and timely support to our customers may be negatively impacted, and our customers’ satisfaction with our products may be adversely affected. Additionally, in unusual circumstances, if we were to need to rely on our sales engineers to provide post-sales support while we are growing our service organization, our sales productivity may be negatively impacted. Accordingly, any failure by us to provide satisfactory maintenance and technical support services could have a material and adverse effect on our business and results of operations.

We have no experience to date in manufacture of our security scanners at commercial scale.

We cannot provide any assurance as to whether we will be able to continue to develop efficient, low-cost production capabilities and processes and reliable sources of component supply that will enable us to meet the quality, price, engineering, design and production standards, as well as the production volumes, required to successfully market our security scanner systems on a commercial scale. Even if we are successful in developing high volume production capability and processes and reliably source our component supply, no assurance can be given as to whether we will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond our control such as problems with suppliers and vendors, or force majeure events, or to satisfy the requirements of customers and potential customers. Any failure to develop such production processes and capabilities within our projected costs and timelines could have a material adverse effect on our business, results of operations, prospects and financial condition. Bottlenecks and other unexpected challenges may also arise as we ramp up production of our security scanner systems, and it will be important that we address them promptly while continuing to control our manufacturing costs. If we are not successful in doing so, or if we experience issues with our manufacturing process improvements, we could face delays in establishing and/or sustaining production or be unable to meet our related cost and profitability targets.

We face intense competition that can impact our ability to obtain contracts and therefore affect our future revenues and growth prospects.

Our business is highly competitive, and we compete with larger companies with greater name recognition, financial resources and a larger technical staff. Our competitors include Leidos, Smiths Detection, Analogic Corporation and IDSS Corp. The markets in which we plan to operate are characterized by rapidly changing customer needs and technology and our success depends on our ability to invest in and develop products that address such needs. To remain competitive, we must consistently provide superior service, technology and performance on a cost-effective basis to our customers. Our competitors may be able to provide our customers with different or greater capabilities or technologies or better contract terms than we can provide, including technical qualifications, past contract experience, geographic presence, price and the availability of qualified professional personnel, or be willing to accept more risk or lower profitability in competing for contracts.

Some of our competitors have made or could make acquisitions of businesses or establish agreements among themselves or third parties, which could allow them to offer more competitive and comprehensive solutions. As a result of such acquisitions or arrangements, our current or potential competitors may be able to accelerate the adoption of new technologies that better address customer needs, devote more significant resources to bring these products and services to market, initiate or withstand substantial price competition, develop and expand their product and service offerings more quickly than we do or limit our access to certain suppliers. These competitive pressures in our market or our failure to compete effectively may result in fewer orders, reduced revenue and margins and loss of market share. Further industry consolidation may also impact customers’ perceptions of the viability of smaller or even mid-size security system companies and consequently customers’ willingness to purchase from such companies.

If we are unable to compete effectively with new entrants and other potential competitors, our sales and profitability could be adversely affected.

The sales prices for our products may decline for a variety of reasons, including competitive pricing pressures, discounts, anticipation of the introduction of new products or promotional programs. Competition continues to increase in the market segments in which we participate, and we expect competition to further increase in the future, thereby leading to increased pricing pressures. Larger competitors with more diverse product offerings may reduce the price of products that compete with theirs or may bundle them with other products. Additionally, currency fluctuations in certain countries and regions may negatively impact prices that partners and customers are willing to pay in those countries and regions. We cannot be certain that we will be successful in developing and introducing new products with enhanced functionality on a timely basis, or that our new product offerings, if introduced, will enable us to maintain our prices and gross profits at levels that will allow us to maintain positive gross margins and achieve profitability.

If our products fail or are perceived to fail to detect threats such as a firearm or other potential weapon or explosive device, or if our products contain undetected errors or defects, these failures or errors could result in injury or loss of life, which could harm our brand and reputation and have an adverse effect on our business and results of operations.

If our products fail or are perceived to fail to detect and prevent attacks or if our products fail to identify and respond to new and increasingly complex and unpredictable methods of attacks, our business and reputation may suffer. There is no guarantee that our products will detect and prevent all attacks, especially in light of the rapidly changing security landscape to which they must respond, as well as unique factors that may be present in our customers’ operating environments. Additionally, our products may falsely detect items that do not actually represent threats. These false positives may impair the perceived reliability of our products, and may therefore adversely impact market acceptance of our products, and could result in negative publicity, loss of customers and sales and increased costs to remedy any problem.

Our products, which are complex, may also contain undetected errors or defects when first introduced or as new versions are released. We have experienced these errors or defects in the past in connection with new products and product upgrades. We expect that these errors or defects will be found from time to time in the future in new or enhanced products after commercial release. Defects may result in increased vulnerability to attacks, cause our products to fail to detect security threats, or temporarily interrupt our products’ ability to screen visitors in a customer’s location. Any errors, defects, disruptions in service or other performance problems with our products may damage our customers’ business and could harm our reputation. If our products fail to detect security threats for any reason, including failures due to customer personnel or security processes, it may result in significant costs, the attention of our key personnel could be diverted, our customers may delay or withhold payment to us or cause other significant customer relations problems to arise.

We may also be subject to liability claims for damages related to errors or defects in our products. For example, if our products fail to detect weapons or explosive devices that are subsequently used by terrorists, criminals or unbalanced individuals to cause casualties at a customer’s premises, we could incur financial damages and our reputation could also be significantly harmed. A material liability claim or other occurrence that harms our reputation or decreases market acceptance of our products may harm our business and operating results. Although we have limitation of liability provisions in our terms and conditions of sale, they may not fully or effectively protect us from claims as a result of federal, state, or local laws or ordinances, or unfavorable judicial decisions in the United States or other countries.

Our future products may be affected from time to time by design and manufacturing defects that could adversely affect our business and result in harm to our reputation.

Our security scanners are complex and may contain undetected defects or errors when first introduced or as enhancements are released that, despite testing, are not discovered until after a product has been used. This could result in delayed market acceptance of those products or claims from distribution partners, customers, or others, which may result in litigation, increased end user warranty, support and repair or replacement costs, damage to our reputation and business, or significant costs and diversion of support and engineering personnel to correct the defect or error. We may from time to time become subject to warranty or product liability claims related to product quality issues that could lead us to incur significant expenses.

We will include provisions in our agreements with customers that are designed to limit our exposure to potential liability for damages arising from defects or errors in our products. However, it is possible that these limitations may not be effective as a result of unfavorable judicial decisions or applicable laws in existence or enacted in the future.

The sale and support of our products entails the risk of product liability claims. We maintain insurance to protect against certain claims associated with the use of our products, but our insurance coverage may not adequately cover any claim asserted against us. In addition, even claims that ultimately are unsuccessful could result in material expense, diversion of management time and attention, damage to our business and reputation and brand, and cause us to fail to attract new customers.

If the general level of security threats and attacks declines, or is perceived by our potential customers to have declined, our business could be harmed.

If security threats were to decline, or enterprises or governments perceived that the general level of security threats has declined, our ability to attract customers could be materially and adversely affected. A reduction in the threat landscape could increase our sales cycles and harm our business, results of operations and financial condition.

Our operating results may fluctuate for a variety of reasons, including our failure to close large volume opportunity customer sales.

The timing of certain large volume opportunities is expected to impact our results from quarter to quarter. In addition, the sales cycle can last several months from initial engagement to contract negotiation and execution, culminating in delivery of our products to our customers, and this sales cycle can be even longer, less predictable and more resource-intensive for both larger volume sales as well as sales to customers in certain market segments. Customers may also require additional internal approvals or seek to pilot our products for a longer trial period before deciding to purchase our solutions. As a result, the timing of individual sales can be difficult to predict. Sales may occur in a quarter subsequent to when anticipated, or not occur at all, which can significantly impact our quarterly financial results and make it more difficult to meet market expectations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Revenue Recognition.”

In addition to the sales cycle-related fluctuations noted above, our financial results, including deferred revenue, are expected to vary as a result of numerous factors, many of which are outside of our control and may be difficult to predict, including:

●	our ability to attract and retain new customers;
●	unforeseen changes or delays in our supply chain or third-party manufacturing partners;
●	our ability to expand into adjacent and complementary markets;
●	changes in customer or distribution partner requirements or market needs;
●	changes in the growth rate of the security inspection and scanning market;
●	the timing and success of new product introductions by us or our competitors, or any other change in the competitive landscape of the security inspection and scanning market, including consolidation among our customers or competitors or significant price competition;
●	a disruption in, or termination of, any of our relationships with distribution partners;
●	our ability to successfully expand our business globally;
●	changes in our pricing policies or those of our competitors;
●	changes in financial markets or macroeconomic conditions, including, for example, due to the effects of the ongoing recession or slow economic growth in the United States and abroad, rising inflation and interest rates, fuel prices, international currency fluctuations, corruption, political instability, acts of war, including the conflict involving Russia and Ukraine, and acts of terrorism;
●	general economic conditions in our markets, including recessionary pressures;
●	future accounting pronouncements or changes in our accounting policies or practices;
●	the amount and timing of our operating costs, including cost of goods sold;
●	the impact of the COVID-19 pandemic and the emergence of new variants or a future outbreak of disease or similar public health concern on our customers, partners, employees, and supply chain; and
●	increases or decreases in our revenue and expenses caused by fluctuations in foreign currency exchange rates.

Any of the above factors, individually or in the aggregate, may result in significant fluctuations in our financial and other operating results from period to period. These fluctuations could result in our failure to meet our operating plan or the expectations of investors or analysts for any period. If we fail to meet such expectations for these or other reasons, the trading price of our Common Stock could fall substantially, and we could face costly lawsuits, including securities class action suits.

If we are unable to acquire new customers, our future revenues and operating results will be harmed. Likewise, potential customer turnover in the future, or costs we incur to retain customers, could materially and adversely affect our financial performance.

Our success depends on our ability to acquire new customers in new and existing markets, and in new and existing geographic markets. If we are unable to attract a sufficient number of new customers, we may be unable to generate revenue growth at desired rates. The security scanning market is competitive and many of our competitors have substantial financial, personnel and other resources that they utilize to develop solutions and attract customers. As a result, it may be difficult for us to add new customers to our customer base. Competition in the marketplace may also lead us to win fewer new customers or result in us providing discounts and other commercial incentives. Additional factors that impact our ability to acquire new customers include the size of our prospective customers’ security budgets, the availability of government funding, the utility and efficacy of our existing and new products, whether proven or perceived, the perceived need for security inspection and scanning systems outside of airports and general economic conditions. These factors may have a meaningful negative impact on future revenues and operating results.

While our immediate focus is on the United States market, our long-term success in part depends on our ability to acquire new customers outside the United States. If we are unable to attract a sufficient number of new customers outside the United States, we may be unable to generate future revenue growth at desired rates in the long term.

If we do not successfully anticipate market needs and enhance our existing products or develop new products that meet those needs on a timely basis, we may not be able to compete effectively and our ability to generate revenues will suffer.

We cannot guarantee that we will be able to anticipate future market needs and opportunities or be able to develop product enhancements or new products to meet such needs or opportunities in a timely manner, if at all. Even if we are able to anticipate, develop and commercially introduce enhancements and new products, there can be no assurance that enhancements or new products will achieve widespread market acceptance.

New products, as well as enhancements to our existing products, could fail to attain sufficient market acceptance for many reasons, including:

●	delays in releasing new products, or product enhancements;
●	failure to accurately predict market demand and to supply products that meet this demand in a timely fashion;
●	inability to protect against new types of attacks or techniques used by terrorists or other threat sources;
●	defects in our products, errors or failures of our products;
●	negative publicity or perceptions about the performance or effectiveness of our products;
●	introduction or anticipated introduction of competing products by our competitors;
●	installation, configuration, sensitivity setting, or usage errors by our customers; and
●	easing or changing of regulatory requirements at the federal, state, and/or local levels related to security or other aspects of our business.

If we fail to anticipate market requirements or fail to develop and introduce product enhancements or new products to meet those needs in a timely manner, it could prevent us from gaining new customers, which would significantly harm our business, financial condition and results of operations.

While we continue to invest significant resources in research and development to enable our products to continue to address the security risks that our customers face, the introduction of products embodying new technologies could also render our existing products or services obsolete or less attractive to customers. If we spend significant time and effort on research and development and are unable to generate an adequate return on our investment, our business and results of operations may be materially and adversely affected.

We utilize artificial intelligence, which could expose us to liability or adversely affect our business, especially if we are unable to compete effectively with others in adopting artificial intelligence.

We utilize artificial intelligence, including machine learning and similar tools and technologies that collect, aggregate, analyze, or generate data or other materials or content (collectively, “AI”) in connection with our business. There are significant risks involved in using AI and no assurance can be provided that our use of AI will enhance our products or services, produce the intended results, or keep pace with our competitors. For example, AI algorithms may be flawed, insufficient, of poor quality, rely upon incorrect or inaccurate data, reflect unwanted forms of bias, or contain other errors or inadequacies, any of which may not be easily detectable; AI has been known to produce false or “hallucinatory” inferences or outputs; our use of AI can present ethical issues and may subject us to new or heightened legal, regulatory, ethical, or other challenges; and inappropriate or controversial data practices by developers and end-users, or other factors adversely affecting public opinion of AI, could impair the acceptance of AI solutions, including those incorporated in our products and services. If the AI tools that we use are deficient, inaccurate, or controversial, we could incur operational inefficiencies, competitive harm, legal liability, brand or reputational harm, or other adverse impacts on our business and financial results. If we do not have sufficient rights to use the data or other material or content on which the AI tools we use rely, we also may incur liability through the violation of applicable laws and regulations, third-party intellectual property, data privacy, or other rights, or contracts to which we are a party.

In addition, AI regulation is rapidly evolving worldwide as legislators and regulators increasingly focus on these powerful emerging technologies. The technologies underlying AI and its uses are subject to a variety of laws and regulations, including intellectual property, data privacy and security, consumer protection, competition, and equal opportunity laws, and are expected to be subject to increased regulation and new laws or new applications of existing laws and regulations. AI is the subject of ongoing review by various U.S. governmental and regulatory agencies, and various U.S. states and other foreign jurisdictions are applying, or are considering applying, their platform moderation, data privacy, and security laws and regulations to AI or are considering general legal frameworks for AI. For example, the EU’s Artificial Intelligence Act, which entered into force in August 2024, establishes, among other things, a risk-based governance framework for regulating AI systems operating in the EU. We may not be able to anticipate how to respond to these rapidly evolving frameworks, and we may need to expend resources to adjust our operations or offerings in certain jurisdictions if the legal frameworks are inconsistent across jurisdictions. Furthermore, because AI technology itself is highly complex and rapidly developing, it is not possible to predict all of the legal, operational, or technological risks that may arise relating to the use of AI.

A portion of our revenue will be generated by sales to government entities and such sales are subject to a number of challenges and risks.

Selling to government entities can be highly competitive, expensive, and time-consuming, and often requires significant upfront time and expense without any assurance that it will win a sale. Government demand and payment for our solutions may also be impacted by changes in fiscal or contracting policies, changes in government programs or applicable requirements, the adoption of new laws or regulations or changes to existing laws or regulations, public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our solutions. Accordingly, sales of our products to government entities may be more challenging than selling to commercial organizations, especially given extensive certification, clearance and security requirements. Government agencies may have statutory, contractual or other legal rights to terminate contracts with us or distribution partners. Further, in the course of providing our solutions to government entities, our employees and those of our distribution partners are exposed to sensitive government information. Any failure by us or our distribution partners to safeguard and maintain the confidentiality of such information could subject us to liability and reputational harm, which could materially and adversely affect our results of operations and financial performance. Governments routinely investigate and audit government contractors’ administrative processes, and any unfavorable audit may cause the government to shift away from our solutions and may result in a reduction of revenue, fines or civil or criminal liability if the audit uncovers improper or illegal activities, which could adversely impact our results or operations.

We are subject to the U.S. government’s security requirements for our facility and personnel security clearances, which are prerequisites to our ability to perform on contracts for the TSA.

A facility security clearance is required for a company to perform on certain contracts for the TSA. Security clearances are subject to regulations and requirements including such requirements as those contained in the National Industrial Security Program Operating Manual (the “NISPOM”), which specifies the requirements for the protection of classified information released or disclosed in connection with U.S. Government contracts. The Defense Counterintelligence and Security Agency (“DCSA”) manages the facility clearance process under the NISPOM and conducts various facility audits and inspections throughout the life cycle of a respective facility clearance.

The U.S. government requires certain facility and personnel security clearances to perform classified U.S. government business. Any facility not staffed by appropriately cleared personnel, and/or that fails a DCSA inspection places the facility clearance and the ability to perform TSA contracts in jeopardy. As such, we must comply with the requirements of the NISPOM and other applicable U.S. government industrial security regulations. If we were to violate the terms and requirements of the NISPOM or such industrial security regulations (which apply to it under the terms of TSA contracts, if any), or if one or more of our facilities or personnel security clearances is invalidated or terminated, we may not be able to enter into TSA contracts, which could adversely affect our revenues. Failure to comply with the NISPOM or other security requirements may result in loss of access to classified information and subject us to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. government, which could have an adverse effect on our business and cause reputational harm.

Our operating results may be harmed if we are required to collect sales and use or other related taxes for our products in jurisdictions where we have not historically done so.

Taxing jurisdictions, including state, local and foreign taxing authorities, have differing rules and regulations governing sales and use or other taxes, and these rules and regulations are subject to varying interpretations that may change over time. In particular, significant judgment is required in evaluating our tax positions and our worldwide provision for taxes. One or more states, localities or countries may seek to impose additional sales or other tax collection obligations on us. It is possible that we could face sales tax audits and that such audits could result in tax-related liabilities for which we have not accrued. A successful assertion that we should be collecting additional sales or other taxes on our products in jurisdictions where we have not historically done so and do not accrue for sales taxes could result in substantial tax liabilities for past sales, discourage customers from purchasing our products or otherwise harm our business and operating results.

In addition, our tax obligations and effective tax rates could be adversely affected by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations (such as the recent United States Inflation Reduction Act which, among other changes, introduced a 15% corporate minimum tax on certain United States corporations and a 1% excise tax on certain stock redemptions by United States corporations), including those relating to income tax nexus, jurisdictional mix of profits at varying statutory tax rates, by changes in foreign currency exchange rates, or by changes in the valuation of our deferred tax assets and liabilities. Although we believe our tax estimates are reasonable, the final determination of any tax audits or litigation could be materially different from our historical tax provisions and accruals, which could have a material adverse effect on our operating results or cash flows in the period or periods for which a determination is made.

We may acquire or invest in other companies or technologies in the future, which could divert management’s attention, fail to meet our expectations, result in additional dilution to our stockholders, increase expenses, disrupt our operations or otherwise harm our operating results.

We may in the future acquire or invest in, businesses, products, or technologies that we believe could complement or expand our business, enhance our technical capabilities, or otherwise offer growth opportunities. We may not be able to fully realize the anticipated benefits of any future acquisitions or anticipated benefits may not transpire. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses related to identifying, investigating, and pursuing suitable acquisitions, whether or not they are consummated.

There are inherent risks in integrating and managing acquisitions. If we acquire additional businesses, we may not be able to assimilate or integrate the acquired personnel, operations, products, services and technologies successfully or effectively manage the combined business following the acquisition and our management may be distracted from operating our business. We also may not achieve the anticipated benefits from the acquired business due to a number of factors, including, without limitation:

●	unanticipated costs or liabilities associated with the acquisition;
●	incurrence of acquisition-related costs, which would be recognized as a current period expense;
●	inability to generate sufficient revenue to offset acquisition or investment costs;

●	inability to maintain relationships with customers and partners of the acquired business;
●	difficulty of incorporating acquired technology and rights into our business and of maintaining quality and security standards consistent with our brand;
●	delays in customer purchases due to uncertainty related to any acquisition;
●	the potential loss of key employees;
●	use of resources that are needed in other parts of our business and diversion of management and employee resources;
●	inability to recognize acquired deferred revenue in accordance with our revenue recognition policies; and
●	use of substantial portions of our available cash and equity or the incurrence of debt to consummate the acquisition.

Acquisitions also increase the risk of unforeseen legal liability, including for potential shareholder suits or potential violations of applicable law or industry rules and regulations, arising from prior or ongoing acts or omissions by the acquired businesses that are not discovered by due diligence during the acquisition process or new regulatory restrictions at the federal, state, or local levels. Generally, if an acquired business fails to meet our expectations, our operating results, business and financial condition may suffer. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our business, results of operations and financial condition.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to goodwill and other intangible assets, which must be assessed for impairment at least annually. If our acquisitions do not ultimately yield expected returns, we may be required to take charges to our operating results based on our impairment assessment process, which could harm our results of operations.

We are increasingly dependent on information technology, and our systems and infrastructure face certain risks, including cybersecurity and data leakage risks.

Significant disruptions to our information technology systems or breaches of information security could adversely affect our business. In the ordinary course of business, we collect, store, and transmit large amounts of sensitive information, and it is critical that we do so in a secure manner to maintain the confidentiality and integrity of such information. The size and complexity of our information technology systems, and those of our third-party vendors with whom we contract, make such systems potentially vulnerable to service interruptions and security breaches from inadvertent or intentional actions by our employees, partners, or vendors, from attacks by malicious third parties, or from intentional or accidental physical damage to our systems infrastructure maintained by us or by third parties. Maintaining the secrecy of this confidential, proprietary, or trade secret information is important to our competitive business position. While we have taken steps to protect such information and invested in information technology, there can be no assurance that our efforts will prevent service interruptions or security breaches in our systems or the unauthorized or inadvertent wrongful use or disclosure of confidential information that could adversely affect our business operations or result in the loss, dissemination, or misuse of critical or sensitive information. A breach of our security measures or the accidental loss, inadvertent disclosure, unapproved dissemination, misappropriation or misuse of trade secrets, proprietary information, or other confidential information, whether as a result of theft, hacking, fraud, trickery, or other forms of deception, or for any other reason, could enable others to produce competing products, use our proprietary technology or information, or adversely affect our business or financial condition. Further, any such interruption, security breach, loss, or disclosure of confidential information could result in financial, legal, business, and reputational harm to us and could have a material adverse effect on our business, financial position, results of operations, or cash flow.

Our business and operations would suffer in the event of failures in our internal computer systems.

Despite the implementation of security measures, our computer systems and those of our current and any future partners, contractors, and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war, and telecommunication and electrical failures. While we have not experienced any such material system failure, accident, or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our manufacturing activities, development programs, and business operations. If we experienced a security breach, our online sources were hacked, or we experienced a data leak, it could result in confidential clinical trial data being leaked to competitors and the market. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further commercialization and development of our products could be delayed.

Risks Related to Reliance on Third Parties

We will rely on distribution partners to generate a portion of our revenue, both in the United States and in emerging international markets which are generally slower to develop. If we fail to maintain successful relationships with our distribution partners, or if our partners fail to perform, our ability to market, sell and distribute our products will be limited, and our business, financial position and results of operations will be harmed.

In addition to a direct sales force, we will rely on our distribution partners to sell our products. We will provide our distribution partners with specific training and programs to assist them in selling and supporting our products, but there can be no assurance that these steps will be effective. In addition, our distribution partners may be unsuccessful in marketing, selling, and supporting our products.

If we are unable to develop and maintain effective sales incentive programs for our third-party distribution partners, we may not be able to incentivize these partners to sell our products to customers. Our agreements with our distribution partners are generally non-exclusive and these partners may also market, sell and support products that are competitive with us and may devote more resources to the marketing, sales and support of such competitive products. These partners may have incentives to promote our competitors’ products to the detriment of ours or may cease selling our products altogether. Our distribution partners may cease or de-emphasize the marketing of our products with limited or no notice and with little or no penalty. Our agreements with our distribution partners may generally be terminated for any reason by either party with advance notice. It cannot be certain that we will retain these distribution partners or that we will be able to secure additional or replacement distribution partners. The loss of one or more of our significant distribution partners could harm our operating results. In addition, any new distribution partner requires extensive training and may take several months or more to achieve productivity. Our distribution partner sales structure could subject us to lawsuits, potential liability and reputational harm if, for example, any of our distribution partners misrepresent the functionality of our products to customers or violate laws or our corporate policies.

If we fail to effectively manage our existing distribution partners, or if our distribution partners are unsuccessful in fulfilling orders for our products, or if we are unable to enter into arrangements with, and retain a sufficient number of, high quality distribution partners in each of the regions in which we will sell products and keep them motivated to sell our products, our ability to sell our products and operating results will be harmed. The termination of our relationship with any significant distribution partner may also adversely impact our sales and operating results.

Increases in component costs, long lead times, supply shortages, and supply changes could disrupt our supply chain and have an adverse effect on our business, financial condition, and operating results.

We acquire certain of our materials, which are critical to the ongoing operation and future growth of our business, from several third parties, both foreign and domestic. Generally, our third-party contract manufacturers contract directly with component suppliers, and we rely on our contract manufacturers to manage their supply chains. If our contract manufacturers experience any supply chain disruptions or our relationships with our contract manufacturers terminate, we could experience delays, which could negatively impact our business, customer relationships, and margins. We also source some materials and components directly from suppliers. While most components and materials for our products are available from multiple suppliers, certain of those items are only available from limited or sole sources. Should any of these suppliers become unavailable or inadequate, or impose terms unacceptable to us, such as increased pricing terms, we could be required to spend a significant amount of time and expense to develop alternate sources of supply, and may not be successful in doing so on terms acceptable to it, or at all. As a result, the loss of a limited or sole source supplier could adversely affect our manufacturing capacity, and relationships with our customers, as well as our results of operations and financial condition.

We depend on a third-party contract manufacturer for the production of several key components in our products. While there are several potential manufacturers for most of these components, replacement of key manufacturers of our sources and detectors may require substantial design considerations to effect. We are seeking to expand and diversify our contract manufacturer relationships, our current reliance on one contract manufacturer involves several risks, including:

●	unexpected increases in manufacturing and repair costs;

●	inability to control the quality and reliability of finished products;
●	inability to control delivery schedules;
●	potential liability for expenses incurred by the third-party contract manufacturer in reliance on our forecasts that later prove to be inaccurate;
●	potential lack of adequate capacity to manufacture all of part of the products we require;
●	the occurrence of unforeseen force majeure events; and
●	potential labor unrest or unavailability affecting the ability of the third-party manufacturers to produce our products.

If our third-party contract manufacturers experience a delay, disruption, or quality control problems in their operations or if the third-party contract manufacturers do not renew or terminate our agreement with them, our operations could be significantly disrupted and our product shipments could be delayed. Qualifying new manufacturers and commencing volume production is expensive and time consuming. Ensuring that a contract manufacturer is qualified to manufacture our products or components to our standards is time consuming. In addition, there is no assurance that contract manufacturers can scale their production of our products or components at the volumes and in the quality that we require. If contract manufacturers are unable to do these things, we may have to move production for the products or components to a new or existing third-party manufacturer, which would take significant effort and our business, results of operations and financial condition could be materially adversely affected.

As we contemplate moving manufacturing into different jurisdictions, we may be subject to additional and significant challenges in ensuring that quality, processes, and costs, among other issues, are consistent with our expectations. For example, while we expect our third-party contract manufacturers to be responsible for penalties assessed on us because of excessive failures or warranty claims, there is no assurance that we will be able to collect such reimbursements from these manufacturers, which creates additional risk of liability for potential failures of our products.

In addition, increases in the prices charged by third-party contract manufacturers may have an adverse effect on our results of operations, as we may be unable to find a contract manufacturer who can supply us at a lower price. As a result, the loss of a limited or sole source supplier could adversely affect our relationships with our customers and our results of operations and financial condition.

Changes in trade policies, including the imposition of tariffs, could negatively impact our business, financial condition, and results of operations.

Our business is dependent upon the availability of raw materials and components for assembly. United States relations with the rest of the world remains uncertain with respect to taxes, trade policies, and tariffs, especially as the political landscape changes due to the recent U.S. presidential and congressional elections. Changes in U.S. administrative policy may lead to significant increases in tariffs for imported goods among other possible changes, and the current administration has indicated that it is likely to impose significant tariffs on imported goods. The imposition of such tariffs may strain international trade relations and increase the risk that foreign governments implement retaliatory tariffs on goods imported from the U.S. These political and economic changes could have a material effect on global economic conditions and the stability of financial markets and could significantly reduce global trade. The imposition and continuation of tariffs and other potential changes in U.S. trade policy could increase the cost and/or limit the availability of raw materials, which could hurt our competitive position and adversely impact our business, financial condition, and results of operations. Additionally, challenging current and future global economic conditions, including inflation and supply chain disruptions may negatively impact our business operations and financial results.

We incorporate technology and components from third parties into our products, and our inability to obtain or maintain rights to the technology could harm our business.

We incorporate technology and components from third parties into our products. We cannot be certain that our suppliers and licensors are not infringing the intellectual property rights of third parties or that the suppliers and licensors have sufficient rights to the technology in all jurisdictions in which it may sell our products. We may not be able to rely on indemnification obligations of third parties if some of our agreements with our suppliers may be terminated for convenience by them. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our suppliers and licensors or against us, or if we are unable to continue to obtain such technology or enter into new agreements on commercially reasonable terms, our ability to develop and sell products services containing such technology could be severely limited, and our business could be harmed. Disputes with suppliers and licensors over uses or terms could result in the payment of penalties by us, cancellation or non-renewal of the underlying license or litigation. In the event that we cannot renew and/or expand existing licenses, we may be required to discontinue or limit our use of the operations, products, or offerings that include or incorporate the licensed intellectual property. Any such discontinuation or limitation could have a material and adverse impact on our business, financial condition, and results of operation. Additionally, if we are unable to obtain necessary technology and components from third parties, including certain sole suppliers, we may be forced to acquire or develop alternative technology or components, which may require significant time, cost and effort and may be of lower quality or performance standards. This would limit or delay our ability to offer new or competitive products and increase our costs of production. If alternative technology or components cannot be obtained or developed, we may not be able to offer certain functionality as part of our products,. As a result, our margins, market share and results of operations could be significantly harmed.

The U.S. federal government has “march-in rights” under our Cooperative Research and Development Agreement (“CRADA”) with the Department of Homeland Security.

We have entered into a CRADA with the Department of Homeland Security. The United States federal government retains certain rights in inventions produced with its financial assistance under the Patent and Trademark Law Amendments Act, or Bayh-Dole Act, including a “nonexclusive, nontransferable, irrevocable, paid-up license” for its own benefit. The Bayh-Dole Act also provides federal agencies with “march-in rights.” March-in rights allow the government, in specified circumstances, to require the contractor or successors in title to the patent to grant a “nonexclusive, partially exclusive, or exclusive license” to a “responsible applicant or applicants.” If the patent owner refuses to do so, the government may grant the license itself.

In addition, the United States government requires that any products embodying the subject invention or produced through the use of the subject invention be manufactured substantially in the United States. The manufacturing preference requirement can be waived if the owner of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. This preference for United States manufacturers may limit our ability to contract with non-United States product manufacturers for products covered by such intellectual property. Any exercise by the government of any of the foregoing rights could harm our competitive position, business, financial condition, results of operations and prospects.

Our use of “open source” software could subject our proprietary software to general release, negatively affect our ability to offer our products and subject us to possible litigation.

We have used “open source” software in connection with the development and deployment of our software products, and we expect to continue to use open source software in the future. Open source software is licensed by its authors or other third parties under open source licenses, which in some instances may subject us to certain unfavorable conditions, including requirements that we offer our products that incorporate the open source software for no cost, that we make publicly available all or part of the source code for any modifications or derivative works we create based upon, incorporating or using the open source software, or that we license such modifications or derivative works under the terms of the particular open source license.

Companies that incorporate open source software into their products have, from time to time, faced claims challenging the use of open source software and compliance with open source license terms. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software or claiming noncompliance with open source licensing terms. While we monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open source agreement, we cannot guarantee that we will be successful, that all open source software is reviewed prior to use in our products, that our developers have not incorporated open source software into our products that we are unaware of or that they will not do so in the future.

Furthermore, there are an increasing number of open source software license types, almost none of which have been interpreted by U.S. or foreign courts, resulting in a dearth of guidance regarding the proper legal interpretation of such licenses. As a result, there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market or provide our products. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face infringement claims or other liability, or be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, if at all, to re-engineer all or a portion of our products, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code. Further, in addition to risks related to license requirements, use of certain open source software carries greater technical and legal risks than does the use of third-party commercial software. For example, open source software is generally provided without any support or warranties or other contractual protections regarding infringement or the quality of the code, including the existence of security vulnerabilities. To the extent that our products depends upon the successful operation of open source software, any undetected errors or defects in open source software that we use could prevent the deployment or impair the functionality of our systems and injure our reputation. In addition, the public availability of such software may make it easier for others to compromise our products. Any of the foregoing risks could materially and adversely affect our business, financial condition and results of operations.

Risks Related to Intellectual Property

Our intellectual property rights are valuable and any inability to protect our proprietary technology and intellectual property rights could substantially harm our business and operating results.

Our future success and competitive position depend in part on our ability to protect our intellectual property and proprietary technologies. To safeguard these rights, we rely on a combination of patent, trademark, copyright and trade secret laws and contractual protections in the United States and other jurisdictions, all of which provide only limited protection and may not now or in the future provide us with a competitive advantage. We maintain a program of identifying technology appropriate for patent protection. Our practice is to require employees and consultants to execute non-disclosure and proprietary rights agreements upon commencement of employment or consulting arrangements. These agreements acknowledge our exclusive ownership of all intellectual property developed by the individuals during their work for us and require that all proprietary information disclosed will remain confidential. Such agreements may not be enforceable in full or in part in all jurisdictions and any breach could have a negative effect on our business and our remedy for such breach may be limited.

It cannot be certain that any patents will issue from any patent applications that we may file, that patents that issue from such applications will give us the protection that we seek or that any such patents will not be challenged, invalidated, or circumvented. Any patents that may issue in the future from our pending or future patent applications may not provide sufficiently broad protection and may not be enforceable in actions against alleged infringers. We cannot be certain that any future trademark registrations will be issued for pending or future applications or that any registered trademarks will be enforceable or provide adequate protection of our proprietary rights. We also license software from third parties for integration into our products, including open source software and other software available on commercially reasonable terms. We cannot be certain that such third parties will maintain such software or continue to make it available. If we are unable to maintain sufficient intellectual property protection for our proprietary technologies or if the scope of the intellectual property protection obtained is not sufficiently broad, our competitors and other third parties could develop and commercialize technologies similar or identical to ours, and our ability to successfully commercialize our technologies may be impaired.

While we take steps to protect our intellectual property, the steps we take may be inadequate to prevent infringement, misappropriation, or other violations of our intellectual property rights. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Any of our patents or other intellectual property rights may be challenged by others or invalidated through administrative process or litigation. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Some license provisions protecting against unauthorized use, copying, transfer and disclosure of our offerings may be unenforceable under the laws of certain jurisdictions and foreign countries. In addition, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate. Changes in the law or adverse court rulings may also negatively affect our ability to prevent others from using our technology. To the extent we expand our international activities, our exposure to unauthorized copying and use of our technology and proprietary information may increase.

We may be required to spend significant resources to monitor and protect our intellectual property rights. From time to time, legal action by us may be necessary to enforce our patents and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the intellectual property rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could negatively affect our business, operating results, and financial condition. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation, could delay further sales or the implementation of our products and offerings, impair the functionality of our products and offerings, delay introductions of new features or enhancements, result in our substituting inferior or more costly technologies into our products and offerings, or injure our reputation.

Assertions by third parties of infringement or other violations by us of their intellectual property rights, whether or not correct, could result in significant costs and harm our business and operating results.

Third parties may in the future assert claims of infringement, misappropriation or other violations of intellectual property rights against us. They may also assert such claims against our customers or distribution partners, whom we typically indemnify against claims that our products infringe, misappropriate, or otherwise violate the intellectual property rights of third parties. If we do infringe a third party’s rights and are unable to provide a sufficient workaround, we may need to negotiate with holders of those rights to obtain a license to those rights or otherwise settle any infringement claim as a party that makes a claim of infringement against us may obtain an injunction preventing us from shipping products containing the allegedly infringing technology. As the number of products and competitors in our market increase and overlaps occur, claims of infringement, misappropriation and other violations of intellectual property rights may increase. Any claim of infringement, misappropriation or other violation of intellectual property rights by a third party, even those without merit, could cause us to incur substantial costs defending against the claim and could distract our management from our business.

Future assertions of patent rights by third parties, and any resulting litigation, may involve patent holding companies or other adverse patent owners who have no relevant product revenues and against whom our own patents may therefore provide little or no deterrence or protection. There can be no assurance that we will not be found to infringe or otherwise violate any third-party intellectual property rights or to have done so in the past.

An adverse outcome of a dispute may require us to:

●	pay substantial damages, including treble damages, if we are found to have willfully infringed a third party’s patents or copyrights
●	make substantial payments for legal fees, settlement payments or other costs or damages;
●	cease selling, making, licensing or using products that are alleged to infringe or misappropriate the intellectual property of others;
●	expend additional development resources to attempt to redesign our products or otherwise develop non-infringing technology, which may not be successful;
●	enter into potentially unfavorable royalty or license agreements to obtain the right to use necessary technologies or intellectual property rights;
●	take legal action or initiate administrative proceedings to challenge the validity and scope of the third-party rights or to defend against any allegations of infringement; and
●	indemnify our partners and other third parties.

In addition, royalty or licensing agreements, if required or desirable, may be unavailable on terms acceptable to us, or at all, and may require significant royalty payments and other expenditures. Some licenses may also be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. Any of the foregoing events could seriously harm our business, financial condition, and results of operations.

Even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results. Moreover, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Common Stock. We expect that the occurrence of infringement claims is likely to grow as the market for our products and solutions grows. Accordingly, our exposure to damages resulting from infringement claims could increase and this could further exhaust our financial and management resources.

Confidentiality arrangements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

We have devoted substantial resources to the development of our technology, business operations and business plans. In order to protect our trade secrets and proprietary information, we rely in significant part on confidentiality arrangements with our employees, licensees, independent contractors, advisors, suppliers, distribution partners, and customers. However, we cannot guarantee that we have entered into such agreements with each party that may have or has had access to our trade secrets or proprietary technology and processes. Further, despite these efforts, these arrangements may not be effective to prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Unauthorized parties may also attempt to copy or reverse engineer certain aspects of our technologies that we consider proprietary. In addition, if others independently develop equivalent knowledge, methods, and know-how, we would not be able to assert trade secret rights against such parties. Monitoring unauthorized uses and disclosures is difficult, and we do not know whether the steps we have taken to protect our proprietary information will be effective.

Moreover, policing unauthorized use of our technologies, trade secrets and intellectual property and enforcing a claim that a party illegally disclosed or misappropriated a trade secret are difficult, expensive, time-consuming, and the outcome is unpredictable. In addition, effective trade secret protection may not be available in every country in which our products are available or where we have employees or independent contractors as some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third party, our competitive position would be materially and adversely harmed. The loss of trade secret protection could make it easier for third parties to compete with our products by copying functionality. In addition, any changes in, or unexpected interpretations of, the trade secret and employment laws in any country in which we operate may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Risks Related to Management and Employees

We are dependent on the continued services and performance of our senior management and other employees.

Our future performance depends on the continued services and contributions of our senior management, particularly Dolan Falconer, our Chief Executive Officer, and other employees to execute on our business plan and to identify and pursue new opportunities and product innovations. Currently, we do not maintain insurance for any of our executive officers or employees. From time to time, there may be changes in our senior management team resulting from the termination or departure of our executive officers and employees. Our senior management and employees are generally employed on an at-will basis, which means that they could terminate their employment with us at any time. The loss of the services of our senior management, particularly Mr. Falconer, or other employees for any reason could significantly delay or prevent our development or the achievement of our strategic objectives and harm our business, financial condition, and results of operations.

Our management has limited experience as executive officers of a public company.

Our executive officers have limited experience in the executive management of a publicly traded company, including in the areas of regulatory reporting oversight and investor and public relations. Further, we are looking for but do not currently have a general counsel.

Our executive management team may not successfully or effectively manage our transition to a public company that is subject to significant regulatory oversight and reporting obligations under federal securities laws, as well as additional responsibilities regarding investor and public relations as management of a public company. Their limited experience in dealing with the increasingly complex laws and external relations pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time will be devoted to these activities which will result in less time being devoted to the management and growth of our business. In addition, we may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of publicly traded companies in the United States. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards and disclosure required of a publicly traded company in the United States may require costs greater than expected. We expect that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

We are dependent on our ability to successfully hire, train, manage and retain qualified personnel, especially those in sales and marketing and research and development.

Our ability to successfully pursue our growth strategy will also depend on our ability to attract, motivate and retain our personnel. We face escalating compensation demands from new and prospective employees, as well as intense competition for these employees from numerous other companies, and we cannot ensure that we will be able to attract, motivate and/or retain additional qualified employees in the future. If we are unable to attract new employees and retain our current employees, we may not be able to adequately develop and maintain new products, or market our existing products at the same levels as our competitors and it may, therefore, lose customers and market share. our failure to attract and retain personnel, especially those in sales and marketing, research and development and engineering positions, could have an adverse effect on our ability to execute our business objectives and, as a result, our ability to compete could decrease, our operating results could suffer and our revenue could decrease. Even if we are able to identify and recruit a sufficient number of new hires, these new hires will require significant training before they achieve full productivity and they may not become productive as quickly as we would like, or at all.

If we do not effectively hire, train, and retain qualified sales and marketing personnel, we may be unable to acquire new customers or sell additional products to successfully pursue our growth strategy.

We will depend significantly on our sales force to attract customers. As a result, our ability to grow our revenue will depend in part on our success in recruiting, training, and retaining sufficient numbers of sales personnel to support our growth, particularly in the United States and, to a more limited extent, internationally. We expect to expand our sales and marketing personnel and will face a number of challenges in achieving our hiring and integration goals. There is intense competition for individuals with sales training and experience. In addition, the training and integration of a large number of sales and marketing personnel in a short time requires the allocation of significant internal resources. We will invest significant time and resources in training new sales force personnel to understand our products and our growth strategy. Our failure to hire a sufficient number of qualified sales force members and train them to operate at target performance levels may materially and adversely impact our growth strategy.

Risks Related to Regulation and Litigation

Our business and operations expose us to numerous legal and regulatory requirements, and any violation of these requirements could harm our business.

We are subject to numerous state, federal and international laws and directives and regulations that involve matters central to our business, including data privacy and security, employment and labor relations, immigration, taxation, anti-corruption, anti-bribery, import-export controls, trade restrictions, internal and disclosure control obligations, securities regulation and anti-competition. Compliance with legal requirements is costly, time-consuming and requires significant resources. We operate in a highly regulated market which may expose us to increased compliance risk. Violations of one or more of these legal requirements in the conduct of our business could result in significant fines and other damages, criminal sanctions against us or our officers, prohibitions on doing business and damage to our reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, fines and criminal prosecution, unfavorable publicity and other reputational damage, restrictions on our ability to compete for certain work and allegations by our customers that we have not performed our contractual obligations.

We are subject to governmental export and import controls and laws that could subject us to liability if we are not in compliance with such laws.

Our security scanner systems are subject to export control, import and economic sanctions laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Exports of our security scanner systems must be made in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on us and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers.

In addition, changes to our security scanner systems, or changes in applicable export control, import or economic sanctions laws and regulations, may create delays in the introduction and sale of our products or, in some cases, prevent the export or import of our products to certain countries, governments, or persons altogether. Any change in export, import, or economic sanctions laws and regulations, shift in the enforcement or scope of existing laws and regulations or change in the countries, governments, persons or technologies targeted by such laws and regulations could also result in decreased use of our products, as well decreasing our ability to export or market our products to potential customers. Any decreased use of our products or limitation on our ability to export or market our products could adversely affect our business, prospects, results of operations and financial condition.

Our business is subject to complex and evolving laws and regulations regarding data privacy and security which could subject us to investigations, claims or monetary penalties against us, require us to change our business practices or otherwise adversely affect our revenues and profitability.

We are subject to a variety of laws and regulations in the U.S., at the federal, state and local levels and abroad relating to data privacy and security. These laws and regulations are complex, constantly evolving, and may be subject to significant change in the future. In addition, the application, interpretation and enforcement of these laws and regulations are often uncertain, particularly in new and rapidly evolving areas of technology, and may differ in material respects among jurisdictions, interpreted and applied inconsistently among jurisdictions or in a manner that is inconsistent with our current policies and practices, all of which can make compliance challenging and costly, and expose us to related risks and liabilities.

The overarching complexity of data privacy and security laws and regulations around the world poses a compliance challenge that could manifest in costs, damages or liability in other forms as a result of failure to implement proper programmatic controls, failure to adhere to those controls, or the breach of applicable data privacy and security requirements by us, our employees, our business partners (including our service providers, suppliers or subcontractors) or our customers. We also expect that there will continue to be new proposed laws, regulations and industry standards concerning data privacy and security, and we cannot yet determine the impact such future laws, regulations and standards, or amendments to or re-interpretations of existing laws, regulations or standards, may have on our business. Any failure or perceived failure by us, our service providers, suppliers, subcontractors or other business partners to comply with applicable laws, regulations, our public privacy policies and other public statements about data privacy and security and other obligations in these areas could result in regulatory or government actions lawsuits against us (including civil claims, such as representative actions and other class action-type litigation), legal liability, monetary penalties, fines, sanctions, damages and other costs, orders to cease or change our processing of data, changes to our business practices, diversion of internal resources, and harm to our reputation, all of which could adversely affect our business, financial condition and results of operations. We may also incur substantial expenses in implementing and maintaining compliance with such laws, regulations and other obligations.

We may in the future be subject to legal proceedings, regulatory disputes and governmental inquiries that could cause us to incur significant expenses, divert management’s attention, and materially harm our business, results of operations, cash flows and financial condition.

From time to time, we may be subject to claims, lawsuits, government investigations and other proceedings involving product liability, consumer protection, competition and antitrust, intellectual property, privacy, securities, tax, labor and employment, health and safety, environmental claims, commercial disputes and other matters that could adversely affect our business, results of operations, cash flows and financial condition.

Litigation and regulatory proceedings may be protracted and expensive, and the results are difficult to predict. Additionally, our litigation costs could be significant, even if we achieve favorable outcomes. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify, make temporarily unavailable or stop manufacturing or selling our security scanner systems in some or all markets, all of which could negatively affect our sales and revenue growth and adversely affect our business, prospects, results of operations, cash flows and financial condition.

Risks Related to Indebtedness and Other Liabilities

We have a substantial accrued payroll tax liability of approximately $5.9 million as of March 31, 2025. There is no guarantee we can resolve this liability to the satisfaction of the IRS.

As of March 31, 2025, approximately $5.9 million of employee and employer payroll taxes and associated interest and penalties have been accrued but not remitted to the IRS by us. These accruals are for payroll from the first quarter of 2017 until and including the second quarter of 2023. We have commenced payment of payroll taxes for current periods. In order to mitigate the risks or consequences of this liability, we have proactively approached the IRS and are actively discussing a settlement with them. However, there can be no assurance that that the IRS will agree to the terms of a settlement and not instead demand immediate payment of the amounts due. Even if a settlement offer is accepted, the terms of any settlement may require substantial upfront payments, which we may have not sufficient funds available for. Our obligation to pay past due payroll taxes, interest and penalties may prevent us from executing on our business plan. In addition, willful failure to comply with statutory obligations to collect, account for and pay over taxes imposed on employees is a federal criminal offense. There can be no assurance that the Department of Justice will not commence criminal charges against us and our management for failure to remit payroll taxes to the IRS. We are subject to a federal tax lien from the IRS for the aforementioned tax years.

We face risks related to our indebtedness.

As of March 31, 2025, we had total outstanding liabilities of $61.2 million, which consisted primarily of short-term indebtedness. We had no working capital. Much of our indebtedness was originally long-term, but is in default and therefore is classified as short term. Our leverage (including additional indebtedness that we might incur in the future) could have significant consequences to us, including:

●	The majority of our indebtedness is secured by the Company’s assets and is in default and as such our creditors could execute against the Company’s assets which would prevent us from doing business;
●	exposing us to the risk of increased interest rates as our borrowings under our current debt instruments are at (and any borrowings in the future might be at) variable rates;
●	making it more difficult for us to make payments on our debt;
●	limiting our ability to pay future dividends;
●	increasing our vulnerability to downturns in our business, the security screening industry or the general economy and limiting our flexibility in planning for, or reacting to, changes in our business;
●	requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our debt, thereby reducing our ability to use our cash flow to fund our operations, capital expenditures, and future business opportunities;
●	restricting us from making strategic acquisitions;
●	requiring us to comply with financial and operational covenants as well as liquidity and leverage covenants, restricting us, among other things, from placing liens on our assets, making investments, incurring debt, making payments to our equity or debt holders and engaging in transactions with affiliates;
●	limiting our ability to obtain additional debt or equity financing for working capital, capital expenditures, business development, product development, debt service requirements, acquisitions, and general corporate or other purposes;
●	preventing us from taking advantage of business opportunities as they arise or successfully carrying out our business plans; and
●	placing us at a competitive disadvantage compared to our competitors who may be less leveraged.

Consequences of the indebtedness that we have borrowed (and any indebtedness that we might borrow in the future) may require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our debt, thereby reducing our ability to use our cash flow to fund operations, capital expenditures, and future business opportunities. If we cannot generate sufficient cash flow from operations to service our debt, we may need to refinance our debt, dispose of assets or issue equity to obtain necessary funds. We do not know whether we would be able to take any of these actions on a timely basis, on terms satisfactory to us, or at all. Further, our ability to issue additional debt could be adversely affected by other factors, including market conditions. Our failure to comply with financial covenants or other restrictions contained in the agreements governing our indebtedness could result in an event of default under such indebtedness, which could adversely affect our ability to respond to changes in our business and manage our operations and could further exacerbate the risks to our financial condition described above. Upon the occurrence of an event of default under any of the agreements governing our indebtedness, the lenders could elect to declare all amounts outstanding to be due and payable and exercise other remedies as set forth in the agreements. If any of our indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay this indebtedness in full, which could have a material adverse effect on our ability to continue to operate as a going concern.

All of our indebtedness is secured and we have pledged all of our current and future assets to each of our creditors, which includes the intellectual property that we have licensed and cannot operate our business without. One of these creditors (Catalytic Holdings I, LLC) has an unsatisfied judgment against the Company, as described below.

If any of our creditors execute against the assets of the Company that have been pledged as collateral, this could prevent the Company from continuing in business.

Our financing agreements with Seaport will impose operating and financial restrictions on us and our subsidiaries, which may prevent us from capitalizing on business opportunities or otherwise negatively impact our business.

Seaport and the Company have entered into, and may enter into additional, material financing arrangements to support the Company’s operations and growth. These arrangements include the exchange of existing indebtedness for new senior secured term loans issued by ScanTech AI, which will mature over varying terms and bear fixed interest rates. The aggregate amount of such indebtedness, including any additional advances and other permitted obligations, will be subject to a cap mutually agreed upon by the parties. In connection with this financing, Seaport and Steele also entered into an intercreditor agreement that governs their respective rights and obligations as senior lenders to ScanTech AI, including provisions related to payment priorities, enforcement rights, and other intercreditor matters. These agreements are expected to remain in effect over the term of the financing.

The above-mentioned agreements with Seaport will impose operating and financial restrictions on us. These restrictions will limit our ability to, among other things, incur additional indebtedness, create additional liens on our assets, make certain investments and dispose of assets, subject, in each case, to various exceptions and conditions to be described in the agreements with Seaport. The negative covenants will also restrict the ability of ScanTech to make certain restricted payments, including the payment of dividends and the repurchase of Common Stock.

As a result of these restrictions, each of which will be subject to certain exceptions and qualifications, we may be limited as to how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. We cannot assure you that we will be able to maintain compliance with these covenants or that, if we fail to do so, that we will be able to obtain waivers from Seaport and/or amend the covenants.

ScanTech AI’s failure to comply with these restrictive covenants could result in an event of default, which, if not cured or waived, could result in the acceleration of the payment of all of our indebtedness to Seaport and the exercise by Seaport of certain rights to be set forth in the agreements with Seaport. This could have an adverse effect on ScanTech AI’s ability to operate its business, as well as ScanTech AI’s results of operations and financial condition.

We have an outstanding judgment against us, which could result in us losing certain of our assets.

Catalytic Holdings I, LLC has an unsatisfied judgment of $1,563,796 (plus 12% interest per annum, accruing from October 6, 2020). This judgment was issued in September 2023 in connection with a judgment issued against the Company related to unpaid indebtedness. Such unsatisfied judgment could materially and adversely affect our business, financial condition and results of operations.

If we fail to comply with the rules of the Nasdaq Stock Market for continued listing or other requirements, our shares may be delisted.

Our Common Stock is listed on the Nasdaq Stock Market (“Nasdaq”) under the symbol “STAI.” If we fail to comply with Nasdaq’s rules for continued listing, Nasdaq may take steps to delist our Common Stock.

On May 27, 2025, the Company received a deficiency letter from Nasdaq (the “MVLS Notice”), notifying the Company that, based on the market value of listed securities for the previous 30 consecutive business days, the listing of the Company’s Common Stock was not in compliance with Nasdaq Listing Rule 5450(b)(2)(A) to maintain a minimum market value of listed securities of at least $50 million (the “MVLS Requirement”). In accordance with Nasdaq rules, the Company has a period of 180 calendar days (or until November 24, 2025) to regain compliance with the MVLS Requirement. To regain compliance during this 180-day compliance period, the minimum market value of listed securities must close at $50 million or more for a minimum of 10 consecutive business days. The MVLS Notice has no immediate effect on the listing of the Company’s Common Stock on The Nasdaq Global Market.

On July 10, 2025, ScanTech AI Systems Inc. (the “Company”) received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that the Company is not in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1) (the “Bid Price Requirement”) for continued listing on The Nasdaq Global Market. The Nasdaq Listing Rules require listed securities to maintain a minimum bid price of $1.00 per share, and, based upon the closing bid price of the Company’s common stock for the 30 consecutive business days for the period of May 23, 2025 to July 8, 2025, the Company no longer meets this requirement. The Notice has no immediate effect on the listing of the Company’s common stock on The Nasdaq Global Market. The Notice indicated that the Company will be provided 180 calendar days, or until January 6, 2026, in which to regain compliance. If at any time during this 180 calendar day period the closing bid price of the Company’s common stock is at least $1.00 per share for a minimum of ten consecutive business days, the Nasdaq staff (the “Staff”) stated that it will provide the Company with a written confirmation of compliance and the matter will be closed. However, under Nasdaq Listing Rule 5810(c)(3)(A), the Staff may exercise its discretion to extend this ten day period as discussed in Rule 5810(c)(3)(H).

On July 30, 2025, ScanTech AI Systems Inc. (the “Company”) received a deficiency letter (the “MVPHS Notice”) from Nasdaq Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, based upon Nasdaq’s review of the Company’s market value of publicly held shares (“MVPHS”) for previous 30 consecutive business days ended July 28, 2025, the Company is not in compliance with Nasdaq Listing Rule 5450(b)(2)(C) to maintain a MVPHS of at least $15 million (the “MVPHS Requirement”).

In accordance with Nasdaq rules, the Company has a period of 180 calendar days (or until January 26, 2026) to regain compliance with the MVPHS Requirement. To regain compliance during this 180-day compliance period, the minimum MVPHS must close at $15 million or more for a minimum of 10 consecutive business days. The MVPHS Notice has no immediate effect on the listing of the Company’s common stock on The Nasdaq Global Market.

In the event that the Company does not regain compliance with the MVLS Requirement prior to the expiration of the 180-day compliance period, the Company will receive written notification from Nasdaq that the Company’s securities are subject to delisting. Alternatively, the Company may transfer the listing of its securities to The Nasdaq Capital Market, provided the Company will only be able to transfer the listing to The Nasdaq Capital Market if the Company then meets the continued listing requirements on The Nasdaq Capital Market.

If we fail to regain compliance with the MVLS Requirement, the Bid Price Requirement, the MVPHS Requirement, or for any other reason, Nasdaq delists our Common Stock from trading on its exchange and we are unable to obtain listing on another national securities exchange or take action to restore our compliance with the Nasdaq continued listing requirements, a reduction in some or all of the following may occur, each of which could have a material adverse effect on our stockholders:

●	the liquidity of our Common Stock;
●	the market price of our Common Stock;
●	we will become a “penny stock”, which will make trading of our Common Stock much more difficult;
●	our ability to obtain financing for the continuation of our operations;

●	the number of institutional and general investors that will consider investing in our Common Stock;
●	the number of investors in general that will consider investing in our Common Stock;
●	the number of market makers in our Common Stock;
●	the availability of information concerning the trading prices and volume of our Common Stock; and
●	the number of broker-dealers willing to execute trades in shares of our Common Stock.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of ScanTech AI’ securities, may decline.

If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price ScanTech AI’s securities could fluctuate and contribute to the loss of all or part of your investment. If an active market for ScanTech AI’s securities develops and continues, the trading price of ScanTech AI’s securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond ScanTech AI’s control. Any of the factors listed below could have a material adverse effect on your investment in ScanTech AI’s securities and ScanTech AI’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of ScanTech AI’s securities may not recover and may experience a further decline.

Factors affecting the trading price of ScanTech AI’s securities may include:

●	actual or anticipated fluctuations in ScanTech AI’s quarterly financial results or the quarterly financial results of companies perceived to be similar to it;
●	changes in the market’s expectations about ScanTech AI’s operating results;
●	success of competitors;
●	ScanTech AI’s operating results failing to meet the expectation of securities analysts or investors in a particular period;
●	changes in financial estimates and recommendations by securities analysts concerning ScanTech AI or the industry in which ScanTech operates;
●	operating and share price performance of other companies that investors deem comparable to ScanTech AI;
●	ScanTech AI’s ability to market new and enhanced products and technologies on a timely basis;
●	changes in laws and regulations affecting ScanTech AI’s business;
●	ScanTech AI’s ability to meet compliance requirements;
●	commencement of, or involvement in, litigation involving ScanTech AI;
●	changes in ScanTech AI’s capital structure, such as future issuances of securities or the incurrence of additional debt;
●	the volume of our Common Stock available for public sale;
●	any major change in ScanTech AI’s Board or management;
●	sales of substantial amounts of our Common Stock by ScanTech AI’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of ScanTech AI’s securities irrespective of ScanTech AI’s operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of ScanTech AI’s securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to ScanTech AI could depress ScanTech AI’s share price regardless of ScanTech AI’s business, prospects, financial conditions or results of operations. A decline in the market price of ScanTech AI’s securities also could adversely affect ScanTech AI’ ability to issue additional securities and ScanTech AI’s ability to obtain additional financing in the future.

ScanTech AI is dependent upon our executive officers and directors and their departure could adversely affect our ability to operate.

Our operations are dependent upon a relatively small group of individuals. We believe that our success depends on the continued service of our executive officers and directors. In addition, our executive officers and directors are not required to commit any specified amount of time to our affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including identifying potential business combinations and monitoring the related due diligence. The unexpected loss of the services of one or more of our directors or executive officers could have a detrimental effect on us.

Our Amended and Restated Certificate of Incorporation (as amended, the “Charter”) designated the Court of Chancery of the State of Delaware and the federal district courts of the United States of America as the exclusive forums for certain disputes between the post-combination company and its stockholders, which will restrict such stockholders’ ability to choose the judicial forum for disputes with ScanTech AI or its directors, officers, or employees.

Our Charter provides that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of ScanTech AI; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of ScanTech AI’s current or former directors, officers, or other employees to ScanTech AI or its stockholders; (iii) any action or proceeding asserting a claim against ScanTech AI or any of its current or former directors, officers or other employees arising out of or pursuant to any provision of the DGCL, the Amended Charter or the bylaws; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Amended Charter or the bylaws (including any right, obligation, or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action or proceeding asserting a claim against ScanTech AI or any of its current or former directors, officers, or other employees that is governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, or the Securities Act. In addition, to prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Amended Charter provides that, unless ScanTech AI consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. However, as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such provision. The Amended Charter further provides that any person or entity holding, owning or otherwise acquiring any interest in any of ScanTech AI’s securities shall be deemed to have notice of and consented to these provisions.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with ScanTech AI or its directors, officers, or other employees. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring such a claim arising under the Securities Act against the post- combination company, its directors, officers, or other employees in a venue other than in the federal district courts of the United States of America. In such instance, ScanTech AI would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Amended Charter. This may require significant additional costs associated with resolving such action in other jurisdictions and ScanTech AI cannot assure you that the provisions will be enforced by a court in those other jurisdictions. If a court were to find either exclusive-forum provision in the Amended Charter to be inapplicable or unenforceable in an action, ScanTech AI may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could harm ScanTech AI’s business.

Actions of stockholders could cause ScanTech AI to incur substantial costs, divert management’s attention and resources and have an adverse effect on its business.

ScanTech AI may, from time to time, be subject to proposals and other requests from stockholders urging ScanTech AI to take certain corporate actions, including proposals seeking to influence its corporate policies or effect a change in its management. In the event of such stockholder proposals, particularly with respect to matters which ScanTech AI management and board of directors, in exercising their fiduciary duties, disagree with or have determined not to pursue, ScanTech AI’s business could be adversely affected because responding to actions and requests of stockholders can be costly and time-consuming, disrupting its operations and diverting the attention of management and its employees. Additionally, perceived uncertainties as to ScanTech AI’s future direction may result in the loss of potential business opportunities and may make it more difficult to attract and retain qualified personnel, business partners and end customers.

A market for ScanTech AI’s securities may not develop, which would adversely affect the liquidity and price of ScanTech AI’s securities.

Following the Business Combination, the price of ScanTech AI’s securities may fluctuate significantly due to the market’s reaction to the Business Combination, including a significant number of redemptions by Mars’ Public Shareholders, and general market and economic conditions. An active trading market for ScanTech AI’s securities following the Business Combination may never develop or, if developed, may not be sustained. In addition, the price of ScanTech AI’s securities after the Business Combination could vary due to general economic conditions and forecasts, its general business condition and the release of its financial reports. You may be unable to sell your securities unless a market can be established or sustained.

ScanTech AI issuance of additional capital stock in connection with financings, acquisitions, investments, stock incentive plans or otherwise will dilute all other stockholders.

ScanTech expects to issue additional capital stock in the future that will result in dilution to all other stockholders. ScanTech expects to grant equity awards to employees, directors, and consultants under its stock incentive plans. ScanTech expects to raise capital through equity financings in the future. As part of its business strategy, ScanTech may acquire or make investments in complementary companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of ScanTech Common Stock to decline.

Risks Related to our Common Stock

There will be a substantial number of our Common Stock available for sale in the future that may adversely affect the market price of our Common Stock.

Sales of a substantial number of our Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of our Common Stock intend to sell our Common Stock, could reduce the market price of our Common Stock.

The price of our Common Stock may be volatile and may decline, resulting in a loss of some or all of your investment.

The trading prices of ScanTech AI’s Common Stock is volatile and could fluctuate due to a variety of factors, including:

●	changes in the industries in which ScanTech AI and its end customers operate;
●	developments involving post-combination company’s competitors;
●	developments involving ScanTech AI’s suppliers;

●	actual or anticipated fluctuations in ScanTech AI’s results of operations due to, among other things, changes in end customer demand, product life cycles, pricing, ordering patterns, and unforeseen operating costs;
●	changes in laws and regulations affecting its business, including export control laws;
●	variations in its operating performance and the performance of its competitors in general;
●	actual or anticipated fluctuations in ScanTech AI’s quarterly or annual operating results;
●	publication of research reports by securities analysts about ScanTech AI or its competitors or its industry or failure of securities analysts to initiate or maintain coverage of the post- combination company, changes in financial estimates or ratings by any securities analysts who follow ScanTech AI, or failure to meet these estimates or the expectations of investors;
●	the public’s reaction to ScanTech AI’s press releases, its other public announcements and its filings with the SEC;
●	additions and departures of executive officers or key personnel;
●	commencement of litigation involving ScanTech AI;
●	changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;
●	announcements by significant end customers of changes to their product offerings, business plans, or strategies;
●	announcements by ScanTech AI or its competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;
●	the volume of shares of ScanTech AI’s Common Stock available for public sale; and
●	general economic and political conditions, such as the effects of epidemics, pandemics, recessions, inflation, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism or responses to these events.

These market and industry factors may materially reduce the market price of our Common Stock regardless of the operating performance of ScanTech AI.

ScanTech AI does not intend to pay cash dividends for the foreseeable future.

We currently intend to retain future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of ScanTech AI and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

Future resales of Common Stock may cause the market price of ScanTech AI’s securities to drop significantly, even if ScanTech AI’s business is doing well.

Sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales might occur, could depress the market price of our securities and could impair our ability to raise capital through the sale of equity securities. We have filed, and may in the future file, registration statements covering shares of Common Stock for resale by existing stockholders. These shares may be freely sold in the public market upon effectiveness of the registration statement, subject to any applicable lock-up or other restrictions.

In addition, we may issue additional shares of Common Stock or other securities convertible into or exercisable for Common Stock from time to time in connection with financings, acquisitions, strategic transactions, equity incentive plans, or otherwise. Any such issuances, or the perception that they may occur, could also result in significant dilution to our existing stockholders and further pressure the trading price of our Common Stock. Even if our business performs well, the market price of our securities could decline due to resales or expected resales of our Common Stock, including by significant stockholders, underwriters, or other holders, which may negatively affect investor sentiment and lead to increased volatility in the trading price of our securities.

ScanTech AI may issue additional Common Stock or other equity securities, which would dilute your ownership interests and may depress the market price of our Common Stock.

ScanTech AI may issue additional common stock or other equity securities of equal or senior rank in the future in connection with, among other things, financings, future acquisitions, repayment of outstanding indebtedness, employee benefit plans and exercises of outstanding options, warrants and other SIBS Convertible Securities, in a number of circumstances.

ScanTech AI’s issuance of additional common stock or other equity securities of equal or senior rank would have the following effects:

●	Public Stockholders’ proportionate ownership interest in ScanTech AI will decrease;
●	the amount of cash available per share, including for payment of dividends (if any) in the future, may decrease;
●	the relative voting strength of each previously outstanding Public Share may be diminished; and
●	the market price of our Common Stock may decline.

There may not be an active trading market for our Common Stock, which would adversely affect the liquidity and price of our securities and make it difficult for you to sell our Common Stock.

Prior to the consummation of the Business Combination, there has not been a public trading market for ScanTech Securities. It is possible that an active trading market will not develop or continue or, if developed, that any market will be sustained which would make it difficult for you to sell your our Common Stock at an attractive price or at all.

Because ScanTech AI has no current plans to pay cash dividends on our Common Stock for the foreseeable future, you may not receive any return on investment unless you sell our Common Stock for a price greater than that which you paid for it.

ScanTech AI may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of ScanTech AI’ board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that ScanTech AI’ board of directors may deem relevant. In addition, ScanTech AI’ ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our Common Stock unless you sell our Common Stock for a price greater than that which you paid for it.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about ScanTech AI, its business, or its market, or if they change their recommendations regarding ScanTech AI’s securities adversely, the price and trading volume of our Common Stock could decline.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts may publish about ScanTech AI, its business, market or competitors. As a smaller company, it may be difficult for us to attract or retain the interest of equity research analysts. Securities and industry analysts do not currently, and may never, publish research on ScanTech AI. If no securities or industry analysts commence coverage of ScanTech AI, our Common Stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover ScanTech AI change their recommendation regarding our Common Stock adversely, or provide more favorable relative recommendations about ScanTech AI’ competitors, the price of our Common Stock would likely decline. If any analyst who may cover ScanTech AI were to cease coverage of ScanTech AI or fail to regularly publish reports on it, ScanTech AI could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

The issuance of additional capital stock in connection with financings, acquisitions, investments, our stock incentive plans or otherwise by ScanTech AI could dilute the ownership and voting power of post-combination company stockholders.

The Amended Charter authorizes ScanTech AI to issue up to 500,000,000 shares of Common Stock and 10,000,000 shares of preferred stock with such rights and preferences as may be determined by ScanTech AI board. The Amended Charter authorizes

ScanTech AI to issue shares of Common Stock or other securities convertible into or exercisable or exchangeable for shares of Common Stock from time to time, for the consideration and on the terms and conditions established by ScanTech AI board in its sole discretion, whether in connection with a financing, an acquisition, an investment, stock incentive plans or otherwise. Such additional shares of Common Stock or such other securities may be issued at a discount to the market price of Common Stock at the time of issuance. ScanTech AI’s preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of Common Stock. As discussed below, the potential issuance of preferred stock may delay or prevent a change in control of us, discourage bids for Common Stock at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of Common Stock. Any issuance of such securities could result in substantial dilution to ScanTech AI’s then existing stockholders and cause the market price of shares of Common Stock to decline.

Our business and stock price may suffer as a result of our lack of public company operating experience.

Prior to the completion of the Business Combination, ScanTech was a privately-held company. Our lack of public company operating experience may make it difficult to forecast and evaluate our future prospects. If we are unable to execute our business strategy, either as a result of our inability to manage effectively our business in a public company environment or for any other reason, our business, prospects, financial condition and operating results may be harmed.

As a publicly traded company, we will incur significant legal, accounting, and other expenses under the Exchange Act, the Sarbanes-Oxley Act, and other applicable securities rules and regulations. In addition, new and changing laws, regulations, and standards relating to corporate governance and public disclosure, including the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act, the JOBS Act, and the rules and regulations of the SEC and national securities exchanges have created uncertainty for public companies and increased the costs and the time that our board of directors and management must devote to complying with these rules and regulations. We expect these rules and regulations to increase our legal and financial compliance costs and will divert management time and attention from revenue generating activities.

Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our business strategy, which could prevent us from improving our business, results of operations, and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures we take may not be sufficient to satisfy our obligations as a publicly traded company.

If ScanTech AI fails to maintain an effective system of disclosure controls and internal control over financial reporting, the price of our Common Stock may be adversely affected, and our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the applicable listing standards for the Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources.

Specifically, we concluded that during the years ended December 31, 2024, and 2023, and for the period ended March 31, 2025, our disclosure controls and procedures were not effective due to the following material weakness identified: (1) a material weakness in our internal controls over financial reporting related to valuation of matters associated with accounting for warrants, derivatives and unit-based compensation awards, particularly our process for developing the estimates, our application of the appropriate methodologies utilized, and our evaluation of the completeness and accuracy of the underlying data utilized in deriving the estimates; (2) a material weakness in the complete identification and accounting interpretation of the complex terms in various contractual arrangements entered into, including those related to debt and equity arrangements, revenue arrangements with our customer, consulting and vendor arrangements for services provided and legal judgments; (3) a material weakness around the lack of appropriate approvals around related party transactions; (4) a material weakness related to the financial reporting close process, including the preparation and review of technical accounting interpretations and the recording of such balances, account reconciliations including inventory, and journal entries, and; 5) a material weakness related to the IT environment including controls over cybersecurity, logical, network, and physical security, data backup and recovery, change management and vendor management, including review of SOC1 Type 2 reports and the consideration of the reports’ recommended end-user control considerations.

We are required to establish and maintain appropriate internal control over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, financial condition or results of operations. In addition, when required, management’s assessment of internal control over financial reporting may identify weaknesses and conditions that need to be addressed in our internal control over financial reporting, or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, or disclosure of management’s assessment of our internal control over financial reporting, may have an adverse impact on the price of our Common Stock.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. If, in the future, any of these new or improved controls do not perform as expected, a potential material weaknesses of ScanTech may not be remediated or new material weaknesses may not be identified.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of shares of our Common Stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require an annual assessment of internal control over financial reporting, and for certain issuers, an attestation of this assessment by the issuer’s independent registered public accounting firm. The standards that must be met for management to assess the internal control over financial reporting as effective are evolving and complex, and require significant documentation, testing, and possible remediation to meet the detailed standards. We expect to incur significant expenses and to devote resources to Section 404 compliance on an ongoing basis. It is difficult for us to predict how long it will take or how costly it will be to complete the assessment of the effectiveness of our internal control over financial reporting for each year and to remediate any deficiencies in our internal control over financial reporting. As a result, we may not be able to complete the assessment and remediation process on a timely basis. In addition, although attestation requirements by our independent registered public accounting firm are not presently applicable to us, we could become subject to these requirements in the future, and we may encounter problems or delays in completing the implementation of any resulting changes to internal control over financial reporting. In the event that our Chief Executive Officer or Chief Financial Officer determines that our internal control over financial reporting is not effective as defined under Section 404, we cannot predict how regulators will react or how the market prices of shares of our Common Stock will be affected; however, we believe that there is a risk that investor confidence and share value may be negatively affected.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could cause a decline in the price of our Common Stock.

USE OF PROCEEDS

All of the Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not directly receive any of the proceeds from these sales.

We will bear all costs, expenses and fees in connection with the registration of the Shares offered by the Selling Securityholders pursuant to this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.

MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

The Common Stock is currently listed on The Nasdaq Global Market under the symbol “STAI”. On August 12, 2025, there were approximately 56 holders of record of our Common Stock.

Dividend Policy

We have never declared or paid any dividends on shares of Common Stock. We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any decision to declare and pay dividends in the future will depend on, among other things, the consent of our lender(s), our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Our mission is to develop and deploy security screening systems that protect travelers and other members of the public from criminals, terrorists and other bad actors. We have developed a proprietary fixed-gantry Computed Tomography (“CT”) scanning system that detects explosives, weapons, narcotics and other contraband.

Our initial market focus is domestic and international aviation checkpoints. However, we believe a significant global market opportunity also exists for deploying our scanners in (i) other government facilities such as border crossings, seaports, military bases, embassies, federal buildings, prisons and postal facilities and (ii) the private sector at manufacturing plants, entertainment facilities, power plants, petrochemical facilities, convention centers, schools, sports stadiums and other highly-trafficked public buildings or venues.

Our SENTINEL fixed-gantry scanner has already achieved several third-party certifications, including the TSA’s Tier 2 Explosive Detection Certification. Certification to the TSA’s Accessible Property Screening System 6.2.0 Explosive Detection Standard and to the European Civil Aviation Conference Explosive Detection System for Cabin Baggage Certification are in advanced stages.

We believe that our scanner systems and fixed-gantry CT technology have advantages and improved threat detection capacity as compared to traditional rotating-gantry systems.

Our SENTINEL scanners are designed to be deployed at security checkpoints. They can be quickly installed and easily maintained without major infrastructure modifications to existing checkpoints.

Most CT security scanners on the market are based on rotating-gantry technology, which was first developed in the 1970s for use in medical imaging. Rotating gantry involves a single X-ray tube and detectors opposite this tube. These revolve around the object being scanned, generating images which are reconstructed to produce a three-dimensional image.

SENTINEL Scanner Description

SENTINEL’s fix-gantry CT architecture incorporates four discrete pairs of fixed multi-energy X-ray generators and detector arrays. Each generator/ detector pair is optimally configured to provide non- traditional planar slices significantly expanding the robustness, reliability and repeatability of image data reconstruction and improving the system’s ability to discriminate/interrogate threat materials and hidden objects. The orientation of the generators/detectors yield three discrete slices of the target for interrogation: 1) Perpendicular to the tunnel; 2) 45° angle along the Belt from Entrance to Exit, and; 3) 45° angle backwards along the Belt from Exit to Entrance. The three slices of metadata are used to reconstruct a three- dimensional map of the effective atomic numbers (Zeff) and mass densities of the scanned contents. The projections in this innovative geometry provide three unique planes while the projections of conventional CT systems are essentially in a single plane. Three integrated & interlaced slices through an object versus the typical single plane slice of data in rotating-gantry CT improves spatial recognition, particularly in high clutter situations, as the four X-ray projections are traveling through unique paths for a given area of interest. Coupled with few-view CT reconstruction and advanced threat detection algorithms, SENTINEL’S architecture expands the robustness, reliability and repeatability of the measurement data.

The figure below depicts the SENTINEL’s fixed-gantry projection geometry showing the four X-ray sources tunnel entrance, exit, top and side projections. The red box depicts the traditional 90° planer slice perpendicular to the conveyor. Two additional 45° planar slices (not shown) are also created.

SENTINEL Scanner Installation

First and foremost, the SENTINEL has been designed for easy deployment and installation at domestic and international checkpoints. Following production, assembly and factory acceptance testing, SENTINEL systems, simulators and peripheral equipment are packaged and marked in accordance with TSA packaging and marking requirements for transportation security screening equipment. The system is shipped directly to the customer’s site in one piece along with ingress and egress conveyors, primary and auxiliary viewing stations and peripheral equipment in three simple shipping crates. We assign an installation site lead to coordinate system receipt, rigging unloading, installation and start-up. For installed systems, the installation site lead collects data, performs on-site functional testing, and prepares a commissioning report. For each system installed, the commissioning report will document i) Visual Inspection; ii) Operational/ Functional Test; iii) Image Quality Test; and, iv) Explosive Simulant Detection Test. Because the system is delivered to the site in one piece, the installation, setup, startup and functional test process is typically completed in four to six hours if the checkpoint has been prepared for system setting.

SENTINEL Scanner Maintenance

Modular construction of SENTINEL plays a major role in the system’s serviceability and ensures fast field service to get the machine back online. Furthermore, as system upgrades and enhancements are designed, engineered, tested and approved, respective modules can easily be changed-out in the field. System electrical and control components are mounted on four (4) back-plates that are easy to inspect, basic troubleshoot, and remove & replace if necessary. All modules are individually certified by Underwriter’s Laboratory (UL) in addition to the entire machine being UL certified. The four back-plate modules are located behind the same exterior panel and can easily be accessed by an authorized service technician. If a module is diagnosed with a problem, the entire module is removed by unplugging the wiring harness connectors, unscrewing four nuts, removing the module and simply installing a new module, which takes five to ten minutes to complete. The defective module is then returned to ScanTech for detailed troubleshooting, evaluation and if economical, repair. Likewise, X-ray generators are a modular monoblock design hermetically enclosing the X-ray tube, high-voltage power supply, collimator, and cooling system. The replacement of an X-ray generator takes less than an hour as the monoblock is mounted on a factory laser- aligned mounting frame. The monoblock is removed by unbolting four bolts plus two connectors. Simply remove and replace the unit with a new X-ray monoblock and the system is ready to scan. No alignment of the X-ray monoblock is required because of the pre-aligned precision of the X-ray generator and detector array mounting frames, so an X-ray monoblock change out is simply a ‘pull-plug-scan’ service call. Detector Arrays can also be easily replaced. Each array is a modular unit mounted on a precision mounting bracket or frame. To replace the detector board(s), one must merely remove the access plate(s), unplug the communication & power connectors, remove the array bracket or frame, and repeat the process to reinstall. SENTINEL’s modular design provides a low-cost component upgrade path, reduced system downtime, faster field service and troubleshooting, and lower maintenance costs.

SENTINEL Scanner Operation

In similar fashion to current protocols at aviation checkpoint security stations, ‘carry-on’ baggage and other approved ‘carry-on’ items are loaded onto the SENTINEL’s conveyor and queued for scanning through the system’s tunnel. Once loaded onto the conveyor belt, each item passes through the system’s X-ray inspection tunnel, and within a matter of seconds, reappears at the opposite end. Instead of a rotating gantry, SENTINEL’s four fixed independent and synchronized X-ray sources project X-ray images of scanned items onto the system’s four independent arrays of detectors where various signatures associated with the materials the X-rays interact with inside of the tunnel are measured or calculated. Advanced and proprietary algorithms provide highly reliable automatic threat detection, not only differentiating between threatening and non-threatening materials, but also specifically identifying the items as benign (such as face cream,) or dangerous (such as explosives), as well as drugs and other hazardous materials. During a scan, four separate high-definition visual images are generated and displayed on the system’s high definition monitor. Operators can access vertical, horizontal and ±45o snapshots of each item being scanned and will also be able to access a 3D reconstructed image of the scanned item. This supplies the operator with the necessary visual tools to identify threats which otherwise would be difficult to distinguish. During the inspection process, the image scrolls in the direction of conveyor travel to simulate the conveyor moving a target through the inspection tunnel. The system provides real time storage of a selectable number of individual scanned items, which are maintained in a historical memory buffer depicted at the bottom of the screen. Touch screen access allows screeners to easily move back and forth between items in the system’s immediate memory. In addition, item scans can easily be saved to permanent storage and subsequently re-loaded and analyzed as if the scan was just made. SENTINEL also has the ability to wirelessly transmit large bits of data in real time to any number of on- and off-site ancillary locations. Systems can be connected to a network in a matrix networked architecture allowing remote system threat reporting and operation, remote management of diagnostics, remote reporting of operator performance, remote handling of the data of interest and even remote and automatic software upgrades. Any supervisor, manager or regulatory agency, and any number of other off-site personnel can look in on any particular system in action as dictated by conduct of operations.

SENTINEL systems are based on the company’s proprietary fixed-gantry CT technology, which employs four fixed X-ray generators and detector arrays to create a three-dimensional visualization of the object being scanned. Each generator/detector array is optimally configured to provide planar projections that significantly expand the robustness, reliability and repeatability of image data and volumetric reconstruction to improve the discrimination and interrogation of threat materials and hidden objects.

While nearly identical in size and overall appearance to traditional rotating-gantry scanners, we believe that SENTINEL has several important advantages, including modular design, improved image quality, increased throughput, operation on simple 120V power and plug and play installation.

Our proprietary operator-friendly SENTINEL software, which includes modules that we refer to as Automatic Threat Identification and Ray Trace Biopsy, enables SENTINEL to automatically identify materials and substances hidden inside a scanned bag or parcel, by measuring X-ray attenuation data and calculating Zeff number and mass densities by volumetric element and then comparing these calculated values to values of known materials. Potential threat materials are then highlighted on the operator’s screen and flagged for further action by a screener. ATI and RTB data can be provided to the operator or alternatively directed to remote auxiliary viewing or centralized monitoring stations.

SENTINEL successfully completed TSA’s Tier 2 Explosive Detection Standard testing in March 2018. Our application for APSS 6.2 certification is in advanced stages, and we currently anticipate receiving APSS 6.2 certification in the first quarter of 2026. We were invited by ECAC to submit SENTINEL for ECAC certification, and we expect to commence EDSCB certification testing and receive certification. We have applied for certification of our SENTINEL CT scanner for placement on TSA’s Air Cargo Screening Technology List as a small bore air cargo visual inspection system for inspecting small parcels and packages, and expect to receive such certification. We are also designing and developing a large bore fixed gantry CT scanner for air cargo screening of break-bulk cargo and larger packages and parcels, and except to receive ACSTL certification of this scanner in 2026.

Recent Items of Note

On July 4, 2025 the president signed into law the One Big Beautiful Bill Act which makes various changes to the tax law. The most significant impacts relate to the deductibility of interest expense, research and experimentation expenses and accelerated deprecation deductions, among others. The full impact of the bill is being analyzed by the Company and could have an impact on income tax expense in future periods.

Components of Results of Operations

We have not been profitable since inception. As of March 31, 2025, our accumulated deficit was $187,165,447 and as of December 31, 2024, our accumulated deficit was $184,478,110. Since inception, we have financed our operations primarily through different forms of debt, primarily promissory notes.

Operating expenses primarily consist of general and administrative costs, including payroll, as well as research and development expenses. As of March 31, 2025, and December 31, 2024, general and administrative expenses represented the largest component of our operating expenses. These costs have increased significantly over the past 12 months, primarily due to expenses associated with capital markets activities related to the Business Combination.

For the three months ended March 31, 2025 and 2024, operating expenses were $5,790,283 and $1,993,690, respectively, an increase of 190% during the period.

	Three Months Ended
	March 31,
	2025	2024
Operating expenses:
General and administrative expenses	$4,763,716	$1,110,229
Research and development expenses	1,018,352	875,342
Depreciation and amortization	8,215	8,119
Total operating expenses	$5,790,283	$1,993,690

Research and Development Expense

Research and development expenses consist primarily of engineering and regulatory activities.

We expense R&D costs as incurred. We recognize expenses for certain development activities, such as software and hardware development and manufacturing, based on an evaluation of the progress to completion of specific tasks using data or other information provided to us by our vendors. Payments for these activities are based on the terms of the individual agreements, which may differ from the pattern of expenses incurred. Nonrefundable advance payments for goods or services to be received in the future for use in R&D activities are recorded as prepaid expenses. These amounts are recognized as an expense as the goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered, or the services rendered. R&D activities account for a significant portion of our operating expenses. We expect our R&D expenses to increase significantly in future periods as we continue to implement our business strategy, which includes advancing our business plan, expanding our R&D efforts, including hiring additional personnel to support our R&D efforts, and seeking regulatory approvals.

General and Administrative Expense

General and administrative expenses consist primarily of personnel-related expenses for our finance, legal, human resources and administrative personnel, as well as the costs of information technology, professional services, insurance, travel, and other administrative expenses. We expect to invest in our corporate organization and incur additional expenses associated with transitioning to, and operating as, a public company, including increased legal, audit, tax and accounting costs, investor relations costs, higher insurance premiums and compliance costs. As a result, we expect that general and administrative expenses will increase in absolute dollars in future periods. General and administrative expenses consist primarily of personnel-related expenses for our finance, legal, human resources and administrative personnel, as well as the costs of information technology, professional services, insurance, travel, and other administrative expenses.

We expect to invest in our corporate organization and incur additional expenses associated with transitioning to, and operating as, a public company, including increased legal, audit, tax and accounting costs, investor relations costs, higher insurance premiums and compliance costs. As a result, we expect that general and administrative expenses will increase in absolute dollars in future periods.

Interest Expense

Interest expense consists of accrued and unpaid interest, including default interest, due on the Company’s outstanding promissory notes. Interest expense consists of accrued and unpaid interest, including default interest, due on the Company’s outstanding promissory notes.

Results of Operations

The results of operations presented below should be reviewed in conjunction with the Company’s financial statements for the three months ended March 31, 2025 and for the year ended December 31, 2024, and other information included elsewhere in this filing.

The following table sets forth our statement of operations for the three months ended March 31, 2025 and 2024, respectively.

For the three months ended March 31, 2025, the Company reported net loss of $2,687,437. The primary driver of net loss during the period was de-SPAC transaction costs and equity recapitalization that occurred upon the closing of the Business Combination.

As of January 2, 2025, nearly all lenders agreed to convert their outstanding principal and accrued interest balances into the Company’s Common Stock, with the exception of Aegus Corporation, Azure SJBT, LAM LHA, Polar loan, Seaport Group SIBS, and Steele loans, which remained outstanding as of March 31, 2025. As a result of these conversions, the Company recognized a net gain from the extinguishment of debt totaling $12,592,052 for the three months ended March 31, 2025. Upon completion of the Business Combination, the Company recorded other expenses totaling $9,665,004, primarily related to de-SPAC transaction costs.

For the three months ended March 31, 2024, the Company reported a net loss of $18,437,453. The loss was primarily driven by a non-cash increase in warrant and derivative liabilities, as well as higher interest expenses, reflecting the impact of increased outstanding debt and fair value adjustments related to warrants and derivative instruments during the period.

	For the Three Months Ended March 31,
	2025	2024
Revenue	$365,471	$—
Cost of Goods Sold	238,592	—
Operating expenses:
General and administrative expenses	4,763,716	1,110,229
Research and development expenses	1,018,352	875,342
Depreciation and amortization	8,215	8,119
Total operating expenses	5,790,283	1,993,690
Loss from operations	(5,663,404)	(1,993,690)
Other income (expense):
Change in fair value of derivative liabilities	(827,445)	(541,639)
Change in fair value of warrant liabilities	223,162	(13,043,192)
Change in earnout liability	(30,000)	—
Transaction costs expensed	(9,665,004)	—
Gain on settlement of forward purchase agreement	1,406,669	—
Other income	—	14,019
Interest expense	(723,467)	(2,872,951)
Gains from extinguishment of debt	12,592,052	—
Total other income (expense):	2,975,967	(16,443,763)
Loss before income taxes	$(2,687,437)	$(18,437,453)
Provision for income taxes	—	—
Net loss	$(2,687,437)	$(18,437,453)

The results of operations presented below should be reviewed in conjunction with ScanTech’s audited financial statements for the years ended December 31, 2024 and 2023, and other information included elsewhere in this filing.

The following table sets forth our statement of operations for the years ended December 31, 2024 and 2023 and the change between the two periods.

For the years ended December 31, 2024 and 2023, our net loss was $(23.0) million and $(35.4) million, respectively. Our net losses during the respective periods all widened primarily resulting from an increase in all of our key operating expense line items. Our general and administrative expenses increased year over year primarily resulting from an increase in expenses related to the business combination, as well as additional costs associated with parts and labor associated with our Visiontec order. Changes in interest expense (increases year over year due to more debt and interest) and fair value changes in our warrant and derivative liabilities also impacted year over year results.

	For the Year Ended December 31,
	2024	2023
Revenue	$542,166	$—
Cost of Goods Sold	448,095	—
Operating expenses:
General and administrative expenses	5,579,218	6,283,770
Research and development expenses	3,400,021	3,238,925
Depreciation and amortization	32,564	36,634
Total operating expenses	9,011,803	9,559,329
Loss from operations	(8,917,732)	(9,559,329)
Other income (expense):
Interest expense	(12,364,656)	(10,251,094)
Change in fair value of derivative liabilities	(7,404,768)	649,244
Change in fair value of warrant liabilities	5,783,073	(16,371,612)
Other income (expense), net	(161,712)	—
Total other income (expense):	(14,148,063)	(25,973,462)
Net loss	$(23,065,795)	$(35,532,791)

General and Administrative Expense

For the three months ended March 31, 2025 and 2024, general and administrative expenses were $4,763,716 and $1,110,229, respectively, representing a year-over-year increase of 329%. This significant increase was primarily driven by higher professional service fees related to the Business Combination and stock-based compensation issued to service providers who supported the completion of the Business Combination.

Several vendors provided critical services in connection with the Business Combination, and the Company agreed to compensate them with shares of Common Stock upon the completion of the Business Combination. On January 2, 2025, the Company issued 150,000 shares to MG Partners, LLC; 200,000 shares to consultant; 1,500,000 shares to 340 Broadway Holdings LLC; and 500,000 shares to Prima Verde LLC. The aggregate fair value of these shares was $5,240,500, which the Company recorded as stock-based compensation expense for the three months ended March 31, 2025. In addition, the Company incurred legal service fees totaling $2,967,707 in connection with the Business Combination, of which $2,119,529 were payable to Ellenoff Grossman & Schole LLP.

During the years ended December 31, 2024 and 2023, general and administrative costs were $5.5 million and $6.2 million, respectively, a year over year decrease of 11% during the period. The decrease during these periods was primarily due to an decrease in expenses attributable to transaction related expenses in the form of professional services related to the business combination as well as expenses related to the Company’s production and delivery of units under its Visiontec order.

Research and Development Expense

For the three months ended March 31, 2025 and 2024, research and development expenses were $1,018,352 and $875,342, respectively, a 16% increase during the period.

The increase in research and development expenses was attributable primarily to a continued and ongoing increase in investment in the Company’s artificial intelligence software and continued investment in its proprietary algorithms with the anticipation of filing additional patents in the future.

During the years ended December 31, 2024 and 2023, research and development expenses were $3.4 million and $3.2 million, respectively, a 5% increase during the period.

The increase in research and development expense was attributable primarily to an continued and ongoing increase in investment in the Company’s artificial intelligence software and continued investment in its proprietary algorithms with the anticipation of filing additional patents in the future.

Depreciation and Amortization

For the three months ended March 31, 2025 and 2024, depreciation and amortization expenses were $8,215 and $8,119, respectively. The change was not material.

Depreciation and amortization was $0.03 million for the years ended December 31, 2024 and 2023, which was not a meaningful change compared to the year ended December 31, 2023.

Interest Expense

For the three months ended March 31, 2025 and 2024, interest expense was $723,467 and $2,872,951, respectively, representing a decrease of 75% year over year. Interest expense includes accrued interest and any penalties, including default interest, on outstanding promissory notes. The decrease in interest expense is primarily attributable to the settlement of a majority of the Company’s debt obligations through conversion into Common Stock upon the completion of the Business Combination. As a result, only a limited number of debt instruments remained outstanding on the Company’s balance sheet as of March 31, 2025.

During the years ended December 31, 2024 and 2023, interest expense was $12.4 million and $10.3 million, an increase of 20% during the period.

Interest expense during the periods includes all interest and any penalties — including default interest — accrued on our outstanding promissory notes. Some of our promissory notes that are in default are accruing default interest, which we characterize here as “penalties.” Interest expense in the relevant periods also increased resulting from an increase in the balance of our outstanding principal indebtedness particularly from Seaport during the periods.

Other Income (Expense)

For the three months ended March 31, 2025, the Company had other income of $2,975,967. For the three months ended March 31, 2024, the Company had other expenses of $16,443,763. The increase in other income primarily resulted from the Company’s recognition of a net gain of $3,610,250 related to the extinguishment and settlement of various liabilities in connection with the debt restructuring and de-SPAC transaction costs.

As of January 2, 2025, nearly all lenders agreed to convert their outstanding principal and accrued interest balances into the Company’s Common Stock, with the exception of Aegus Corporation, Azure SJBT, LAM LHA, Polar loan, Seaport Group SIBS, and Steele loans, which remained outstanding as of March 31, 2025. As a result of these conversions, the Company recognized a net gain from the extinguishment of debt totaling $12,592,052 for the three months ended March 31, 2025.

Upon completion of the Business Combination, the Company recorded other expenses totaling $8,258,335, primarily related to de-SPAC transaction costs and the settlement of forward purchase agreement.

Upon completion of the Business Combination, all outstanding warrants and options were exercised and converted into shares of the Company’s Common Stock, except for the options related to Seaport’s second bridge loan, which were exercised on January 7, 2025. The options and warrants were fair valued prior to conversion, and the resulting changes in the fair value of derivative liabilities and warrant liabilities were recorded accordingly. For the three months ended March 31, 2025, the Company recognized a net expense of $827,445 related to the change in fair value of derivative liabilities and a net gain of $223,162 related to the change in fair value of warrant liabilities.

Other expense during the years ended December 31, 2024 and 2023 was $14.1 million and $26.0 million, respectively, an decrease of 46%. During the period, warrant and derivative liabilities decreased 110%, the primary driver of the increase in other expense.

Trend Information

Other than as disclosed elsewhere in this Quarterly Report on Form 10-Q, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our revenues, net income, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Liquidity and Capital Resources

To date, we have financed our operations primarily through the issuance of debt. Since our inception, we have incurred significant operating losses and negative cash flows. As of March 31, 2025 and December 31, 2024, we had an accumulated deficit of $187,165,447 and $184,478,010, respectively. The Company’s liabilities ae significantly greater than its assets.

We did not receive sufficient proceeds from the Business Combination to fund our operating expenses for at least 12 months after the date of our financial statements included in this filing. As a result, management has determined that there is substantial doubt about our ability to continue as a going concern.

We expect to incur significant expenses in connection with our ongoing activities as we continue to implement our business strategy. We will need additional funding in connection with these activities. Our future funding requirements, both short-term and long-term, will depend on many factors, including the level of sales, the expansion of our sales and marketing activities, the timing and extent of our spending to support our research and development efforts, investments in infrastructure, operating costs, expansion into other markets, and the costs of operating as a public company (including hiring additional personnel as well as increased director and officer insurance premiums, audit and legal fees, investor relations fees and expenses related to compliance with public company reporting requirements under the Exchange Act and rules implemented by the SEC and Nasdaq).

For the foreseeable future, we expect to continue financing our operations through the sale of equity, debt, borrowings under credit facilities or through potential collaborations with other companies, other strategic transactions or government or other grants. Adequate capital may not be available to us when needed or on acceptable terms. We do not currently have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of stockholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures. Debt financing would also result in fixed payment obligations. If we are unable to raise additional funds through equity or debt financing or other arrangements when needed, we may be required to delay, reduce, suspend or cease our research and development programs or any future commercialization efforts, which would have a negative impact on our business, prospects, operating results and financial condition. See the section entitled “Risk Factors” for additional risks associated with our substantial capital requirements.

The Company’s operating losses raise substantial doubt about our ability to continue as a going concern for one year from the date the financial statements are issued or available to be issued. As of March 31, 2025 and December 31, 2024, our cash balance was $771,171 and $22,317, respectively. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements for the year ended December 31, 2024 with respect to this uncertainty.

Prior to the Business Combination, the Company financed operations primarily through cash generated from debt offerings and equity raises. The Company’s primary short-term requirements for liquidity and capital are to fund general working capital and capital expenditures. The Company’s principal long-term working capital uses primarily include research and development expenses and operational payroll.

In connection with the consummation of the Business Combination, certain current debt holders of ScanTech agreed to convert their existing indebtedness into equity and to cancel any outstanding warrants. Specifically, Polar received 1,187,500 shares of Common Stock upon the conversion of its Series P Membership Units. Steele Interests SIBS LLC received 200,000 shares of Common Stock pursuant to a supplemental agreement entered into as of January 31, 2025. Aegus Corp. received 234,380 shares of

Common Stock pursuant to BCA Amendment No. 4, 70,000 shares under a settlement agreement and mutual release dated October 14, 2024, and 23,000 shares under a letter agreement dated February 7, 2025. MG Partners, LLC received 75,000 shares of Common Stock under a settlement agreement and mutual release dated October 14, 2024. St. James Bank & Trust Co. Ltd. received 316,616 shares of Common Stock in accordance with the NACS/ScanTech refinance and repayment summary of non-binding terms dated February 7, 2025. Bay Point Capital Partners LP received 200,000 shares, Catalytic Holdings I LLC received 100,000 shares, and Seaport received 100,000 shares, each pursuant to supplemental agreements dated January 2, 2025. In addition, the Company registered 1,149,230 shares of Common Stock to Seaport Group SIBS LLC pursuant to BCA Amendment No. 4 and in connection with the promissory bridge note dated March 27, 2024; 1,000,000 shares in connection with the senior unsecured promissory note dated November 14, 2024; and 100,000 shares to Seaport pursuant to the supplemental agreement dated January 2, 2025.

Following the completion of restructuring the Company’s balance sheet, recapitalizing outstanding indebtedness and converting it into equity as described above, our liquidity needs will depend on both the performance of our business and our ability to obtain additional financing. If we do not generate sufficient proceeds from operations or financing activities to execute our business plan or if our business underperforms relative to expectations, we may need to seek additional funding or implement other measures to enhance our liquidity position. See “Risk Factors — We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.” in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on May 14, 2025.

Cash Flow

The following table provides information regarding our cash flows for the periods presented:

	Three Month Ended March 31,
	2025	2024
Operating activities	$(3,680,881)	$(1,351,636)
Investing activities	(6,944)	—
Financing activities	4,436,679	1,023,370
Net increase (decrease) in cash during period	$748,854	$(328,266)

For the three months ended March 31, 2025, cash used in operating activities was $3,680,881, consisting of a net loss of $2,687,437, depreciation expense of $8,215, share-based compensation expense of $470,250, increase in fair value of derivative liabilities of $827,445, transaction costs of $9,665,004, decreases in R&D tax credit receivable of $29,324, accounts receivable of $287,448, and inventory of $106,726, and increases in accounts payable of $2,948,225, accrued liabilities of $1,111,738, accrued compensation of $12,228, interest payable of $1,240,833 and earnout liabilities of $30,000, that were partially offset by the gain from extinguishment of debts of $12,592,052, change in fair value of warrant liabilities of $223,162, a gain on settlement of forward purchase agreement of $1,406,669, accrued federal tax liability, penalties and interest of $380,657, deferred revenue of $365,471, payable to related parties of $83,260, and interest payable to related parties of $517,366, plus increases in prepaid and other current assets of $2,162,243.

For the three months ended March 31, 2024, cash used in operating activities was $1,351,636, consisting of a net loss of $18,437,453, increases in prepaid and other current assets of $59,113 and inventory of $149,874, that were partially offset by depreciation expense of $8,120, increases in fair value of derivative liabilities of $541,639, fair value of warrant liabilities of $13,043,192, a decrease in R&D tax credit receivable of $26,562, and increases in accounts payable of $202,786, accrued liabilities of $15,444, accrued compensation of $76,368, accrued federal tax liability, penalties and interest of $436,389, interest payable of $1,175,546, interest payable to related parties of $1,697,404, deferred revenue of $66,470 and payable to related parties of $4,884.

For the three months ended March 31, 2025, cash used in investing activities was $6,944, consisting of purchases of property, plant and equipment of $6,944.

For the three months ended March 31, 2024, no cash was used in investing activities.

For the three months ended March 31, 2025, cash used provided by financing activities was $4,436,679, consisting of proceeds from loans of $3,000,000, proceeds from stock options and warrant exercised of $30,010, proceeds from settlement of forward purchase agreement $1,406,669.

For the three months ended March 31, 2024, cash provided by financing activities was $1,023,370, consisting of proceeds from loans of $1,024,000, that was partially offset by adjustment to shareholder receivables of $630.

The following table shows ScanTech’s cash flows provided by (used in) operating activities, investing activities and financing activities for the stated periods (dollars in millions):

	For the	For the
	year ended	year ended
	December 31,	December 31,
	2024	2023	Variance
Operating activities	$(6.6)	$(5.4)	(22)%
Investing activities	(0.02)	(0.05)	(60)%
Financing activities	6.3	5.7	10%

Operating Activities

For the years ended December 31, 2024 and 2023 net cash used in operations was $(6.6) and $(5.4) million changed by $1.2 million, respectively. The increase was primarily due to a $56.0 million decrease in net income, offset by an $53 million change in fair value of the Company’s outstanding warrants and derivatives, and a $1.5 million increase in increase interest payable to both related and unrelated parties.

Investing Activities

No meaningful cash was used or generated during the years ended December 31, 2024 and 2023.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2024 was $6.3 million compared to $5.7 million for the year ended December 31, 2023, an increase of $0.6 million due primarily to an increase in proceeds from new loans.

Trend Information

Other than as disclosed elsewhere in this Annual Report on Form 10-K, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our revenues, net income, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Indebtedness Conversion

The Company continuously worked with its creditors to secure agreements to convert its existing indebtedness to equity in the first quarter of 2025.

On March 20, 2025, the Company entered into a settlement agreement and stipulation with Silverback Capital Corporation (“SCC”). Under the terms of the agreement, SCC agreed to acquire Company liabilities totaling $8,230,977 in exchange for shares of Common Stock at a conversion price of $1.50 per share. On March 26, 2025, SCC completed the first tranche of the agreement, acquiring $1,378,303 in accounts payable and receiving 918,869 shares of Common Stock in exchange. In addition, the Company agreed to issue 33,000 shares as settlement fees and 150,000 shares for legal fees. The total number of shares issued to SCC under the first tranche was 1,101,869 shares.

On March 31, 2025, the Company entered into an amendment to the Seaport bridge loan agreements. Under the terms of the amendment, Seaport agreed to convert the cumulative principal and accrued interest from the first and second bridge loans, purchase order loans, and OPG loans into 5,350,000 shares of the Company’s Common Stock. 5,350,000 shares of Common Stock were subsequently issued to Seaport on April 17, 2025. In addition, in the same amendment, the Company granted Seaport a warrant to purchase 3,000,000 shares of Common Stock at an exercise price of $0.01 per share. Seaport exercised the warrant on March 31, 2025 by paying $30,000 in cash, and 3,000,000 shares of Common Stock were subsequently issued to Seaport on April 2, 2025. As of March 31, 2025, the Company recognized the fair value of the exercised warrants under “Accrued issuable equity” on the Balance Sheet, reflecting the obligation to issue the related shares.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC, over the past three fiscal years, as of December 31, 2024 and for the three month ending March 31, 2025.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. The Securities and Exchange Commission (“SEC”) has defined a company’s critical accounting policies as the ones that are most important to the portrayal of a company’s financial condition and results of operations, and which require a company to make its most difficult and subjective judgments. Based on this definition, we have identified the critical accounting policies and judgments addressed below. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates.

Loss Contingencies

We are subject to claims, lawsuits, regulatory and government inquiries and investigations, other proceedings, and consent orders involving competition, intellectual property, data privacy and security, tax and related compliance, labor and employment, commercial disputes, content generated by our users, goods and services offered by advertisers or publishers using our platforms, personal injury, consumer protection, and other matters. Certain of these matters include speculative claims for substantial or indeterminate amounts of damages.

We evaluate, on a regular basis, developments in our legal matters that could affect the amount of liability that has been previously accrued, and the matters and related reasonably possible losses disclosed, and make adjustments and changes to our disclosures. Significant judgment is required to determine both the likelihood and the estimated amount of a loss related to such matters. Until the final resolution of such matters, there may be an exposure to loss in excess of the amount recorded, and such amounts could be material.

Fair Value Measurement

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2 Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities.

Level 3 Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

Assets and liabilities measured at fair value are classified based on the lowest level of input that is significant to the fair value measurement. The Company reviews the fair value hierarchy classification on an as needed basis. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy. The Company recognizes transfers into and out of levels within the fair value hierarchy in the appropriate period in which the actual event or change in circumstances that caused the transfer to occur.

MARKET OPPORTUNITIES

Industry Opportunity

Our initial market focus is on domestic and foreign aviation checkpoints. However, we believe a significant market opportunity also exists for deploying our scanners in (i) other government facilities such as border crossings, seaports, military bases, embassies, federal buildings, prisons and postal facilities and (ii) the private sector at manufacturing plants, entertainment facilities, power plants, petrochemical facilities, convention centers, schools, sports stadiums and other highly-trafficked public buildings or venues.

In the aviation sector, the certification authorities are predominately TSA and ECAC. The remainder of the global aviation sector either accepts the TSA or ECAC certifications, or develops and issues technical acceptance requirements as part of their solicitations for security equipment. Outside of the global aviation sector, technical and performance specifications seldom reference either TSA or ECAC aviation standards.

As the threat to critical infrastructure continues to rise as a byproduct of global security risks, security screening is becoming a larger priority at border checkpoints, energy infrastructure, airports, stadiums, energy resources, train stations and other important logistical points. According to Mordor Intelligence, it is just these types of threats that are driving adoption of CT scanning equipment, like SENTINEL.

Two market research reports provide insight into our industry focus. According to Mordor Intelligence in its Security Screening Market Size & Share Analysis — Growth Trends & Forecasts (2024 – 2029) report, the global security screening market is currently estimated at approximately $7.6 billion and is expected to reach approximately $10.5 billion by 2029, growing at approximately 6.6% per year.

According to Mordor Intelligence in its Critical Protection Market Size and Share Analysis Report — Growth Trends & Forecasts (2023 – 2028), the global infrastructure protection market is expected to reach $177 billion by 2030 and includes ports, industry, energy, defense, financial institutions, transportation and logistics facilities and other key market segments specifically targeted by ScanTech.

Global Security Screening Market ($BN)	Global Infrastructure Protection Market ($BN)

The protection of critical infrastructure is also a key industry opportunity for us and represents a global opportunity. Critical infrastructure is the essential services that underpin society’s day to day activities including power grids, power plants, water facilities, railways, industrial buildings and the like.

Government investments play a pivotal role, with initiatives such as the substantial global infrastructure planning directing funds towards fortifying critical assets in transportation, energy, and communication sectors. Private sector innovations, such as advancements in industrial control systems, contribute significantly by providing cutting-edge solutions for energy and manufacturing facilities.

According to Mordor, the United States electricity segment contains more than 6,413 power plants with approximately 1,075 gigawatts of installed generation. Concerns regarding the economy, public safety, operational continuity, and environmental well-being have elevated spending on safeguarding and securing these assets.

In addition, the Canadian Government, primarily through Public Safety Canada, has been actively engaged in coordinating and enhancing critical infrastructure protection.

While North America is the largest market within the global critical infrastructure sector, Asia Pacific is the fastest growing. According to Grandview Research, the Asia Pacific market is expected to grow at an annual rate of nearly 12% per year until 2027.

In Europe, the European Union published a directive in January 2023, entitled “The Directive on Resilience of Critical Entities,” which aims to strengthen the resilience of critical entities against threats to infrastructure, public health, and natural hazards.

ScanTech management estimates that the accessible portion of the aviation and infrastructure security screening markets for its checkpoint scanners over the next 5-years is $17.8 billion (i.e. $8.5B aviation plus $9.3B infrastructure). Of the accessible market, ScanTech projects capturing 4.7% or just over $840 million of the $17.8 billion total accessible market for its scanners over the next five-year period.

We believe the key markets we are focused on are all increasing infrastructure and security expenditure as a product of government directives and private industry following suit, both of which are driving increased adoption of products like SENTINEL.

In the aviation sector, the United States and Europe predominantly require either TSA or ECAC certification to enter the market. We are currently in the process of obtaining both of these approvals. The remainder of the global aviation sector either accepts the TSA or ECAC certifications, or develops and issues technical acceptance requirements as part of their solicitations for security equipment. Outside of the global aviation sector, technical and performance specifications seldom reference either TSA or ECAC aviation standards.

The ability to secure market share through the successful management of global marketing and distribution processes will have a profound effect on gross revenues and bottom-line profitability. As a primary component of its broader global marketing and deployment strategy, ScanTech intends to partner with strategic distribution, integration and manufacturing entities with an established presence in each regional market to underpin product sales. By choosing its teaming partners wisely, the company is allowed to focus primarily on its applied research and product development efforts and furthering its brand and development initiatives, while its distribution, integration and manufacturing partners drive sales volume by leveraging economies of scale and existing sales channels that each maintains at home and abroad. For pro-forma purposes, unit sales within each regional market were independently projected based on a number of market-specific factors, based primarily on rates of capture applied to conservatively forecast market size, as well as the terms and conditions of existing and pending sales contracts.

Projected United States Market Share.  ScanTech estimates the Company to capture 7% of the total addressable market for direct sales to the TSA over the 5YR period as well as 1.4% of the Commercial Infrastructure or ancillary market for checkpoint systems. Because any sizable market entry would most likely be driven by and premised upon (i) the qualification of the Sentinel™ in the United States(ii) an award of an IDIQ contract, and (iii) ScanTech being small business eligible based on government procurement standards. This assumption is based on TSA’s recapitalization of over 2,400 CT systems through its Checkpoint Property Screening System Program over the next 5 years in tranches of 400 to 800 units per year.

Projected Europe Market Share.  ScanTech expects to fare significantly well in the E.U through a strategic partnership with a major European security company with existing relationships with most of the major airport authorities throughout the region. ScanTech estimates a capture of 12% of the total addressable aviation checkpoint market in Europe over the next 5-year period and 3.5% of the Commercial Infrastructure market. These estimates are based, in part, on the fact that the company’s existing channels for entry into the European markets are in their early stages. ScanTech has already engaged with multiple distribution partners in the region and has signed definitive distribution agreements in several markets, disclosed herein.

Projected Americas (excluding the U.S.) Market Share.  For its target pro-forma financial projections, ScanTech estimates a capture of 5.4% of the total addressable Americas aviation checkpoint market over the next 5-year period. With respect to the fledgling Commercial Infrastructure market for checkpoint solutions (which includes both government and private buildings and facilities), the company estimates 5.4% of that submarket. ScanTech has hired a Director of Sales from a competitor who brings extensive marketing and sales connections in North and South America to jump start ScanTech sales in these markets.

Projected Asia Pacific Market Share.  For its target pro-forma financial projections, ScanTech estimates to capture 5.2% of the total addressable Asia Pacific aviation checkpoint market over the 5-year period. With respect to the fledgling Commercial

Infrastructure market for checkpoint solutions (which includes both government and private buildings and facilities), the company estimates a 4.3% capture of that submarket.

Projected MENA Market Share.  ScanTech estimates the company to capture 5.1% of the total addressable MENA aviation market over the 5-year period and 4.6% of the total ancillary checkpoint market. A key element of success in this market will be the identification of a strategic partner with an existing sales channel into the MENA region. ScanTech has identified strategic distribution partners in the region but has not yet signed any definitive agreements.

Projected India Market Share.  For the India market specifically, ScanTech will engaged in negotiations with a strategic teaming partner for exclusive licensing rights as a low-cost manufacturer and retailer for the Indian subcontinent. ScanTech estimates to capture 2.0% of the total addressable market for aviation over the next 5-year period and 1.9% of the total ancillary checkpoint market. ScanTech has not yet signed any definitive agreements to engage a licensing partner in India.

5-Year Aviation Market Capture Summary, ScanTech Estimates

5-Year Infrastructure Market Capture Summary, ScanTech Estimates

Market Penetration

Our global market presence, while still in the early stages of being expanded, is already beginning to take shape. We currently have third party distribution agreements with partners to assist with the distribution, promotion and sales of SENTINEL in Canada, Turkey, Poland and Japan. These agreements are critical in the facilitation of sales efforts for our products outside of the United States. Also, as discussed above, ScanTech is also in the process of identifying both strategic partners and distributors to assist the company in penetrating other target countries within its target market sectors.

For example, on March 24, 2023, ScanTech entered into an exclusive distribution agreement with Agop X Ray Guvenlik Sistemleri Merkezi Sanayyi ve Ticaret Ltd. Sti (“XRC”) of Turkey. XRC is the only x-ray baggage screening system manufacturer in Turkey and is experienced in the sale and distribution of X-ray systems either directly or through its subsidiaries or divisions. In addition to Turkey, the distribution agreement also appoints XRC as ScanTech’s exclusive distributor and agent in Poland and Japan. XRC’s distributor pricing is defined in Exhibit A of the distribution agreement and the sale price of ScanTech products will be negotiated by the Parties. ScanTech has the right, in its discretion, from time to time, to establish, change, alter or amend prices and other terms and conditions of sale. All payments to ScanTech, unless otherwise agreed upon in advance, will be due Net 30 from the latter of the date XRC receives ScanTech’s invoice or upon delivery of the ordered system(s) for “sold” system(s). ScanTech will provide spare parts for systems sold at a distributor price for a minimum period of 5 years after the warranty expires. The term of the agreement is three (3) years and may be renewed six (6) months prior to the expiry.

Also, in November 2023, ScanTech and our exclusive Canadian distributor, Visiontec Systems (“Visiontec”), a value-added Canadian supplier that specializes in providing front-line security and CBRNE (chemical, biological, radiological, nuclear and explosive) technologies, products and services have entered into definitive purchase orders to provide ScanTech’s SENTINEL CT Checkpoint Baggage Scanning System to one of the largest, most diverse power producers in North America. Pursuant to the terms of our distribution agreement with Visiontec (the “Distribution Agreement”), Visiontec will deliver, integrate, install, train and provide long term technical support for ScanTech’s SENTINEL CT Checkpoint Baggage Scanning Systems with Smart Conveyance which will be deployed to provide security screening for large-scale critical nuclear power infrastructure in Canada. As of May 13, 2024, ScanTech had received a purchase order from Visiontec for a total of 13 units, with a total contract value of approximately $3.5 million, two of which have been delivered to the end customer.

We are targeting multiple key domestic and international markets, each of which presents a significant opportunity that we believe is currently underserved by inefficient, expensive and outdated equipment. However, we face significant challenges in scaling our technology to access these key markets. Further support of our market penetration projections for various strategic sectors is summarized below.

ScanTech’s projections of unit sales and market penetration were prepared by taking into account the following criteria in each market:

●	Published tender opportunities for fulfilment in the next one to three years.
●	Management’s assessment of additional opportunities in the market, based on its professional experience and public information about the age of existing airports and other infrastructure, applicable regulatory standards, growth estimates and other information.
●	Management’s estimate of ScanTech’s chances of winning contract opportunities against competitors.

Airports

In the United States, the TSA has begun replacing the majority of its scanning systems pursuant to the CPSS, a system-wide $1.2 billion program that expires in 2025. Additionally, in February 2023, the federal government allocated $1.0 billion directly to airports to fund upgrades of facilities and security checkpoints. Over 2,400 CT scanning systems will be replaced under the CPSS with APSS 6.2 certified systems.

In other countries, other governmental and intergovernmental agencies are also implementing enhanced screening standards and deploying new scanner systems to airports.

Additionally, many countries are investing in airport infrastructure by either expanding existing airport facilities or constructing new airports.

A key challenge we face in this key sector is that several of our competitors have been certified to TSA’s APSS 6.2 and ECAC’s EDSCB explosive detection standards and have won competitive bids and have deployed and have operating systems in both domestic and foreign airports. ScanTech is in the process of certifying its fixed-gantry CT system to TSA’s APSS 6.2 and ECAC’s EDSCB explosive detection standards and expects to have both certifications in 2025.

Freight Forwarding

Many freight forwarders (such as UPS, FedEx and DHL) are following passenger aviation in implementing enhanced screening standards and deploying new scanner systems worldwide. In particular, pursuant to the TSA’s Air Cargo Standard Security Programs, authorized private air cargo screening facilities that transport cargo in, into and out of the U.S. must now use technologies listed on the ACSTL.

Our fixed gantry scanners are optimally positioned to serve the freight forwarding market, which places a premium on scanner system speed. However, we are in the process of qualifying our system on the ACTSL and several incumbent companies have already placed systems on the ACSTL. ScanTech has engaged in discussions with major freight forwarders and parcel carriers including UPS, FedEx and DHL. ScanTech anticipates TSA approval for the listing of its fixed-gantry system on the ACTSL by the end of 2024 to allow it to close on emerging opportunities and government directives for these companies to purchase and deploy this advanced screening technology within their operations.

Government Agencies

The world’s busiest seaports and landports of entry are beginning to procure scanning technologies to address a complex transnational set of counter-terror security issues, including terrorism, piracy and contraband, and drug and weapons smuggling. ScanTech has presented its fixed gantry technology to the CBP’s Industry Engagement Group and is receiving favorable interest particularly in its ability to detect and interdict Fentanyl smuggling across the country’s southern borders. ScanTech anticipates that these discussions and presentations will lead to an opportunity to deploy a system at a border crossing to further demonstrate its capabilities.

Private Sector

We believe that there is a significant near term opportunity globally for security infrastructure in the private sector, as concerns grow about mass shootings and other threats, and that private venues or facilities which have previously chosen not to implement security screening devices due to concerns about cost, effectiveness, or visitor/employee experience impact are increasingly amenable to introduce security screening. We see a significant opportunity to deploy SENTINEL systems at domestic and international commercial infrastructure, entertainment facilities, schools, sports stadiums and other highly trafficked venues.

In addition, private sector employers worldwide are allocating more budget, time and resources to securing the workplace, by adding and/or upgrading scanner systems. According to third-party studies, more than two thirds of companies with over 1,000 employees reported that physical security is mission critical for their business; 58% of global companies increased the amount they spent on physical security in 2022; and 65% of senior management of global companies reported an increase in the number of security threats faced by their organizations.

ScanTech has initiated plans to penetrate the private sector infrastructure markets and has been in discussions with one of the largest computer chip manufacturers in the world regarding the potential installation of ScanTech’s fixed gantry CT technology in their manufacturing plants. In addition, pursuant to its Distribution Agreement with Visiontec, ScanTech was recently awarded its first purchase order to install its top-line fixed gantry CT systems in two of Ontario Power Generating Company’s nuclear power plants in Canada and is in preliminary marketing and sales discussions with the top U.S. nuclear utilities regarding potential installations in their nuclear power plants.

Ancillary Markets

We believe that a number of ancillary opportunities exist for fixed-gantry CT scanners to detect threat objects, foreign materials or internal defects. These market opportunities include non-airport security checkpoints, cargo shipping, narcotics detection, foreign material exclusion and industrial non-destructive testing. ScanTech has initiated plans to penetrate ancillary markets and pursuant to its Distribution Agreement with Visiontec, was recently awarded its first purchase order to install its top-line fixed gantry CT systems in two of Ontario Power Generating Company’s nuclear power plants in Canada. The company has also initiated marketing and sales discussions with the largest nuclear utility in the U.S. regarding potential installations in their nuclear power plants. We expect growth and expansion into ancillary markets to continue and accelerate in future years.

In summary, although our fixed-gantry CT technology shows promise in disrupting traditional rotating-gantry CT technologies in these opportunity areas, we are a small company competing against much larger, better financed, well staffed, more economically stable and in some cases incumbent large businesses.

As a small company, we must also overcome challenges associated with rapidly growing manufacturing, distribution, sales, installation and servicing capacities to meet industry and customer expectations. Although we have engaged in direct discussions and have received favorable interest in most of our target markets, our plans to establish strategic partnerships to assist in scaling our capabilities and capturing opportunities in these areas are in the early stages of development. In addition, the company must secure enough external investments to fund this growth.

BUSINESS

Unless otherwise indicated or the context otherwise requires, references in this section to “ScanTech” or “we,” “our,” “us,” and similar terms refer to ScanTech Identification Beam Systems, LLC and its subsidiaries before the Business Combination, which will be the business of ScanTech AI and its consolidated subsidiaries immediately after giving effect to the Business Combination.

Overview

Our mission is to develop and deploy security screening systems that protect travelers and other members of the public from criminals, terrorists and other bad actors. We have developed a proprietary fixed-gantry Computed Tomography (“CT”) scanning system that detects explosives, weapons, narcotics and other contraband. CT is an X-ray scanning technology that combines a series of X-ray images taken from different angles around items being scanned and uses computer processing to create cross-sectional images of the item, which are reconstructed into a three dimensional image of the scanned item.

Our initial market focus is domestic and international aviation checkpoints. However, we believe a significant market opportunity also exists for deploying our scanners in (i) other government facilities such as border crossings, seaports, military bases, embassies, federal buildings, prisons and postal facilities and (ii) the private sector at manufacturing plants, entertainment facilities, power plants, petrochemical facilities, convention centers, schools, sports stadiums and other highly-trafficked public buildings or venues.

Our SENTINEL fixed-gantry scanner has already achieved several third-party certifications, including the TSA’s Tier 2 Explosive Detection Certification. Certification to the TSA’s Accessible Property Screening System 6.2.0 Explosive Detection Standard (“APSS 6.2”) and to the European Civil Aviation Conference (“ECAC”) Explosive Detection System for Cabin Baggage Certification (“EDSCB”) are underway in advanced stages. Tier 2, APSS 6.2 and EDSCB are the explosive detection standards required for “carry-on” or “cabin” baggage X-ray inspection scanners to be deployed in U.S. and European airports. These standards are also required in other international airports.

We have completed EDSCB explosive data collection at an ECAC laboratory and are in the process of benchmarking and updating our explosive detection algorithms in preparation for taking the ECAC EDSCB certification test. Likewise, we have completed APSS 6.2 military and commercial explosive data collection and are in the process of collecting APSS 6.2 home-made explosive data collection at Department of Homeland Security (DHS) laboratories in preparation for taking the TSA APSS 6.2 certification test.

We believe that our scanner systems and fixed-gantry CT technology have significant advantages as compared to traditional rotating-gantry CT systems. However, we face significant challenges in scaling this technology and our business in the highly competitive aviation sector.

First and foremost, although our fixed-gantry CT technology shows promise in disrupting traditional rotating-gantry CT technologies, we are a small company competing against much larger, better financed and staffed, economically stable and in some cases incumbent large businesses. Several of our competitors have been certified to both TSA’s APSS 6.2 and ECAC’s EDSCB explosive detection standards and have won competitive bids and have deployed and have operating systems in both the aviation and critical infrastructure sectors.

As a small company, we must also overcome challenges associated with rapidly growing manufacturing, distribution, sales, installation and servicing capacities to meet industry and customer expectations. Our plans to establish strategic partnerships to assist in scaling our capabilities in these areas are in the early stages of development. In addition, the company must secure enough external investments to fund this growth.

Finally, the ECAC EDSCB and the TSA APSS 6.2 certification tests are extremely difficult to pass. We have completed most of the required data collection and are in the process of updating our explosive detection standards in preparation to take these certification tests. Although we have successfully passed the TSA Tier 2 explosive detection test and the results of our TSA APSS 6.2 and ECAC EDSCB explosive data collection are promising, to date, we have not taken and successfully passed either of these explosive certification tests, and cannot guarantee that we will ever do so.

Our business strategy is focused on both the aviation and infrastructure sectors, in domestic and international markets. Failing to receive TSA and ECAC certification would make it impossible for us to sell our scanners to aviation customers in the U.S. and

European Union, and in other countries that have adopted these certifications. We would still be able to sell to non-aviation customers, but such customers may be less likely to purchase scanners that have not been deployed and validated in the aviation market.

SENTINEL Scanner

Our SENTINEL scanners are designed to be deployed at security checkpoints. They can be quickly installed and easily maintained without major infrastructure modifications to existing checkpoints. SENTINEL systems are based on the company’s proprietary fixed-gantry CT technology, which employs four fixed X-ray generators and detector arrays to create a three-dimensional visualization of the object being scanned. Each generator/detector array is optimally configured to provide planar projections that significantly expand the robustness, reliability and repeatability of image data and volumetric reconstruction to improve the discrimination and interrogation of threat materials and hidden objects.

Most CT security scanners on the market are based on rotating-gantry technology, which was first developed in the 1970s for use in medical imaging. Rotating gantry involves a single X-ray tube and detectors opposite this tube. These revolve around the object being scanned, generating images which are reconstructed to produce a three-dimensional image.

While nearly identical in size and overall appearance to traditional rotating-gantry scanners, we believe that SENTINEL has several important advantages, including the following:

●	Modular design means more reliable operation, reduced maintenance and easier upgrades. Our SENTINEL scanners are modular in design, with moving components limited to a conveyor belt and cooling fans. Management believes that the elimination of many of the moving parts required for rotating gantry systems will reduce downtime and also lower maintenance costs and operating costs for customers. Based on its professional experience, our management believes that maintenance and operating costs for our fixed gantry system along with the downtime required to perform preventative and corrective maintenance are at least 10% lower than those of rotating gantry systems of our competitors.
●	Improved image quality. In rotating gantry systems, resolution is impacted by the velocity of the rotating gantry with respect to the velocity of the scanned object traveling through the inspection tunnel. Our fixed-gantry design eliminates the rotating-gantry and removes the rotational velocity component. With only the belt velocity to deal with, management believes fixed-gantry CT provides improved resolution, X-ray interrogation and material discrimination. However, management is not able to publicly quantify the anticipated improvements without disclosing Security Sensitive Information and potentially classified information.
●	Increased throughput. The throughput of a scanner is determined by its belt speed. The maximum belt speed of rotating gantry scanners is determined by the maximum rotational speed of the gantry, which is limited by the gravitational forces on the gantry as it rotates around the inspection tunnel. Management believes our fixed-gantry scanner design removes this limitation, which allows our system to process 400-800 bins per hour, compared to approximately 170 bins per hour for rotating-gantry scanners (as reported in the report of the Department of Homeland Security’s Office of the Inspector General, dated September 23, 2021, and titled “DHS Did Not Effectively Oversee TSA’s Acquisition of Computed Tomography Systems”).

●	Operation on simple 120V power. Our fixed-gantry CT scanners run on 120V power, which means they can be deployed at any airport or commercial facility without specialized electrical infrastructure and does not require 208V and/or higher three-phase power, which is not available at many airport checkpoints and other facilities.
●	Plug and play installation. Rotating gantry CT scanners require days to install, set, calibrate and successfully pass the Site Acceptance Test (“SAT”). Our systems can be installed and ready to pass the SAT in one hour.

Our proprietary operator-friendly SENTINEL software includes modules that we refer to as Automatic Threat Identification (“ATI”) and Ray Trace Biopsy (“RTB”). These software modules are used to automatically identify threat materials and substances that may be hidden inside a scanned bag or parcel, by measuring the attenuation of X-rays as they pass through the scanned bag or parcel and calculating the effective atomic weight (known as the Zeff number) and mass densities by volumetric element and then comparing these calculated values to the known values for the threat materials. Potential threat materials, once identified by the ATI and RTB software, are then highlighted on the operator’s screen and flagged for further action by a screener. Data calculated by the ATI and RTB modules can also be provided to the operator or alternatively directed to remote auxiliary viewing or centralized monitoring stations.

Each SENTINEL scanner uses a 32” high-definition LCD touch-screen monitor, which presents potential threats in crystal clear 1200p HD quality in order to minimize eyestrain and operator fatigue.

Artificial Intelligence (“AI”) and Machine Learning (“ML”) Capabilities Under Development

Traditionally, security scanner AI-algorithms are trained on X-ray data that must be (i) manually collected and (ii) in a process referred to as ground truthing, reviewed by trained technicians who locate, identify and annotate items of interest in scanned images. This process is extremely time consuming and expensive. We have developed, and are currently beta-testing, a proprietary set of AI-driven software modules to shorten the development path for these algorithms, which consist of:

●	a module that creates synthetic libraries of items of interest (i.e. explosives, weapons, drugs, contraband, etc.);
●	a module that creates virtual baggage and containers of various sizes and shapes; and
●	a cloud-based module that automates and expedites the ground truthing process.

We have developed another AI-driven module that automatically collects and organizes live (i.e. non-synthetic) explosive threat data for post processing and algorithm development. This module is operational and was used to accelerate data collected for our submission to the ECAC for EDSCB certification, and is being used for the same purpose in connection with our submission to the TSA for APSS 6.2 certification.

Certifications

In the United States, security equipment must first undergo extensive independent testing and certification by the TSA before it can be deployed at airports. In the European Union, airports are required to comply with standards established by ECAC, an intergovernmental organization that seeks to harmonize civil aviation policies and practices among EU member states.

Generally, the process leading up to certification consists of the following steps: (i) submitting an experimental data collection and test plan, (ii) a period of data collection, (iii) algorithm development and experimentation, (iv) analytical optimization of the detection model and (v) submitting of a validation data package which describes the final system, equipment and software configuration with a simulated detection study.

Although we have completed most of the required data collection and are in the process of updating our explosive detection algorithms in preparation to take the ECAC EDSCB and the TSA APSS 6.2 certification tests, we have not taken and successfully passed these tests, and cannot guarantee that we will ever do so. Achieving ECAC and TSA certifications is extremely difficult and there is a risk we may never obtain these and other key certifications. Should we fail to pass these two certifications, it would be impossible for us to sell our scanners to aviation customers in the U.S. and European Union, and in other countries that have adopted these certifications.

Information on the three certifications that we are currently focused on is provided below.

TSA — Carry-on Baggage Screening

SENTINEL successfully completed TSA’s Tier 2 Explosive Detection Standard testing in March 2018. The TSA has subsequently (i) launched the Checkpoint Property Screening System program (“CPSS”) to address the emergence of improvised explosive threats and improve passenger experience by no longer requiring removal of liquids and laptops from carry-on bags, and (ii) promulgated the APSS 6.2 explosive detection standard. We consider our Tier 2 certification an important milestone and validation of our platform, as Tier 2 certification is an accepted standard in many countries that do not administer their own certifications for security scanning systems. As discussed below, we are now in the process of APSS 6.2 certification by the TSA.

In September 2019, we entered into a Cooperative Research and Development Agreement (“CRADA”) with the Department of Homeland Security (“DHS”), to begin the process of obtaining APSS 6.2 certification. Pursuant to the CRADA, SENTINEL systems have been delivered to the DHS’s Transportation Security Laboratory (“TSL”) in Atlantic City, New Jersey and its Tyndall Reactive Materials Group in Panama City, Florida (“Tyndall”). At these two laboratories, companies approved by TSA to enter the APSS 6.2 certification program are provided access to commercial, military and homemade explosives to collect the data required to develop and benchmark explosive detection algorithms to meet the explosive detection standard. This process involves taking approximately 100,000 scans of hundreds of actual commercial, military and home-made explosive formulations in thousands of configurations and concealments. The data collected is then used for development, refinement, training and testing of explosive detection algorithms, followed by a simulated detection study to verify algorithm performance. Once deemed sufficient, all data is then submitted to the TSA for approval for TSL to perform certification readiness testing, which involves testing of a small data set to validate previously provided simulation results. After passing certification readiness testing, systems are approved to undergo final testing for APSS 6.2 certification. We have completed data collection at TSL for commercial and military explosive formulations in thousands of configurations and concealments and have begun homemade explosive data collection at Tyndall. Data collected to date is being used to refine and improve our Tier 2 explosive detection algorithms to the APSS 6.2 explosive detection standard in preparation for taking the APSS 6.2 certification readiness test.

ECAC — Cabin Baggage Screening

We were invited by ECAC to submit SENTINEL for ECAC certification in 2021. The ECAC certification process involves first sending a system to an ECAC certified laboratory to access commercial, military and homemade explosives for data collection and private testing. This process involves taking tens of thousands scans of hundreds of actual commercial, military and home-made explosive formulations in thousands of configurations and concealments. The data collected is then used for development, refinement, training and private testing of explosive detection algorithms, followed by a simulated detection study to verify algorithm performance. Once an applicant deems its system’s explosive detection to be sufficient, a request for EDSCB certification is submitted to ECAC and a certification test allocation is approved for taking the certification test at an ECAC certified laboratory.

In January 2023, we delivered a SENTINEL system to the ICT-Fraunhofer Laboratory in Pfinztal, Germany for data collection, which was completed in August 2023. The data is currently being processed.

TSA — Air Cargo Screening

The TSA has established the Air Cargo Screening Qualification Test (“ACSQT”) to qualify air cargo screening devices for listing on TSA’s Air Cargo Screening Technology List (“ACSTL”). Pursuant to federal law, cargo transported aboard passenger aircraft must be screened at a security level commensurate with that of passenger checked baggage, with scanning equipment listed on the ACSTL.

As specifically mandated by Section 1602 of the Implementing Recommendations of the 9/11 Commission Act of 2007 (9/11 Act), cargo transported aboard passenger aircraft must be screened at a security level commensurate with that of passenger checked baggage. In accordance with TSA Air Cargo Standard Security Programs, authorized private air cargo screening facilities may only use technologies listed on the TSA ACSTL. The ACSTL serves as the official technology list for regulated parties and their authorized representatives to use when procuring screening equipment in accordance with TSA-approved or-accepted security programs. TSA publishes new versions of the ACSTL as needed, usually two to four times per year. There are four Qualification Groups (QGs) listed on the ACSTL, which are categorized by function/application, rather than by specific technology type.

The ACSQT evaluates the effectiveness and suitability of submitted devices based on requirements as set forth for that qualification group. Each technology group has approximately 100 individual requirements, to include several sub-requirements, which must be fully met to achieve Qualified status on the ACSTL. The entire set of TSA ACSTL requirements by technology group will be made available to vendors upon successful acceptance of a white paper and a Security Threat Assessment of the company and selected employees.

Using an open submission process, vendors may propose new candidate technologies for introduction into the ACSQT process at any time, which allows for the introduction and implementation of enhanced capabilities and higher performance technology for air cargo screening operations. For the purpose of evaluating candidate devices, the ACSQT process is divided into two stages of assessment.

The first stage is submission processing and requirements testing. All candidate devices must successfully satisfy Stage I criteria in order to be considered for listing on the ACSTL. Stage I is designed to verify a device’s ability to meet safety, security, functionality, and detection related requirements. Stage I begins with the submission of a white paper, a candidate device’s entry point into the ACSQT process. The white paper provides TSA with an introduction to the device and serves as a foundational documentation to support a level of confidence that a device may be able to successfully meet the requirements of the ACSQT process. After the acceptance of the white paper by TSA, a formal qualification data package must be submitted to TSA and requirements testing performed. To pass Stage I, a device must meet all of the requirements set forth by TSA.

The second stage is operational testing. Stage II testing is intended to validate device performance in an operational air cargo screening environment, where all requirements must be met for listing on the ACSTL. Stage II field observations and data collection assess a device’s suitability as defined by reliability, maintainability and availability requirements within an operational screening environment. To pass Stage II testing, which occurs in an operational setting, a device must meet all of the requirements set forth by TSA.

We are preparing and testing the Sentinel ‘Fixed-Gantry’ CT system for qualification as a ‘small-bore’ visual inspection system under QG1 and as an explosive detection system under QG4 of the ACTSL. The Company is also designing and developing a new ‘large-bore’ ‘Fixed Gantry’ CT system for qualification as an explosive detection system under QG4 of the ACTSL.

Our SENTINEL CT scanner white paper has been submitted and accepted by TSA for admittance into the ACSQT process for placement qualification and on TSA’s ACSTL as a small bore air cargo visual inspection system for inspecting small parcels and packages. We expect to receive such certification in 2025.

We have also initiated designing and developing a large bore fixed gantry CT scanner for air cargo screening of break-bulk cargo and larger packages and parcels. We expect to receive ACSTL certification of this scanner in 2025.

Business Plan

We plan to sell ScanTech scanning systems through a combination of direct sales and domestic and foreign distribution partnerships. In the private sector market, we may implement leasing and cost-sharing platforms to make it easier for customers to incur the cost of deploying scanning systems.

We expect to earn revenue from sale of SENTINEL units and also on an ongoing basis for (i) system maintenance outside of the warranty period and (ii) software upgrades.

The SENTINEL will be sold on a modular basis that will enable customers to choose between one and four X-ray sources and detector arrays, based on their specific budgets and threat levels.

As mentioned previously, we are initially focused on the U.S. aviation market and obtaining APSS 6.2 certification in order to market to the TSA pursuant to CPSS. We have already logged successful deployments of SENTINEL at (i) TSL; (ii) the TSA’s System Integration Facility at Reagan International Airport, (iii) Tyndall and (iv) San Diego International Airport and Philadelphia International Airport. Based on our progress to date and the fact that SENTINEL is less expensive than other CT technologies that TSA has qualified for the CPSS, we believe that we are well positioned to achieve CPSS qualification and to achieve commercial sales of SENTINEL for U.S. airports.

In parallel with our focus on the U.S. aviation market, we are pursuing EDSCB certification in order to sell to airports in the European Union. We also plan to pursue other foreign markets (including countries in the Middle East, Asia-Pacific and South America) that have adopted plans for aggressive aviation infrastructure expansion. We believe that we can already leverage our TSA

Tier 2 certification in certain foreign countries that consider the U.S.’s Tier 2 certification as a benchmark for acceptance and deployment of new scanner technology.

In certain international markets, we will enter into joint-venture arrangements and partnerships in order to expedite the process of obtaining regulatory approvals, identifying potential customers and entering into sales agreements. We expect that these agreements will provide for payment to ScanTech of licensing fees and royalties. To date, we have entered into agreements with partners to assist with the distribution, promotion and sales of SENTINEL in Canada, Turkey, Poland and Japan.

In November 2023, ScanTech and our exclusive Canadian distributor, Visiontec Systems (“Visiontec”), a value-added Canadian supplier that specializes in providing front-line security and CBRNE (chemical, biological, radiological, nuclear and explosive) technologies, products and services have entered into definitive purchase orders to provide ScanTech’s SENTINEL CT Checkpoint Baggage Scanning System to one of the largest, most diverse power producers in North America. Pursuant to the terms of our distribution agreement with Visiontec (the “Distribution Agreement”), Visiontec will deliver, integrate, install, train and provide long term technical support for ScanTech’s SENTINEL CT Checkpoint Baggage Scanning Systems with Smart Conveyance which will be deployed to provide security screening for large-scale critical nuclear power infrastructure in Canada. As of May 13, 2024, ScanTech had received a purchase order from Visiontec for a total of 13 units, with a total contract value of approximately $3.5 million, two of which have been delivered to the end customer.

The Distribution Agreement with Visiontec has a three year term and can be terminated by Visiontec one year following a change of 50% or more of ScanTech’s ownership. Orders may be cancelled prior to shipment subject to a 3% restocking fee. Other than payment from Visiontec to ScanTech for units sold by Visiontec pursuant to purchase orders, the Distribution Agreement does not provide for any payments between the parties.

We may continue to pursue agreements with third-parties that manufacture conveyance systems to sell SENTINEL with such systems as a bundled solution.

We will need to significantly expand our sales and marketing activities as we transition from a focus on research and development to manufacturing and selling our security scanners at commercial scale.

Manufacturing

Currently, all manufacturing, assembly and pre-delivery testing of SENTINEL units is done by ScanTech at our facility in Buford, Georgia. We anticipate that we will need to engage a third-party technological manufacturer in order to manufacture SENTINEL at commercial scale, but intend to continue assembling SENTINEL units in-house. We have initiated discussions and preliminary planning with a multinational manufacturer regarding volume manufacturing and assembly support, but have not yet entered into a binding agreement.

The time period from order receipt to delivery of a SENTINEL system is currently approximately four months. We expect that this product time will be reduced as we expand our manufacturing staff, improve our manufacturing techniques and engage a third-party technological manufacturer.

We rely upon third-party contract manufacturers and suppliers, located within the United States, for substantially all the components of our SENTINEL systems. The majority of these components have multiple sources, but several come from sole-source suppliers.

Research and Development

Our research and development efforts are focused on continual improvement to SENTINEL’s software, algorithms and hardware components.

Our internal research and development efforts have been supplemented by strategic technology development relationships with leading research centers such as Lawrence Livermore National Laboratory (“LLNL”) and Sandia National Laboratory (“SNL”), which have since lapsed. Currently, we have one ongoing collaborative arrangement, our Cooperative Research and Development Agreement (“CRADA”) with Department of Homeland Security (the “DHS”), which is focused on developing, improving and optimizing the performance of SENTINEL. The CRADA expires on November 5, 2025 and provides for collaboration between ScanTech and the TSL in developing, improving and optimizing the performance of the Sentinel to promote and strengthen transportation security.

Pursuant to the CRADA, the TSL is helping ScanTech collect data to refine the system’s detection capabilities (readiness assistance) and performing tests of the system’s detection performance and providing feedback to ScanTech (readiness testing). If any patentable intellectual property is developed pursuant to the CRADA (an “Invention”), ScanTech will grant the U.S. government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the Invention or have the Invention practiced throughout the world by or on behalf of the U.S. government for research or other U.S. government purposes.

Intellectual Property

We have a patent portfolio of two (2) patents exclusively licensed from ScanTech/IBS IP Holding Company, LLC, as described below. Both of these patents are utility patents.

Patent	Issue Date	Expiration Date	Country	Title
7,952,304	2011-05-31	2027-05-02	U.S.	Radiation System
8,339,071	2012-12-25	2028-02-05	U.S.	Particle Accelerator Having Wide Energy Control Range

Our patents are licensed to us from ScanTech/IBS IP Holding Company, LLC (“IP Holdco”), a wholly-owned subsidiary of ScanTech Holdings, LLC formed as a bankruptcy remote-entity to hold intellectual property. Pursuant to a license agreement dated June 1, 2011 (the “License Agreement”), ScanTech has a perpetual, royalty free license to these patents (the “Licensed IP”) in the field of scanning, inspection, detection and/or identification in security, law enforcement and defense applications (the “Field”). No amounts are payable between ScanTech and IP Holdco pursuant to the License Agreement. The license lasts until the revocation, invalidation or expiration of the Licensed IP. ScanTech also granted IP Holdco a non-exclusive license to use outside of the Field any improvements to the Licensed IP developed by ScanTech. IP Holdco may sublicense these improvements, subject to negotiation between the parties.

We also rely upon trade secrets, know-how and continuing technological innovation to develop and maintain our competitive position. We seek to protect our proprietary rights through a variety of methods, including confidentiality agreements and proprietary information agreements with suppliers, employees, consultants and others who may have access to proprietary information, under which they are bound to assign to us inventions made during the term of their employment or term of service.

Facilities

ScanTech leases a facility from VJ Properties, LLC (VJP) with approximately 14,000 rentable square feet of combined office and warehouse space located at 1735 Enterprise Dr., Buford, GA 30518. We will likely expand our facilities starting approximately one year after the closing of the Business Combination, as we advance our business plan and work to commence manufacturing on a commercial scale.

On March 1, 2024, the Company entered into a month-to-month operating lease with VJP for combined office, workshop, manufacturing and warehouse space located in Buford, Georgia. As of December 31, 2024, the Company had one operating lease. The Company currently pays a rent of $15,773 per month for the leased space located in Buford, Georgia.

Employees

As of March 31, 2025, ScanTech employed approximately 19 full-time employees, all of whom are based in Buford, Georgia.

Corporate Restructuring

ScanTech’s Operating Agreement currently provides for three series of units. Series A Units are preference units with a coupon, the majority of which are redeemable and a small portion of which are non-redeemable, and are all non-voting, Series B Units are voting common units and Series C Units are similar to profits interests and are granted under the 2012 Equity Incentive Plan (the “2012 Plan”). Prior to the Closing of the Business Combination, ScanTech intends to amend and restate its Operating Agreement in connection with a corporate restructuring to convert all outstanding units into a single series.

Government Regulation

We are subject to various laws, regulations, and permitting requirements of federal, state, and local authorities, related to health and safety, anti-corruption, and export controls. We believe that we are in material compliance with all such laws, regulations, and permitting requirements.

In addition, our applications for TSA certifications implicate certain classified or sensitive information of the United States government, and we are therefore subject to the National Industrial Security Program Operating Manual and federal statutes regarding the protection of Sensitive Security Information (as defined in 49 CFR Part 1520). Our products will also be subject to export controls administered by the U.S. Department of Commerce.

In Canada, we are subject to Health Canada’s Radiation Devices Act which regulates the type and amount of radiation emitted by our devices. To date, our SENTINEL units in Canada have been inspected by Health Canada and have been found to be in compliance with applicable regulatory requirements.

We believe that we are in material compliance with all applicable laws, regulations and permitting requirements. Our future success depends on our ability to comply with regulatory standards such as those set forth above, and in particular, the requirements of TSA and ECAC. Failure to meet these standards, changes in the rules, requirements or operational procedures applicable to our business generally, and evolving frameworks could negatively impact our business. Further, as regulatory frameworks evolve, they may increase our operating expenses, make compliance more difficult or impact our operating protocols, and divert management’s attention from other initiatives.

Legal Proceedings

From the first quarter of 2017 through October 31, 2023, the Company did not remit U.S. federal taxes from amounts withheld from employee wages, and also did not remit the employer portion of such taxes. In addition, during the same period, the Company did not file quarterly federal tax returns on Form 941 to report income taxes and payroll taxes withheld from employee wages. As a result, the Company has an accrued payroll tax liability on its balance sheet that amounted to $5.4 million as of December 31, 2023. Although we are actively discussing a settlement with the IRS, there can be no assurance that that the IRS will agree to the terms of a settlement and not instead demand immediate payment of the amounts due. Even if a settlement offer is accepted, the terms of any settlement may require substantial upfront payments, which we may not have sufficient funds available for. In addition, willful failure to comply with statutory obligations to collect, account for and pay over taxes imposed on employees is a federal criminal offense. There can be no assurance that the Department of Justice will not commence criminal charges against us and our management for failure to remit payroll taxes to the IRS.

For the payroll period from November 1, 2023 to November 30, 2023, the payments on income taxes withheld and the employee and employer portion of the payroll taxes were made on December 15, 2023. The failure to deposit penalty and associated interest was calculated and recorded in Balance Sheets under the caption of accrued federal tax liability, penalties and interest.

From December 15, 2023 to December 31, 2023, the Company was able to file the federal tax returns on time on Form 941, 943 and 944 to report income taxes withheld and payroll taxes withheld from employee wages and paid in full to IRS for the employee taxes withheld and the employer portion of the payroll taxes for the then current payroll periods.

On August 15, 2019, the Superior Court of Fulton County Georgia issued its Order Charging Judgment Debtors (the “Charging Order”). This Charging Order pertained to Judgment Debtors ScanTech Holdings and ScanTech Security and prohibited certain related entities, including the Company, from making distributions to ScanTech Holdings or ScanTech Security. The Charging Order specifically mandated that “all distributions that would otherwise be made to or on behalf of ScanTech Holdings or ScanTech Security shall be paid to Epstein, Becker & Green, P.C. (EBG) instead of being paid to ScanTech Holdings or ScanTech Security until the Judgments are paid in full with interest.”

Subsequent to the issuance of the Charging Order, the Company made a series of payments to third parties on behalf of ScanTech Holdings and ScanTech Security. These payments, which totaled at least $54,000, included the payment of legal fees incurred by ScanTech Holdings and ScanTech Security to defend themselves in the ongoing legal action. The Company intends to address this matter in accordance with the legal process and is taking steps to rectify the situation by working with the Court to ensure full compliance with the Charging Order.

Other than the above, ScanTech is not currently a party to any material legal proceedings. From time to time, we may be subject to various legal proceedings and claims that arise in the ordinary course of our business activities. Although the results of litigation and claims cannot be predicted with certainty, any such future litigation could have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

MANAGEMENT

Executive Officers and Directors After the Business Combination

The business and affairs of ScanTech AI are managed by or under the direction of the Board.

The following table sets forth the name, age and position of each of the directors and executive officers of the Company:

Name	Age	Position
Executive Officers
Dolan Falconer	67	President & Chief Executive Officer
James C. White, Jr.	48	Chief Financial Officer
Marion “Rocky” Starns	74	Executive Vice President & Chief Operating Officer
Dr. Christopher Green	45	Vice President & Chief Technology Officer
Dr. Alfred Forbes IV	47	Vice President & Chief Science Officer
Board of Directors
Bradley Buswell (1) (2)	61	Chairman and Director
Dolan Falconer	67	Director
James Jenkins (2) (3)	60	Independent Director
Keisha Bottoms (2) (3)	54	Independent Director
Thomas McMillen (1) (3)	72	Independent Director
Michael McGarrity (1)	56	Independent Director
(1)	Member of nominating and corporate governance committee.
(2)	Member of compensation committee.
(3)	Member of audit committee.

Executive Officers

Dolan Falconer has served as President and Chief Executive Officer of of the Company since the Business Combination. Mr. Falconer has over thirty years of extensive experience managing advanced technological development programs for private corporations and the federal government. Mr. Falconer has been the President & CEO of the ScanTech Identification Beam Systems, LLC since 2011, where he manages day-to-day operations of the company its development and commercialization of advanced X-ray inspection systems for homeland security applications. He is also founder and CEO of ScanTech Holdings, LLC and was a key member of the management and technical team that developed the core electron beam technology that is the cornerstone of the company. He also serves as Chairman of Reveam, a private company developing electronic beam systems for applications in food treatment. Other key roles and positions have included being founder and Executive Vice President of Parallax, Inc., a Division Manager for United Energy Services and Regulatory Compliance Specialist with Nuclear Energy Consultants; a Reactor Engineer and Resident Inspector with the U.S. Nuclear Regulatory Commission and a Graduate Research Fellow in Nuclear Sciences for the E.I. DuPont De Nemours Company. Mr. Falconer is an alumnus of the Georgia Institute of Technology, with a B.S. in Nuclear Engineering and an M.S. in Nuclear Engineering. Mr. Falconer’s qualifications to serve on ScanTech AI’s Board of Directors include his extensive experience as President and CEO of Scantech and his knowledge and leadership relating to scanning technology.

James C. White, Jr. has served as the Chief Financial Officer of the Company since December 2024. From January 2023 to November 2024, he was interim Chief Financial Officer of Cityscape Ventures, LLC, a construction development company, where he oversaw the preparation of annual budgets and financial statement preparation. Since 2015, Mr. White has been serving as the managing partner of Banks, Finley, White & Co., where he oversaw the firm’s quality control initiatives as well as led the firm’s financial statement and audit advisory practice. From 1999 to 2015, he was a Senior Manager in the Assurance Practice at Ernst & Young LLP. In this role, he managed audits for multinational publicly traded corporations including SEC reporting, compliance, Sarbanes-Oxley and PCAOB reporting requirements. From 2023 to 2024, he was the Chair of the Alabama Society of CPAs. He has Bachelor’s Degree in Accounting University of Maryland, College Park.

Marion “Rocky” Starns has served as Executive Vice President and Chief Operating Officer of the Company since the Business Combination. Mr. Starns has over thirty years of leadership and entrepreneurial experience in manufacturing and engineering in two Fortune 50 corporations and several privately held entrepreneurial companies. Mr. Starns is the Executive Vice President & Chief Technology Officer of ScanTech Identification Beam Systems, LLC. An Alfred P. Sloan Fellow of Stanford University’s Graduate

School of Business, Rocky has served in leadership positions including CEO of Tano Automation, CEO of Renishaw, Inc. and General Manager with The Square D Company. Since June 1, 2011, Mr. Starns has served as the Chief Technology Officer of ScanTech Identification Beam Systems, LLC, where he oversees a staff of full-time and consulting engineers, physicists, scientists, programmers and technicians involved in the design, manufacturing, testing and operation of advanced X-ray inspection systems for homeland security applications. Mr. Starns received a B.S. Electrical Engineering from the University of Texas and a M.S. Management from Stanford University.

Dr. Christopher Green has served as Vice President and Chief Technology Officer of the Company since the Business Combination. Dr. Green has over fifteen years of experience and an extensive background in computer-aided engineering design and laboratory experimentation. After receiving his Ph.D. in Mechanical Engineering from Georgia Institute of Technology, Dr. Green joined ScanTech as a Senior Program Engineer where he provided technical and programmatic leadership in the design, fabrication, and development of low energy next generation checkpoint scanners. As ScanTech’s lead algorithm developer, Dr. Green has played a key role in the development and optimization of ScanTech’s proprietary algorithms associated with threat detection in checkpoint baggage scanners. Since June 1, 2016, Dr. Green has held the position of Vice President - Engineering for ScanTech Identification Beam Systems, LLC. Dr. Green received a B.S. Mathematics from Morehouse College and a B.S. in Mechanical Engineering, a M.S. Mechanical Engineering and a PhD in Mechanical Engineering from the Georgia Institute of Technology).

Dr. Alfred Forbes has served as Vice President and Chief Science Officer of the Company since the Business Combination. Dr. Forbes began his career as a head research scientist for various experimental analyses that systematically addressed the fundamental studies of the hydrothermal technique (i.e. spontaneous nucleation, solubility and transport growth) of advanced photonic crystals. As a lead quality control chemist with the Coca-Cola Bottling Company, he was responsible for executing qualitative and quantitative quality control analysis throughout the entire production process and administered maintenance and calibration on all laboratory equipment. Hire as a lead scientist for ScanTech Identification Beam Systems, LLC, Dr. Forbes led several research programs involving low and high-energy X-rays for security applications for airport, border and port security focusing on cutting edge scintillation crystal selection and detector design and the development of advanced imaging algorithms for baggage or cargo. Since June 1, 2016, Dr. Forbes has held the position of Vice President - Science & Technology for ScanTech Identification Beam Systems, LLC. Dr. Forbes received a B.S. in Chemistry from Wofford College and a Ph.D in Chemistry from Clemson University.

Directors

In addition to Dolan Falconer, who will be a Class III Director of ScanTech AI, the members of the Board are as follows:

Bradley Buswell serves as a director and the chaiman of the board of directors of the Company. He has extensive experience in leading businesses and US government agencies. He brings experience in advising defense and security companies about business leadership and management, government contracting as well as strategic planning and execution. Well-known as a “customer first” leader and trustworthy business partner, Mr. Buswell is currently self-employed and advising companies and organizations in need of strong leadership and management experience. From April 2021 to December 2023, Mr. Buswell was Senior Vice President at Leidos, a Fortune 500® innovation company Headquartered in Reston, Virginia, with over 47,000 employees and over $14 billion in annual revenue. In this role, Mr. Buswell led Leidos’ security technology business addressing the world’s most vexing challenges in national security. From September 2013 to July 2015, Mr. Buswell was president of the North Americas division of Rapiscan Systems, a world leader in state-of-the-art security screening products, services and solutions. He also led the launch of the Real Time Tomography product line, ensuring US government certification of the technology for aviation screening and securing the first competitive contracts for installation in European airports. Prior to joining Rapiscan, Mr. Buswell was president and chief executive of Morpho Detection (previously General Electric Homeland Protection prior to being acquired by Safran, a French aerospace and defense company) from July 2010 to July 2013. He developed and implemented a growth-targeted strategy for Morpho Detection, translating global security needs into a market leading products and services portfolio through internal investment and strategic acquisitions. He joined Morpho Detection from his previous role at the United States Department of Homeland Security as Deputy Under Secretary for Science and Technology where he led a 1200 staff in the development of technologies in support of DHS operating components including the Transportation Security Administration, Customs & Border Protection, the US Secret Service and the Federal Emergency Management Agency, as well as state and local first responders. Following that role, he served as the acting Undersecretary during the first year of the Obama administration. Mr. Buswell’s previous experience includes Government Relations Manager for General Electric’s Global Research Center, and over 20 years as a submarine officer in the US Navy where he served in a variety of assignments at sea and ashore including Congressional Liaison for Navy R&D programs at the Navy Office of Legislative Affairs and Chief of Staff at the Office of Naval Research. Mr, Buswell graduated from the US Naval Academy with a Bachelor of Science in Systems Engineering, and the George Washington University with a Master of Business Administration.

James Jenkins serves as an independent director of the company. Mr. Jenkins is the Chief Executive Officer, Chairman and President of Lakeland Industries, Inc. and has served as a member of the Board since 2016. Mr. Jenkins previously served on Lakeland’s Board from 2012 to 2015 and was a member of Mars’ Audit and Corporate Governance Committees. Mr. Jenkins was the General Counsel and Vice President of Corporate Development until June 1, 2024 for Transcat, Inc. (Nasdaq: TRNS), a provider of calibration, repair, inspection and laboratory services, where he served as Transcat’s chief risk officer and advised management and the board of directors over matters of corporate governance and securities law. He also led Transcat’s acquisition strategy. He joined Transcat in September 2020. Prior to joining Transcat, he was a partner at Harter Secrest & Emery LLP, a regional law firm located in New York State. His practice focused in the areas of corporate governance, and general corporate law matters, including initial and secondary public offerings, private placements, mergers and acquisitions, and securities law compliance. Mr. Jenkins joined the firm in 1989 as an associate and was elected a partner effective January 1, 1997. He is a Chambers rated attorney and served as the Chair of the firm’s Securities Practice Group from 2001 to 2020 and as a member of the firm’s Management Committee from January 2007 to January 2013. From 2018 until September 2020, he served as the Partner in Charge of the firm’s New York City office. Mr. Jenkins holds a BA from Virginia Military Institute and a J.D. from West Virginia University College of Law.

Keisha Bottoms serves as an independent director of the company. She is an exceptional visionary and transformational leader, focused on driving business and government toward deeper and more equitable outcomes. Her deep business acumen, centered around results and metrics, was instrumental in successfully leading Atlanta. In a strong Mayor form of government, Keisha led an almost $2B enterprise with close to 10K employees, delivering services and fostering well-being for the over 600K residents and numerous Fortune 500 and small businesses that call Atlanta home. Keisha has also served as Senior Advisor to President Joe Biden, leading strategy and engagement on the President’s key initiatives. She serves as a member of the President’s Export Council, joining CEOs, labor leaders, and others on the principal national advisory committee on international trade. Additionally, she is a member of the Advisory Boards of Coinbase, JP Morgan Chase Advancing Black Pathways, and the University of Chicago Institute of Politics. Her steadfast leadership and equity-focused philosophy have led to numerous accolades and leadership positions, including having served as the Chair of the Community Development and Housing Committee and the Census Task Force for the United States Conference of Mayors and as a Trustee for the African American Mayors Association. Keisha was also selected to Chair the Platform Committee for the 2020 Democratic National Convention and served as the DNC’s Vice Chair of Civic Engagement and Voter Protection. Keisha is the only Mayor in Atlanta’s history to have served in all three branches of government, having served as a Judge and a City Councilmember. Tracing her family’s roots to a slave plantation in Georgia, it was Keisha’s highest honor to be named the 2020 Georgian of the Year by Georgia Trend Magazine. She also was named one of Glamour Magazine’s Women of the Year and was named a member of Ebony Magazine’s prestigious Power 100 List. She has also been honored as a BET 100 Entertainer and Innovator of the Year and was named the Smart Cities Dive’s 2020 Leader of the Year. Keisha was also the recipient of the Distinguished Civil Rights Advocate Award presented by the Lawyers’ Committee for Civil Rights Under the Law.

Thomas McMillen serves as an independent director of the company. Mr. McMillen serves as the President and Chief Executive Officer of the LEAD1 Association (formerly the DIA Athletic Directors Association) which he joined in October 2015. He previously served as Timios National Corporation’s (formerly Homeland Security Capital Corporation) Chief Executive Officer and Chairman of the Board from August 2005 and as its President from July 2011 to February 2014. Mr. McMillen has been a member of the board of directors of Nexstar Media Group, Inc. (Nasdaq: NXST), a diversified media company that produces and distributes engaging local and national news, sports and entertainment content across its television and digital platforms, since July 2014. Mr. McMillen has also served as a member of the board of directors of Castellum, Inc. (NYSE: CTM), a technology company focused on leveraging the power of information technology, since October 2022. From 1987 through 1993, Mr. McMillen served three consecutive terms in the U.S. House of Representatives representing the 4th Congressional District of Maryland. Mr. McMillen received a BS degree in Chemistry from the University of Maryland and BA and BS degrees from Oxford University as a Rhodes Scholar in Policy, Philosophy and Economics. Mr. McMillen’s qualifications to serve on the Company’s Board of Directors include his long-tenured political and business experience and leadership. During his career, he has been an active investor, principal and board member in companies in a range of industries including broadcasting, cellular, environmental technology, real estate and insurance industries, among others.

Michael McGarrity serves as an independent director of the company. Mr. McGarrity is a member of ScanTech Identification Beam Systems, LLC Board of Directors and is a recognized leader in global security with extensive private and public sector experience. Mr. McGarrity is Vice President Global Security for Capital One where he leads a skilled Capital One team to detect and mitigate risks across a global footprint. With 28 years of public service, the last 23 years with the FBI, Mr. McGarrity has led teams at all levels to protect the American people. Mike brings strong operational experience most recently serving as the Assistant Director of Counterterrorism with daily oversight of all counterterrorism operations in the FBI’s 56 field offices and almost 80 overseas offices. Mr. McGarrity was continuously recognized for his strategic vision and performance and promoted into the FBI’s most challenging and critical positions including serving as the squad supervisor of the FBI’s extraterritorial squad, first Director of the USG’s Hostage Recovery Fusion Cell, Special Agent in Charge of the Criminal Division of the New York Field Office, and Assistant Director of

Counterterrorism, the FBI’s priority mission. Mr. McGarrity served at the CIA and on the White House National Security Council as Director of Counterterrorism and has met regularly with congressional leaders, senior White House national security leaders, foreign law enforcement leaders, and cabinet officials. Mr. McGarrity is the recipient of the Distinguished Presidential Rank Award, Department of Justice Victim Assistance Award, Organized Crime and Drug Enforcement National Anniversary Award, and the Catholic University School of Law Alumni Award for Leadership and Academic Excellence. Previously, as Vice President of Global Risk Services for Global Guardian LLC, an international security firm that provides Fortune 500 businesses with integrated security, cyber, medical, and emergency response services, Mr. McGarrity worked with numerous clients to provide strategic guidance to protect their people, infrastructure, and communications. He supported clients with global travel security, cybersecurity, threat management, crisis management, and emergency response matters to protect their workforce and assets. A New Jersey native, Mr. McGarrity holds his undergraduate and law degree magna cum laude from the Catholic University of America and executive certificates form Harvard’s Kennedy School of Government, University of Virginia Darden School of Business, and Northwestern University. He is a current member of the International Association Chiefs of Police (IACP) Committee on Terrorism and past board member of the Five Eyes Leadership in Counterterrorism (LinCT) program.

Board Composition

Effective upon the consummation of the Business Combination, the ScanTech AI Board is expected to consist of no more than seven (7) directors, each of whom will serve until their respective successors have been duly elected and qualified, or until their earlier death, resignation, retirement, or removal. Following the effectiveness of the Proposed Charter, all directors elected at annual meetings of stockholders will serve non-classified terms, meaning they will be elected for one-year terms expiring at the next annual meeting of stockholders or until their successors are duly elected and qualified, subject to earlier death, resignation, or removal.

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the ScanTech AI Board to satisfy its oversight responsibilities effectively in light of its business and structure, the ScanTech AI Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Director Independence

Since our Common Stock is listed on Nasdaq, ScanTech AI is required to comply with the applicable rules of such exchange in determining whether a director is independent. The Board undertook a review of the independence of the individuals named above and have determined that each of the four independent directors qualifies as “independent” as defined under the applicable Nasdaq rules, and the Board consists of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq relating to director independence requirements. In addition, ScanTech AI is subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.

Committees of the Board of Directors

Committees of the Board

The Board directs the management of our business and affairs, as provided by Delaware law, and conduct its business through meetings of the Board and its standing committees. The Board has the following standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which operates under a written charter.

In addition, from time to time, special committees may be established under the direction of the Board when the Board deems it necessary or advisable to address specific issues. Current copies of our committee charters are posted on our website, as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this prospectus and does not form part of this prospectus.

Audit Committee

Our audit committee consist of Mr. Jenkins, Ms. Bottoms, and Mr. McMillen, with Mr. Jenkins serving as its chair. The Board determines that each of these individuals satisfies the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. Each member of audit committee satisfies the requirements for financial literacy under the applicable Nasdaq rules. In arriving at this determination, the Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

The Board determines that Mr. Jenkins qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq rules. In making this determination, the Board considered Mr. Jenkins’s formal education and previous and current experience in financial and accounting roles. Both our independent registered public accounting firm and management periodically meet privately with our audit committee.

The audit committee’s responsibilities include, among other things:

●	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
●	discussing with our independent registered public accounting firm their independence from management;
●	reviewing with our independent registered public accounting firm the scope and results of their audit;
●	pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that the Company files with the SEC;
●	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and
●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

Our compensation committee consists of Ms. Bottoms, Mr. Buswell and Mr. Jenkins, with Ms. Bottoms as its chair. The Board determines that each of Ms. Bottoms, Mr. Buswell and Mr. Jenkins are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. The Board determines that Ms. Bottoms, Mr. Buswell and Mr. Jenkins are “independent” as defined under the applicable Nasdaq listing standards, including the standards specific to members of a compensation committee. The compensation committee’s responsibilities include, among other things:

●	reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the performance of our Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the Board regarding the compensation of our Chief Executive Officer;
●	reviewing and setting or making recommendations to the Board regarding the compensation of the other executive officers;
●	making recommendations to the Board regarding the compensation of directors;
●	reviewing and approving or making recommendations to the Board regarding incentive compensation and equity-based plans and arrangements; and
●	appointing and overseeing any compensation consultants.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Mr. McMillen, Mr. Buswell, and Mr. McGarrity, with Mr. McMillen as its chair. The Board determines that each of Mr. McMillen, Mr. Buswell, and Mr. McGarrity is “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations.

The nominating and corporate governance committee’s responsibilities include, among other things:

●	identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board;
●	recommending to the Board the nominees for election to the Board at annual meetings of shareholders;
●	overseeing an evaluation of the Board and its committees; and
●	developing and recommending to the Board a set of corporate governance guidelines. We believe that the composition and functioning of nominating and corporate governance committee meets the requirements for independence under the current Nasdaq listing standards.

The Board may from time to time establish other committees.

Compensation Committee Interlocks and Insider Participation

None of the executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, that has one or more executive officers who are expected to serve as a member of the Board.

Related Person Transaction Policy

We have adopted a written Related Person Transactions Policy that set forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” Our audit committee approves only those transactions that it determines are fair to us and in our best interests.

A “Related Person Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

●	any person who is, or at any time during the applicable period was, one of our executive officers or a member of the Board;
●	any person who is known by us to be the beneficial owner of more than 5% of our voting stock;
●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and
●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related person transactions.

Clawback Policy

We have adopted a clawback policy that applies to our executive officers (the “Clawback Policy”) to comply with Nasdaq rules.

The Clawback Policy gives the Compensation Committee the discretion to require executive officers to reimburse us for any Erroneously Awarded Compensation (as defined in the Clawback Policy) that was based on financial results that were subsequently restated as a result of that person’s misconduct.

Limitation on Liability and Indemnification Matters

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time. The effect of these provisions is to eliminate the rights of us and our shareholders, through shareholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our Certificate of Incorporation permits and the Bylaws obligates us to indemnify, to the fullest extent permitted by the DGCL, any director or officer of us who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of us or is or was serving at the request of us as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. We will not be obligated to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person unless the Proceeding (or part thereof) was, or is, authorized by the Board, and the Board determines to provide the indemnification, or is otherwise required by applicable law. In addition, the Bylaws require that we, to the fullest extent permitted by law, pay, in advance of the final disposition of a Proceeding, expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director in defending any Proceeding, upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under the Bylaws or the DGCL.

We expect to enter into an indemnification agreement with each of its directors and executive officers that provides for indemnification to the maximum extent permitted by Delaware law.

We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers. The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

EXECUTIVE COMPENSATION

ScanTech is an emerging growth company as such term is defined under the Exchange Act. This section discusses the material elements of compensation awarded to, earned by or paid to ScanTech’s principal executive officer and other executive officers. We have also included the material elements of compensation awarded to, earned by or paid to other officers of ScanTech who may be named executive officers of the Business Combination. Together, these officers are referred to as “named executive officers” or “NEOs.”

Other than as set forth in the table and described more fully below, ScanTech did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to the named executive officers. The compensation reported in this summary compensation table below is not necessarily indicative of how we will compensate our named executive officers in the future.

Each of our NEOs will enter into a new employment agreement with ScanTech AI, which agreements will provide for increased base salaries and target annual bonus opportunities. We expect that the Compensation Committee will determine ScanTech AI’s compensation framework as a result of becoming a publicly-traded company, and its compensation program could vary significantly from ScanTech’s historical practices.

Summary of Historical Compensation of ScanTech’s Executive Officers

					Equity	All Other
		Salary		Bonus	Award	Compensation	Total
Name and Principal Position	Year	($)		($)(1)	($)	($)(2)	($)
Dolan Falconer	2024	340,000		30,000	800,577	—	1,170,577
Chief Executive Officer	2023	370,491	(4)	—	101,787	3,193	475,471
	2022	375,364	(3)	—	184	2,859	378,407
	2021	295,000		10,256	—	3,658	308,914
	2020	311,999		—	—	4,344	316,343
Marion “Rocky” Starns	2024	335,000		142,000	400,000	—	877,000
Chief Technology Officer	2023	295,000		—	—	15,145	310,145
	2022	295,000		—	—	2,859	297,859
	2021	295,000		13,292	—	3,658	311,950
	2020	344,584		—	—	4,344	348,928
Dr. Christopher Green	2024	305,000		100,000	300,000	—	705,000
Vice President, Engineering	2023	267,000		—	—	—	267,000
	2022	267,000		—	—	—	267,000
	2021	267,000		12,125	—	—	279,125
	2020	267,000		—	—	—	267,000
James C. White, Jr.	2024	275,000		42,000	270,000	—	587,000
Chief Financial Officer
Dr. Alfred Forbes IV	2024	305,000		100,000	300,000	—	705,000
Vice President & Chief Science Officer
(1)	Represents amounts granted in consideration of agreements to extend salary deferrals implemented as a cost-saving measure during the COVID-19 pandemic.
(2)	Represents premiums paid for life insurance policies.
(3)	Includes $80,364 of fees accrued for deferred compensation and back pay in 2022.
(4)	Includes $75,491 of fees accrued for deferred compensation and back pay in 2023.

Existing NEO Employment Agreements

On June 1, 2018, ScanTech entered into a consulting agreement with Mr. Falconer (the “Falconer Agreement”), pursuant to which Mr. Falconer serves as ScanTech’s Chief Executive Officer. Pursuant to the agreement, Mr. Falconer is entitled to an annual base salary of $324,140. In August 2020, Mr. Falconer voluntarily reduced his base salary to $295,000. If Mr. Falconer’s engagement is terminated by ScanTech without Cause or by Mr. Falconer for Good Reason (each as defined in the Falconer Agreement), he is entitled to one year’s consulting fee.

On June 1, 2011, ScanTech entered into an employment agreement with Mr. Maron ‘Rocky’ Starns (the “Starns Agreement”), pursuant to which Mr. Starns serves as ScanTech’s Chief Technology Officer. Pursuant to the agreement, Mr. Starns is entitled to an annual base salary of $380,000 per annum. In August 2020,Mr. Starns voluntarily reduced his base salary to $295,000. If Mr. Starns’ employment is terminated by ScanTech without Cause (as defined in the Starns Agreement), he is entitled to six months’ base salary.

On June 1, 2014, ScanTech entered into an employment agreement with Dr. Christopher Green (the “Green Agreement”) to serve as ScanTech’s Director of Engineering. Dr. Green was subsequently promoted to Vice President of Engineering. Pursuant to the agreement, Dr. Green is entitled to an annual base salary of $178,700, which has been subsequently increased to $267,000. If Dr. Green’s employment is terminated by ScanTech without Cause or by Dr. Green for Good Reason (each as defined in the Green Agreement), he is entitled to one year’s base salary.

Pursuant to their respective agreements, each of the foregoing officers is eligible to participate in a number of SccanTech-sponsored benefit plans, programs and arrangements.

Long Term Equity Compensation Plans

The Plan provides for grants of Series C Units to eligible participants, which units are equivalent to profits interests. The ScanTech Board administers the 2012 Plan and determines the exercise, vesting and expiration period of grants under plan. The aggregate number of Series C Units that may be reserved for awards under the 2012 Plan (the “Reserve”) is equal to 15% of the total number of Series B Units and Series C Units outstanding at any given time. As of September 30, 2023, 100% of Series C Units in the Reserve had been granted.

Health and Welfare Plans

Our NEOs are eligible to participate in the employee benefit plans that we offer to our employees generally, including medical, life and accidental death and dismemberment, and short- and long-term disability benefits.

2024 Non-Employee Director Compensation

The following table sets forth information regarding the compensation earned for service on our Board by our non-employee directors during the year ended December 31, 2024. The compensation for Mr. Falconer as an executive officer is set forth above under “— Summary Compensation Table.”

	Fees Earned
	or Paid	Equity	All Other
	in Cash	Awards	Compensation	Total
Name	($)	($)	($)	($)
James Jenkins	50,000	200,000	—	250,000
Keisha Bottoms	48,500	200,000	—	248,500
Bradley Buswell	45,000	200,000	—	245,000
Thomas McMillen	47,500	200,000	—	247,500
Michael McGarrity	42,500	200,000	—	242,500

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Unless described below, during the last two fiscal years, there are no transactions or series of similar transactions to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of the Company’s total assets at year-end for the last two completed fiscal years; and
●	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

ScanTech/IBS IP Holding Company, LLC

The Company licenses certain key intellectual property from ScanTech/IBS IP Holding Company, LLC (“ScanTech IP Holdco”). The license agreement between ScanTech IP Holdco and the Company provides for a perpetual, royalty free license and survivability in the event of a Chapter 11 bankruptcy of ScanTech IP Holdco. ScanTech IP Holdco has no employees and is a manager-managed LLC. John Redmond and Dolan Falconer are the controlling managers of ScanTech IP Holdco. As of March 31, 2025 and December 31, 2024, there were no liabilities or payables owed to ScanTech IP Holdco from the Company and there were no receivables due to the Company from ScanTech IP Holdco.

John Redmond

As of March 31, 2025, only three loans, together totaling $2.4 million, issued by St. James Bank and Trust Company Ltd (“SJBT”) via the promissory note agreements between Azure LLC and ScanTech remained on the balance sheet. The remaining loan balances, along with the related accrued interest payables, had been converted into shares of the Company’s Common Stock at the closing of the Business Combination. The settlement was treated as a capital transaction, with the corresponding gain being recorded in additional paid-in capital, as the settlement was deemed to be a troubled debt restructuring. As of December 31, 2024, the Company’s outstanding loan balances with these entities, including accrued interest, were approximately $61.3 million. As of December 31, 2024, the Company was in default on all notes held by Azure.

The conversion feature did not meet the definition of a derivative and did not contain a significant premium. Therefore, the Company did not account for the conversion feature separately. Mr. Redmond also has an intercreditor agreement with the Seed financing noteholders, which provides drag-along conversion and certain collateral agency rights under certain terms and conditions. The drag-along conversion rights were deemed to be a contingent conversion feature, which would not require recognition until the contingency is met. The drag-along conversion rights also did not meet the definition of a derivative. These drag-along conversion rights were exercised and no longer outstanding upon the consummation of the business combination.

On February 7, 2025, the Company entered into a non-binding refinance term sheet with NACS, LLC, John Redmond, and SJBT. Under the terms of this agreement, the Company was to issue 316,616 shares of common stock to SJBT. SJBT would then sell these shares, subject to a leak-out agreement, and use the sale proceeds to repay the carryforward amounts of the existing loans. The proceeds from the share sales were specifically applied to reduce the accrued and unpaid interest on the Azure loans.

The following table lists the accrued interest and principal balances of the notes issued to related parties associated with John Redmond, the Company’s Chairman. (See Note 11 – Debt and Warrant Liabilities for terms and details of John Redmond series of notes)

	As of March 31, 2025			As of December 31, 2024
	Interest	Principal		Interest	Principal
Entity	Payable	Payable	Total	Payable	Payable	Total
Azure, LLC	$143,983	$2,275,000	$2,418,983	$3,095,947	$6,831,987	$9,927,934
NACS, LLC	—	—	—	25,052,756	11,493,949	36,546,705
Assumed notes	—	—	—	11,092,887	3,770,119	14,863,006
Total	$143,983	$2,275,000	$2,418,983	$39,241,591	$22,096,055	$61,337,646

Mr. Redmond also paid expenses on behalf of the Company which were not included as principal balance in any of Mr. Redmond’s outstanding loans. As of September 30, 2024 and December 31, 2023, Mr. Redmond’s outstanding expense advances were $1.3 million and $0.7 million, respectively. These items are presented in the Balance Sheets under the caption of related parties payables.

Dolan Falconer

Mr. Falconer, the CEO of the Company, paid for certain expenses on behalf of the Company. On September 26, 2024, the Company entered into a conversion and mutual release agreement with Mr. Falconer, the Company’s CEO. Under the terms of the agreement, the parties agreed that it would be mutually beneficial for Mr. Falconer to convert all of his deferred compensation, totaling $1,189,716, into 275,751 shares of the Company’s Common Stock upon the closing of the Business Combination.

The total deferred compensation of $1,189,716 as of December 31, 2024 is comprised of the following components: deferred compensation of $726,318, associated late fees of $247,321, a deferred incentive of $41,651, unpaid hardship compensation of $16,899, and a payable balance of $208,727 for operating expenses paid on behalf of the Company. This total is partially offset by employee advances of $51,200. These amounts were presented on the Company’s balance sheet as of December 31, 2024, under the following captions: accrued compensation ($1,032,189), related parties payables ($208,727), and other current assets ($51,200).

Ben DeCosta

Mr. DeCosta is a member of the Board of Directors of the Company. Mr. DeCosta has an outstanding promissory note with the Company with a principal balance of $250,000 and a stated interest rate of 15% per annum. As of March 31, 2025 and December 31, 2024, the balance of Mr. DeCosta’s promissory note were $zero and $720,000, respectively, including all principal and unpaid accrued interest. The principal of $250,000 was presented in the Balance Sheets under the caption of short-term debt from related parties, net. The interest payables is presented in the Balance Sheets under the caption of interest payable to related parties.

Alice Wilson

Ms. Wilson is the sister of Mr. Falconer. Ms. Wilson has extended an expense advance on behalf of the Company. The balance of Mrs. Wilson’s expense advance as of March 31, 2025 and December 31, 2024 was $20,000. The amount was presented in the condensed consolidated balance sheets under the caption of related parties payable.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of Common Stock, as of August 12, 2025, by:

●	each person known by ScanTech AI to be the beneficial owner of more than 5% of the Common Stock;
●	each of the named executive officers and directors of ScanTech AI; and
●	all of the executive officers and directors of ScanTech AI as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the Commission. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such powers within 60 days. Unless otherwise indicated, ScanTech AI believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

The beneficial ownership set forth below is based on 58,141,884 shares of our Common Stock issued and outstanding as of August 12, 2025:

	Beneficial Ownership
	Common Stock
Name and Address of Beneficial Owner	Shares	% of Class
Directors and Officers
Dolan Falconer	280,751	0.54%
James Jenkins	51,750	0.10%
Marion “Rocky” Starns	44,236	0.08%
Dr. Christopher Green	38,534	0.07%
Michael McGarrity	5,000	0.01%
Bradley Buswell	—	—
Keisha Lance Bottoms	—	—
Charles McMillen	—	—
All directors and officers	1,362,501	2.62%
5% Holders
SEAPORT GROUP SIBS LLC	10,903,181	20.94%

SELLING SECURITYHOLDERS

The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the Shares set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the Shares after the date of this prospectus.

The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the Shares, that may be offered from time to time by each Selling Securityholder pursuant to this prospectus. The Selling Securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Moreover, the securities identified below include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the Selling Securityholders. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. See “Plan of Distribution.”

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of their Shares. The Selling Securityholders may offer all or part of the Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Because the Selling Securityholders may offer all, some or none of their securities, no definitive estimate as to the number of Shares that will be held by the Selling Securityholders after an offering can be provided. We will not directly receive any of the proceeds from the sale of the Shares sold by the Selling Securityholders.

The information in the table below is based upon information provided by the Selling Securityholders.

	Securities		Securities
	Owned Before		to	Securities Owned After the
	the Offering		be Sold	Offering
Name of Selling Securityholder	(1)	% (2)	(3)		% (4)
Steele Interests SIBS LLC (5)	1,000,000	1.72%	1,000,000	—	—
Aegus Corp.	427,380	0.74%	427,380	—	—
MG Partners, LLC	75,000	0.13%	75,000	—	—
Polar Multi-Strategy Master Fund	3,000,000	5.16%	3,000,000	—	—
St. James Bank & Trust Co Ltd.	316,616	0.54%	316,616	—	—
Bay Point Capital Partners LP	200,000	0.34%	200,000	—	—
Catalytic Holdings I, LLC	100,000	0.17%	100,000	—	—
NACS, LLC	800,000	1.38%	800,000	—	—
TH Investor, LP	1,700,000	2.92%	1,700,000	—	—
Maximcash Fund Partnership LLC	1,250,000	2.15%	1,250,000	—	—
Seaport Group SIBS LLC	10,903,181	18.75%	2,553,181	8,350,000	21.61
340 Broadway Holdings, LLC (6)	4,039,787	6.95%	4,039,787	—	—
Southern Point Capital Corporation (6)	4,039,787	6.95%	4,039,787	—	—
(1)	The amounts set forth in this column reflect the number of Shares owned by the Selling Securityholder as of August 12, 2025.

(2)	Assumes the Selling Securityholder does not sell any of the common stock that it beneficially owns as of the date of this prospectus. The percentage of the Company’s Shares beneficially owned is computed based on 58,141,884 shares of Common Stock issued and outstanding as of August 12, 2025.
(3)	The amounts set forth in this column are the number of Shares that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other Shares that the Selling Securityholder may own beneficially or otherwise. Also, assumes the Selling Securityholder does not sell any of the other Shares that it beneficially owns as of the date of this prospectus.
(4)	Assumes the Selling Securityholder sells all of the Common Stock covered by this prospectus.
(5)	Steele Interests SIBS LLC, together with its affiliates, Steele Interests SIBS II LLC, Steele Interests SIBS III LLC, and Steele Interests SIBS IV LLC, collectively beneficially owns a total of 1,000,000 shares of Common Stock.
(6)	340 Broadway Holdings, LLC and Southern Point Capital Corporation each currently hold 1,047,765 shares of Common Stock issued pursuant to a securities purchase agreement and related senior secured convertible promissory note. In addition, the Company is obligated to register an estimated 2,992,022 additional shares for each stockholder, representing the shares of Common Stock into which the note principal is convertible. As a result, the total number of Common Stock to be registered for resale is 4,039,787 for each of these stockholders.

DESCRIPTION OF SECURITIES

General

The authorized capital stock of the Company consists of 500,000,000 shares of common stock, $0.0001 par value per share.

Common Stock

Our Charter authorizes one class of common stock.

Dividend Rights

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Delaware common law also imposes a solvency requirement in connection with the payment of dividends.

Holders of the Common Stock may be entitled to receive dividends out of funds legally available therefor if Board, in its discretion, determines to authorize the issuance of dividends and then only at the times and in the amounts that Board may determine.

Voting Rights

Holders of the Common Stock will be entitled to one vote for each share held as of the record date for the determination of the shareholders entitled to vote on such matters, including the election and removal of directors, except as otherwise required by law. Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our Charter does not authorize cumulative voting and will provide that no shareholder will be permitted to cumulate votes at any election of directors. Consequently, the holders of a majority of the outstanding shares ofCommon Stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Right to Receive Liquidation Distributions

If the Company becomes subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of the Common Stock, subject to prior satisfaction of all outstanding debt and liabilities.

Other Matters

All outstanding shares of Common Stock will be fully paid and nonassessable. Common Stock will not be entitled to preemptive rights and will not be subject to redemption or sinking fund provisions.

Preferred Stock

There are currently no plans to issue any shares of the preferred stock. The Board will be authorized, subject to limitations prescribed by the DGCL, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. The Board will be empowered to increase or decrease the number of shares of any series of the preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. The Board will be able to authorize the issuance of the preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of the preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the

Company and might adversely affect the market price of Common Stock and the voting and other rights of the holders of the Common Stock.

Board of Directors

The Board consists of six directors. Our Charter and Bylaws provide that the number of directors shall be fixed only by resolution of the board of directors. Directors are elected by a majority of all of the votes cast in the election of directors.

Removal of Directors

Our Charter and Bylaws provide that stockholders may only remove a director for cause and only by the affirmative vote of the holders of a majority of the issued and outstanding capital stock of the Company entitled to vote in the election of directors, voting together as a single class.

Board of Directors Vacancies

Our Charter and Bylaws authorize only a majority of the remaining members of the Board, although less than a quorum, to fill vacant directorships, including newly created directorships. In addition, the number of directors constituting the Board will be permitted to be set only by a resolution of the Board. These provisions would prevent a shareholder from increasing the size of the Board and then gaining control of the Board by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of the Board and will promote continuity of management.

Stockholders Action; Special Meeting of Stockholders

Our Charter and Bylaws provide that our stockholders may not take action by written consent but may only take action at annual or special meetings of the stockholders. As a result, a holder controlling a majority of the Common Stock would not be able to amend the Bylaws, amend the Charter or remove directors without holding a meeting of our stockholders called in accordance with the Charter and Bylaws. The Charter and Bylaws further provide that special meetings of shareholders of the Company may be called only by the Board, the Chairperson of the Board, or the Chief Executive Officer or the President of the Company, thus prohibiting stockholders action to call a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of the Common Stock to take any action, including the removal of directors.

Advance notice requirements for stockholders proposals and director nominations

The Charter provides that advance notice of stockholders nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company must be given in the manner and to the extent provided in the Bylaws. The Bylaws provides that, with respect to an annual meeting of our stockholders, nominations of persons for election to the board of directors and the proposal of other business to be transacted by the stockholders may be made only (i) pursuant to the Company’s notice of the meeting, (ii) by or at the direction of the Board, (iii) as provided in the certificate of designation for any class or series of preferred stock or (iv) by any stockholders who was a stockholders of record at the time of giving the notice required by the Bylaws, at the record date(s) set by the board of directors for the purpose of determining stockholders entitled to notice of, and to vote at, the meeting, and at the time of the meeting, and who complies with the advance notice provisions of the Bylaws.

With respect to special meetings of stockholders, only the business specified in the Company’s notice of meeting may be brought before the meeting. Nominations of persons for election to the board of directors may be made only (i) by or at the direction of the Board or (ii) if the meeting has been called for the purpose of electing directors, by any stockholders who was a stockholders of record at the time of giving the notice required by the Bylaws, at the record date(s) set by the board of directors for the purpose of determining stockholders entitled to notice of, and to vote at, the meeting, and at the time of the meeting, and who complies with the advance notice provisions of the Bylaws.

The advance notice procedures of the Bylaws provide that, to be timely, a stockholder’s notice with respect to director nominations or other proposals for an annual meeting must be delivered to the Company’s secretary at the principal executive office of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after the first anniversary of the date of the preceding year’s annual meeting, to be timely, a shareholder’s notice must be delivered not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

These provisions might preclude stockholders of the Company from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of shareholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

No cumulative voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Charter will not provide for cumulative voting and will provide that no stockholder will be permitted to cumulate votes at any election of directors.

Amendments to Certificate of Incorporation and Bylaws

Except for those amendments permitted to be made without stockholders’ approval under Delaware law or the Amended and Restated Certificate of Incorporation, the Charter generally may be amended only if the amendment is first declared advisable by the board of directors and thereafter approved by holders of a majority of the outstanding stock of the Company entitled to vote thereon. Any amendment of certain provisions in the Charter will require approval by holders of at least two-thirds of the voting power of the then-outstanding voting securities of the Company entitled to vote thereon, voting together as a single class. These provisions include, among others, provisions related to the classified board structure, board composition, removal of directors, indemnification and exculpation, cumulative voting rights, preferred stock, exclusive forum provisions, provisions related to shareholder action and advance notice, corporate opportunities and amendments to the charter, in each case as summarized in this prospectus.

The Board will have the power to adopt, amend or repeal any provision of the Bylaws. In addition, stockholders of the Company may adopt, amend or repeal any provision of the Bylaws with the approval by the holders of a majority of the voting power of the shares present in person or by proxy at the meeting of stockholders and entitled to vote on the matter. Any amendment of certain provisions in the Bylaws will require approval by holders of at least majority of the voting power of the then-outstanding voting securities of the Company entitled to vote thereon, voting together as a single class. These provisions include, among others, provisions related to meetings of stockholders, the powers and composition of the board of directors, removal of directors, indemnification of directors and officers and amendments to the Bylaws.

Authorized but Unissued Capital Stock

Delaware law does not require shareholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq Stock Market, which apply so long as the Common Stock remains listed on Nasdaq, require shareholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Exclusive Forum

The Charter will provide that, unless otherwise consented to by the Company in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, shareholder, employee or agent of the Company to the Company or the stockholders; (iii) any action asserting a claim against the Company or any current or former director, officer, shareholder, employee or agent of the Company relating to any provision of the DGCL or the Charter or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action asserting a claim against the Company or any current or former director, officer, shareholder, employee or agent of the Company governed by the internal affairs doctrine of the State of Delaware, in each such case unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. The Charter will further provide that, unless otherwise consented to by the Company in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint against any person in connection with any offering of the Company’s securities, asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in the Company’s securities will be deemed to have notice of and consented to this provision.

Although the Charter contains the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and, therefore, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.

Although we believe these provisions will benefit us by limiting costly and time-consuming litigation in multiple forums and by providing increased consistency in the application of applicable law, these exclusive forum provisions may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Corporate Opportunities

The Charter provides that, to the fullest extent permitted by applicable law, none of our non-employee directors nor his or her affiliates has any duty to refrain from, directly or indirectly, (x) engaging in the same or similar business activities or lines of business as the Company or (y) otherwise competing with the Company or its affiliates. In the event that any non-employee director or his or her affiliates acquire knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for the non-employee director, his or her affiliates or the Company, such non-employee director will, to the fullest extent permitted by applicable law, have no duty to communicate or offer such transaction or business opportunity to the Company or any of its affiliates and will not be liable to the Company, its affiliates or the stockholders of the Company for breach of any fiduciary duty as a director or officer of the Company solely by reason of the fact that such non-employee director or his or her affiliate pursues or acquires such opportunity for themselves, offers or directs such opportunity to another person, or does not communicate such opportunity to the Company; provided, that the Company does not renounce its interest in any corporate opportunity expressly offered or presented to any non-employee director solely in his or her capacity as a director of the Company.

Limitations on Liability and Indemnification of Directors and Officers

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Charter will permit and the Bylaws will obligate the Company to indemnify, to the fullest extent permitted by the DGCL, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company will not be obligated to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person unless the Proceeding (or part thereof) was, or is, authorized by the board of directors, the Company determines to provide the indemnification or is otherwise required by applicable law. In addition, the Bylaws require the Company, to the fullest extent permitted by law, to pay, in advance of the final disposition of a Proceeding, expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Company in defending any Proceeding, upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under the Bylaws or the DGCL.

The Company has entered into an indemnification agreement with each of its directors and executive officers that provide for indemnification to the maximum extent permitted by Delaware law.

The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers. The limitation of liability and indemnification provisions in the Charter and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company, One State Street, 30th Floor, New York, New York 10004.

Listing of Securities

Our Common Stock is listed on Nasdaq under the symbol “STAI”.

TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) with respect to their purchase, ownership and disposition of our Common Stock purchased in this offering. This discussion is for general information purposes only, is not tax advice and does not purport to be a complete analysis of all the potential tax considerations. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all in effect as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion does not address the tax considerations arising under the laws of any U.S. state, local or non-U.S. jurisdiction or under U.S. federal gift and estate tax laws. In addition, this discussion does not address any tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;
●	persons subject to the alternative minimum tax or the Medicare contribution tax on net investment income;
●	tax-exempt organizations or governmental organizations;
●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;
●	brokers or dealers in securities or currencies;
●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
●	persons that own, or are deemed to own, more than five percent of our Common Stock;
●	certain former citizens or long-term residents of the United States;
●	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);
●	persons whose functional currency is not the U.S. dollar;
●	persons who hold our Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;
●	persons who hold or receive our Common Stock pursuant to the exercise of any warrant or option or otherwise as compensation;
●	persons who hold or receive our Common Stock pursuant to conversion rights under convertible instruments;
●	persons who do not hold our Common Stock as a capital asset within the meaning of Section 1221 of the Code;
●	persons deemed to sell our Common Stock under the constructive sale provisions of the Code; or
●	persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code.

In addition, if a partnership, entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our Common Stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, entities classified as partnerships for U.S. federal income tax purposes and other pass-through entities that hold our Common Stock, as well as partners or members in such entities, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our Common Stock arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder if you are any holder of our Common Stock other than a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) or:

●	an individual who is a citizen or resident of the United States (for U.S. federal income tax purposes);
●	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate whose income is subject to U.S. federal income tax regardless of its source; or
●	a trust if it (i) is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our Common Stock. However, if we do make distributions on our Common Stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our Common Stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “— Gain on Disposition of Common Stock.”

Subject to the discussion below on effectively connected income, backup withholding and Foreign Account Tax Compliance Act, or FATCA, withholding, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the United States) are generally exempt from the withholding tax described in the previous paragraph, subject to the discussion below on backup withholding. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

If you hold our Common Stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. You may be eligible to obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Subject to the discussion below on backup withholding and FATCA withholding on Common Stock held by or through foreign entities, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock unless:

●	the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States);
●	you are a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or
●	we are treated as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our Common Stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Common Stock is regularly traded on an established securities market, your Common Stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded Common Stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our Common Stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year (provided you have timely filed U.S. federal income tax returns with respect to such losses). You should consult any applicable income tax or other treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 24% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our Common Stock effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and such requirements may be avoided if the holder provides a properly executed and appropriate IRS Form W-8 or otherwise meets documentary evidence requirements or establishing non-U.S. holder status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if we or the broker has actual knowledge, or reason to know, that you are, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, you may be able to obtain a refund or credit from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Additional Withholding Requirements under the Foreign Account Tax Compliance Act (FATCA)

The Foreign Account Tax Compliance Act and the rules and regulations promulgated thereunder, collectively FATCA, generally impose withholding tax at a rate of 30% on dividends on, and gross proceeds from the sale or other disposition of, our Common Stock paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our Common Stock paid to a “non-financial foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends on our Common Stock, and, subject to the proposed regulations described in the next sentence, will apply to gross proceeds of a sale or other disposition of our Common Stock. The Treasury Department has released proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) which, if finalized in their present form, would eliminate FATCA withholding on gross proceeds of a disposition of our Common Stock. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. You should consult your tax advisors regarding the possible implications of FATCA on your investment in our Common Stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our Common Stock, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Securityholders named in this prospectus, including their donees, pledgees, transferees or their successors, of 19,501,751 Shares.

We will not directly receive any proceeds from any sale by the Selling Securityholders of the Shares being registered hereunder. We will bear all costs, expenses and fees in connection with the registration of the Shares offered by the Selling Securityholders pursuant to this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.

The Selling Securityholders may offer and sell, from time to time, some or all of the securities covered by this prospectus. As used herein, “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest (as a gift, pledge, partnership distribution or other non-sale related transfer) selling securities received after the date of this prospectus from the Selling Securityholders. We have registered the securities covered by this prospectus for offer and sale so that those securities may be freely sold to the public by the Selling Securityholders. Registration of the securities covered by this prospectus does not mean, however, that those securities necessarily will be offered or resold by the Selling Securityholders. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Sales of the securities offered hereby may be effected by the Selling Securityholders from time to time in one or more types of transactions (which may include block transactions), including but not limited to, on Nasdaq at prevailing market prices, in negotiated transactions, through put or call options transactions relating to the securities offered hereby, through short sales of the securities offered hereby, or a combination of such methods of sale. Such transactions may or may not involve brokers or dealers. In effecting sales, brokers or dealers engaged by the Selling Securityholder may arrange for other brokers or dealers to participate. Broker-dealer transactions may include purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus, ordinary brokerage transactions or transactions in which the broker-dealer solicits purchasers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the securities offered hereby for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Any broker-dealers participating in the distribution of the securities covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those broker-dealers may be deemed to be underwriting commissions under the Securities Act. The Selling Securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any broker-dealers regarding the sale of the securities covered by this prospectus.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act (“Rule 144”), if available, or in other transactions exempt from registration, rather than under this prospectus.

The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

Upon our being notified by any Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of securities offered hereby through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

●	the name of the participating broker-dealer(s);
●	the specific securities involved;
●	the initial price at which such securities are to be sold;
●	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and
●	other facts material to the transaction.

In the event any broker-dealers are deemed to be underwriters, the sale of shares by an underwriter would constitute a material change to our plan of distribution requiring a post-effective amendment of this registration statement.

The Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities in the course of hedging positions they assume with the Selling Securityholders. The Selling Securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell the securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of shares. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge the securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act. The Selling Securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The Selling Securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

SECURITIES ELIGIBLE FOR FUTURE SALES

Prior to the Closing, we had 18,722,803 shares of Common Stock issued and outstanding. Following the Closing, as of January 2, 2025, we had 26,868,040 shares of Common Stock issued and outstanding. The shares issued in connection with the Business Combination were subject to a six-month contractual lock-up period, which expired on July 2, 2025. Accordingly, these shares became eligible for resale beginning on that date, subject to applicable securities laws. All of our shares that were issued in connection with the Business Combination became freely tradable upon the expiration of the applicable lock-up restrictions, except that shares held by persons who are deemed affiliates of the Company for purposes of Rule 144 under the Securities Act may be resold only in compliance with the requirements of Rule 144 or as otherwise permitted under the Securities Act. As of August 12, 2025, the Company has 58,141,884 shares of Common Stock issued and outstanding. Sales of substantial amounts of our Shares in the public market could adversely affect prevailing market price of the Shares.

The registration statement of which this prospectus forms a part has been filed to satisfy our obligations to register the offer and sale of Shares by certain Company shareholders. See “Selling Securityholders”.

We cannot make any prediction as to the effect, if any, that sales of our Shares, or the availability of such securities for sale, will have on the market price of our securities.

Lock-up Agreements

Pursuant to the lock up agreements entered on or about September 5, 2023, certain holders were restricted from selling or transferring any of the securities between the Closing and the date that was six (6) months after the Closing. Pursuant to the Investor Rights Agreement, certain Mars shareholders have agreed to the same restrictions, and the Sponsor and each of its transferees have agreed to similar restrictions for a period of 180 days with respect to our Common Stock held by it prior to Closing. However, following the expiration of such lock-up periods, the Sponsor and the other lock-up parties will not be restricted from selling ScanTech AI Shares held by them, other than by applicable securities laws. As a result, sales of a substantial number of ScanTech AI Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of ScanTech AI Shares.

Registration Rights Agreement

Pursuant to the Registration Rights Agreement, the Company must file a registration statement upon receipt of a demand registration request registering ordinary Common Stock held by certain securityholders of ScanTech AI and use commercially reasonable efforts to have declared effective and maintain the effectiveness of such registration.

Rule 144

Pursuant to Rule 144 under the Securities Act, a person who has beneficially owned restricted Shares for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Shares for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	one percent (1%) of the total number of Shares then issued and outstanding; or
●	the average weekly reported trading volume of the Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials); and
●	at least one year has elapsed from the time that the issuer filed Form 20-F type information with the SEC, reflecting its status as an entity that is not a shell company.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not affiliates of our company or who are affiliates of our company by virtue of their status as an officer or director may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of ours solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of our company other than by virtue of his or her status as an officer or director of our company.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases equity shares from us in connection with a compensatory stock plan or other written agreement that was executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by VCL Law LLP. Certain legal matters in connection with the securities offered hereby may be passed upon for any underwriters, dealers or agents by counsel that will be named in the applicable prospectus supplement.

EXPERTS

The audited consolidated financial statements of ScanTech Identification Beam Systems, LLC for the years ended December 31, 2024 and 2023, incorporated in this prospectus, have been so incorporated in reliance on the report (which includes as explanatory paragraph as to ScanTech Identification Beam Systems, LLC’s ability to continue as a going concern) of UHY LLP, an independent registered public accounting firm, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Shares of our Common Stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

PART 1 - FINANCIAL INFORMATION

Item 1. – Financial Statements (unaudited)

SCANTECH AI SYSTEMS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash	$771,171	$22,317
Prepaid expenses	2,990,434	164,391
R&D tax credit receivable	135,437	164,761
Accounts receivable	—	287,448
Inventory	1,319,414	1,426,140
Total current assets	5,216,456	2,065,057
Property and equipment, net	50,116	51,387
Other long term assets	36,333	36,333
Total assets	$5,302 ,905	$2,152,777
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$6,028,453	$4,733,031
Accrued expenses and other current liabilities	11,267,154	9,442,304
Accrued compensation	672,366	1,692,327
Accrued federal tax liability, penalties and interest	5,852,268	6,232,925
Interest payable	295,413	17,762,972
Interest payable to related parties	574,408	39,711,139
Dividend payable	—	427,766
Deferred revenue	1,256,236	1,621,707
Derivative liabilities	—	8,327,602
Warrant liabilities	—	16,241,092
Related parties payable	1,255,095	1,547,082
Short-term debt, net	5,795,456	27,648,051
Short-term debt from related parties, net	4,420,432	22,346,055
Accrued issuable equity	6,090,000	—
Total current liabilities	$43,507,281	$157,734,053
Long-term debt, net	3,000,000	—
Long-term debt from related parties, net	14,701,451	—
Earn-out liabilities	30,000	—
Total liabilities	$61,238,732	$157,734,053
Commitments and contingencies (Note 13)
Series A units subject to possible redemption, 9,965,000 units at a redemption value of $2.90 per unit as of December 31, 2024; none as of December 31, 2025	—	28,895,316
Shareholders’ deficit
Series A units (prior to reverse recapitalization, 245,300 units authorized, issued and outstanding as of December 31, 2024; after reverse recapitalization, no units issued and outstanding as of December 31, 2024 and March 31, 2025	—	—
Series B units (prior to reverse recapitalization, 315,539,527 units authorized, 9,906,827 issued and outstanding as of December 31, 2024; after reverse recapitalization, no units issued and outstanding as of December 31, 2024 and March 31, 2025	—	—
Series C units (prior to reverse recapitalization, 1,748,264 units authorized, 1,584,327 issued and outstanding as of December 31, 2024; after reverse recapitalization, no units issued and outstanding as of December 31, 2024 and March 31, 2025	—	—
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized; 25,609,510 shares issued and outstanding as of March 31, 2025; 14,184,397 as of December 31, 2024	2,561	1,418
Additional paid-in capital	131,227,059	—
Accumulated deficit	(187,165,447)	(184,478,010)
Total shareholders’ deficit	$(55,935,827)	$(184,476,592)
Total liabilities and shareholders’ deficit	$5,302,905	$2,152,777

The accompanying notes are an integral part of these condensed consolidated financial statements.

SCANTECH AI SYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31,
	2025	2024
Revenue	$365,471	$—
Cost of goods sold	238,592	—
Operating expenses:
General and administrative expenses	4,763,716	1,110,229
Research and development expenses	1,018,352	875,342
Depreciation and amortization	8,215	8,119
Total operating expenses	5,790,283	1,993,690
Loss from operations	(5,663,404)	(1,993,690)
Other income (expense):
Change in fair value of derivative liabilities	(827,445)	(541,639)
Change in fair value of warrant liabilities	223,162	(13,043,192)
Change in earnout liability	(30,000)	—
Transaction costs expensed	(9,665,004)	—
Gain on settlement of forward purchase agreement	1,406,669	—
Interest expense	(723,467)	(2,872,951)
Other income	—	14,019
Gains from extinguishment of debt, net	12,592,052	—
Total other income (expense):	2,975,967	(16,443,763)
Loss before income taxes	(2,687,437)	(18,437,453)
Provision for income taxes	—	—
Net loss	$(2,687,437)	$(18,437,453)
Net loss per share/unit:
Basic and diluted	$(0.12)	$(0.09)
Weighted average number of shares/units:
Basic and diluted	23,198,658	220,025,101

The accompanying notes are an integral part of these condensed consolidated financial statements.

SCANTECH AI SYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT

(UNAUDITED)

	Series A Preferred
	Nonvoting Units				Series C Profit
	Non				Interest				Additional
	redeemable		Series B Units		Nonvoting		Common Shares		Paid-In	Accumulated	Shareholders’
Three Months Ended March 31, 2025	Units	Amount	Units	Amount	Units	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2024	245,300	$—	9,906,827	$—	1,584,327	$—	—	$—	$—	$(184,476,592)	$(184,476,592)
Retroactive application of recapitalization	(245,300)	—	(9,906,827)	—	(1,584,327)	—	14,184,397	1,418	—	(1,418)	—
Adjusted Balances, beginning of period	—	—	—	—	—	—	14,184,397	1,418	—	(184,478,010)	(184,476,592)
Conversion of debt to common shares	—	—	—	—	—	—	2,248,945	225	7,917,711	—	7,917,936
Issuance of common shares for the settlement of accounts payable	—	—	—	—	—	—	1,101,868	110	2,567,242	—	2,567,352
Settlement of derivative liabilities into common shares	—	—	—	—	—	—	2,593,000	259	5,906,181	—	5,906,440
Issuance of common shares in connection with non-redemption agreements	—	—	—	—	—	—	404,076	40	901,049	—	901,089
Share-based compensation	—	—	—	—	—	—	225,000	23	470,228	—	470,250
Common shares issued in exchange for cash	—	—	—	—	—	—	303,951	30	999,970	—	1,000,000
Reverse recapitalization transactions, net	—	—	—	—	—	—	4,548,273	455	112,464 ,679	—	112,465,134
Net income (loss)	—	—	—	—	—	—	—	—	—	(2,687,437)	(2,687,437)
Balance as of March 31, 2025	—	—	—	—	—	—	25,609,510	$2,561	$131,227,060	$(187,165,447)	$(55,935,827)

	Series A Preferred
	Nonvoting Units				Series C Profit
	Non				Interest				Additional
	redeemable		Series B Units		Nonvoting		Common Shares		Paid-In	Accumulated	Shareholders’
Three Months Ended March 31, 2024	Units	Amount	Units	Amount	Units	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2023	245,300	$—	9,906,827	$—	1,584,327	$—	—	$—	$—	$(159,184,883)	$(159,184,883)
Retroactive application of recapitalization	(245,300)	—	(9,906,827)	—	(1,584,327)	—	4,584,273	454	—	(454)	—
Adjusted Balances, beginning of period	—	—	—	—	—	—	—	454	—	(159,185,337)	(159,184,883)
Adjustment to shareholder receivables	—	—	—	—	—	—	—	—	(630)	—	(630)
Preferred A Unit dividend	—	—	—	—	—	—	—	—	630	(545,989)	(545,359)
Net loss	—	—	—	—	—	—	—	—	—	(18,437,453)	(18,437,453)
Balance as of March 31, 2024	—	—	—	—	—	—	4,584,273	$454	$—	$(178,168,779)	$(178,168,325)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SCANTECH AI SYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Month Ended March 31,
	2025	2024
OPERATING ACTIVITIES
Net income (loss)	$(2,687,437)	$(18,437,453)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,215	8,120
Share-based compensation expense	470,250	—
Gain from extinguishment of debt, net	(12,592,052)	—
Change in fair value of derivative liabilities	827,445	541,639
Change in fair value of warrant liabilities	(223,162)	13,043,192
Transaction costs expensed	9,665,004	—
Gain on settlement of forward purchase agreement	(1,406,669)
Change in operating assets and liabilities:
R&D tax credit receivable	29,324	26,562
Prepaid and other current assets	(2,162,243)	(59,113)
Accounts receivable	287,448
Inventory	106,726	(149,874)
Accounts payable	2,948,225	202,786
Accrued liabilities	1,111,738	15,444
Accrued compensation	12,228	76,368
Accrued federal tax liability, penalties and interest	(380,657)	436,389
Interest payable	1,240,833	1,175,546
Interest payable to related parties	(517,366)	1,697,404
Deferred revenue	(365,471)	66,470
Payable to related parties	(83,260)	4,884
Earnout liabilities	30,000	—
Net cash provided by (used in) operating activities	(3,680,881)	(1,351,636)
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(6,944)	—
Net cash used in investing activities	(6,944)	—
FINANCING ACTIVITIES
Proceeds from loans	3,000,000	1,024,000
Proceeds from stock options and warrant exercised	30,010	—
Proceeds from settlement of forward purchase agreement	1,406,669	—
Adjustment to shareholder receivables	—	(630)
Net cash provided by (used in) financing activities	4,436,679	1,023,370
Net increase (decrease) in cash during period	748,854	(328,266)
Cash, beginning of period	22,317	333,084
Cash, end of period	$771,171	$4,818
SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES
Conversion of debt, warrant and derivatives to equity, other	$22,797,815	$—
Conversion of debt, warrants and derivatives to equity, troubled debt restructuring	$54,499,066	$—
Conversion of Seaport warrant to equity	$12,387,186	$—
Conversion of accounts payable to equity	$1,652,803	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

SCANTECH AI SYSTEMS INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 — Description of Organization and Business Operations

Organization and Nature of Operations

ScanTech AI Systems Inc. (the “Company” or “ScanTech AI”), formerly known as ScanTech Identification Beam Systems, LLC (the “Legacy Company” or “ScanTech”), is incorporated in Delaware with headquarters in Buford, Georgia. The Company is developing and deploying security screening systems that protect travelers and other members of the public from criminals, terrorists and other bad actors. It has developed a proprietary Computed Tomography scanning system that uses fixed-gantry technology to detect explosives, weapons, narcotics and other contraband. Since inception, the Company’s operations have been focused primarily on research and development, product testing, sales and marketing, as well as raising capital to support its domestic and international certification efforts.

On September 5, 2023, Mars Acquisition Corp. (“Mars”) entered into a Business Combination Agreement (as amended on December 19, 2023, April 2, 2024, April 17, 2024, and September 30, 2024, “Business Combination Agreement”) with ScanTech AI Systems Inc., a Delaware corporation and a wholly owned subsidiary of Mars, Mars Merger Sub I Corp., a Cayman Islands exempted company and a wholly owned subsidiary of the Company (“Purchaser Merger Sub”), Mars Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Company Merger Sub”), the Legacy Company, and Dolan Falconer in the capacity as the representative (the “Seller Representative”).

The Company, Purchaser Merger Sub and Company Merger Sub are newly formed entities that were formed for the sole purpose of entering into and consummating the transactions set forth in the Business Combination Agreement. The Company was a wholly-owned direct subsidiary of Mars and both Purchaser Merger Sub and Company Merger Sub are wholly-owned direct subsidiaries of the Company. Pursuant to the Business Combination Agreement, on January 2, 2025 (the “Effective Time”), each of the following transactions occurred in the following order: (a) Purchaser Merger Sub merged with and into Mars, with Mars continuing as the surviving entity (“Purchaser Merger”), and, in connection therewith, each ordinary share of Mars issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right of the holder thereof to receive, with respect to each ordinary share that is not redeemed or converted at Closing, one share of common stock of the Company (“Common Stock”); upon the consummation of the Business Combination, Mars ceased to exist as a separate legal entity, and ScanTech AI became the publicly traded parent company.; (b) Company Merger Sub merged with and into ScanTech, with ScanTech continuing as the surviving entity (“Company Merger”, and together with the Purchaser Merger, the “Mergers”), and, in connection therewith, (i) ScanTech Units issued and outstanding immediately prior to the Effective Time were cancelled in exchange for the right of the holders thereof to receive shares of Common Stock as set forth in the Business Combination Agreement and (ii) any SIBS Convertible Securities were terminated; and (c) as a result of the Mergers, Mars and ScanTech each became wholly owned subsidiaries of the Company, and the Company became a publicly traded company, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the provisions of applicable law.

Going Concern Consideration

As of March 31, 2025, the Company had $771,171 in cash, a significant working capital deficit of $38,290,825 and accumulated deficit of $187,165,447. For the three months ending March 31, 2025, net cash used in operating activities was $3,680,881. The Company’s business plan is dependent on several factors, including securing customer agreements, achieving the Transportation Safety Administration’s APSS 6.2 certification, and raising capital to fund operations, each of which may not occur. The Company is expected to continue to incur losses, and its ability to achieve and sustain profitability will depend on the achievement of sufficient revenues to support the Company’s cost structure. The Company may never achieve profitability and, unless and until it does, the Company will need to continue to raise additional capital.

We currently have very little cash resources and significantly greater current liabilities than current assets. The majority of our funding has been advances from Seaport Group SIBS LLC (“Seaport”). Should Seaport cease to make such advances prior to us obtaining other sources of financing sufficient to pay its expenses and current liabilities, we would be unable to continue in business.

Historically, we have financed operations primarily through cash generated from debt offerings and equity raises. Our primary short-term requirements for liquidity and capital are to fund general working capital and capital expenditures. Our principal long-term working capital use primarily includes research and development expenses, operational payroll and development of scanning for customers.

Our liquidity needs will be dependent on the performance of our business. We may be required to pursue additional financing sources or take other measures to improve our liquidity. As a result of the foregoing, management has determined that there is substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date these financial statements are issued.

NOTE 2 — Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), as determined by the Financial Accounting Standards Board (“FASB”) through the Accounting Standards Codification (“ASC”).

Accounting for the Business Combination

The Business Combination is accounted for as a reverse recapitalization, with Mars being treated as the acquired company and the Legacy Company treated as the accounting acquirer for financial reporting purposes. This accounting treatment is equivalent to the Legacy Company issuing stock for the net assets of Mars, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination are presented as those of the Legacy Company and the accumulated deficit of the Legacy Company has been carried forward after Closing.

All periods prior to the Business Combination have been retrospectively adjusted to reflect the reverse recapitalization. In connection with the reverse recapitalization treatment of the Business Combination, all issued and outstanding securities of Mars upon Closing were treated as issuances of the Company upon the consummation of the Business Combination.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non- emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

Recently Issued Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, requiring public entities to disclose information about their reportable segments’ significant expenses and other segment items on an interim and annual basis. Public entities with a single reportable segment are required to apply the disclosure requirements in ASU No. 2023-07, as well as all existing segment disclosures and reconciliation requirements in ASC 280 on an interim and annual basis. The Company adopted ASU No. 2023-07 during the year ended December 31, 2024. See Note 17, Segment and Geographic Information, in these notes to the financial statements for further detail.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes, which prescribes standardized categories and disaggregation of information in the reconciliation of provision for income taxes, requires disclosure of disaggregated income taxes paid, and modifies other income tax-related disclosure requirements. The updated standard is effective for us beginning with our fiscal year 2026 annual reporting period.

In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of income statement expenses, which requires disclosures of certain additional expense information on an annual and interim basis, including, among other items, the amounts of purchases of inventory, employee compensation, depreciation and intangible asset amortization included within each income statement expense caption, as applicable. The updated standard is effective for our annual periods beginning in fiscal year 2026 and interim periods beginning in the first quarter of fiscal year 2027.

Changes in Accounting Policies

The Company has consistently applied the accounting policies described in this Note 2 to all periods presented in these financial statements.

Risks and Uncertainties

The Company is currently in the development stage and has commenced principal operations and generated revenue in the second quarter of 2024. The development of the Company’s projects is subject to a number of risks and uncertainties including, but not limited to, the receipt of the necessary permits and regulatory approvals, the availability and ability to obtain the necessary financing for the manufacturing and development of projects.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The Company bases its estimates on historical experience, known or expected trends, and various other assumptions that are believed to be reasonable given the quality of information available as of the date of these financial statements. The results of these assumptions provide the basis for making estimates about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash deposits with major financial institutions over the FDIC limit. There were no cash equivalents as of March 31, 2025 and December 31, 2024.

Fair Value Measurement

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of input that may be used to measure fair value:

Level 1 Quoted prices in active markets for identical assets or liabilities that the entity can access.

Level 2 Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities.

Level 3 Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

Assets and liabilities measured at fair value are classified based on the lowest level of input that is significant to the fair value measurement. The Company reviews the fair value hierarchy classification on an as needed basis. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy. The Company recognizes transfers into and out of levels within the fair value hierarchy in the appropriate period in which the actual event or change in circumstances caused the transfer to occur.

Prepaid Expenses and Other Current Assets

Prepaid expenses consist primarily of prepaid insurance premiums and retainers for services.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Maintenance, repairs, and minor replacements are charged to expenses as incurred. Depreciation on property and equipment is recorded using the straight-line method over the estimated useful lives of the related assets. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the accompanying condensed consolidated statements of operations in the period realized.

We evaluate our long-lived assets each quarter for indicators of potential impairment. Indicators of impairment include current period losses combined with a history of losses, or when changes in other circumstances indicate the carrying amount of an asset may not be recoverable. The assets of the Company with indicators of impairment are evaluated for recoverability by comparing its undiscounted future cash flow with its carrying value. If the carrying value is greater than the undiscounted future cash flows, we then measure the asset’s fair value to determine whether an impairment loss should be recognized. If the resulting fair value is less than the carrying value, an impairment loss is recognized for the difference between the carrying value and the estimated fair value. There were no impairment charges for the three months ended March 31, 2025 and for the year ended December 31, 2024.

Inventories

Inventory is valued at the lower of cost or net realizable value. Costs include materials and direct labor on a first-in-first-out basis. We review inventory quantities on hand and record provisions for estimated excess, slow moving, and obsolete inventory. The evaluation of the carrying value of our inventories takes into consideration such factors as historical and anticipated future sales compared to quantities on hand and the prices we expect to obtain for products. We adjust excess and obsolete inventories to net realizable value, and write-downs of excess and obsolete inventories are recorded as a component of cost of revenues. See Note 8 – Inventories, for further details.

Leases

The Company accounts for leases under ASC 842, Leases. The core principle of this standard is that a lessee should recognize the assets and liabilities that arise from leases, by recognizing in the condensed consolidated balance sheets a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term.

The Company recognizes right-of-use (“ROU”) assets and lease liabilities for leases with terms greater than 12 months. Leases are classified as either finance or operating leases. This classification dictates whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease.

The Company’s leases are capitalized at the present value of the minimum lease payments not yet paid. The Company uses either the rate implicit in the lease, if readily determinable, or the Company’s incremental borrowing rate for a period comparable to the lease term in order to calculate the net present value of the lease liability.

Short-term leases (leases with an initial term of 12 months or less or leases that are cancelable by the lessee and lessor without significant penalties) are not capitalized but are expensed on a straight-line basis over the lease term. The Company has one short term operating lease for the Company’s combined office and warehouse facility located in Buford, Georgia.

Revenue Recognition

Overview

The Company’s sales revenue includes revenues related to deliveries of new CT Sentinel scanning systems, and specific other products and services that meet the definition of a performance obligation under ASC 606, Revenue from Contracts with Customers, including when-and-if-available operating system updates and bins. We recognize revenue from CT Sentinel scanning systems upon customer acceptance. Customer acceptance occurs at the earlier of when the customer provides notice or within 30 days of customer receipt of goods. We recognize revenue on bins once goods are at the shipping points. Revenue attributable to when-and-if-available operating system updates, if material, are recognized on a straight-line basis over the expected ownership life of the CT Sentinel scanning systems, as we have a stand-ready obligation to deliver such services to the customer. All our revenue for the three month periods ended March 31, 2025 and March 31, 2024 was recognized at point-in-time upon customer acceptance.

For our performance obligations, we allocate the transaction price using the expected cost plus a margin approach. Standalone selling prices are estimated by considering costs used to develop and deliver the service, third-party pricing of similar options and other information that may be available. The Company recognizes its revenues net of any value-added or sales tax. Payments are received at three milestone dates including at contract inception, upon delivery and after customer acceptance.

The Company currently has one customer to whom it sells its baggage scanning systems, which is a distributor. We act as principal in this transaction as we are primarily responsible for fulfilling the contract and have inventory risk, and thus record the gross amount earned within total revenue. Baggage scanning systems including fixed gantry detectors, image-processing units and conveyance systems are sold as a combined baggage scanning system. Training services designed to enable distributor customers to service baggage scanning systems they sell to end users of such systems are deemed to be immaterial in the context of the contract.

Restocking fees

Restocking fees for goods expected to be returned are included in the estimate of the transaction price at contract inception and recorded as revenue when control of the good transfers. Restocking costs are recorded as a reduction of the amount of return assets when control of the good is transferred to the customer. There were no goods expected to be returned at contract inception. No restocking fees were incurred for the three months ended March 31, 2025 or 2024, respectively.

Disaggregation of Revenue

The Company has one reportable operating segment. Currently the Company has only one revenue contract, all of which relates to a customer located in North America.

Contract Balances

Contract liabilities are included within the deferred revenues in the condensed consolidated balance sheets. The Company does not have any material contract assets.

Deferred revenue represents the Company’s obligation to transfer goods or services to its customers for which it has already received consideration (or the amount is due) from the customer. The Company’s deferred revenue balance primarily relates to contract advances. Deferred revenue in the amount of $1,256,236 and $1,621,707 were recorded in the Balance Sheet as of March 31, 2025 and December 31, 2024, respectively.

The Company recognized revenue, included in the prior year balance, in the amount of $365,471 for the three months ended March 31, 2025. No revenue was recognized for the three months ended March 31, 2024.

Research and Development

Research and development costs for prototype scanning machines were expensed as incurred because they have no alternative future use beyond their current testing programs and therefore no economic benefit in the future. Labor costs, including salaries, employee benefits, payroll taxes, and third-party contractor expenses, were expensed as incurred.

Share-Based Compensation

Following the completion of the Business Combination on January 2, 2025, the Company filed a registration statement with the SEC to register 4,000,000 shares of Common Stock on February 18, 2025, which may be issued pursuant to awards under the Equity Incentive Plan of ScanTech AI Systems Inc. (the “2025 Equity Incentive Plan”). The number of shares of Common Stock that may be issued under the 2025 Equity Incentive Plan is equal to 15% of the aggregate number of shares of Common Stock issued and outstanding immediately after the closing of the Business Combination (calculated on a fully diluted basis).

The 2025 Equity Incentive Plan provides for noncash equity-based compensation through the grant of Common Stock. Stock-based compensation is based on the fair value of the Common Stock on the grant date, as determined by the daily price movement of the Nasdaq stock market. Compensation expense is recognized over the period from the grant date through the expected vest date.

Net Income (Loss) per Share

The Company computes basic net income (loss) per share by dividing net income (loss) attributable to stockholders by the weighted average number of shares outstanding. Diluted income (loss) per unit is computed by giving effect to all potentially dilutive issuances of shares using the treasury stock method for warrants and the if-converted method for convertible notes. When the Company incurs a net loss, the effect of the Company’s outstanding warrants and convertible notes are not included in the calculation of diluted loss per share as the effect would be anti-dilutive.

Research and Development (R&D) Tax Credit

The Company accounts for Georgia R&D tax credits as current assets on its condensed consolidated balance sheets. Georgia R&D tax credits are calculated at the time of annual state income tax filing, and management considers R&D tax credits to be assets once the Georgia Department of Revenue approves the R&D tax credit calculation. The Company is permitted to elect to apply credits to future state employer payroll withholding or income taxes. When the Company elects to apply R&D tax credits to employer payroll withholding, application of R&D tax credits reduces the liability for employer payroll withholding for the quarter in which such tax credits are applied.

Transaction costs

The Company accounts for transaction costs incurred in connection with de-SPAC transactions in accordance with ASC 805, Business Combinations. Costs that are directly attributable to the issuance of equity instruments, such as legal, accounting, and advisory fees related to the merger and recapitalization, are recorded as a reduction to additional paid-in capital. Other costs that are not directly related to the equity issuance, including costs associated with business combination activities, are expensed as incurred. The Company evaluates each cost to determine the appropriate accounting treatment based on its nature and purpose.

Debt Issuance Costs

Debt issuance costs are incremental costs directly attributable to the issuance of a debt instrument, such as legal fees, underwriting fees, registration costs, and other professional services. Under ASC 835 - 30, these costs are not expensed immediately; instead, they are capitalized and presented as a direct deduction from the carrying amount of the related debt liability on the balance sheet (except for revolving credit arrangements, where they are recorded as an asset). The capitalized costs are then amortized over the term of the debt using the effective interest method, and the amortization is recorded as interest expense in the income statement.

The only debt issuance costs incurred by the Company during the periods presented relate to the Seaport OPCO debt incurred in the prior year; there were no debt issuance costs incurred in the three months ended March 31, 2025. In accordance with ASC 835 - 30, the Company capitalized these issuance costs as a direct deduction from the carrying amount of the related debt liability. The capitalized costs are being amortized over the term of the respective debt agreements using the effective interest method, with the amortization recorded as interest expense in the condensed consolidated financial statements.

NOTE 3 — Business Combination and Reverse Recapitalization

Business Combination

On September 5, 2023, ScanTech AI entered into the Business Combination Agreement with Mars, Purchaser Merger Sub, Company Merger Sub, the Legacy Company, and the Seller Representative. See Note 1 for additional information. The transactions contemplated by the Business Combination Agreement are hereinafter referred to collectively as the “Business Combination.”

On January 2, 2025 (“Closing”), the Company consummated its Business Combination pursuant to the terms of the Business Combination Agreement. The Business Combination was structured as follows:

●At the Closing, each Ordinary Share of Mars that was not redeemed or converted at Closing was converted into one share of Common Stock. Each issued and outstanding unit of Mars (“Unit”) was automatically separated into (i) one Ordinary Share and (ii)

one right (“Right”) to receive two-tenths of one share of Ordinary Share. 2,026,806 shares of Common Stock were issued to public shareholder of Mars (reflecting the conversion of Rights and the redemption of Ordinary Shares at the Closing), 2,245,467 shares of Common Stock were issued to Mars’ officers and directors, Mars Capital Holdings Corporation, a British Virgin Islands business company (the “Sponsor”) and each transferee of founder shares, and 276,000 shares of Common Stock were issued to Maxim Group LLC (“Maxim”), as the representative of the underwriters in the initial public offering of Mars.
●Each ScanTech unit issued and outstanding immediately prior to the Closing was cancelled in exchange for the right of the holders thereof to receive shares of Common Stock as set forth in the Business Combination Agreement. Holders of ScanTech units collectively were issued in aggregate of 14,184,397 shares of Common Stock.

Redemption

Prior to the Closing, certain public shareholders of Mars exercised their rights to redeem certain Ordinary Shares for funds previously held in the trust account, resulting in the redemption of 1,434,626 Ordinary Shares for an aggregate payment of approximately $16.0 million. After redemptions, there was a total of 646,806 Ordinary Shares, which were converted into Common Stock in connection with the Business Combination, and approximately $7.27 million remained in the trust account.

Forward Purchase Agreement with RiverNorth

Pursuant to the forward purchase agreement by and among ScanTech, the Company and RiverNorth, entered on prior to the Business Combination Agreement, RiverNorth purchased 400,000 Ordinary Shares from the open market, and these shares were not redeemed at Closing and were subsequently converted into shares of Common Stock upon Closing. When the funds held in the trust account were disbursed, RiverNorth was reimbursed approximately $4.50 million from the funds.

Share Ownership Upon Closing

The number of shares of Common Stock issued in connection with the Business Combination and subsequent equity conversion was as follows:

Common Stock
Ordinary Shares, outstanding prior to the Business Combination	2,081,432
Less: Redemption of Ordinary Shares	(1,434,626)
Ordinary Shares, including 400,000 shares subject to the RiverNorth FPA	646,806
Ordinary Shares from the conversion of Rights	1,380,000
Ordinary Shares held by Mars’ officers and directors, the Sponsor and each transferee of founder shares	2,245,467
Ordinary Shares held by Maxim	276,000
Common Stock issued to holders of ScanTech units	14,184,397
Common Stock Upon the Business Combination	18,732,670

Transaction Financing

Forward Purchase Agreement with RiverNorth

RiverNorth was allowed to sell the Ordinary Shares at a price that is either (1) equal or exceed the price at redemption, the Volume-Weighted Average Price (VWAP) for the preceding 10 trading days that is higher than $10.00 per share, (3) or a lower price agreed by ScanTech AI. Following sales of the Ordinary Shares, RiverNorth shall remit the funds from sale of Ordinary Shares to ScanTech AI, subject to adjustments. All Ordinary Shares were sold by RiverNorth pursuant to the terms of the FPA and approximately $1.4 million was remitted to ScanTech AI.

Until the date that gross proceeds from the sale of the shares by RiverNorth were remitted to ScanTech AI, ScanTech AI recognizes the shares held by RiverNorth as a liability at fair value, with subsequent changes in fair value recognized in the ScanTech AI’s condensed consolidated statements of operations each reporting period until the date of the remittal. Upon receipt of consideration related to the sale of Ordinary Shares sold by RiverNorth, ScanTech AI recorded the receipt of funds as an increase to cash and a decrease to the liability associated with the shares to be sold by RiverNorth to zero.

Polar Non-Redemption Agreement

On December 31, 2024, Mars and Polar Multi-Strategy Master Fund (“Polar”) entered into a non-redemption agreement. Under the non-redemption agreement, Polar agreed not to redeem 200,000 Ordinary Shares and to leave $750,000 in Mars’ trust account as a transaction financing in connection with the Business Combination, which corresponds to the amount Polar would have received if it had redeemed the shares.

Seaport Promissory Note

On December 31, 2024, Seaport Group SIBS LLC and ScanTech AI entered into a senior unsecured promissory note (“Seaport Promissory Note”), pursuant to which Seaport provided ScanTech with an investment of $1,000,000 as transaction financing in connection with the Business Combination.

Seaport Credit Facility

On December 31, 2024, Seaport SIBS LLC, an affiliate of Seaport, entered into a senior secured credit facility with ScanTech AI (the “Seaport Credit Facility”) for a maximum of $2,000,000, with the initial advance available 15 days after execution. The principal amount and accrued interest are due upon demand no later than 12 months from the date of funding. The Seaport Credit Facility bears Payment-In-Kind (PIK) interest at 15.0% per annum, calculated on a 360-day year. Secured by the borrower’s collateral pool, the facility designates the holder as a party to the Intercreditor Agreement dated September 24, 2024. As of March 31, 2025, none was drawn from the Seaport Credit Facility.

Troubled Debt Restructuring

In accordance with ASC 470-60, Troubled Debt Restructurings by Debtors, the Company evaluated certain debt modifications that occurred in connection with the closing of the Business Combination on January 2, 2025. At the time of the transaction, the Company was experiencing financial difficulties, including being in default on existing debt obligations and lacking the ability to service such debts.

As part of the Business Combination, the Company entered into agreements with various holders of warrants, derivatives, and promissory notes for the cancellation of outstanding liabilities. The total carrying amount of principal and accrued interest extinguished was approximately $104.2 million. In exchange, the creditors received shares of PubCo valued at approximately $20.5 million, based on the closing share price of $2.23 per share on January 2, 2025.

Management determined that the restructuring constituted a troubled debt restructuring as defined by ASC 470-60, as the creditors granted concessions and the Company was experiencing financial difficulty. The transaction resulted in an aggregate gain on troubled debt restructuring of $83.7 million. $29.3M of the gain was recognized in the consolidated statement of operations for the three-months ended March 31, 2025. $54.5 million of the gain was recognized as an adjustment to additional paid in capital as these debts were held by a related party and tantamount to a capital transaction.

The per-share impact of the gain on restructuring of liabilities was $1.26, based on the weighted-average shares outstanding during the period.

Share Issuances in Connection with the Transaction Financing and Debt to Equity Conversions at or after the Closing

On December 31, 2024, Polar agreed to reduce its entitlement from 1,250,000 subscription shares under the Subscription Agreements dated April 4, 2024 and May 5, 2024 to 312,500 shares of Common Stock. The shares were issued on January 31, 2025.

On December 31, 2024, Seaport agreed to receive 303,951 shares of Common Stock as repayment of the investment under the Seaport Promissory Note, including any and all accrued interest, issued on February 18, 2025.

On January 6, 2025, ScanTech AI issued 362,676 shares of Common Stock in connection with the non-redemption agreement entered into in January 2024 by ScanTech AI, Mars, and the investors party thereto, who agreed not to exercise their redemption rights with respect to their shares in Mars in connection with the extraordinary meeting held on January 30, 2024. ScanTech AI also issued 41,400 shares of Common Stock in connection with the convertible promissory notes dated March 31, 2024, and April 30, 2024, and in exchange for funding provided by the investors in support of the Business Combination.

On February 10, 2025, ScanTech AI filed a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) to register (i) 1,149,230 shares of Common Stock to Seaport Group SIBS LLC pursuant to BCA Amendment No. 4 and in connection with the promissory bridge note dated March 27, 2024; (ii) 1,000,000 shares of Common Stock in connection with the senior unsecured promissory note dated December 31, 2024; and (iii) 100,000 shares of Common Stock to Seaport pursuant to the supplemental agreement dated January 2, 2025.

On February 18, 2025, ScanTech AI issued (i) 200,000 shares of Common Stock to Steele Interests SIBS LLC in accordance with the supplemental agreement entered into as of January 31, 2025, (ii) 234,380 shares of Common Stock to Aegus Corp. (“Aegus”) pursuant to BCA Amendment No. 4; (iii) 70,000 shares of Common Stock to Aegus in accordance with the settlement agreement and mutual release dated October 14, 2024; (iv) 23,000 shares of Common Stock to Aegus in accordance with the letter agreement dated February 7, 2025; (v) 75,000 shares of Common Stock to MG Partners, LLC in accordance with the settlement agreement and mutual release dated October 14, 2024; (vi) 316,616 shares of Common Stock to St. James Bank & Trust Co. Ltd. in accordance with the NACS/ScanTech refinance and repayment summary of non-binding terms dated February 7, 2025; (vii) 200,000 shares of Common Stock to Bay Point Capital Partners LP in accordance with the supplemental agreement dated January 2, 2025; and (viii) 100,000 shares of Common Stock to Catalytic Holdings I LLC in accordance with the supplemental agreement dated January 2, 2025.

On March 31, 2025, ScanTech AI entered into an amendment to the Seaport Bridge Loans (the “Seaport Bridge Loan Amendment”), pursuant to which it agreed to issue 2,250,000 shares of Common Stock to Seaport in exchange for the termination of the Seaport Credit Facility originally entered into on December 31, 2024. The share issuance was made as a return of capital and to effect the termination of all related documents. In addition, ScanTech AI agreed to issue (i) 2,600,000 shares of Common Stock in connection with the termination of the debt agreement related to the Ontario Power Generation order, and (ii) 500,000 shares of Common Stock as compensation for the transaction. The shares issued under the Seaport Bridge Loan Amendment will not be registered until the Company files a registration statement for the resale of the securities. Seaport will be subject to a six-month lock-up period following the closing of the business combination. A total of 5,350,000 shares of Common Stock were issued on April 17, 2025. The corresponding obligations were still included in the condensed consolidated balance sheets as of March 31, 2025.

The number of shares of Common Stock issued in connection with the Business Combination and subsequent equity conversion was as follows:

Common Stock
Common Stock Upon the Business Combination	18,732,670
Common Stock issued on January 6, 2025	352,795
Common Stock issued on January 30, 2025	1,650,000
Common Stock issued on February 18, 2025	3,772,177
Common Stock issued on March 27, 2025	1,101,868
Common Stock issued and outstanding as of March 31, 2025	25,609,510

On March 31, 2025, 3,000,000 warrants held by Seaport Group SIBS LLC were exercised pursuant to an amendment to the Seaport bridge loan agreements executed on the same date. The corresponding shares were physically issued on April 2, 2025. As of March 31, 2025, the Company recognized the fair value of the exercised warrants under “Accrued issuable equity” on the Balance Sheet, reflecting the obligation to issue the related shares.

The following tables reconciles elements of the Business Combination to the Company’s condensed consolidated financial statements, and should be read in conjunction with the footnotes referenced above.

Closing proceeds
Proceeds from Seaport promissory note	1,000,000
Proceeds from investors	2,000,000
Proceeds from trust account	7,273,513
Payments from trust account[1]	(7,273,513)
Net cash proceeds from the Business Combination at Closing	$3,000,000
Noncash activity
Conversion of legacy ScanTech loans into shares	8,682,434
Conversion of preferred A unit dividend into shares	29,324,500
Conversion of related party debt into shares (troubled debt restructuring)	54,499,067
Transaction costs expensed	7,282,351
Liability-classified instruments
Shares issued for settlement of derivative liability	291,015
Shares issued for settlement of warrant liability	12,387,186
Net equity impact of the Business Combination	$115,466,552

Net equity impact of the Business Combination	$115,466,552
Loan borrowed from Seaport	(1,000,000)
Loan borrowed from investors	(2,000,000)
Total Impact of Business Combination on total stockholders’ deficit	112,466,552
Par value of common stock issued	(1,873)
Total Impact of Business Combination on additional paid-in capital	$112,464,679
(1)	The Mars transaction costs include $375,000 to Benjamin securities, Inc., $1,499,055 to Polar Mult-Strategy Master Fund, $4,498,111 to RiverNorth SPAC Arbitrage Fund, LP, $100,000 to Continental Stock Transfer & Trust, $440,000 for D&O insurance, and $361,347 to Mars Acquisition Corp.

The Company applied the guidance in ASC 815-40 by analogy on reclassifying a contract from permanent equity to an asset or liability. Under this approach any difference between the fair value of the security to be recorded in temporary equity and the previous carrying value of the security recorded in permanent equity would be accounted for as an adjustment to shareholders’ equity. As such, the gain from conversion of related party debt into shares was recorded as an adjustment to additional paid in capital. As a result, $54,499,066 of related party debt liabilities were reclassified to additional paid-in capital, as reflected in the following table.

	Total Liabilities Extinguished	Fair Value of Shares Issued	To Additional Paid in Capital
NACS	50,059,315	1,662,340	48,396,975
Azure	6,539,742	1,658,942	4,880,800
Stephen Sale	817,501	56,484	761,017
John Quinn	545,000	84,726	460,274
Total	57,961,558	3,462,492	54,499,066

Earn-out Liability

As part of the business combination agreement, the Company agreed to pay the former shareholders of in connection with the Business combination Holder participants may receive a number of shares of Common stock up to 10% of the fully diluted shares immediately following the closing of the transaction upon achievement of milestones over the Earnout Period of 3 years from closing.

The milestones include the following (i) fiscal year 2025 revenue equals or exceeds $75 million, and (ii) fiscal year 2025 EBITDA equals or exceeds $20 million, as reported in audited financial statements. If any Earnout Shares are not earned based on these criteria, all unearned shares may be earned and issued if achieves one of the following: (a) revenue of $150 million and EBITDA of $60 million in fiscal year 2026; (b) revenue of $300 million and EBITDA of $120 million in fiscal year 2027; or (c) revenue of $500 million and EBITDA of $200 million in fiscal year 2028, each as reported in the respective audited annual financial statements. If there is a Change of Control (as defined in the Business Combination Agreement) during the Earnout Period, the shareholders have the right to receive all Earnout Shares not previously earned and issued.

At the closing date and as of March 31, 2025, the fair value of the earn-out liability was estimated to be $30,000 using a probability-weighted income approach. This valuation reflects management’s expectations regarding the likelihood of achieving the performance targets and a probability-adjusted forecast of earnings.

The earn-out liability will continue to be remeasured at fair value at each reporting date until the contingency is resolved, with changes recognized in earnings.

NOTE 4 — Net Income (Loss) Per Share

Basic net income (loss) per share is calculated by dividing the net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Diluted net income (loss) per share is computed by dividing the net income (loss) attributable to common stockholders by the weighted-average number of common shares and potentially dilutive common share equivalents outstanding for the period determined using the treasury-stock and if-converted methods. For the purpose of the diluted net loss per share calculation, Common Stock equivalents are considered to be potentially dilutive securities.

Prior to the Business Combination closing date, the Legacy Company was a limited liability company and issued Series A, Series B and Series C membership units. Series A units are entitled to a preferred rate of return and Series C units are equivalent to profits interests. Only Series B units have voting rights. All Series B and Series C units are used in the computation of net loss per unit.

The Legacy Company has also issued a number of warrants, exercisable at $0.01 per unit at any time from the warrant agreement execution dates to the exercise period end dates. Depending on the warrant agreement, the exercise period varies from seventh to tenth anniversary of the warrant agreement execution date. Given the nominal exercise price, penny warrants are considered to be outstanding in the context of basic earnings per share, and thus the units are included in the computation of basic and diluted earnings per unit as of March 31, 2024. However, the puttable warrants associated with the Bay Point note in the amount of 4,072,526 are anti-dilutive for the three months ended March 31, 2024. Therefore, the Bay Point warrants are excluded from the calculation of diluted net loss per unit for the three months ended March 31, 2024. All warrants issued by the Legacy Company were exercised upon the completion of the Business Combination as of January 2, 2025. There were 0 and 215,476,828 warrants outstanding as of March 31, 2025 and 2024, respectively.

Following the completion of the Business Combination, the Company issued Common Stock to its stockholders. It had 23,198,658 weighted average shares of Common Shares for the three months ended March 31, 2025. For the three months ended March 31, 2024, the Legacy Company had weighted average Common Shares of 220,025,101.

The dividend calculation in the numerator represents the dividend expenses accrued but not yet paid for the periods indicated to the various owners of Series A units. Series A Units entitle the holders to receive an eight percent per annum rate of return on the unrecovered capital contribution of such holders.

Series A units, some of which are redeemable and some of which are nonredeemable, are excluded in the net loss per unit calculation below as they are not participating units. Series C units are non-voting units. These units are included in the basic and diluted weighted Series B units and Series C units outstanding calculation below. Warrants are also included in the below calculation of basic and diluted weighted average Series B units and Series C units outstanding because they are fully exercisable at any time by the holders.

The following table sets forth the computation of the Company’s basic and diluted net income per share for the three months ended March 31, 2025 and basic and diluted net loss per unit for the three months ended March 31, 2024.

	Three Months Ended March 31,
	2025	2024
Numerator:
Net income (loss)	$(2,687,437)	$(18,437,453)
Dividend	—	(545,359)
Earnings available for common shares/units	$(2,687,437)	$(18,982,812)
Denominator:
Weighted average common shares/units outstanding (basic)	23,198,658	220,025,101
Dilutive effect of potential shares/units	—	—
Weighted average common shares/units outstanding (diluted)	23,198,658	220,025,101
Basic earnings per share/unit	$(0.12)	$(0.09)
Diluted earnings per share/unit	$(0.12)	$(0.09)

NOTE 5 — Property and Equipment, Net

Property and equipment, net, as of March 31, 2025 and December 31, 2024, consisted of the following:

	Estimated useful life	March 31, 2025	December 31, 2024
Finance lease ROU asset	4-5 years	$33,662	$33,662
Computers and equipment	3-5 years	171,243	164,299
Less: Accumulated depreciation and amortization		(154,789)	(146,574)
Property and equipment, net		$50,116	$51,387

Depreciation expenses were $8,215 and $8,119 for the three months ended March 31, 2025 and March 31, 2024, respectively. For the three months ended March 31, 2025 and the years ended March 31, 2024, the Company focused primarily on research and development which were expensed as incurred as the costs had no alternative future use.

NOTE 6 — Related Party Transactions

John Redmond

John Redmond was the former chairman of ScanTech’s board of directors prior to Business Combination. Upon the consummation of the Business Combination, the majority of the loan balances, including accrued interest, owed to John Redmond were converted into shares of the Company’s Common Stock.

As of March 31, 2025, only three loans, together totaling $2.4 million, issued by St. James Bank and Trust Company Ltd (“SJBT”) via the promissory note agreements between Azure LLC and ScanTech remained on the balance sheet. The remaining loan balances, along with the related accrued interest payables, had been converted into shares of the Company’s Common Stock at the closing of the Business Combination. The settlement was treated as a capital transaction, with the corresponding gain being recorded in additional paid-in capital, as the settlement was deemed to be a troubled debt restructuring. As of December 31, 2024, the Company’s outstanding loan balances with these entities, including accrued interest, were approximately $61.3 million. As of December 31, 2024, the Company was in default on all notes held by Azure.

The conversion feature did not meet the definition of a derivative and did not contain a significant premium. Therefore, the Company did not account for the conversion feature separately. Mr. Redmond also has an intercreditor agreement with the Seed financing noteholders, which provides drag-along conversion and certain collateral agency rights under certain terms and conditions. The drag-along conversion rights were deemed to be a contingent conversion feature, which would not require recognition until the contingency is met. The drag-along conversion rights also did not meet the definition of a derivative. These drag-along conversion rights were exercised and no longer outstanding upon the consummation of the business combination.

On February 7, 2025, the Company entered into a non-binding refinance term sheet with NACS, LLC, John Redmond, and SJBT. Under the terms of this agreement, the Company was to issue 316,616 shares of common stock to SJBT. SJBT would then sell these shares, subject to a leak-out agreement, and use the sale proceeds to repay the carryforward amounts of the existing loans. The proceeds from the share sales were specifically applied to reduce the accrued and unpaid interest on the Azure loans. The following table lists the accrued interest and principal balances of the notes issued to related parties associated with John Redmond.

	As of March 31, 2025			As of December 31, 2024
	Interest	Principal		Interest	Principal
Entity	Payable	Payable	Total	Payable	Payable	Total
Azure-SJBT	$143,983	$2,275,000	$2,418,983	$3,095,947	$6,831,987	$9,927,934
NACS, LLC	—	—	—	25,052,756	11,493,949	36,546,705
Assumed notes	—	—	—	11,092,887	3,770,119	14,863,006
Total	$143,983	$2,275,000	$2,418,983	$39,241,591	$22,096,055	$61,337,646

Mr. Redmond also paid expenses on behalf of the Company which were not included as principal balance in any of Mr. Redmond’s outstanding loans. As of March 31, 2025 and December 31, 2024, Mr. Redmond’s outstanding expense advances were $1.2 million and $1.3 million, respectively. These items are presented in the condensed consolidated balance sheets under the caption of related parties payables.

Dolan Falconer

On September 26, 2024, the Company entered into a conversion and mutual release agreement with Mr. Falconer, the Company’s CEO. Under the terms of the agreement, the parties agreed that it would be mutually beneficial for Mr. Falconer to convert all of his deferred compensation, totaling $1,189,716, into 275,751 shares of the Company’s Common Stock upon the closing of the Business Combination.

The total deferred compensation of $1,189,716 as of December 31, 2024 is comprised of the following components: deferred compensation of $726,318, associated late fees of $247,321, a deferred incentive of $41,651, unpaid hardship compensation of $16,899, and a payable balance of $208,727 for operating expenses paid on behalf of the Company. This total is partially offset by employee advances of $51,200. These amounts were presented on the Company’s balance sheet as of December 31, 2024, under the following captions: accrued compensation ($1,032,189), related parties payables ($208,727), and other current assets ($51,200).

Alice Wilson

Ms. Wilson is the sister of Mr. Falconer. Ms. Wilson has extended an expense advance on behalf of the Company. The balance of Mrs. Wilson’s expense advance as of March 31, 2025 and December 31,2024 was $20,000. The amount was presented in the condensed consolidated balance sheets under the caption of related parties payable.

Seaport Group SIBS LLC

On September 23, 2024, the Company entered into an intercreditor and collateral agency agreement with Seaport Group SIBS LLC. Pursuant to the agreement, the Company agreed to exchange the entire outstanding principal and accrued interest on the Seaport Global loan, as of the date of the Business Combination, for a new loan in the same total amount. The accumulated interest was capitalized into the principal balance of the new loan. As of December 31, 2024, the total principal, including rolled-in interest, was $14,701,451. This amount was recorded as the new principal balance as of March 31, 2025.

On December 31, 2024, the Company entered into the Seaport Credit Facility with Seaport Group SIBS LLC. Under the terms of the agreement, Seaport agreed to provide the Company with a credit facility up to $2,000,000 in principal. The outstanding principal and all accrued interest under the Seaport Credit Facility are due and payable 12 months from the date the funds are disbursed. The facility carries an annual interest rate of 15%.

On December 31, 2024, the Company entered into a senior unsecured promissory note agreement with Seaport Group SIBS LLC, under which Seaport agreed to lend the Company $1,000,000. The note was unsecured and repayable, including all accrued interest, in the form of 303,951 ordinary shares of the Company’s common stock. These shares were issued to Seaport on February 18, 2025 in full satisfaction of the outstanding balance under the note.

Upon the closing of the Business Combination, the outstanding warrants associated with the Seaport Global loan and the first Seaport bridge loan, executed on March 27, 2024, were exercised. These warrants, which had an aggregate fair value of $18,575,421 as of December 31, 2024, were converted into 5,554,792 shares of the Company’s Common Stock. Subsequently, on January 7, 2025, Seaport exercised the option related to the second bridge loan, executed on November 14, 2024, by paying an exercise price of $10 to receive 1,000,000 shares of the Company’s Common Stock. The fair value of this option was estimated at $2,212,000 as of December 31, 2024.

The Company executed the Fourth Amendment to the Business Combination Agreement, pursuant to which it agreed to issue 1,149,230 shares of common stock to Seaport Group SIBS LLC in connection with the promissory bridge note dated March 27, 2024. Separately, on January 2, 2025, the Company entered into a supplemental agreement with Seaport, under which Seaport agreed to waive any and all claims it and its affiliates may have against the Company in exchange for 100,000 shares of common stock. In total, 1,249,230 shares of common stock were issued to Seaport on February 18, 2025 in connection with these agreements.

On March 31, 2025, the Company entered into an amendment to Seaport Bridge Loans. Under the terms of the amendment, Seaport Group SIBS LLC agreed to convert the cumulative principal and accrued interest from the first and second bridge loans, purchase order loans, and OPG loans into 5,350,000 shares of the Company’s Common Stock. In addition, in the same amendment, the Company granted Seaport Group SIBS LLC a warrant to purchase 3,000,000 shares of Common Stock at an exercise price of $0.01 per share. Seaport exercised the warrant on March 31, 2025 by paying $30,000 cash, and 3,000,000 shares of Common Stock were subsequently issued to Seaport Group SIBS LLC. In total, 8,350,000 shares of common stock were issued to Seaport in April 2025 in connection with this agreement.

NOTE 7 — Leases

The Company is headquartered in Buford, Georgia, operating out of an approximately 14,000-square-foot office space. The Company pays $15,773 per month in rent under a month-to-month arrangement, as there is no formal fully executed lease agreement currently in place. This arrangement does not include a purchase option that the Company is reasonably certain to exercise. In accordance with the practical expedient under ASC 842, the Company has elected not to apply lease recognition requirements to short-term leases. As a result, this lease is not recorded on the condensed consolidated balance sheets.

The components of lease cost were as follows:

	Three Months Ended March 31,
	2025	2024
Short-term lease cost	$46,107	$38,667

NOTE 8 — Inventories

The following table summarizes the Company’s inventories, net as of March 31, 2025 and December 31, 2024:

	March 31, 2025	December 31, 2024
Raw materials and parts	$659,210	$643,410
Work-in-progress	$257,758	$257,395
Finished goods	$402,446	$525,335
Total inventories	$1,319,414	$1,426,140

NOTE 9 — Federal Tax Liability, Penalties and Interest

From the first quarter of 2017 through October 31, 2023, the Company failed to remit U.S. federal taxes from amounts withheld from employee wages and failed to remit the employer portion of such taxes. In addition, during the same period, the Company did not file quarterly federal tax returns on Form 941 to report income taxes and payroll taxes withheld from employee wages. As a result, the Company has an accrued payroll tax liability on its condensed consolidated balance sheets that amounted to $5.85 million and $6.23 million as of March 31, 2025 and December 31, 2024, respectively. The Company has devised and implemented a plan to become compliant with its obligations, including hiring appropriate counsel, preparing and filing appropriate historical filings, making payments, and engaging in discussions with appropriate parties, including the Internal Revenue Service (“IRS”). There can be no assurance that the IRS will agree to the terms of a settlement and instead not demand immediate payment of the amounts due. Even if a settlement offer is accepted, the terms of any settlement may require substantial upfront payments, which the Company may not have sufficient funds available for. In addition, willful failure to comply with statutory obligations to collect, account for and pay over taxes imposed on employees is a federal criminal offense. There can be no assurance that the Department of Justice will not commence criminal charges against the Company and management for failure to remit payroll taxes to the IRS.

The Company has remitted payments to the IRS for employee income tax withholdings as well as both the employee and employer portions of payroll taxes. All payroll taxes and withholdings for the payroll periods from November 1, 2023, through March 31, 2025, have been fully paid. However, the Company submitted payments for four payroll cycles after the applicable deadlines and has accrued the related penalties and interest associated with these late payments.

As of March 31, 2025, the Company had not fully remitted to the IRS the employee income taxes withheld and payroll taxes accrued prior to November 1, 2023. The related failure-to-deposit penalties and associated interest have been calculated and recorded on the condensed consolidated balance sheets under the caption “Accrued federal tax liability, penalties, and interest.” On January 8, 2025, the Company remitted an additional $500,000 to the IRS toward satisfying these outstanding liabilities.

NOTE 10 — Stock-Based Compensation

On February 18, 2025, the Company filed a registration statement on Form S-8 with the SEC to register 4,000,000 shares of Common Stock, which may be issued pursuant to awards under the 2025 Equity Incentive Plan. The number of shares of Common Stock that may be issued under the 2025 Equity Incentive Plan is equal to 15% of the aggregate number of shares of Common Stock issued and outstanding immediately after the closing of the Business Combination (calculated on a fully diluted basis).

The 2025 Equity Incentive Plan provides for noncash equity-based compensation through the grant of Common Stock. Stock-based compensation is based on the fair value of the Common Stock on the grant date, as determined by the daily price movement of the Nasdaq stock market. No stock-based compensation to employees was issued under the 2025 Equity Incentive Plan as of March 31, 2025.

On January 8, 2020, the Company entered into a consulting agreement with MG Partners, LLC to provide referral and strategic financing advisory services for an initial term of one year. The agreement was automatically renewed for additional six-month period unless terminated by either party. As compensation, MG Partners, LLC was entitled to receive a fee for any debt or equity financing procured on behalf of the Company. As of December 31, 2024, no such fees were payable as fees were contingent on business combination. The agreement further provided that if a Business Combination occurred during the term of the agreement, or within two years thereafter, MG Partners, LLC may be entitled to receive between 2.5% and 5.0% of the proceeds in the event of a sale of the Company. 75,000 shares of Common Stock were issued on February 18, 2025. The fair value of the shares on the grant date was $263,250, which was recorded as stock-based compensation in the condensed consolidated statement of operations.

On January 30, 2025, the Company issued 100,000 shares of common stock to Roth Capital Partners for their services as capital markets advisor, and 50,000 shares of common stock to Outside the Box Capital in connection with marketing and distribution services provided.

NOTE 11 — Fair Value Measurements

Derivative Instruments: Derivative instruments that are not traded on an exchange are valued using conventional calculations/models that are primarily based on unobservable inputs such as private company unit price and volatilities, and therefore, such derivative instruments are included in Level 3.

Warrant Liabilities: Warrant liabilities that are not traded on an exchange are valued using conventional calculations/models that are primarily based on unobservable inputs such as private company unit price and volatilities, and therefore, such warrant instruments are included in Level 3.

Earn-out Liability: Earn-out liability is derived from inputs that are unobservable and valued using conventional calculations/models that utilizes key assumptions including forecasted revenues and volatilities of the underlying financial metrics during the Earnout period, and therefore, such the instrument is included in Level 3.

Upon the completion of the Business Combination, all outstanding warrants and options were exercised and converted into shares of the Company’s Common Stock, with the exception of the options related to Seaport’s second bridge loan, which were exercised on January 7, 2025. On March 31, 2025, the Company entered into an amendment to its bridge loan agreements with Seaport Group SIBS LLC. Under the terms of the amendment, Seaport agreed to convert the cumulative principal and accrued interest from the first and second bridge loans, purchase order loans, and OPG loans into 5,350,000 shares of the Company’s Common Stock. Additionally, in the same amendment, the Company granted Seaport a warrant to purchase 3,000,000 shares of Common Stock at an exercise price of $0.01 per share. Seaport exercised the warrant on March 31, 2025 by remitting $30,000, and the 3,000,000 shares of Common Stock were subsequently issued on April 2, 2025. As of March 31, 2025, the Company recognized the fair value of the exercised warrants under “Accrued issuable equity” on the Balance Sheet, reflecting the obligation to issue the related shares.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2025 and December 31, 2024, respectively, and indicates the fair value hierarchy of the valuation inputs the Company utilized.

Description	Level	March 31, 2025	December 31, 2024
Liabilities
Warrant liabilities	3	$—	$16,241,092
Derivative liabilities	3	$—	$8,327,602
Earn-out liability	3	$30,000	$—

The Company determined that the warrants, as of December 31, 2024, associated with notes are subject to treatment as a liability as the warrants for units of the Legacy Company are not indexed to its own membership interests. The warrants were subject to remeasurement at each Balance Sheet date and any change in fair value is recognized as a component of other expenses on the statements of operations.

The following tables present information about the change in fair value of the Company’s Level 3 warrant liabilities and derivative liabilities for the three months ended March 31, 2025.

Three months ended
Warrant liabilities	March 31, 2025
Fair value - beginning of period	$16,241,092
Issuance	—
Warrant exercised	(16,241,092)
Change in fair value	—
Fair value - end of period	$—

Three months ended
Derivative liabilities	March 31, 2025
Fair value - beginning of period	$8,327,602
Issuance	—
Option exercised	(8,327,602)
Change in fair value	—
Fair value - end of period	$—

Earn-out liabilities	Three months ended March 31, 2025
Fair value - beginning of period	$—
Issuance	30,000
Change in fair value	—
Fair value - end of period	$30,000

NOTE 12 — Debt and Warrant Liabilities

The following table presents the outstanding principal and accrued interest balances as of March 31, 2025 and December 31, 2024. Interest expense includes both contractual interest in the notes and the amortization of original issue discounts. Original issue discounts reflect debt issuance costs as well as the relative fair value of warrants issued concurrently with certain debt instruments. All outstanding indebtedness is secured by a continuing security interest in substantially all of the Company’s assets.

Notes	Maturities	Effective Rate	March 31, 2025	December 31, 2024
340 Broadway holdings	2026	15.0%	$1,000,000	$—
Silverback Capital Corporation	2026	15.0%	1,000,000	—
Aegus Corp	2024	12.0%	230,000	230,000
Azure SJBT notes	2024	14.5%	2,275,000	2,275,000
LAM LHA	2024	7.8%	40,456	40,456
Polar note	2025	0.0%	1,250,000	1,175,000
Seaport notes	2030	9.0%	19,121,883	17,612,166
Steele consolidated	2028	9.0%	3,000,000	2,863,000
John Redmond(other)	2018-2024	12.0%	—	19,821,055
Catalytic notes	2020	12.0%	—	1,563,796
Bay Point notes	2023	15.0%	—	813,633
Seed financing notes	2024	12.0%	—	3,600,000
Total Principal			$27,917,339	$49,994,106
Accrued interest (compounded)			869,821	57,474,111
Total debt			$28,787,160	$107,468,217
Reported as:
Short-term debt			11,085,709	107,468,217
Long-term debt			17,701,451	—
Total debt			$28,787,160	$107,468,217

As of January 2, 2025. nearly all lenders agreed to convert their outstanding principal and accrued interest balances into Common Stock of the Company with the exceptions of Aegus Corporation, Azure SJBT, LAM LHA, Polar loan, Seaport Group SIBS, and Steele loans, which remained outstanding as of March 31, 2025.

John Redmond Notes

Azure Notes

The Company has issued multiple notes to Azure, which is an affiliate of and controlled by John Redmond.

On February 7, 2025, the Company entered into a non-binding refinance term sheet with NACS, LLC, John Redmond, and SJBT. Under the terms of this agreement, the Company was to issue 316,616 shares of common stock to SJBT. SJBT would then sell these shares, subject to a leak-out agreement, and use the sale proceeds to repay the carryforward amounts of the existing loans. The proceeds from the share sales were specifically applied to reduce the accrued and unpaid interest on the Azure loans. The following table lists the accrued interest and principal balances of the notes issued to related parties associated with John Redmond.

As of March 31, 2025, only three loans totaling $2.4 million owed to Azure remained on the balance sheet. The rest of the loan balances, along with the related accrued interest payables, had been converted into 743,920 shares of the Company’s Common Stock at closing and 316,616 shares on February 7, 2025. The settlement was treated as a capital transaction, with the corresponding gain being recorded in additional paid-in capital, as the settlement was deemed to be a troubled debt restructuring.

			Principal and Accrued Interest
Issuance date	Maturities	Interest Rate	As of March 31, 2025	As of December 31, 2024
January 1, 2021	March 31, 2024	12.00%	$—	$1,110,178
January 1, 2021	March 31, 2024	12.00%	—	5,412,393
October 25, 2021	March 31, 2024	14.50%	400,000	632,888
October 25, 2021	March 31, 2024	14.50%	900,000	1,423,997
October 1, 2022	March 31, 2024	14.50%	1,118,983	1,348,478
		Total	$2,418,983	$9,927,934

NACS Note

On October 11, 2013, the Legacy Company issued a promissory note to NACS LLC (the “2013 NACS Note”) bearing interest at 8% per annum, with a default interest rate of 12% and a principal amount of $11,493,949. The 2013 Note allowed for prepayment of principal and accrued interest at any time without penalty. On June 1, 2016, the 2013 NACS Note was amended to provide NACS with the right to convert the principal and accrued interest into Series A and Series B units of the Legacy Company at conversion prices of $1.00 and $0.47 per unit, respectively. The amended maturity date of the note was December 31, 2018. The loan remained unpaid as of the effective date of Business Combination on January 2, 2025. At closing of the Business Combination, the loan was converted to shares and settled. The settlement was treated as a capital transaction, with the corresponding gain being recorded in additional paid-in capital, as the settlement was deemed to be a troubled debt restructuring.

In accordance with ASC 815, the Legacy Company evaluated the embedded conversion features for potential bifurcation. After assessment, it was determined that bifurcation was not required, as the embedded features did not meet the net settlement criteria necessary for derivative accounting treatment.

Additionally, John Redmond entered into an intercreditor agreement with the Seed financing noteholders, which granted drag-along conversion rights and certain collateral agency rights under specified terms. These drag-along rights were determined to be contingent conversion features and did not require recognition until the triggering contingency occurred. Furthermore, the rights did not meet the definition of a derivative under ASC 815.

Assumed Notes

On September 12, 2012, the Legacy Company issued a promissory note with a principal amount of $3,270,119 to a third party. The note bore interest at 8% per annum and a default interest rate of 12%, with a maturity date of December 31, 2018. The note was subsequently acquired by NACS LLC. As of December 31, 2024, the principal and accrued interest on the note totaled $13,512,610.

On October 2, 2019, Mr. Redmond acquired from another party (i) a secured promissory note with a principal amount of $300,000 bearing interest at 12% per annum, and (ii) a warrant to purchase 2.26% of the Legacy Company’s issued and outstanding Series B units for every $1,000,000 of initial principal and accrued unpaid interest, with an exercise price of $0.01 per unit. The warrant is exercisable at any time, in whole or in part, but not for fractional units. The warrant includes a contingent conversion provision under which, if any portion of the NACS-held senior secured notes is converted into equity of the Company, a proportionate portion of this warrant is automatically deemed exercised. As of December 31, 2024, the outstanding principal and accrued interest on this note were $810,238.

Also on October 2, 2019, Mr. Redmond purchased an additional secured promissory note from a third party with a principal balance of $200,000 and a 12% annual interest rate. This note included a warrant with terms similar to those described above. As of December 31, 2024, the principal and accrued interest on this note totaled $540,159.

Upon the closing of the Business Combination on January 2, 2025, the outstanding principal and accrued interest related to the NACS note and all assumed notes were converted into 745,444 shares of the Company’s Common Stock. The conversion eliminated the associated debt balances from the Company’s condensed consolidated balance sheet, and the fair value of the shares issued was recognized as a capital transaction with the corresponding gain recorded in additional paid-in capital as the settlement was deemed to be a troubled debt restructuring.

Following table summarizes the position in all the notes owned by Mr. Redmond.

	As of March 31, 2025			As of December 31, 2024
	Interest	Principal		Interest	Principal
Entity	Payable	Payable	Total	Payable	Payable	Total
Azure-SJBT	$143,983	$2,275,000	$2,418,983	$3,095,947	$6,831,987	$9,927,934
NACS, LLC	—	—	—	25,052,756	11,493,949	36,546,705
Assumed Notes	—	—	—	11,092,887	3,770,119	14,863,006
Total	$143,983	$2,275,000	$2,418,983	$39,241,591	$22,096,055	$61,337,646

Seaport Loans

Seaport Global Loans

On July 17, 2019, the Legacy Company issued a note to Seaport Group SIBS LLC with an interest rate of 12% and a maturity date of August 31, 2019. As subsequently amended, the note provides for a maximum principal amount of $4,500,000. As amended, the note contains a $10.00 option to purchase a percentage of membership interests of the Legacy Company (determined on a fully diluted basis at the time of such exercise) equal to (i) the outstanding principal amount under such note, plus accrued and unpaid interest by (ii) $22,500,000.

On June 13, 2023, the Legacy Company amended and restated its note with Seaport (the “2023 Seaport Note”). The 2023 Seaport Note provides for a new principal loan amount of $7,853,008, a maximum loan amount of $10,000,000, a 12% annual interest rate a maturity date of March 31, 2024, and is senior secured indebtedness. In addition to the principal and interest payable under the 2023 Seaport Note, the note grants Seaport an option to purchase a percentage of membership interests of the Legacy Company (determined on a fully diluted basis at the time of such exercise) equal to (i) the outstanding principal amount under such note, plus accrued and unpaid interest by (ii) $20,010,000. The option has no expiration date and will be in full force and effect until it is exercised, or the principal and accrued interest of the Seaport note are paid in full.

Pursuant to the loan amendment agreement executed on December 1, 2023, on September 28, 2023, the total accrued and unpaid interests in the amount of $500,853 were rolled into the principal in the amount of $10,170,000 at the time to reach at an aggregate principal amount of $10,670,853. On December 31, 2023, the total accrued and unpaid interests in the amount of $352,725 were rolled into the principal in the amount of $12,317,475 at the time to reach at an aggregate principal amount of $12,670,200 as of December 31, 2023.

On September 23, 2024, the Company entered into an intercreditor and collateral agency agreement with Seaport Group SIBS LLC. Pursuant to the agreement, the Company agreed to exchange the entire outstanding principal and accrued interest on the Seaport Group SIBS LLC loan, as of the date of the Business Combination, for a new loan in the same total amount. The accumulated interest was capitalized into the principal balance of the new loan. As of December 31, 2024, the total principal, including rolled-in interest, was $14,701,451. This amount was recorded as the new principal balance as of March 31, 2025. The Company accrued $330,783 interest on this loan for the three months ended March 31, 2025.

Seaport Bridge Loans

On March 24, 2024, the Legacy Company signed the first bridge loan with Seaport Group SIBS, LLC, with an initial principal amount of $421,200. The terms of the first bridge financing are separate from the existing Seaport financing already in place with the Legacy Company. The first bridge loan has a maximum principal draw amount up to $1,000,000, a maturity date of June 30, 2024, an annual interest rate of 12% and default interest rate of 18%, and is pari-passu in seniority to the Seaport Global Loans. In addition, at the consummation of the Business Combination, the note was to be repaid in full out of the proceeds of the transaction and Seaport Group SIBS, LLC is to be issued 1 share for every $1 lent to the Company under the terms of the bridge financing. The note remained outstanding post Business Combination. The Company concluded that the features in the bridge financing are embedded derivatives which are included in the Derivative Liability balance on December 31, 2024 balance sheet in the amount of $2,481,000. As of March 31, 2025 and December 31, 2024, the principal and accrued interest on the note were $1,166,464 and $1,117,345, respectively.

On November 14, 2024, the Legacy Company signed the second bridge loan with Seaport Group SIBS, LLC, with an initial principal amount of $210,000. The terms of the second bridge financing are separate from the Seaport Global Loans already in place with the Legacy Company. The second bridge financing has a maximum principal draw amount of up to $1,000,000, a maturity date of February 12, 2025, an annual interest rate of 9%, compounded daily, and a default interest rate of 18%, compounded daily. Repayment of this note is senior to payment of any and all other outstanding indebtedness owed by the Legacy Company. In addition, at the consummation of the Business Combination, the Company granted the lender the right and option to acquire Common Stock of the Company with the exercise price of $10.00. The number of shares of Common Stock to be issued to the lender upon its exercise of its option shall be equal one share of the Company’s Common Stock for each dollar of the unpaid principals up to $1,000,000. The Company concluded that the features in the Bridge Financing are embedded derivatives which are included in the Derivative Liability balance on the December 31, 2024 balance sheet in the amount of $2,212,000. As of March 31, 2025 and December 31, 2024, the principal and accrued interest on the note were $1,030,618 and $1,008,002, respectively.

On January 7, 2025, Seaport exercised the option related to the second bridge loan, executed on November 14, 2024, by paying an exercise price of $10 to receive 1,000,000 shares of the Company’s Common Stock.

On March 31, 2025, the Company entered into an amendment to the Seaport bridge loan agreements. Under the terms of the amendment, Seaport agreed to convert the cumulative principal and accrued interest from the first and second bridge loans, purchase order loans, and OPG loans into 5,350,000 shares of the Company’s Common Stock. 5,350,000 shares of Common Stock were subsequently issued to Seaport on April 17, 2025.

Seaport Purchase Order loan

On June 27, 2024, the Company executed a purchase order purchase agreement with Seaport Group SIBS, LLC (the “Seaport PO Agreement”). Pursuant to the Seaport PO Agreement, the Company agreed to sell and Seaport Group SIBS, LLC agreed to buy certain purchase orders that the Company is entitled to bill its customer in the future. Two purchase orders amounted to $3,410,023 were approved by the customer in October 2023. For the year ended December 31, 2024, the Company sold invoices in the amount of $364,780 collectively to Seaport Group SIBS LLC in exchange for cash payments of $350,000.

As of December 31, 2024, Seaport Group SIBS, LLC has paid the Company in the amount of $1,777,400 in exchange for the right to receive the full balance of $1,955,140 on the invoice to be billed to the customer in the future. Because the invoices were not billed to the customer at the time of the Seaport PO Agreement, the Company concluded that the total balance of $1,955,140 is considered a series of collateral purchase order loans from Seaport Group SIBS, LLC to the Company by using the underlying cash receipt of the future invoices as collaterals. The Company received $330,000 from the customer on the purchase order and forwarded $288,165 of it to Seaport Group SIBS, LLC for the year ended December 31, 2024. The Company paid back $122,615 to Seaport during the three months ended March 31, 2025.

The following table summarizes the Company’s cumulative activity related to purchase order loans and invoice factoring arrangements with Seaport Group SIBS LLC from inception through March 31, 2025:

As of
March 31, 2025
Total invoices sold to Seaport	$364,780
Total cash received from Seaport	350,000
Total factoring amount	14,780

Total PO loan from Seaport	1,777,400
Interest paid to Seaport	177,740
Total amount in exchange for PO loan	1,955,140
Payment to Seaport	(410,780)
Ending balance	$1,544,360

Seaport OPG Loan

The Company executed multiple promissory note agreements with Seaport Group SIBS, LLC in the third and fourth quarters of 2024 (the “Seaport OPG Promissory Notes”). Each Seaport OPG Promissory Note has an interest rate of 12.0%, and a charge of 10% net proceed as original issue discount. The outstanding principal amount and any accrued interest shall be due and payable at the earlier of: (i) The date on which the Company receives proceeds from customer purchases tied to new purchase orders or invoices (which is separate from the $3,410,023 purchase order loan); (ii) six months from the date of execution. As of March 31, 2025 and December 31, 2024, the principal and accrued interest on the Seaport OPG Promissory Notes, net of unamortized original issue discount, were $922,616 and $856,121, respectively.

On March 31, 2025, the Company entered into an amendment to the Seaport bridge loan agreements. Under the terms of the amendment, Seaport agreed to convert the cumulative principal and accrued interest from the first and second bridge loans, purchase order loans, and OPG loans into 5,350,000 shares of the Company’s Common Stock. 5,350,000 shares of Common Stock were subsequently issued to Seaport on April 17, 2025. In addition, in the same amendment, the Company granted Seaport a warrant to purchase 3,000,000 shares of Common Stock at an exercise price of $0.01 per share. Seaport exercised the warrant on March 31, 2025 by paying $30,000 in cash, and 3,000,000 shares of Common Stock were subsequently issued to Seaport on April 2, 2025. As of March 31, 2025, the Company recognized the fair value of the exercised warrants under “Accrued issuable equity” on the Balance Sheet, reflecting the obligation to issue the related shares.

Seaport Credit Facilities

On December 31, 2024, the Company entered into the Seaport Credit Facility with Seaport Group SIBS LLC. Under the terms of the agreement, Seaport agreed to provide the Company with a credit facility up to $2,000,000 in principal. The outstanding principal and all accrued interest under the Seaport Credit Facility are due and payable upon demand by Seaport, 12 months from the date the funds are disbursed. The Seaport Credit Facility carries an annual interest rate of 15%. As of March 31, 2025, none was drawn from the Seaport Credit Facility.

Catalytic Note and Warrant

On January 23, 2019, the Legacy Company issued a note to Catalytic Holdings I LLC (“Catalytic”) with an interest rate of 12.0% per annum accruing from March 15, 2019, a principal amount of $1,080,000 and a maturity date of April 30, 2019. The principal amount of this note is subject to a 20% original issue discount. As a result, the Legacy Company received cash in the amount of $900,000. Principal and accrued interest on the note as of December 31, 2024 were $2,409,490.

In January 2019, the Legacy Company also issued a warrant to Catalytic. As amended, the warrant entitles Catalytic to purchase 2.0% of the units of the Legacy Company on a fully diluted basis at an exercise price of $0.01 per unit. The warrant expires on the tenth anniversary of the warrant issue date.

On June 26, 2019, the Legacy Company entered into a consulting agreement with Alchemy Advisory LLC (“Alchemy”), a subsidiary of Catalytic. In exchange for the business and strategic advice service from Alchemy, the Company agreed to issue Alchemy warrants which grant Alchemy the ten-year right to purchase membership interests representing voting common Unit of the Legacy Company with a per share exercise price of $0.01 per unit and representing 1.0% of the outstanding common membership interests and membership interest equivalents of the Company.

On May 18, 2023, Catalytic was awarded a summary judgment against the Legacy Company in Company Kings County New York state court. On July 14, 2023, Catalytic notified the Company that it would be presenting the court a proposed order for settlement of its summary judgment, scheduled with the court on August 7, 2023. The proposed order was in the amount of $1,563,796 in satisfaction of Catalytic’s indebtedness with the Company. On September 7, 2023, the court granted Catalytic both the order and judgment amount of $1,563,796 plus accruing interest at a rate of 12% per annum from October 6, 2020. These amounts are incorporated with the amounts on the Company’s condensed consolidated balance sheets plus accrued interest since the summary judgment.

Upon the closing of the Business Combination on January 2, 2025, the outstanding principal and accrued interest related to the Catalytic note of $2,409,490 and derivative liability of $224,434 were converted into 391,712 shares of the Company’s Common Stock. The conversion eliminated the associated debt balances from the Company’s condensed consolidated balance sheets, and there is no outstanding liability as of March 31, 2025. Separately, the Company issued 100,000 shares of Common Stock to Catalytic on February 18, 2025 in connection with the waiver of all claims Catalytic and its affiliates may have against the Company.

Bay Point Note and Warrant

On August 22, 2018, the Legacy Company issued a promissory note to Bay Point Capital Partners, LP (“Bay Point”), with an interest rate of 15%, a default interest rate of 20%, a principal amount of $670,000 and a maturity date of December 1, 2023. Principal and accrued interest on the note as of December 31, 2024 were $1,351,647.

On August 22, 2018, John Redmond executed an unconditional guaranty of payment agreement with Bay Point. For and in consideration of $10.00, John Redmond unconditionally and irrevocably guarantees to Bay Point the complete payment of the principal in the amount of $420,000 and all other obligations of the Legacy Company to Bay Point under the terms of the note or any other documents evidencing, securing or otherwise relating to the note.

In July 2019, the Legacy Company issued Bay Point a warrant to purchase 3.5% of the Series B units of the Legacy Company on a fully diluted basis at an exercise price of $0.01 per unit. The warrant expires on the tenth anniversary of the issue date. The warrant may also be converted, in whole or in part, into a number of units (rounded down to the nearest whole number) equal to (i) the fair market value of the warrant or portion thereof being converted divided by (ii) (A) 70% of the most recent pre-money Company valuation that pertains to securities issued in exchange for raising capital, divided by (B) all issued and outstanding Legacy Company units or securities at the time the warrant is converted to units. Bay Point has a right to put the warrants to the Company at any time.

In November 2023, the Legacy Company amended its loan agreement dated December 15, 2022 and agreed to pay $1,400,000 exit fees, $116,850 legal fees and $89,220 late fees on unpaid interests and principal. The exit fees, legal fees and late fees amounted to $1,606,070 as of December 31, 2024 were recorded in accrued expenses and other current liabilities in the condensed consolidated balance sheets.

On April 24, 2024, the Legacy Company signed a term sheet agreement with Bay Point Capital Partners, LP, defining the terms of the conversion of Bay Point’s indebtedness with the Legacy Company into equity simultaneous with the consummation of the Business Combination. Per the term sheet, Bay Point is to convert its total indebtedness, including any accrued interest and fees, into equity equal to 120% of its total indebtedness as of the date of the consummation of the Business Combination. Successful conversion also releases the Legacy Company from any and all claims Bay Point may have.

Upon the closing of the Business Combination on January 2, 2025, the outstanding principal and accrued interest related to the Bay Point note totaling $1,351,647, the derivative liability of $254,167, and accrued exit fees, legal fees, and late fees totaling $1,606,070 were converted into 402,745 shares of the Company’s common stock. This conversion eliminated the related debt balances from the Company’s condensed consolidated balance sheets, and there is no outstanding liability as of March 31, 2025. Separately, on February 18, 2025, the Company issued 100,000 shares of common stock to Bay Point in connection with the waiver of all claims by Bay Point and its affiliates, and an additional 100,000 shares in settlement of legal fees incurred in the process.

Polar Loan

On April 2, 2024, Polar Multi-Strategy Master Fund (“Polar”), Mars, the Sponsor, and the Company entered into a subscription agreement. Under the agreement, the Sponsor aimed to raise funds from existing Mars investors, which would then be loaned to the Legacy Company for working capital purposes (the “Polar Loan”). Polar agreed to contribute up to $1,000,000 to the Sponsor as a capital contribution in exchange for subscription shares. The Company was obligated to repay the full principal amount of the Polar Loan to Polar upon the closing of the Business Combination. As consideration for the capital investments funded by Polar the Company issued to Polar one common share for each dollar of loan as of or prior to the Business Combination. The Polar Loan shall not accrue interest. The Company concluded that the feature in the Polar Loan is embedded derivatives which are included in the derivative liability balance on the December 31, 2024 Balance Sheet in the amount of $2,607,000.

On May 29, 2024, Polar, the Sponsor and the Company executed another subscription agreement to increase the total Capital Investment amount from $1,000,000 to $1,250,000.

The Company made the first draw request and the Sponsor transferred in the amount of $500,000 on April 3, 2024. The Company made the second draw request and the Sponsor transferred in the amount of $500,000 on April 5, 2024. The Company made the third draw request in the amount of $250,000 and the Sponsor transferred $175,000 on May 31, 2024. The remaining $75,000 in the third draw request was kept by the Sponsor to pay for the shared transaction expenses related to the Business Combination.

Upon the closing of the Business Combination on January 2, 2025, the Company assumed the additional $75,000 liability that the Sponsor kept in the third draw and the total debt liability owed to the Investor was $1,250,000 and $1,175,000 as of March 31, 2025 and December 31, 2024, respectively.

On December 30, 2024, the Company entered into a non-redemption agreement with Polar, under which Polar agreed to reduce its entitlement from 1,250,000 subscription shares (originally granted under agreements dated April 2, 2024 and May 29, 2024) to 312,500 shares of common stock. On January 30, 2025, the Company issued a total of 1,500,000 shares of common stock to Polar, consisting of 312,500 shares issued pursuant to the non-redemption agreement and 1,187,500 shares issued in connection with the elimination of derivative liabilities associated with the April 2 and May 29, 2024 subscription agreements.

Aegus Bridge Financing Notes

On May 7, 2024, the Company signed a bridge financing note with Aegus Corporation, with an initial principal amount of $230,000. The bridge financing note has a maximum principal draw amount of up to $500,000, a maturity date of November 15, 2024, and an annual interest rate of 12%, In addition, at the consummation of the Business Combination, the note is to be repaid in full out of the proceeds of the transaction and Aegus Corporation is to be issued 1 share for every $1 lent to the Company under the terms of the bridge financing. Upon the completion of the Business Combination on January 2, 2025, the principal and interests on the Aegus bridge financing note remained repaid. On February 10, 2025, the Company agreed to issue (i)234,380 shares of Common Stock to Aegus Corporation pursuant to BCA Amendment No. 4; (ii)  70,000 shares of Common Stock to Aegus Corporation in accordance with the settlement agreement and mutual release dated October 14, 2024; (iii) 23,000 shares of Common Stock to Aegus Corporation in accordance with the letter agreement dated February 7, 2025

The Company concluded that the features in the bridge financing are embedded derivatives which are included in the derivative liability balance on December 31, 2024 condensed consolidated balance sheets. Upon the closing of the Business Combination on January 2, 2025, the derivative liability of $551,000 expired.

As of March 31, 2025 and December 31, 2024, the principal and accrued interest on the note were $255,387 and $248,487, respectively.

Seed Financing Notes

The Legacy Company obtained financing from individual lenders in a principal amount of approximately $3.6 million as of December 31, 2024, and issued notes to lenders with stated interest rates between 7.8% and 12% and default interest rates between 15% and 18% between 2014 and 2024. Each noteholder has a continuing security interest in all of the Company’s property and assets. All such notes were in default as of December 31, 2024.

Contemporaneously with the issuance of the seed financing notes, the Legacy Company issued warrants to purchase Series B units at an exercise price of $0.01 per unit. The warrants typically expire ten years after issuance and are each exercisable for up to approximately 3.0% of the total issued and outstanding Series B units.

Upon the closing of the Business Combination on January 2, 2025, all of the outstanding principal and accrued interest, associated derivative liabilities and warrant liabilities were converted into shares of the Company’s Common Stock. The conversion eliminated the associated liability balances from the Company’s condensed consolidated balance sheets, and there is no outstanding liability as of March 31, 2025.

340 Broadway Holdings notes

On January 22, 2025 and January 24, 2025, the Company entered into a series of senior secured promissory note agreements with 340 Broadway Holdings LLC. Pursuant to the terms of these agreements, 340 Broadway Holdings LLC agreed to provide the Company with senior secured financing totaling $2,000,000. The notes bear interest at an annual rate of 15% and mature 12 months from the respective funding dates. The Company received $1,200,000 on January 23, 2025, and the remaining $800,000 on January 30, 2025. On January 22, 2025, $1,000,000 of the outstanding balance was assigned to Silverback Capital Corporation. As of March 31, 2025, the outstanding principal on the 340 Broadway Holdings notes were $1,000,000, and the accrued interest amounted to $26,000.

Silverback Capital Corporation notes

On January 22, 2025, 340 Broadway Holdings LLC assigned $1,000,000 of senior secured promissory note agreements with the Company to Silverback Capital Corporation (“Silverback”). The notes bear interest at an annual rate of 15% and mature 12 months from the respective funding dates. As of March 31, 2025, the outstanding principal on the Silverback Capital Corporation notes were $1,000,000, and the accrued interest amounted to $28,333.

Steele Consolidated Notes

On September 23, 2024, the Company executed an intercreditor and collateral agency agreement with the holders of Steele Interests SIBS, LLC, Steele Interests SIBS II, LLC, Steele Interests SIBS III, LLC, and Steele Interests SIBS IV, LLC (the “Steele Lenders”). Under this agreement, the Steele Lenders agreed to convert the total outstanding principal and accrued interest on their respective loans into a single new loan with a principal balance of $3,000,000 upon the closing of the Business Combination. This loan bears interest at 9% per annum and matures in 2028. As of March 31, 2025, the outstanding principal on the Steele consolidated notes were $3,000,000, and the accrued interest amounted to $67,500.

Liabilities Trigged by Business Combination

Pursuant to the Fifth Amended and Restated Operating Agreement of SIBS, NACS LLC purchased all of the ownership interests in the Company previously held by York Capital Management Global Advisors, LLC (“York”). As part of the agreement, the Legacy Company agreed that if, at any time following the closing date, it receives aggregate proceeds of $20 million or more in connection with a sale, liquidation, recapitalization, merger, initial public offering, or other transaction (including the distribution of profits or other consideration such as stock or securities), it would be obligated to pay York the following: (i) 20% of all proceeds exceeding $20 million but less than $100 million; and (ii) 10% of all proceeds equal to or exceeding $100 million but less than $200 million. Upon the closing of the Business Combination, the equity value of the Legacy Company was determined to be $31,631,205. In accordance with the agreement with York, the Company recorded an accrued liability of $2,326,241 as of March 31, 2025, as this option was contingent on a business combination.

During the fourth quarter of 2023, Ellenoff Grossman and Schole LLP (“EGS”), the Legacy Company’s legal counsel, agreed to receive delay payments on the service fees for services provided to the Company. Pursuant to the agreement, the Company is required to pay deferral service fees contingent upon the successful completion of the Business Combination. As of the date of Business Combination, the deferred service fees remained unpaid, and the Company recorded an accrued liability of $1,058,527 as of March 31, 2025 related to these unpaid services.

On June 18, 2024, the Legacy Company entered into a settlement and mutual release agreement (as amended on October 24, 2024, the “TFA Settlement Agreement”) with Taylor Frères Americas LLP and TFGS VII Gestion LLC (together, “TFA”). The TFA Settlement provided that TFA agreed to accept at the closing of the Business Combination, 1,445,000 shares of Common Stock in exchange for and as satisfaction in full for certain equity owned by TFA and $7,626,000 of debt allegedly owed to TFA (which alleged debt the Company neither confirms or denies). However, the Company believes that the TFA Settlement Agreement expired on December 31, 2024, prior to the closing of the Business Combination, and accordingly, that the TFA Settlement Agreement terminated on December 31, 2024. Of the total shares issued, 850,000 shares were allocated in exchange for TFA’s equity interests in the Legacy Company, while the remaining 595,000 shares were issued in settlement of accrued liabilities, though the liability has not ultimately been settled as of March 31, 2025.

NOTE 13 — Commitments and Contingencies

From time to time, we may be subjected to claims or lawsuits which arise in the ordinary course of business, including the matters described below. Estimates for resolution of legal and other contingencies are accrued when losses are probable and reasonably estimable in accordance with ASC 450, Contingencies.

Business Combination

As part of the Company’s recent business combination, certain obligations were converted into equity or otherwise settled. The Company has entered into a waiver agreement with one lender, which is expressly contingent upon a corresponding waiver being executed by another shareholder, an unrelated third party.

As of the date of these financial statements, the waiver with the unrelated third party has not been finalized. If a settlement is not reached, the waiver with the lender may be rendered void or unenforceable. In such an event, the Company may be required to satisfy certain obligations that were previously assumed to be extinguished as part of the business combination.

Management believes that while a settlement with the unrelated third party is reasonably possible, the outcome remains uncertain. Accordingly, no liability has been accrued as of the balance sheet date. However, in accordance with ASC 450-20-50, the Company discloses this contingency due to the potential for a material adverse effect on the Company’s financial position, results of operations, or cash flows should the waivers not be mutually executed, though at this time a liability cannot be reasonably estimated.

The Company continues to evaluate the situation and will update its assessment as new information becomes available.

Tax Matters

From the first quarter of 2017 until October 31, 2023, the Company failed to remit U.S. federal taxes from amounts withheld from employee wages and also failed to remit the employer portion of such taxes. In addition, during the same period, the Company did not file quarterly federal tax returns on Form 941 to report income taxes and payroll taxes withheld from employee wages. As a result, the Company has an accrued payroll tax liability on its condensed consolidated balance sheets that amounted to $5.85 million and $6.23 million as of March 31, 2025 and December 31, 2024, respectively.

The Company has remitted payments to the IRS for employee income tax withholdings as well as both the employee and employer portions of payroll taxes. All payroll taxes and withholdings for the payroll periods from November 1, 2023, through March 31, 2025, have been fully paid. However, the Company submitted payments for four payroll cycles after the applicable deadlines and has accrued the related penalties and interest associated with these late payments.

As of March 31, 2025, the Company had not fully remitted to the IRS the employee income taxes withheld and payroll taxes accrued prior to November 1, 2023. The related failure-to-deposit penalties and associated interest have been calculated and recorded on the condensed consolidated balance sheets under the caption “Accrued federal tax liability, penalties, and interest.” On January 8, 2025, the Company remitted an additional $500,000 to the IRS toward satisfying these outstanding liabilities.

The Company is subject to a state tax lien from the State of Georgia, Gwinnett County, for the tax years 2019 to 2022, for a total lien amount of $71,486. These liens are secured by business inventory and equipment. The Company intends to settle this amount in full.

The Company is subject to a city tax lien from the City of Buford, Georgia, for the tax years 2018 and 2019, and 2022, in the amounts of $975, $9,955 and $403, respectively.

Charging Order

On August 15, 2019, the Superior Court of Fulton County Georgia issued its Order Charging Judgment Debtors (the “Charging Order”). This Charging Order pertained to Judgment Debtors ScanTech Holdings and ScanTech Security and prohibited certain related entities, including the Company, from making distributions to ScanTech Holdings or ScanTech Security.

The Charging Order specifically mandated that all distributions that would otherwise be made to or on behalf of ScanTech Holdings or ScanTech Security shall be paid to Epstein, Becker & Green, PC (“EBG”) instead of being paid to ScanTech Holdings or ScanTech Security until the Judgments are paid in full with interest. EBG was legal counsel to ScanTech Holdings and ScanTech Security, two entities that are not related parties for disclosure purposes but have common ownership with ScanTech.

Subsequent to the issuance of the Charging Order, the Company made a series of payments to third parties on behalf of ScanTech Holdings and ScanTech Security. These payments, which totaled at least $54,000, included the payment of legal fees incurred by ScanTech Holdings and ScanTech Security to defend themselves in the ongoing legal action. The Company intends to address this matter in accordance with the legal process and is taking steps to rectify the situation by working with the Court to ensure full compliance with the Charging Order.

NOTE 14 — Income Taxes

Prior to the closing of the Business Combination, the Legacy Company was structured as a limited liability company and treated as a partnership for U.S. federal and state income tax purposes. As such, the responsibility for determining and paying income taxes was passed through to its members, and the Legacy Company itself was not subject to income taxes.

Following the closing of the Business Combination, the Company became a corporation subject to U.S. federal and applicable state income taxes. For interim reporting periods, the Company estimates its annual effective tax rate and applies this rate to year-to-date pre-tax income or loss. The Company also recognizes the tax effects of discrete items in the period in which they occur, including changes in enacted tax laws or rates.

For the three months ended March 31, 2025, the Company’s effective tax rate was 0%. The Company expects its effective tax rate for the full fiscal year 2025 will remain at 0%, primarily due to the following (i) the gains on the extinguishment of debt recognized for financial statement purposes were not taxable to the Company, the gains were recognized by the Legacy Company prior to the Business Combination, and (ii) the full valuation allowance recorded against deferred tax assets.

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Deferred tax assets are evaluated for future realization and reduced by a valuation allowance to the extent that the Company believes they will not be realized. The Company considers all available evidence, including historical information, long range forecast of future taxable income and evaluation of tax planning strategies. Amounts recorded for valuation allowance can result from a complex series of judgments about future events and can rely on estimates and assumptions. Based primarily on the negative evidence outweighing the positive evidence, including the Company’s expected tax losses, the Company believes there is uncertainty as to when it will be possible to utilize certain net operating losses (“NOL”) and other deferred tax assets. Therefore, the Company recorded a valuation allowance against the deferred tax assets for which it is more-likely-than-not they will not be realized.

Should the Company’s operating results improve, and projections show continued utilization of the tax attributes, the Company would consider that as significant positive evidence and future reassessment may result in the determination that all or a portion of the valuation allowance is no longer required. If this were to occur, any reversal of the valuation allowance would result in a corresponding non-cash income tax benefit, thereby increasing total deferred tax assets.

The Company has adopted the provisions of ASC 740, Income Taxes. Under these principles, tax positions are evaluated in a two-step process. The Company first determines whether it is more likely than not that a tax position will be sustained upon examination. If a tax position meets the more-likely-than-not recognition threshold, it is then measured to determine the amount of benefit to be recognized in the financial statements. The tax position is the most significant benefit, with a greater than 50 percent likelihood of being realized upon ultimate settlement.

NOTE 15 — Series A Units

Series A Units

As of December 31, 2024, the Legacy Company had 9,965,000 Series A units authorized and outstanding with a stated value of $1 per unit. Series A Units entitle the holder to receive an eight percent per annum rate of return on the unrecovered capital contribution of such holder.

Mezzanine Classification

Series A units held by NACS are redeemable at any time if the Legacy Company has not carried out either a Qualified IPO or Change of Control (as defined in the ScanTech Operating Agreement). These Series A units are classified as “mezzanine” and are accounted for under the ASC accounting topics as Debt — Debt With Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.

S99-3A(2) of the SEC’s Accounting Series Release No. 268 (“ASR 268”) requires preferred securities that are redeemable for cash or other assets to be classified outside of permanent equity if they are redeemable (i) at a fixed or determinable price on a fixed or determinable date, (ii) at the option of the holder or (iii) upon the occurrence of an event that is not solely within the control of the issuer. Preferred securities that are mandatorily redeemable are required to be classified by the issuer as liabilities whereas under ASR 268, an issuer should classify a preferred security whose redemption is contingent on an event not entirely in control of the issuer as mezzanine equity. If the Legacy Company has not carried out either a qualified IPO or a change of control within five years after the date of the NACS Purchase Agreement, which was dated August 2013, NACS may require the Legacy Company to redeem any portion of its Series A Units at any time. Accordingly, as the contingent redemption is not solely in control of the Legacy Company, the Legacy Company determined that the Series A units should be treated as mezzanine equity.

Liquidation Preference

The Series A units rank, with respect to distribution rights and rights on liquidation, winding-up and dissolution, (i) senior and in priority of payment to the Legacy Company’s Series B and C units and (ii) junior in priority of payment to the Legacy Company’s creditors.

Voting

The Series A units confer no voting rights, except as otherwise required by applicable law.

Other Accounting Matters

FASB ASC 815 generally requires an analysis of embedded terms and features that have characteristics of derivatives to be evaluated for bifurcation and separate accounting in instances where their economic risks and characteristics are not clearly and closely related to the risks of the host contract. The Legacy Company performed an evaluation and determined Series A and the host instrument is more akin to equity. The Legacy Company identified certain embedded redemption features which it evaluated for bifurcation and determined no bifurcation of these embedded or conversion features was required.

Dividends on redeemable Series A units are included in Accumulated Deficit and accrued in Series A units subject to possible redemption.

As of December 31, 2024, the Legacy Company had Series A units subject to possible redemption of $28,895,316. This includes the original investment in the amount of $10,000,000. Upon the closing of the Business Combination, the total balance of $28,895,316 was written off as an adjustment to additional paid in capital.

NOTE 16 — Stockholders’ Deficit

Series A Units

The Legacy Company has 245,300 units of Series A units authorized and outstanding as of December 31, 2024. Series A units entitle the holder to receive an eight percent per annum rate of return on the unrecovered capital contribution of such holder, and such holder shall receive priority in distributions with respect to such preferred return.

Holders of the Series A units are not entitled to vote on, or consent to, any matter reserved for vote, or presented for vote, of the members. Series A units are not entitled to receive any distributions other than the preferred return and a return of the capital contributions. Accrued dividends on Series A units are included in Accumulated Deficit and accrued in Dividend Payable.

As of December 31, 2024, the Legacy Company had accrued dividends payable to Series A unit holders of $427,766. Upon the closing of the Business Combination on January 2, 2025, the entire dividends payable balance, along with all outstanding Series A units, was converted into 26,595 shares of the Company’s Common Stock. The conversion eliminated the associated liability and equity balance from the Company’s condensed consolidated balance sheet, and the fair value of the shares issued was recognized as a capital transaction.

Series B Units

The Legacy Company has authorized 315,539,527 Series B units. The Series B units entitle the holder to receive a proportionate share of all distributions after payment of the preferred return and the return of capital on the Series A units. As of December 31, 2024, the legacy company had 9,906,827 Series B units outstanding.

Upon the closing of the Business Combination on January 2, 2025, all outstanding Series B units were converted into 1,438,755 shares of the Company’s Common Stock. The conversion eliminated the associated equity balance from the Company’s condensed consolidated balance sheet, and the fair value of the shares issued was recognized as a capital transaction.

Series C Units

The Series C units are “profits interests” granted to directors, employees and consultants from time to time under the 2012 Equity Incentive Plan. Holders of the Series C units do not have voting rights. A number of Series C units equal to 15% of the total outstanding Series B units and Series C units are reserved for grants under the plan. The allocation and vesting terms of grants of Series C units are determined by the Board of Directors.

As of December 31, 2024, there were 2,514,764 of Series C membership interests authorized, and 1,584,327 units of Series C membership interests issued and outstanding. Upon the closing of the Business Combination on January 2, 2025, all outstanding Series C units were converted into 160,287 shares of the Company’s Common Stock. The conversion eliminated the associated equity balance from the Company’s condensed consolidated balance sheet, and the fair value of the shares issued was recognized as a capital transaction.

Common Stock

Upon the completion of the Business Combination, the Company had a total of 18,732,670 shares of Common Stock outstanding. Of this amount, 14,184,397 shares were allocated to the Legacy Company’s stakeholders, and 4,548,273 shares were issued to the shareholders of Mars.

During the first quarter of 2025, the Company issued an additional 6,876,840 shares of Common Stock to settle various liabilities, including amounts previously owed to Seaport and the conversion of certain accounts payable into Common Stock. As a result, the Company reflected a total of 25,609,510 shares of Common Stock as issued and outstanding on its books as of March 31, 2025.

On March 20, 2025, the Company entered into a settlement agreement with Silverback. Pursuant to the agreement, Silverback agreed to acquire the Company’s outstanding liabilities totaling $8,230,977, and the Company agreed to issue its Common Stock, par value $0.0001 per share, to Silverback at a price of $1.50 per share. On March 27, 2025, Silverback completed the first tranche of the agreement by acquiring $1,378,303 of liabilities in exchange for 918,868 shares of Common Stock. In addition, the Company agreed to issue 150,000 shares of Common Stock as a legal fee and 33,000 shares as a settlement fee, resulting in Silverback receiving a total of 1,101,868 shares of Common Stock for the first tranche.

NOTE 17 — Segment and Geographic Information

The Company operates as one operating segment. The Company’s chief operating decision maker (“CODM”) is its chief executive officer, who review financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance and allocating resources. The CODM uses operating income and net income to assess financial performance and allocate resources. These financial metrics are used by the CODM to make key operating decisions, such as the determination of the rate at which the Company seeks to grow operating income and the allocation of budget between cost of goods sold, research and development, and general and administrative expenses.

The following table presents selected financial information with respect to the Company’s single operating segment for the three months ended March 31, 2025 and 2024:

	For the Three Months Ended March 31,
	2025	2024
Revenue	$365,471	$—
Cost of goods sold	238,592	—
Operating expenses:
General and administrative expenses	4,763,716	1,110,229
Research and development expenses	1,018,352	875,342
Depreciation and amortization	8,215	8,119
Total operating expenses	5,790,283	1,993,690
Loss from operations	(5,663,404)	(1,993,690)
Other income (expense):
Change in fair value of derivative liabilities	(827,445)	(541,639)
Change in fair value of warrant liabilities	223,162	(13,043,192)
Change in earnout liability	(30,000)	—
Transaction costs expensed	(9,665,004)	—
Gain on settlement of forward purchase agreement	1,406,669	—
Interest expense	(723,467)	(2,872,951)
Other income	—	14,019
Gains from extinguishment of debt, net	12,592,052	—
Total other income (expense):	2,975,967	(16,443,763)
Income (loss) before income taxes	(2,687,437)	(18,437,453)
Provision for income taxes	—	—
Net income (loss)	$(2,687,437)	$(18,437,453)

NOTE 18 — Subsequent Events

On October 25, 2021 and October 1, 2022, St. James Bank and Trust Company Ltd. (“St. James”) executed three loans with the Company via Azure LLC (the St. James Original Loan”) in the aggregated principal and interest amount of $2,418,983 as of March 31, 2025. On April 25, 2025, the Company and St. James entered into a settlement agreement to (i) terminate the St. James Original Loan, (ii) release all claims held by both the Company and St. James, and (iii) enter into a promissory note. As parties to the original loan, NACS LLC and John Redmond also agreed to release all claims arising from the termination of the original loan.

On April 25, 2025, the Company and St. James entered into an unsecured promissory note (the “April 2025 St. James Promissory Note”) pursuant to which St. James agreed to loan the Company $2,850,000 at an annual interest rate of 12.0% with a maturity date of October 25, 2025. Pursuant to the April 2025 St. James Promissory Note, the Company is granted, at its sole option, up to two extensions of 180-days each, beyond the maturity date. Assuming the Company opts to utilize an extension, the Company will pay St. James at each such extension the remaining balance of the April 2025 St. James Promissory Note, minus any shares St. James has sold to date to pay off the outstanding balance of the April 2025 St. James Promissory Note, either (i) in shares of Common Stock of the Company at a value of $9.87 per share in an amount equal to 125% of the then total outstanding balance of the promissory note at the time of an extension, (ii) in cash, or (iii) a combination of shares and cash. In the event the Company elects both extensions and the Company further chooses not to repay any remaining balance due pursuant to the April 2025 St. James Promissory Note and the shares issued to St. James and sold by St. James do not satisfy the Company’s money owed under the promissory note, the Company and St. James will enter a new unsecured promissory note for a period of 180 days. As contemplated by the April 2025 St. James Promissory Note, on April 25, 2025, the Company and St. James also entered into a Subscription Agreement to represent any issuances of Common Stock to St. James at either extension.

On April 28, 2025, the Company and Aegus entered into an amendment to amend the bridge note executed on May 7, 2024 (the “May 2024 Aegus Bridge Note”), of which both (i) terminated the May 2024 Aegus Bridge Note and released all collateral subject to the May 2024 Aegus Bridge Note; and (ii) issued 360,000 shares of Common Stock to Aegus consisting of (a) 260,000 shares of Common Stock to be registered on an amendment to the Company’s Registration Statement on Form S-1 (File No. 333-284806) filed on February 10, 2025 (the “Resale Registration Statement”); and (b) 100,000 shares of Common Stock to be issued upon approval by the board of directors of the Company of an appropriate reduction in the Company’s debt to be completed on a best efforts basis by the Company no later than June 30, 2025.

Previously, on December 31, 2024, the Company and Polar entered into a promissory note for a principal amount of $1,250,000 (the “December 2024 Polar Promissory Note”). On April 29, 2025, the Company and Polar entered into a subscription and settlement agreement, which (i) terminated the December 2024 Polar Promissory Note and released all collateral subject to the December 2024 Polar Promissory Note; (ii) released all claims held by the Company, SIBS and Polar in connection with the December 2024 Polar Promissory Note effective upon filing of the Company’s amendment to the Resale Registration Statement; and (iii) issued 1,500,000 shares of Common Stock of the Company to Polar to be registered on an amendment to the Resale Registration Statement.

Previously, the Company, Mr. Redmond, and NACS, LLC (“NACS” and collectively with Redmond, referred to as “Redmond” in this paragraph) entered into various loan agreements for a total of $2,000,000 in principal amounts (the “Redmond Loans”). On April 29, 2025, the Company, SIBS, and Redmond entered into a subscription and settlement agreement to (i) terminate the Redmond Loans; (ii) release the collateral subject to the Redmond Loans; (iii) release all claims held by the Company, SIBS, NACS, and Redmond; (iv) provide the opportunity for Redmond to recoup $1,200,000 in principal owed via a Section 3(a)(10) offering on or before the date of filing of the amendment to the Resale Registration Statement, and to the extent all or a portion of the $1,200,000 is not recouped via a Section 3(a)(10) offering prior to the filing of the amendment to the Resale Registration Statement, then the remaining unattained portion shall be included in shares valued at $1.00 on the amendment to the Resale Registration Statement; and (v) 800,000 shares of Common Stock to be registered on the Resale Registration Statement.

Pursuant to the Fifth Amended and Restated Operating Agreement of SIBS, York received the right to receive sharing interests of the Company’s proceeds. On April 30, 2025, the Company, SIBS, and York entered into a stock issuance agreement (the “York Stock Issuance Agreement”) to both (i) release the Company and SIBS from the sharing interest granted to York; and (ii) issue York 1,700,000 shares of Common Stock of which 700,000 shares of Common Stock are to be registered on the Resale Registration Statement and 1,000,000 shares of Common Stock to be registered on a second resale registration statement by August 28, 2025.

On May 14, 2025, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with Maximcash Solutions LLC (the “Lender”). Pursuant to the Loan Agreement, the Lender loaned $500,000 (the “Loan”) to the Company, which includes an $15,000 origination fee deducted at the time of funding. The Loan Agreement matures on November 14, 2025. The Company is obligated to repay the Loan in six monthly payments, with the first three payments to be interest only, and with a total repayment amount of $610,000 over a six-month term. The Loan is secured by 1,000,000 shares of its common stock (the “Pledge Shares”), the Company has also agreed to issue 50,000 shares of its common stock (the “Consulting Shares”) for the Lender’s consulting services and other origination services.

On July 3, 2025 the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with 340 Broadway Holdings, LLC (the “Lender”). Pursuant to the terms of the Securities Purchase Agreement, the Company issued a senior secured promissory note (the “Note”) to the Lender with a total principal amount of up to $1,500,000 and 2,095,531 shares (the “Origination Shares”) of the Company’s common stock to the Lender. The Note bears interest at an annual rate of 15% and matures on July 3, 2026 (the “Maturity Date”). The Lender has the right, but not the obligation, to convert, at any time prior to the Maturity Date, all or any portion of the outstanding Principal Amount, accrued interest and fees due and payable thereon into shares (the “Conversion Shares”) of the Company’s common stock. The Lender is prohibited from converting an amount that would be convertible into that number of Conversion Shares which would exceed the difference between the number of shares of the Company’s common stock beneficially owned by the Lender and 4.99% of the outstanding shares of the Company’s common stock. The Lender may waive such 4.99% limitation upon, at the election of the Lender, not less than seven day’s prior notice to the Company. The Company is also obligated to register the Conversion Shares on a new registration statement within the later of (i) 30 calendar days following the issuance of the Note, or (ii) 7 calendar days following the date the SEC declares the Existing Registration Statement effective.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of ScanTech AI Systems Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of ScanTech Identification Beam Systems, LLC (the Company) as of December 31, 2024 and 2023, and the related statements of operations, members’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, its business plan is dependent on the completion of future capital raises, and the Company’s cash and working capital as of December 31, 2024 are not sufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2023.

New York, New York

May 14, 2025

SCANTECH IDENTIFICATION BEAM SYSTEMS, LLC

BALANCE SHEETS

	December 31, 2024	December 31, 2023

ASSETS
Current assets:
Cash	$22,317	$333,084
Prepaid expenses	164,391	244,030
R&D tax credit receivable	164,761	276,705
Accounts Receivable	287,448	—
Inventory	1,426,140	249,844
Other current assets	—	163,512
Total current asset	2,065,057	1,267,175
Property and equipment, net	51,387	82,038
Other long term assets	36,333	—
Total assets	$2,152,777	$1,349,213
LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities:
Accounts payable	$4,733,031	$3,173,677
Accrued expenses and other current liabilities	9,442,304	9,421,258
Accrued compensation	1,692,327	1,610,052
Accrued federal tax liability, penalties and interest	6,232,925	5,415,149
Interest payable	17,762,972	12,749,929
Interest payable to related parties	39,711,139	32,599,048
Dividend payable	427,766	376,399
Deferred revenue	1,621,707	1,023,007
Derivative liabilities	8,327,602	922,834
Warrant liabilities	16,241,092	22,024,165
Related parties payable	1,547,082	885,041
Short-term debt, net	27,648,051	21,301,085
Short-term debt from related parties, net	22,346,055	22,346,055
Total current liabilities	157,734,053	133,847,699
Total liabilities	$157,734,053	$133,847,699
Commitments and contingencies (Note 13)
Series A units subject to possible redemption, 9,965,000 units at a redemption value of $2.90 per unit and $2.68 per unit as of December 31, 2024 and 2023, respectively	28,895,316	26,686,397
Members’ deficit
Series A units, 245,300 units authorized, issued and outstanding as of December 31, 2024 and 2023, respectively	—	—
Series B units, 315,539,527 units authorized, 9,906,827 units issued and outstanding as of December 31, 2024 and 2023, respectively	—	—
Series C units, 1,748,264 units authorized, 1,584,327 units issued and outstanding as of December 31, 2024 and 2023, respectively	—	—
Additional paid-in capital	—	—
Accumulated deficit	(184,476,592)	(159,184,883)
Total members’ deficit	(184,476,592)	(159,184,883)
Total liabilities and members’ deficit	$2,152,777	$1,349,213

The accompanying notes are an integral part of these financial statements.

SCANTECH IDENTIFICATION BEAM SYSTEMS, LLC

STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2024	2023
Revenue	$542,166	$—
Cost of Goods Sold	448,095	—
Operating expenses:
General and administrative expenses	5,579,218	6,283,770
Research and development expenses	3,400,021	3,238,925
Depreciation and amortization	32,564	36,634
Total operating expenses	9,011,803	9,559,329
Loss from operations	(8,917,732)	(9,559,329)
Other income (expense):
Interest expense	(12,364,656)	(10,251,094)
Change in fair value of derivative liabilities	(7,404,768)	649,244
Change in fair value of warrant liabilities	5,783,073	(16,371,612)
Other income (expense), net	(161,712)	—
Total other income (expense):	(14,148,063)	(25,973,462)
Net loss	$(23,065,795)	$(35,532,791)

Net loss per unit:
Basic and diluted	$(0.08)	$(0.20)
Weighted average number of units:
Basic and diluted	312,324,651	188,579,085

The accompanying notes are an integral part of these financial statements.

SCANTECH IDENTIFICATION BEAM SYSTEMS, LLC

STATEMENTS OF MEMBERS’ DEFICIT

	Series A Preferred
	Nonvoting Units				Series C Profit
	Non				Interest		Additional
	redeemable		Series B Units		Nonvoting		Paid-In	Accumulated	Members’
	Units	Amount	Units	Amount	Units	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2022	245,300	$—	9,590,106	$—	1,336,067	$—	$—	$(121,659,065)	$(121,659,065)
Adjustment to shareholder receivables	—	—	—	—	—	—	(10,116)	—	(10,116)
Unit-based compensation	—	—	316,721	—	248,260	—	99,365	—	99,365
Preferred A Unit dividend	—	—	—	—	—	—	(89,249)	(1,993,027)	(2,082,276)
Net loss	—	—	—	—	—	—	—	(35,532,791)	(35,532,791)
Balance as of December 31, 2023	245,300	$—	9,906,827	$—	1,584,327	$—	$—	$(159,184,883)	$(159,184,883)
Adjustment to shareholder receivables	—	—	—	—	—	—	(4,113)	—	(4,113)
Unit-based compensation	—	—	—	—	—	—	38,486	—	38,486
Preferred A Unit dividend	—	—	—	—	—	—	(34,373)	(2,225,914)	(2,260,287)
Net loss	—	—	—	—	—	—	—	(23,065,795)	(23,065,795)
Balance as of December 31, 2024	245,300	$—	9,906,827	$—	1,584,327	$—	$—	$(184,476,592)	$(184,476,592)

The accompanying notes are an integral part of these financial statements.

SCANTECH IDENTIFICATION BEAM SYSTEMS, LLC

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2024	2023
OPERATING ACTIVITIES
Net loss	$(23,065,795)	$(35,532,791)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	32,564	36,634
Unit-based compensation expense	38,486	99,365
Amortization of debt issuance cost	29,692	149,184
Change in fair value of derivative liabilities	7,404,768	(649,244)
Change in fair value of warrant liabilities	(5,783,073)	16,371,612
Change in operating assets and liabilities:
R&D tax credit receivable	111,944	122,013
Prepaid and other current assets	(44,297)	(211,971)
Inventory	(1,176,296)	(249,844)
Long term assets	(36,333)	—
Accounts payable	1,559,354	1,031,988
Accrued liabilities	21,045	1,815,775
Accrued compensation	82,275	(390,730)
Accrued federal tax liability, penalties and interest	817,776	786,468
Interest payable	5,013,043	3,595,142
Interest payable to related parties	7,112,091	6,435,287
Deferred revenue	598,700	1,023,007
Payable to related parties	662,041	134,169
Net cash used in operating activities	(6,622,015)	(5,433,936)
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(1,913)	(5,232)
Net cash used in investing activities	(1,913)	(5,232)
FINANCING ACTIVITIES
Proceeds from loans	6,397,924	6,216,732
Loan origination fees	(80,650)	—
Principal payments on finance lease liabilities	—	(6,651)
Repayment of loans	—	(520,688)
Adjustment to shareholder receivables	(4,113)	(10,116)
Net cash provided by financing activities	6,313,161	5,679,277
Net (decrease) increase in cash during period	(310,767)	240,109
Cash, beginning of period	333,084	92,975
Cash, end of period	$22,317	$333,084
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Conversion of interest payable to debt	$—	$2,661,100
349,871 series B units transferred from NACS to Taylor Freres	$38,486	$—

The accompanying notes are an integral part of these financial statements.

SCANTECH IDENTIFICATION BEAM SYSTEMS, LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — Description of Organization and Business Operations

Organization and Nature of Operations

ScanTech Identification Beam Systems, LLC (the “Company”), formed in 2011, is developing and deploying security screening systems that protect travelers and other members of the public from criminals, terrorists and other bad actors. It has developed a proprietary Computed Tomography scanning system that uses fixed-gantry technology to detect explosives, weapons, narcotics and other contraband.

Since inception, the Company’s operations have been focused primarily on research and development, product testing, sales and marketing, as well as raising capital to support its domestic and international certification efforts.

On September 8, 2023, the Company signed a definitive Business Combination Agreement with Mars Acquisition Corp.(“Mars”) (Nasdaq: MARX). On January 24, 2024, Mars asked Mars’ shareholders to approve an extension of time for Mars to consummate an initial business combination. The Business Combination was consummated on January 2, 2025 (“Closing”). As a result of the Closing of the Business Combination, Mars and ScanTech became wholly owned subsidiaries of ScanTech AI. On January 3, 2025, one business day after the Closing, the common stock of ScanTech AI (“Common Stock”) was listed on The Nasdaq Global Market under trading symbol “STAI”.

Going Concern Consideration

As of December 31, 2024, the Company had $22,317 in cash, a significant working capital deficit of $155,139,930 and accumulated deficit of $184,409,246. For the year ended December 31, 2024, the cash flow used in operating activities was $6,622,015. The Company’s business plan is dependent on several factors, including securing customer agreements, achieving the Transportation Safety Administration’s APSS 6.2 certification, of which are uncertain to occur, and raising capital to fund operations. On September 8, 2023, the Company signed a business combination agreement (“Merger Agreement”) with Mars, a special purpose acquisition company. The Company’s strategic plan includes its business combination with Mars to assist the Company in its efforts to raise capital and grow its business.

The Company expects to continue to incur significant expenditures in pursuit of its growth, merger and capital raising plans and there are no assurances that any of those plans will be successful.

As discussed in Note 11, most of our indebtedness is in default or matures in less than twelve months and is presented as short-term debt in the Balance Sheets.

We currently have almost no cash resources and significantly greater current liabilities than current assets. The majority of our funding has been advances from Seaport Group LLC Profit Sharing Plan (“Seaport”). Should Seaport cease to make such advances prior to us obtaining other sources of financing sufficient to pay its expenses and current liabilities, we would be unable to continue in business.

Historically, we have financed operations primarily through cash generated from debt offerings and equity raises. Our primary short-term requirements for liquidity and capital are to fund general working capital and capital expenditures. Our principal long-term working capital uses primarily include research and development expenses, operational payroll and development of security screening systems for customers.

Our liquidity needs will be dependent both on the performance of our business and on the amount of proceeds we realize through the Business Combination. If we do not realize sufficient proceeds from the Business Combination to carry out our business plan or if our business does not perform as we expect, we may be required to pursue additional financing sources or take other measures to improve our liquidity. See “Risk Factors — ScanTech may require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on acceptable terms or at all.”

As a result of the foregoing, Management has determined that there is substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date the financial statements are available for issuance.

NOTE 2 — Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), as determined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non- emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

Recently issued accounting pronouncements

In June 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced an expected credit loss model for the impairment of financial assets measured at amortized cost. The model replaces the probable, incurred loss model for those assets and broadens the information an entity must consider in developing its expected credit loss estimate for assets measured at amortized cost. On January 1, 2023, we adopted ASU No. 2016-13 with no material impact to our financial condition, results of operations or cash flows.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, requiring public entities to disclose information about their reportable segments’ significant expenses and other segment items on an interim and annual basis. Public entities with a single reportable segment are required to apply the disclosure requirements in ASU 2023-07, as well as all existing segment disclosures and reconciliation requirements in ASC 280 on an interim and annual basis. The Company adopted ASU 2023-07 during the year ended December 31, 2024. See Note 15 Segment and Geographic Information in the accompanying notes to the financial statements for further detail.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes, which prescribes standardized categories and disaggregation of information in the reconciliation of provision for income taxes, requires disclosure of disaggregated income taxes paid, and modifies other income tax-related disclosure requirements. The updated standard is effective for us beginning with our fiscal year 2026 annual reporting period.

In November 2024, the FASB issued ASU No. 2024-03, Disaggregation of income statement expenses, which requires disclosures of certain additional expense information on an annual and interim basis, including, among other items, the amounts of purchases of inventory, employee compensation, depreciation and intangible asset amortization included within each income statement expense caption, as applicable. The updated standard is effective for our annual periods beginning in fiscal 2026 and interim periods beginning in the first quarter of fiscal 2027.

Changes in Accounting Policies

The Company has consistently applied the accounting policies described in this Note 2 to all periods presented in these financial statements.

Risks and Uncertainties

The Company is currently in the development stage and has commenced principal operations and generated revenue in the second quarter of 2024. The development of the Company’s projects is subject to a number of risks and uncertainties including, but not limited to, the receipt of the necessary permits and regulatory approvals, the availability and ability to obtain the necessary financing for the manufacturing and development of projects.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The Company bases its estimates on historical experience, known or expected trends, and various other assumptions that are believed to be reasonable given the quality of information available as of the date of these financial statements. The results of these assumptions provide the basis for making estimates about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

Cash and cash equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash deposits with major financial institutions over the FDIC limit. There were no cash equivalents as of December 31, 2024 or 2023. The Company’s counterparty credit risk exposure as of December 31, 2024 and 2023 were $0 and $43,949, respectively.

Fair Value Measurement

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of us. Unobservable inputs are inputs that reflect our assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 Quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Level 2 Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities.

Level 3 Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

Assets and liabilities measured at fair value are classified based on the lowest level of input that is significant to the fair value measurement. The Company reviews the fair value hierarchy classification on an as needed basis. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy. The Company recognizes transfers into and out of levels within the fair value hierarchy in the appropriate period in which the actual event or change in circumstances that caused the transfer to occur.

Prepaid expenses and other current assets

Prepaid expenses consist primarily of prepaid insurance premiums and retainers for services. Other current assets consist primarily of employee cash advances.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Maintenance, repairs, and minor replacements are charged to expense as incurred. Depreciation on property and equipment is recorded using the straight-line method over the estimated useful lives of the related assets. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in the accompanying statements of operations in the period realized.

We evaluate our long-lived assets each quarter for indicators of potential impairment. Indicators of impairment include current period losses combined with a history of losses, or when changes in other circumstances indicate the carrying amount of an asset may not be recoverable. The evaluation for long-lived assets is performed at the lowest level of identifiable cash flows, which is the enterprise level. The assets of the Company with indicators of impairment are evaluated for recoverability by comparing its undiscounted future cash flows with its carrying value. If the carrying value is greater than the undiscounted future cash flows, we then measure the asset’s fair value to determine whether an impairment loss should be recognized. If the resulting fair value is less than the carrying value, an impairment loss is recognized for the difference between the carrying value and the estimated fair value. There are no impairment charges for the year ended December 31, 2024 and 2023.

Inventories

Inventories consist of raw materials used in the production process, work - in - progress, and finished goods that are ready for sale. Inventories are valued at the lower cost or net realizable value. Costs include materials and direct labor on a first-in-first-out basis. We review inventory quantities on hand and record provisions for estimated excess, slow moving, and obsolete inventory. The evaluation of the carrying value of our inventories takes into consideration such factors as historical and anticipated future sales compared to quantities on hand and the prices we expect to obtain for products. We adjust excess and obsolete inventories to net realizable value, and write-downs of excess and obsolete inventories are recorded as a component of cost of revenues. See Note 7 - Inventories for further details.

Leases

The Company accounts for leases under ASC 842 Leases. The core principle of this standard is that a lessee should recognize the assets and liabilities that arise from leases, by recognizing in the Balance Sheets a liability to make lease payments (the lease liability) and a right-of-use asset (ROU) representing its right to use the underlying asset for the lease term.

The Company recognizes right-of-use assets and lease liabilities for leases with terms greater than 12 months. Leases are classified as either finance or operating leases. This classification dictates whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease.

The Company’s leases are capitalized at the present value of the minimum lease payments not yet paid. The Company uses either the rate implicit in the lease, if readily determinable, or the Company’s incremental borrowing rate for a period comparable to the lease term in order to calculate net present value of the lease liability.

Short-term leases (leases with an initial term of 12 months or less or leases that are cancelable by the lessee and lessor without significant penalties) are not capitalized but are expensed on a straight-line basis over the lease term. The Company has one short term operating lease for the Company’s combined office and warehouse facility located in Buford, Georgia.

Revenue Recognition

Overview

The Company’s sales revenue includes revenues related to deliveries of new CT Sentinel scanning systems, and specific other products and services that meet the definition of a performance obligation under ASC 606, Revenue from Contracts with Customers, including when-and-if-available operating system updates and bins. We recognize revenue on CT Sentinel scanning systems upon customer acceptance. Customer acceptance occurs at the earlier of when the customer provides notice or within 30 days of customer receipt of goods. We recognize revenue on bins once goods are at the shipping points. Revenue attributable to when-and-if-available operating system updates, if material, are recognized on a straight-line basis over the expected ownership life of the CT Sentinel scanning systems, as we have a stand-ready obligation to deliver such services to the customer. All of our revenue for the year ended December 31, 2024 was recognized at a point-in-time.

For our performance obligations, we allocate the transaction price using the expected cost plus a margin approach. Standalone selling prices are estimated by considering costs used to develop and deliver the service, third-party pricing of similar options and other information that may be available. The Company recognizes its revenues net of any value-added or sales tax. Payments are received at three milestone dates including at contract inception, upon delivery and after customer acceptance.

The Company currently has one customer to whom it sells its baggage scanning systems, which is a distributor. We act as principal in this transaction as we are primarily responsible for fulfilling the contract and have inventory risk, and thus record the gross amount earned within total revenue. Baggage scanning systems including fixed gantry detector, image-processing units and conveyance systems are sold as a combined baggage scanning system. Training services designed to enable distributor customers to service baggage scanning systems they sell to end users of such systems are deemed to be immaterial in the context of the contract.

Restocking fees

Restocking fees for goods expected to be returned are included in the estimate of the transaction price at contract inception and recorded as revenue when control of the good transfers. Restocking costs are recorded as a reduction of the amount of the return asset when control of the good is transferred to the customer. There were no goods expected to be returned at contract inception. No restocking fees have been incurred for the year ended December 31, 2024.

Disaggregation of Revenue

The Company has one reportable operating segment. Revenue is disaggregated from contracts by geography, which the Company believes best depicts how the nature, amount, timing, and uncertainty of revenues and cash flows are affected by economic factors. Currently the Company has only one revenue contract, all of which relates to a customer located in North America.

Contract Balances

Contract liabilities are included within the deferred revenues in the Balance Sheets. The Company does not have any material contract assets.

Deferred revenue represents the Company’s obligation to transfer goods or services to its customers for which it has already received consideration from the customer. The Company’s deferred revenue balance primarily relates to contract advances. Deferred revenue in the amount of $1,621,707, and $1,023,007, and $ 0 were recorded in the Balance Sheet as of December 31, 2024, 2023, and 2022, respectively.

The Company recognized revenue, included in the prior year balance, in the amount of $325,300 for the year ended December 31, 2024. No revenue was recognized for the year ended December 31, 2023.

Research and Development

Research and development costs for prototype scanning machines were expensed as incurred because they have no alternative future use beyond their current testing programs and therefore no economic benefit in the future. Labor costs, including salaries, employee benefits, payroll taxes, and third-party contractor expenses, were expensed as incurred.

Unit-Based Compensation

The Company’s 2012 Equity Incentive Plan (the “2012 Plan”) as revised by the 2018 Equity Incentive Plan provide for noncash equity-based compensation through the grant of Series C units. In addition, the Company has issued Series B units as compensation to advisors and vendors. Unit-based compensation is based on the fair value of the member units on the grant date, as determined using an option pricing method (“OPM”). The OPM considers the various terms that would affect the distributions to each class of equity based upon the estimated total equity value of the Company on the grant date, the estimated timing of a future liquidity event including probabilities of different events occurring, the level of seniority among the different classes of securities, dividend policy, and the contractual conversion ratios. In addition, the method implicitly considers the effect of the liquidation preferences as of the estimated future liquidation event and date. Under the OPM, each class of equity is modeled as a call option with a distinct claim on the total equity value of the Company. The characteristics of each class of security, including but not limited to any liquidation preference of the preferred units, determine the class of security’s’ claim on the equity value.

Net loss per unit

The Company computes basic net loss per unit by dividing net loss attributable to members by the weighted average number of units outstanding. Diluted loss per unit is computed by giving effect to all potentially dilutive issuances of units using the treasury Unit method for warrants and the if-converted method for convertible notes. When the Company incurs a net loss, the effect of the

Company’s outstanding warrants and convertible notes are not included in the calculation of diluted loss per unit as the effect would be anti-dilutive. Accordingly, basic and diluted net loss per unit is identical.

Research and Development (R&D) Tax Credit

The Company accounts for Georgia R&D tax credits as current assets on its Balance Sheets. Georgia R&D tax credits are calculated at the time of annual state income tax filing and considers R&D tax credits to be assets once the Georgia Department of Revenue approves the R&D tax credit calculation. The Company is permitted to elect to apply credits to future state employer payroll withholding or income taxes. When the Company elects to apply R&D tax credits to employer payroll withholding, application of R&D tax credits reduces the liability for employer payroll withholding for the quarter in which such tax credits are applied.

NOTE 3 — Net Loss Per Unit

The Company has issued Series A, Series B and Series C units, as discussed in Note 15 — Members’ Deficit. Series A units are entitled to a preferred rate of return and Series C units are equivalent to profits interests. Only Series B units have voting rights. All Series B and Series C units are used in the computation of net loss per unit.

The Company has issued a number of warrants, exercisable at $0.01 per unit at any time from the warrant agreement execution dates to the exercise period end dates. Depending on the warrant agreement, the exercise period varies from seventh to tenth anniversary of the warrant agreement execution date. There were 305,632,700 and 181,148,044 warrants outstanding as of December 31, 2024 and 2023, respectively. Given the nominal exercise price, penny warrants are considered to be outstanding in the context of basic earnings per share, and thus the units are included in the computation of basic and diluted earnings per unit as of December 31, 2024 and 2023, respectively. However, the puttable warrants associated with the Bay Point note in the amounts of 4,799,204 and 3,839,359 are anti-dilutive for the year ended December 31, 2024 and 2023, respectively. Therefore, the Bay Point warrants are excluded from the calculation of diluted net loss per unit for the year ended December 31, 2024 and 2023, respectively.

The Company had 9,906,827 weighted average series B units for the year ended December 31, 2024 and 2023, respectively. In addition, the Company also had 1,584,327 weighted average series C units for the year ended December 31, 2024, and 1,481,622 weighted average series C units for the year ended December 31, 2023. Together with the exercisable warrants outstanding, the Company had 312,324,651 weighted average common series B and C units for the year ended December 31, 2024, and 188,579,085 weighted average common series B and C units for the year ended December 31, 2023.

The dividend calculation in the numerator represents the dividend expenses accrued but not yet paid for the periods indicated to the various owners of Series A units. Series A Units entitle the holder to receive an eight percent (8%) per annum rate of return on the unrecovered capital contribution of such holder.

Series A units, some of which are redeemable and some of which are nonredeemable, are excluded in the net loss per unit calculation below as they are not participating units. Series C units are non-voting units. These units are included in the basic and diluted weighted Series B units and Series C units outstanding calculation below. Warrants are also included in the below calculation of basic and diluted weighted average Series B units and Series C units outstanding because they are fully exercisable at any time by the holders.

The following table sets forth the computation of the Company’s basic and diluted loss per unit:

	For the Year Ended December 31,
	2024	2023
Numerator:
Net loss	$(23,065,795)	$(35,532,791)
Dividend	(2,260,287)	(2,082,277)
Earnings available for common units	$(25,326,082)	$(37,615,068)
Denominator:
Weighted average common units outstanding (basic)	312,324,651	188,579,085
Dilutive effect of potential membership units	—	—
Weighted average common units outstanding (diluted)	312,324,651	188,579,085
Basic earnings per unit	$(0.08)	$(0.20)
Diluted earnings per unit	$(0.08)	$(0.20)

NOTE 4 — Property and Equipment, Net

Property and equipment, net as of December 31, 2024 and 2023 consists of the following:

	Estimated useful life	December 31, 2024	December 31, 2023
Finance lease ROU asset	4-5 years	33,662	33,662
Computers and equipment	3-5 years	164,299	162,386
Less: Accumulated depreciation and amortization		(146,574)	(114,010)
Property and equipment, net		51,387	82,038

Depreciation and amortization were $32,564 and $36,634 for the year ended December 31, 2024 and 2023, respectively. For the year ended December 31, 2024 and 2023, the Company focused primarily on research and development which were expensed as incurred as the costs had no alternative future use.

NOTE 5 — Related Party Transactions

ScanTech/IBS IP Holding Company, LLC

The Company licenses certain key intellectual property from ScanTech/IBS IP Holding Company, LLC (“ScanTech IP Holdco”). The license agreement between ScanTech IP Holdco and the Company provides for a perpetual, royalty free license and survivability in the event of a Chapter 11 bankruptcy of ScanTech IP Holdco. ScanTech IP Holdco has no employees and is a manager-managed LLC. John Redmond and Dolan Falconer are the controlling managers of ScanTech IP Holdco. As of December 31, 2024 and 2023, there were no liabilities or payables owed to ScanTech IP Holdco from the Company and there were no receivables due to the Company from ScanTech IP Holdco.

John Redmond

Azure, LLC (“Azure”) and NACS, LLC (“NACS”) have certain outstanding notes with the Company, all of which are secured by the assets of the Company. Azure and NACS are controlled by Mr. Redmond, the Chairman of the Board of Directors. As of December 31, 2024 and 2023, the Company’s outstanding loan balances with these entities, including accrued interest, were approximately $61.3 million and $54.3 million, respectively.

The conversion feature did not meet the definition of a derivative and did not contain a significant premium. Therefore, the Company did not account for the conversion feature separately. John Redmond also has an intercreditor agreement with the Seed financing noteholders which provides drag-along conversion and certain collateral agency rights under certain terms and conditions. The drag-along conversion rights were deemed to be a contingent conversion feature, which would not require recognition until the contingency is met. The drag-along conversion rights also did not meet the definition of a derivative.

The following table lists the accrued interest and principal balances of the notes issued to related parties associated with John Redmond, the Company’s Chairman. (See Note 11 – Debt and Warrant Liabilities for terms and details of John Redmond series of notes)

	As of December 31, 2024			As of December 31, 2023
	Interest	Principal		Interest	Principal
Entity	Payable	Payable	Total	Payable	Payable	Total
Azure, LLC	$3,095,947	$6,831,987	$9,927,934	$1,904,740	$6,831,987	$8,736,727
NACS, LLC	25,052,756	11,493,949	36,546,705	20,939,396	11,493,949	32,433,345
Assumed notes	11,092,887	3,770,119	14,863,006	9,385,014	3,770,119	13,155,133
Total	$39,241,591	$22,096,055	$61,337,646	$32,229,150	$22,096,055	$54,325,205

Mr. Redmond also paid expenses on behalf of the Company which were not included as principal balance in any of Mr. Redmond’s outstanding loans. As of December 31, 2024 and 2023, Mr. Redmond’s outstanding expense advances were $1.3 million and $0.7 million, respectively. These items are presented in the Balance Sheets under the caption of related parties payables.

As of December 31, 2024, the Company was in default on all notes held by NACS, Azure assumed notes and Mr. Redmond. As of December 31, 2023, the Company was in default on all notes held by NACS and Mr. Redmond but was not in default on the notes held by Azure.

For the year ended December 31, 2024, Mr. Redmond provided short-term to the Company in the amount of $316,000. These short-term fundings had interest rates of 0% per annum. On April 4, 2024, $25,000 of the short-term funding was repaid to Azure LLC.

On October 24, 2024, the Company entered into a settlement and mutual release agreement with Taylor Frères Americas LLP (“TFA”) which replaced the agreement executed on June 18, 2024 and expired on September 30, 2024. In connection with the Company’s ongoing restructuring and reorganization activities, the parties wish to settle and resolve any and all claims arising from or related to the engagement letter and the TFA’s other dealings with NACS, ScanTech, John Redmond (the controlling member of NACS and the Chairman of ScanTech) and their affiliates. Pursuance to the June 18, 2024 agreement, the Company agreed to pay to TFA a good faith deposit in the amount of $50,000, which was paid in full by July 2024.

In connection with the June 18, 2024 agreement, 349,871 units of series B were transferred from NACS to TFA. As of December 31, 2024, TFA owned 8% of all outstanding Series B Units as a result of the transfer. The Company subsequently recorded a unit-based compensation in the amount of $38,486 and an increase in additional paid in capital of $38,486.

Dolan Falconer

Mr. Falconer, the CEO of the Company, paid for certain expenses on behalf of the Company. In addition, the Company owes Mr. Falconer deferred compensation of $726,318 and $697,422 as of December 31, 2024 and 2023, respectively. The amounts were presented on the Balance Sheets under the caption of accrued compensation.

The Company owed Mr. Falconer for deferred compensation and late fees amounting to $299,228 and $214,712 as of December 31, 2024 and 2023, respectively. These items are presented in the Balance Sheets under the caption of accrued compensation.

On June 1, 2023, the Board of Director of the Company approved the accelerated vesting of the remaining unvested 2.25% of Series C membership interests previously approved and awarded to Mr. Falconer in 2014. As a result of this decision, 248,260 units of Series C membership interests were fully vested to Mr. Falconer. The 248,260 units were valued at $0.41 per unit at the grant date of April 1, 2014, resulting in a total value of $101,787. This amount was recorded as Unit compensation expense on June 1, 2023.

Ben DeCosta

Mr. DeCosta is a member of the Board of Directors of the Company. Mr. DeCosta has an outstanding promissory note with the Company with a principal balance of $250,000 and a stated interest rate of 15% per annum. As of December 31, 2024 and 2023, the balance of Mr. DeCosta’s promissory note was $719,549 and $619,897, respectively, including all principal and unpaid accrued interest. The principal of $250,000 was presented in the Balance Sheets under the caption of short-term debt from related parties, net. The interest payables in the amount of $469,549 and $369,897 as of December 31, 2024 and 2023, respectively, were presented in the Balance Sheets under the caption of interest payable to related parties.

Alice Wilson

Mrs. Wilson is the sister of Mr. Falconer. Mrs. Wilson has extended an expense advance on behalf of the Company. The balance of Mrs. Wilson’s expense advance as of December 31,2024 and 2023 was $20,000. The amount was presented in the Balance Sheets under the caption of related parties payable.

NOTE 6 — Leases

During the 12 months ended December 31, 2023, the Company entered into a twelve month operating lease with VJ Properties, LLC for office and production space. The commencement date of the lease was February 1, 2023. The Company owed $11,750 per month through January 31, 2024. Since this lease has a lease term of 12 months and does not include an option to purchase the underlying asset that the Company is reasonably certain to exercise, it is considered a short-term lease. The Company elects not to apply the recognition requirements of ASC 842 to short-term leases. By electing this practical expedient, short-term leases do not need to be reported on the Balance Sheets.

On March 1, 2024 the Company entered into a month-to-month operating lease with VJ Properties, LLC for office and production space. Prior to March 1, 2024 the Company had a twelve month lease with VJ Properties for the space. For the period of February 1, 2024 through December 31, 2024 the Company rented the space for $15,167 per month. The lessor has the unilateral and substantive right to terminate the lease with 90 days notice at any time therefore the lease is considered short term. The Company elects not to apply the recognition requirements of ASC 842 to short-term leases. By electing this practical expedient, short-term leases do not need to be reported on the Balance Sheets.

The components of lease cost were as follows:

	For the Year Ended December 31,
	2024	2023
Short-term lease cost	$175,170	$141,000

NOTE 7 — Inventories

The following table summarizes the Company’s inventories, net for the year ended December 31, 2024 and 2023:

	December 31, 2024	December 31, 2023
Raw materials and parts	$643,410	$182,455
Work-in-progress	$257,395	$—
Finished goods	$525,335	$67,389
Total inventories	$1,426,140	$249,844

NOTE 8 — Federal Tax Liability, Penalties and Interest

From the first quarter of 2017 through October 31, 2023, the Company failed to remit U.S. federal taxes from amounts withheld from employee wages, and failed to remit the employer portion of such taxes. In addition, during the same period, the Company did not file quarterly federal tax returns on Form 941 to report income taxes and payroll taxes withheld from employee wages. As a result, the Company has an accrued payroll tax liability on its Balance Sheets that amounted to $6.2 million and $5.4 million as of December 31, 2024 and 2023, respectively. The Company has devised and implemented a plan to become compliant in its obligations, including hiring appropriate counsel, preparing and filing appropriate historical filings, making payments, and engaging in discussions with appropriate parties, including the IRS. There can be no assurance that the IRS will not consider this a federal criminal offense. There can be no assurance that the Department of Justice will not commence criminal charges against the Company and management for failure to remit payroll taxes to the IRS.

The Company remitted payments to IRS for the employee income taxes withheld and the employee and employer portion of the payroll taxes. The payroll taxes and income taxes withheld were remitted to IRS in full for the payroll periods from November 1, 2023 to December 31, 2024. The Company paid four payroll cycles late and accrued associated penalties and interests for these four cycles.

The employee income taxes withheld and the payroll taxes prior to November 1, 2023 were not remitted to IRS yet. The failure to deposit penalty and associated interest was calculated and recorded in Balance Sheets under the caption of accrued federal tax liability, penalties and interest.

NOTE 9 — Unit-Based Compensation

The 2012 Plan has an aggregate authorized limit of 15% of Series C units outstanding at any given time. The total authorized Series C units were 1,748,264 as of December 31, 2024 and 2023. As of December 31, 2024 and 2023, there were 1,584,327 units of Series C membership interests issued and outstanding, respectively.

On June 1, 2023, the Company’s Board of Directors approved the accelerated vesting of 248,260 Plan units to its CEO, Mr. Dolan Falconer, and the 248,260 units were fully vested immediately.

On June 18, 2024, NACS agreed to transfer the ownership of its series B units to TFA which equals to 3% of all outstanding Series B Units of the Company. In connection with this agreement, 349,871 units of series B were transferred from NACS to TFA. As of December 31, 2024, TFA owned 8% of all outstanding Series B Units as a result of the transfer. The Company accounts for unit-based compensation under SAB Topic 5.T. The value of the shares transferred is reflected as an expense in the company’s financial statements with a corresponding credit to contributed (paid-in) capital. As of the date of the transfer, June 30, 2024,the series B unit was valued at 0.11/unit. The Company subsequently recorded a unit-based compensation in the amount of $38,486 and an increase in additional paid in capital of $38,486.

NOTE 10 — Fair Value Measurements

Derivative Instruments: Derivative instruments that are not traded on an exchange are valued using conventional calculations/models that are primarily based on unobservable inputs such as private company unit price and volatilities, and therefore, such derivative instruments are included in Level 3.

Warrant Liabilities: Warrant liabilities that are not traded on an exchange are valued using conventional calculations/models that are primarily based on unobservable inputs such as private company unit price and volatilities, and therefore, such warrant instruments are included in Level 3.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2024 and 2023, respectively, and indicates the fair value hierarchy of the valuation inputs the Company utilized.

Description	Level	December 31, 2024	December 31, 2023
Liabilities
Warrant liabilities	3	$16,241,092	$22,024,165
Derivative liabilities	3	$8,327,602	$922,834

The Company has determined that the warrants associated with notes are subject to treatment as a liability as the warrants for units of the Company are not indexed to its own membership interests. The warrants are subject to remeasurement at each Balance Sheet date and any change in fair value is recognized as a component of other expenses on the statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants. At that time, the portion of the warrant liability related to the common unit warrant will be reclassified to additional paid-in capital.

The following tables present information about the change in fair value of the Company’s Level 3 warrant liabilities and derivative liabilities for the year ended December 31, 2024 and 2023:

	For the Year Ended	For the Year Ended
Warrant liabilities	December 31, 2024	December 31, 2023
Fair Value - beginning of period	$22,024,165	$5,652,553
Addition	—	—
Change in fair value	(5,783,073)	16,371,612
Fair Value - end of period	$16,241,092	$22,024,165

	For the Year Ended	For the Year Ended
Derivative liabilities	December 31, 2024	December 31, 2023
Fair Value - beginning of period	$922,834	$1,572,078
Addition	7,853,000	—
Change in fair value	(448,232)	(649,244)
Fair Value - end of period	$8,327,602	$922,834

NOTE 11 — Debt and Warrant Liabilities

All of our indebtedness is in default or mature in less than twelve months and is presented as short-term debt in the Balance Sheets as of December 31, 2024 and 2023. Interest expense includes the interest on the notes and amortization of any original issue discounts, which includes debt issuance costs and the relative fair value of warrants issued contemporaneously with certain notes.

All of our indebtedness is secured by a continuing security interest in all of our property and assets.

	Maturities	Effective Rate	December 31, 2024	December 31, 2023
John Redmond notes	2018 - 2024	12.00% -14.50%	22,096,055	22,096,055
Seaport notes	2024	12%	17,612,166	12,670,200
Catalytic notes	2020	12%	1,563,796	1,563,796
Aegus bridge financing notes	2024	12%	248,487	—
Mars capital loan	2024	0%	1,175,000	—
Seed financing notes	2024	12%	6,484,969	6,503,456
Bay Point notes	2023	15%	813,633	813,633
Total Principal			$49,994,106	$43,647,140
Accrued interest (compounded)			57,474,111	45,348,977
Total debt			$107,468,217	$88,996,117
Reported as:
Short-term debt			107,468,217	$88,996,117
Total			$107,468,217	$88,996,117

John Redmond notes

NACS note

On October 11, 2013, the Company issued NACS a note with an interest rate of 8% and a default interest rate of 12% (the “2013 Note”). Principal and accrued interest may be prepaid in whole or in part at any time without penalty. The 2013 Note was amended on June 1, 2016 to provide NACS with the right to convert principal and accrued interest on the note into Series A and Series B units of the Company at a conversion price of $1.00 and $0.47, respectively. As amended, the 2013 Note had a maturity date of December 31, 2018. FASB ASC 815 Derivatives and Hedging generally requires an analysis of embedded terms and features that have characteristics of derivatives to be evaluated for bifurcation and separate accounting in instances where their economic risks and characteristics are not clearly and closely related to the risks of the host contract. The Company identified certain conversion features which it evaluated for bifurcation and determined that no bifurcation of these embedded or conversion features was required as the net settlement provision was not met.

The principal and accrued interest on the NACS note was $36,546,705 and $32,433,345 as of December 31, 2024 and 2023, respectively. NACS has a lien filed as of December 31, 2024 to prioritize their position relating to the note discussed above.

Azure notes

The Company has issued multiple notes to Azure, which is an affiliate of and controlled by John Redmond:

			Principal and Accrued Interest
Issuance date	Maturities	Interest Rate	As of December 31, 2024	As of December 31, 2023
January 1, 2021	March 31, 2024	12.00%	$1,110,178	$985,227
January 1, 2021	March 31, 2024	12.00%	5,412,393	4,803,224
October 25, 2021	March 31, 2024	14.50%	632,888	547,938
October 25, 2021	March 31, 2024	14.50%	1,423,997	1,232,860
October 1, 2022	March 31, 2024	14.50%	1,348,478	1,167,478
		Total	$9,927,934	$8,736,727

Assumed notes

On September 12, 2012, the Company issued to another party a note with a principal balance of $3,270,119, an interest rate of 8% per annum, a default interest rate of 12% and a maturity date of December 31, 2018. The note was subsequently acquired from the original noteholder by NACS. Principal and accrued interest on the note as of December 31, 2024 and 2023 were $13,512,610 and $11,991,755, respectively.

On October 2, 2019, Mr. Redmond purchased from another party (i) a secured note with a principal amount of $300,000 and an interest rate of 12% per annum and (ii) a warrant to acquire 2.26% of issued and outstanding Series B units for each $1,000,000 of initial principal and accrued unpaid interest, with an exercise price of $0.01. Mr. Redmond may exercise the warrant at any time and from time to time, in whole or in part (but not as to a fractional unit). If at any time any of the principal and interest outstanding on the senior secured promissory notes issued by the Company and held by NACS is converted into any equity membership interests in the Company, the warrant will be deemed to have opted to exercise, without any further action on its part, the same proportionate amount of this warrant as that portion of the NACS notes converted by NACS. Principal and accrued interest on the note as of December 31, 2024 and 2023 were $810,238 and $698,027, respectively.

On October 2, 2019, Mr. Redmond also purchased from another party (i) a secured note with a principal amount of $200,000 and an interest rate of 12% per annum and (ii) a warrant to acquire 2.26% of issued and outstanding Series B units for each $1,000,000 of initial principal and accrued unpaid interest, with an exercise price of $0.01 per unit. Principal and accrued interest on the note as of December 31, 2024 and 2023 were $540,159 and $465,351, respectively.

Seaport notes

On July 17, 2019, the Company issued a note to Seaport Group LLC Profit Sharing Plan (“Seaport”) with an interest rate of 12% and a maturity date of August 31, 2019. As subsequently amended, the note provides for a maximum principal amount of $4,500,000. As amended, the note contains a $10.00 option to purchase a percentage of membership interests of the Company (determined on a fully diluted basis at the time of such exercise) equal to (i) the outstanding principal amount under such note, plus accrued and unpaid interest by (ii) $22,500,000.

On June 13, 2023, the Company amended and restated its note with Seaport (the “2023 Seaport Note”). The 2023 Seaport Note provides for a new principal loan amount of $7,853,008, a maximum loan amount of $10,000,000, a 12% annual interest rate a maturity date of March 31, 2024, and is senior secured indebtedness. In addition to the principal and interest payable under the note, the note grants Seaport an option to purchase a percentage of membership interests of the Company (determined on a fully diluted basis at the time of such exercise) equal to (i) the outstanding principal amount under such note, plus accrued and unpaid interest by (ii) $20,010,000. The option has no expiration date and will be in full force and effect until it is exercised, or the principal and accrued interest of the Seaport Note are paid in full.

Pursuant to the loan amendment agreement executed on December 1, 2023, on September 28, 2023, the total accrued and unpaid interests in the amount of $500,853 were rolled into the principal in the amount of $10,170,000 at the time to reach at an aggregate principal amount of $10,670,853. On December 31, 2023, the total accrued and unpaid interests in the amount of $352,725 were rolled into the principal in the amount of $12,317,475 at the time to reach at an aggregate principal amount of $12,670,200 as of December 31, 2023.

Pursuant to an intercreditor agreement, Seaport note is senior in priority of payment to notes issued to NACS and John Redmond. The principal and accrued interest on the note were $14,701,451 and $12,670,200 as of December 31, 2024 and 2023, respectively. Seaport has a lien filed as of December 31, 2024 to prioritize their position relating to the note discussed above.

Seaport bridge financing

On March 24, 2024, the Company signed a bridge financing note with Seaport Group SIBS, LLC, with an initial principal amount of $421,200. The terms of the bridge financing are separate from the existing Seaport financing already in place with the Company. The bridge financing has a maximum principal draw amount of up to $1,000,000, a maturity date of June 30, 2024, an annual interest rate of 12% and default interest rate of 18%, and is pari-passu in seniority to the existing Seaport financing. In addition, at the consummation of the Business Combination, the note is to be repaid in full out of the proceeds of the transaction and Seaport Group SIBS, LLC is to be issued 1 share for every $1 lent to the Company under the terms of the bridge financing. In the event the business combination does not close, Seaport Group SIBS, LLC has a purchase option of $10 to purchase membership interest in the Company based upon the principal and accrued and unpaid interest divided by $15,000,000. The Company concluded that the features in the Bridge Financing are embedded derivatives which are included in the Derivative Liability balance on the December 31, 2024 balance sheet in the amount of $2,479,000. As of December 31, 2024, the principal and accrued interest on the note were $1,117,345.

On November 14, 2024, the Company signed a second bridge financing note with Seaport Group SIBS, LLC, with an initial principal amount of $210,000. The terms of the bridge financing are separate from the existing Seaport financing already in place with the Company. The second bridge financing has a maximum principal draw amount of up to $1,000,000, a maturity date of February 12, 2025, an annual interest rate of 9%, compounded daily, and a default interest rate of 18%, compounded daily. Repayment of this Note shall be senior to payment of any and all other outstanding indebtedness owed by the Company. In addition, at the consummation of the Business Combination, PubCo grants to the lender the right and option to acquire common shares of the PubCo with the exercise price of $10. The number of PubCo Shares to be issued to the lender upon its exercise of its Option shall be equal one (1) PubCo Share for each dollar of the unpaid principals up to $1,000,000. The Company concluded that the features in the Bridge Financing are embedded derivatives which are included in the Derivative Liability balance on the December 31, 2024 balance sheet in the amount of $2,212,000. As of December 31, 2024, the principal and accrued interest on the note were $1,008,002.

Seaport purchase order loan

On June 27, 2024, the Company executed a purchase order purchase agreement with Seaport Group SIBS, LLC. In the agreement, the Company agreed to sell and Seaport Group SIBS, LLC agreed to buy certain purchase orders that the Company is entitled to bill to its customer in the future. Two purchase orders amounted to $3,410,023 were approved by the customer in October 2023. For the year ended December 31, 2024, the Company sold invoices in the amount of $364,780 collectively to Seaport Group in exchange for cash payments of $350,000.

As of December 31, 2024, Seaport Group SIBS, LLC has paid the Company in the amount of $1,777,400 in exchange for the right to receive the full balance of $1,955,140 on the invoice to be billed to the customer in the future. Because the invoices were not billed to the customer at the time of the agreements, the Company concluded that the total balance of $1,955,140 is considered a series of collateral purchase order loans from Seaport Group SIBS, LLC to the Company by using the underlying cash receipt of the future invoices as collaterals. The Company received $330,000 from the customer on the purchase order and forwarded $288,165 of it to Seaport Group SIBS, LLC for the year ended December 31, 2024.

The following table presents the transactions on the purchase order loan and invoice factoring services between the Company and Seaport for the year ended December 31, 2024.

Year ended
December 31, 2024
Total invoices sold to Seaport	364,780
Total cash received from Seaport	350,000
Total factoring amount	14,780

Total PO loan from Seaport	1,777,400
Interest paid to Seaport	177,740
Total amount in exchange for PO loan	1,955,140
Payment in Q4-2024	(288,165)
Ending balance	1,666,975

Seaport working capital loan

The Company executed multiple promissory note agreements with Seaport Group SIBS, LLC in the third and fourth quarters of 2024. Each promissory note has an interest rate of 12.0%, and a charge of 10% net proceeds as original issue discount. The outstanding principal amount and any accrued interest shall be due and payable at the earlier of: (i) The date on which the Company receives proceeds from customer purchases tied to new purchase orders or invoices (which is separate from the $3,410,023 purchase order loan); (ii) Six months from the date of execution. As of December 31, 2024, the principal and accrued interest on the note, net of unamortized original issue discount, were $856,121.

Catalytic note and warrant

On January 23, 2019, the Company issued a note to Catalytic Holdings I LLC (“Catalytic”) with an interest rate of 12.0% accruing from March 15, 2019, a principal amount of $1,080,000 and a maturity date of April 30, 2019. The principal amount of this note is subject to a 20% original issue discount. As a result, the Company received cash in the amount of $900,000. Principal and accrued interest on the note as of December 31, 2024 and 2023 were $2,409,490 and $2,221,321, respectively.

In January 2019, the Company also issued a warrant to Catalytic. As amended, the warrant entitles Catalytic to purchase 2.0% of the units of the Company on a fully diluted basis at an exercise price of $0.01 per unit. The warrant expires on the tenth anniversary of the warrant issue date.

On June 26, 2019, the Company entered into a consulting agreement with Alchemy Advisory LLC (“Alchemy”), a subsidiary of Catalytic. In exchange for the business and strategic advice service from Alchemy, the Company agreed to issue Alchemy warrants which grant Alchemy the ten-year right to purchase membership interests representing voting common Unit of the Company with a per share exercise price of $0.01 per unit and representing 1.0% of the outstanding common membership interests and membership interest equivalents of the Company.

On May 18, 2023, Catalytic Holdings I LC was awarded a summary judgment against the Company in Company Kings County New York state court. On July 14, 2023, Catalytic notified the Company that it would be presenting the court a proposed order for settlement of its summary judgment, scheduled with the court on August 7, 2023. The proposed order was in the amount of $1,563,796 in satisfaction of Catalytic’s indebtedness with the Company. On September 7, 2023, the court granted Catalytic both the order and judgment amount of $1,563,796 plus accruing interest at a rate of 12% per annum from October 6, 2020. These amounts are incorporated with the amounts on the Company’s Balance Sheets plus accrued interest since the summary judgment.

Bay Point note and warrant

On August 22, 2018, the Company issued a promissory note to Bay Point Capital Partners, LP (“Bay Point”), with an interest rate of 15%, a default interest rate of 20%, a principal amount of $670,000 and a maturity date of December 1, 2023. Principal and accrued interest on the note as of December 31, 2024 and 2023 were $1,351,647 and $1,188,921, respectively. The Bay Point note is in default.

On August 22, 2018, John Redmond executed an unconditional guaranty of payment agreement with Bay Point. For and in consideration of $10.00, John Redmond unconditionally and irrevocably guarantees to Bay Point the complete payment of the principal in the amount of $420,000 and all other obligations of the Company to Bay Point under the terms of the note or any other documents evidencing, securing or otherwise relating to the note.

In July 2019, the Company issued Bay Point a warrant to purchase 3.5% of the Series B units of the Company on a fully diluted basis at an exercise price of $0.01 per unit. The warrant expires on the tenth anniversary of the issue date. The warrant may also be converted, in whole or in part, into a number of units (rounded down to the nearest whole number) equal to (i) the fair market value of the warrant or portion thereof being converted divided by (ii) (A) 70% of the most recent pre-money Company valuation that pertains to securities issued in exchange for raising capital, divided by (B) all issued and outstanding Company units or securities at the time the warrant is converted to units. Bay Point has a right to put the warrants to the Company at any time.

In November 2023, the Company amended its forbearance agreement date December 15, 2022 and agreed to pay $1,400,000 exit fees, $116,850 legal fees and $89,220 late fees on unpaid interests and principal. The exit fees, legal fees and late fees amounted to $1,606,070 as of December 31, 2024 and 2023 were recorded in accrued expenses and other current liabilities in Balance Sheets.

On April 24, 2024, the Company signed a term sheet agreement with Bay Point Capital Partners, LP, defining the terms of the conversion of Bay Point’s indebtedness with the Company into equity simultaneous with the consummation of the Business Combination. Per the term sheet, Bay Point is to convert its total indebtedness, including any accrued interest and fees, into equity equal to 120% of its total indebtedness as of the date of the consummation of the Business Combination. Successful conversion also releases the Company from any and all claims Bay Point may have.

Mars capital loans

On April 2, 2024, Polar Multi-Strategy Master Fund (the “Investor”), Mars Acquisition Corp., a Cayman Islands exempted company (the “SPAC”), Mars Capital Holdings Corporation, a British Virgin Islands business company (the “Sponsor”), and the Company entered into a subscription agreement. The Sponsor seeks to raise funds from existing SPAC investors which will in turn be loaned by the Sponsor to the Company for working capital expenses (“Mars capital loan”). The investor has agreed to fund an amount up to $1,000,000 to the Sponsor as a capital contribution in return for subscription shares. The Company will pay all principal under the Mars capital loan to the Sponsor at the closing of the Business Combination. The investor will be entitled to receive from the Sponsor an amount equal to the amount funded as a return of capital. In consideration of the capital calls funded by the Investor and received by the Sponsor (such funded amounts, being the Investor’s “Capital Investment”), SPAC (or the surviving entity following the Business Combination) will issue 1 share of the surviving entity’s common Unit for each dollar of the Capital Investment that has been funded as of or prior to the close of the Business Combination.

The Mars capital loan shall not accrue interest and shall be repaid by the Company to the Sponsor upon the close of the Business Combination. Upon such repayment from the Company to the Sponsor, an amount equal to the Capital Investment will be paid by the Sponsor (or by the SPAC (or surviving entity following Business Combination closing) on behalf of the Sponsor) to the Investor as a return of capital within 5 business days of the Business Combination Closing.

In the event that, following the Closing, (i) the Business Combination Agreement is terminated or (ii) the Business Combination does not close by November 16, 2024 (or such other date as the parties shall agree) (the “Termination”), the Company agrees that within ten (10) business days of the Termination, (a) it will issue, to the Sponsor, a promissory note with a principal amount equal to the Capital Contribution with terms, rights, and obligations that mirror the Seaport Bridge Note (“Sponsor Note”) and Sponsor shall promptly assign such Sponsor Note to Investor within five (5) business days of its receipt; and (b) it will provide Investor with any further approvals required for the issuance of the Sponsor Note and any subordination agreement necessary to ensure that Investor has all the same rights as Seaport.

On April 2, 2024, the Sponsor and the Company also executed a fund transfer agreement simultaneously, in which the Sponsor agreed to transfer funds received from the Investor to the Company upon receipt. In consideration for the drawdown requests and the transfer of funds from Sponsor to the Company, Sponsor shall receive consideration in the form of securities, either as Transaction Closing Shares or ScanTech units as specified below:

(a)      Upon closing of the Business Combination, Sponsor shall be entitled to 10,000 shares of Pubco Common Unit (“Transaction Closing Shares”). “Pubco Common Unit” means the shares of common Unit, par value of $0.0001 per share, of ScanTech AI Systems Inc.

(b)      In the event that the Business Combination does not consummate, the Sponsor shall be entitled to 0.1% of the total outstanding units of ScanTech as of the date when the Business combination Agreement is terminated (“ScanTech Units”).

On May 29, 2024, the Investor, the Sponsor and the Company executed another subscription agreement to increase the total Capital Investment amount from $1,000,000 to $1,250,000.

The Company made the first draw request and the Sponsor transferred in the amount of $500,000 on April 3, 2024. The Company made the second draw request and the Sponsor transferred in the amount of $500,000 on April 5, 2024. The Company made the third draw request in the amount of $250,000 and the Sponsor transferred $175,000 on May 31, 2024. The remaining $75,000 in the third draw request was kept by the Sponsor to pay for the shared transaction expenses related to the business combination.

The Company concluded that the features in the Mars capital loans are embedded derivatives which are included in the derivative liability balance in the December 31, 2024 Balance Sheet in the amount of $2,607,000. As of December 31, 2024, the principal on the note was $1,175,000 and no interest was accrued.

Aegus bridge financing notes

On May 7, 2024, the Company signed a bridge financing note with Aegus Corp, with an initial principal amount of $230,000. The bridge financing note has a maximum principal draw amount of up to $500,000, a maturity date of November 15, 2024, and an annual interest rate of 12%.  In addition, at the consummation of the Business Combination, the note is to be repaid in full out of the proceeds of the transaction and Aegus Corp is to be issued 1 share for every $1 lent to the Company under the terms of the bridge financing. In the event the Business Combination does not occur, the Company grants Aegus Corp the right to acquire, at any time at the Aegus’s option and upon written notice to the Company, for a purchase price of ten dollars ($10.00), membership interests representing a percentage of the total outstanding equity interests in the Company (determined on a fully diluted basis at the time of such exercise) equal to the percentage determined by dividing (i) the outstanding Principal Amount due under this Note as of the date of such exercise by (ii) $20,010,000.

The Company concluded that the features in the bridge financing are embedded derivatives which are included in the derivative liability balance in December 31, 2024 Balance Sheet in the amount of $551,000. As of December 31, 2024, the principal and accrued interest on the note were $248,487.

Seed financing notes

The Company obtained financing from individual lenders in a principal amount of approximately $7.9 million as of December 31, 2024 and $6.5 million as of December 31, 2023, and issued notes to lenders with stated interest rates between 7.8% and 12% and default interest rates between 15% and 18% between 2014 and 2024. Each noteholder has a continuing security interest in all of the Company’s property and assets. All such notes were in default as of December 31, 2024 and 2023.

Contemporaneously with the issuance of the seed financing notes, the Company issued warrants to purchase Series B units at an exercise price of $0.01 per unit. The warrants typically expire ten years after issuance and are each exercisable for up to approximately 3.0% of the total issued and outstanding Series B units. See Note 16 — Members’ Deficit for further discussion of Series B warrants.

John Redmond also has an intercreditor agreement with the Seed Financing noteholders which provides for drag-along conversion and certain collateral agency rights under certain terms and conditions.

NOTE 12 — Commitments and Contingencies

From time to time, we may be subjected to claims or lawsuits which arise in the ordinary course of business, including the matters described below. Estimates for resolution of legal and other contingencies are accrued when losses are probable and reasonably estimable in accordance with ASC 450, Contingencies.

Tax Matters

From the first quarter of 2017 until October 31, 2023, the Company failed to remit U.S. federal taxes from amounts withheld from employee wages and also failed to remit the employer portion of such taxes. In addition, during the same period, the Company did not file quarterly federal tax returns on Form 941 to report income taxes and payroll taxes withheld from employee wages. As a result, the Company has an accrued payroll tax liability on its Balance Sheets that amounted to $6.2 million and $5.4 million as of December 31, 2024 and 2023, respectively. The Company is subject to a federal tax lien from the IRS for the tax years previously discussed.

The Company remitted payments to IRS for the employee income taxes withheld and the employee and employer portion of the payroll taxes. The payroll taxes and income taxes withheld were remitted to IRS in full for the payroll periods from November 1, 2023 to December 31, 2024, although four pay cycles during 2024 were late.

The employee income taxes withheld and payroll taxes prior to November 1, 2023 were not remitted to IRS yet. The failure to deposit penalty and associated interest was calculated and recorded in Balance Sheets under the caption of accrued federal tax liability, penalties and interest.

The Company is subject to a state tax lien from the State of Georgia, Gwinnett County, for the tax years 2019 to 2022, for a total lien amount of $71,486. These liens are secured by business inventory and equipment. The Company intends to settle this amount in full.

The Company is subject to a city tax lien from the City of Buford, Georgia, for the tax years 2018 and 2019, and 2022, in the amounts of $975, $9,955 and $403, respectively.

Charging Order

On August 15, 2019, the Superior Court of Fulton County Georgia issued its Order Charging Judgment Debtors (the “Charging Order”). This Charging Order pertained to Judgment Debtors ScanTech Holdings and ScanTech Security and prohibited certain related entities, including the Company, from making distributions to ScanTech Holdings or ScanTech Security.

The Charging Order specifically mandated that all distributions that would otherwise be made to or on behalf of ScanTech Holdings or ScanTech Security shall be paid to Epstein, Becker & Green, PC (“EBG”) instead of being paid to ScanTech Holdings or ScanTech Security until the Judgments are paid in full with interest. EBG was legal counsel to ScanTech Holdings and ScanTech Security, two entities that are not related parties for disclosure purposes but have common ownership with ScanTech.

Subsequent to the issuance of the Charging Order, the Company made a series of payments to third parties on behalf of ScanTech Holdings and ScanTech Security. These payments, which totaled at least $54,000, included the payment of legal fees incurred by ScanTech Holdings and ScanTech Security to defend themselves in the ongoing legal action. The Company intends to address this matter in accordance with the legal process and is taking steps to rectify the situation by working with the Court to ensure full compliance with the Charging Order.

Payments Triggerable by Business Combination

In addition to the above, the Company has certain agreements that provide for payments upon completion of a business combination transaction such as that contemplated by the BCA.

On February 4, 2020, the Company engaged Aegus Corporation (“Aegus”) as a consultant. As amended August 31, 2021 and September 28, 2022, the agreement with Aegus provides for a fee of (i) $180,000 (which has not yet been paid) and (ii) a portion of future capital raised through the efforts, introductions and/or advisory work or Aegus, provided that a merger or sale of the Company takes place on or prior to September 28, 2024. Specifically, the Company must pay $5,000 for every $1.0 million of capital raised up to $5.5 million, but not to exceed a total of 2.5%, of the total proceeds or consideration received from the merger or sale of the Company. Aegus is also entitled to 5% of any non-M&A equity or debt financing received by the Company on or prior to September 28, 2024 from investors referred by Aegus.

Pursuant to the ScanTech Operating Agreement, if the Company receives, or the debt or equity holders of the Company receive as a distribution from the Company or as proceeds relating to the sale of their interests, $20 million in proceeds or other consideration, including Unit or other securities, in respect of their equity or debt interests in the Company, whether in connection with the liquidation, sale, recapitalization, merger, initial public offering or other transaction, the distribution of profits or other proceeds or otherwise, the Company shall pay to (“York Capital) (i) 20% of all such amounts in excess of $20.0 million but less than $100.0 million, and (ii) 10% of all such amounts equal to or in excess of $100.0 million but less than $200.0 million. The Company has no payment obligation to York with respect to (i) proceeds or other consideration used solely for working capital purposes, including, without limitation, proceeds received in connection with a debt or equity investment in the Company.

On January 8, 2020, the Company entered into a consulting agreement with MG Partners, LLC (the “Consultant”). The Consultant was engaged to provide certain referral and other strategic financing consulting services for a term of one year. Thereafter, the MG Partners, LLC consulting agreement automatically renewed for subsequent six-month terms, until terminated by either party. As compensation for such services, the Consultant was entitled to receive a fee for any debt or equity financing procured by MG Partners, LLC. No such amount was payable to the Consultant as of December 31, 2024 and 2023. Between 2.5% - 5.0% of the proceeds of the Business Combination may be due to the Consultant in the event of sale of the Company during the term of the agreement, and for a period of two years thereafter.

During the fourth quarter 2023, Ellenoff Grossman and Schole LLP (“EGS”), the Company’s legal counsel, agreed to receive delay payments on the service fees for services provided to the Company. As of December 31, 2023, the outstanding payment due was $256,869 and deferral service fee of $553,554. As of December 31, 2024, the outstanding payment due was $35,847 and deferral service fee of $1,058,527. The deferral service fees are contingent upon the Company’s ability to successfully complete the business combination. In the event that the Company is unable to complete the business combination, EGS will not be paid for the deferred services provided.

Taylor Freres Settlement Agreements

On October 24, 2024, the Company entered into a settlement and mutual release agreement with Taylor Frères Americas LLP (“TFA”). In connection with the Company’s ongoing restructuring and reorganization activities, the parties wish to settle and resolve any and all claims arising from or related to the engagement letter and the TFA’s other dealings with NACS, ScanTech, John Redmond (the controlling member of NACS and the Chairman of ScanTech) and their affiliates. Pursuance to the agreement, the Company agreed to pay to TFA a good faith deposit in the amount of $50,000, which was paid in full by July 2024.

In addition, NACS agreed to transfer the ownership of its series B units to TFA which equals to 3% of all outstanding Series B Units of the Company. In connection with this agreement, 349,871 units of series B were transferred from NACS to TFA. As of December 31, 2024, TFA owned 8% of all outstanding Series B Units as a result of the transfer.

On October 24, 2024, the Company entered into a settlement agreement with Taylor Freres to replace the expired June 18, 2024 agreement. Pursuance to the agreement, the Company agreed to make its best effort to reimburse TFGS VII Gestion LLC $222,837 for legal costs related to the settlement agreements. In addition, the Taylor Freres parties agreed to convert all of its TF ScanTech equities and liabilities into 1,445,000 shares of the combined company’s common stock at the closing of the business combination. This agreement expired December 31, 2024.

NOTE 13 — Income Taxes

The Company is a limited liability company that is treated as a partnership for federal and state tax return purposes, in which the responsibility for determining and paying income tax is passed through to its members. The Company analyzes its tax filing positions for all open tax years in all of the U.S. federal, state and local tax jurisdictions where it is required to file income tax returns.

Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expenses and in evaluating tax positions, including evaluating uncertainties. The Company reviews its tax positions quarterly and adjusts its tax balances as new information becomes available.

NOTE 14 — Series A Units

Series A Units

As of December 31, 2024 and 2023, the Company had 9,965,000 Series A units authorized and outstanding with a stated value of $1 per unit. Series A Units entitle the holder to receive an eight percent (8%) per annum rate of return on the unrecovered capital contribution of such holder.

Mezzanine Classification

Series A units held by NACS are redeemable at any time if the Company has not carried out either a Qualified IPO or Change of Control (as defined in the ScanTech Operating Agreement). These Series A units are classified as “mezzanine” and are accounted for under the ASC accounting topics as Debt — Debt With Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.

S99-3A(2) of the SEC’s Accounting Series Release No. 268 (“ASR 268”) requires preferred securities that are redeemable for cash or other assets to be classified outside of permanent equity if they are redeemable (i) at a fixed or determinable price on a fixed or determinable date, (ii) at the option of the holder or (iii) upon the occurrence of an event that is not solely within the control of the issuer. Preferred securities that are mandatorily redeemable are required to be classified by the issuer as liabilities whereas under ASR 268, an issuer should classify a preferred security whose redemption is contingent on an event not entirely in control of the issuer as mezzanine equity. If the Company has not carried out either a qualified IPO or a change of control within five years after the date of the NACS Purchase Agreement, which was dated August 2013, NACS may require the Company to redeem any portion of its Series A Units at any time. Accordingly, as the contingent redemption is not solely in control of the Company, the Company determined that the Series A units should be treated as mezzanine equity.

Liquidation Preference

The Series A units rank, with respect to distribution rights and rights on liquidation, winding-up and dissolution, (i) senior and in priority of payment to the Company’s Series B and C units and (ii) junior in priority of payment to the Company’s creditors.

Voting

The Series A units confer no voting rights, except as otherwise required by applicable law.

Other Accounting Matters

FASB ASC 815 generally requires an analysis of embedded terms and features that have characteristics of derivatives to be evaluated for bifurcation and separate accounting in instances where their economic risks and characteristics are not clearly and closely related to the risks of the host contract. The Company performed an evaluation and determined Series A and the host instrument is more akin to equity. The Company identified certain embedded redemption features which it evaluated for bifurcation and determined no bifurcation of these embedded or conversion features was required.

Dividends on redeemable Series A units are included in Accumulated Deficit and accrued in Series A units subject to possible redemption.

As of December 31, 2024 and 2023, the Company had Series A units subject to possible redemption of $28,895,316 and $26,686,397, respectively. This includes the original investment in the amount of $10,000,000.

NOTE 15 — Members’ Deficit

Series A Units

The Company has 245,300 units of Series A units authorized and outstanding as of December 31, 2024 and 2023, other than the Series A Units classified as mezzanine equity discussed in Note 14. Series A units entitle the holder to receive an eight percent (8%) per annum rate of return on the unrecovered capital contribution of such holder, and such holder shall receive priority in distributions with respect to such preferred return.

Holders of the Series A units are not entitled to vote on, or consent to, any matter reserved for vote, or presented for vote, of the members. Series A units are not entitled to receive any distributions other than the preferred return and a return of the capital contributions. Accrued dividends on Series A units are included in Accumulated Deficit and accrued in Dividend Payable.

As of December 31, 2024 and 2023, the Company had accrued dividends payable to Series A unit holders of $427,766 and $376,399, respectively.

Series B Units

The Company has authorized 315,539,527 Series B units. The Series B units entitle the holder to receive a proportionate share of all distributions after payment of the preferred return and the return of capital on the Series A units.

As of December 31, 2024 and 2023, the Company had 9,906,827 Series B units outstanding.

Series C Units

The Series C units are “profits interests” granted to directors, employees and consultants from time to time under the 2012 Plan. Holders of the Series C units do not have voting rights. A number of Series C units equal to fifteen percent (15%) of the total outstanding Series B units and Series C units are reserved for grants under the plan. The allocation and vesting terms of grants of Series C units are determined by the Board of Directors.

As of December 31, 2024 and 2023, there were 1,748,264 of Series C membership interests authorized, and 1,584,327 units of Series C membership interests issued and outstanding.

Warrants and Options

The Company has issued warrants in connection with notes issued between 2014 and 2021. Each warrant entitles the holder to one Series B unit at an exercise price of $0.01 per unit.

Pursuant to a note issued to Seaport in October 2019, as subsequently amended, Seaport has a $10.00 option to purchase a percentage of membership interests of the Company (determined on a fully diluted basis at the time of such exercise) equal to (i) the outstanding principal amount under such note, plus accrued and unpaid interest by (ii) $22,500,000. On June 13, 2023, the Company amended and restated its note with Seaport (the “2023 Seaport Note”). The 2023 Seaport Note provides for a maximum loan amount of $13,000,000, a 12% annual interest rate, a maturity date of March 31, 2024, and is senior secured indebtedness. In addition to principal and interest payable under the note, the note grants Seaport an option to purchase a percentage of membership interests of the Company (determined on a fully diluted basis at the time of such exercise) equal to (i) the outstanding principal amount under such note, plus accrued and unpaid interest by (ii) $20,010,000. The option has no expiration date and will be in full force and effect until it is exercised or the principal and accrued interest of the Seaport Note are paid in full.

As of December 31, 2024 and 2023, the Company had 11,491,154 Series B and Series C units outstanding. See Note 12 — Debt and Warrant Liabilities, for further discussion of warrants.

NOTE 16 — Segment and Geographic Information

The Company operates as one operating segment. The Company’s chief operating decision maker (“CODM”) is its co-chief executive officers, who review financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance and allocating resources. The CODM uses operating income and net income to assess financial performance and allocate resources. These financial metrics are used by the CODM to make key operating decisions, such as the determination of the rate at which the Company seeks to grow operating income and the allocation of budget between cost of goods sold, research and development, and general and administrative expenses.

The following table presents selected financial information with respect to the Company’s single operating segment for the years ended December 31, 2024 and 2023:

	For the Year Ended December 31,
	2024	2023
Revenue	$542,166	$—
Cost of Goods Sold	448,095	—
Operating expenses:
General and administrative expenses	5,579,218	6,283,770
Research and development expenses	3,400,021	3,238,925
Depreciation and amortization	32,564	36,634
Total operating expenses	9,011,803	9,559,329
Loss from operations	(8,917,732)	(9,559,329)
Other income (expense):
Interest expense	(12,364,656)	(10,251,094)
Change in fair value of derivative liabilities	(7,404,768)	649,244
Change in fair value of warrant liabilities	5,783,073	(16,371,612)
Other income (expense), net	(161,712)	—
Total other income (expense):	(14,148,063)	(25,973,462)
Net loss	$(23,065,795)	$(35,532,791)

Total U.S. revenues were $542,166 and $0 for the years ended December 31, 2024 and 2023, respectively.

The Company’s long-lived tangible assets were located in the United States of America.

NOTE 17 — Subsequent Events

On January 2, 2025, ScanTech AI consummated a previously announced business combination pursuant to the terms of the business combination agreement (the “Closing”), by and among ScanTech AI, Mars Acquisition Corp., a Cayman Island exempted company, Mars Merger Sub I Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Mars, Mars Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco, ScanTech Identification Beam Systems, LLC, a Delaware limited liability company (“ScanTech”), and Dolan Falconer in the capacity as the representative for holders of units of ScanTech.

On January 2, 2025, Nasdaq approved the listing and registration of the Company’s securities. The Company subsequently filed Form S-1 registration statement with Nasdaq on February 10, 2025. Up to 5,372,177 Common Stock of ScanTech AI Systems Inc., par value of $0.0001 per shares, which include 2,553,181 shares of common stock being registered by Seaport Group SIBS LLC is subject to a six-month lock-up after the Closing, while the remaining 2,818,996 common stock will become freely tradable upon the effectiveness of the S-1 form.

The Company also filed Form S-8 registration statement on February 18, 2025 to register 4,000,000 shares of common stock, par value $0.0001 per share. These shares may be issued pursuant to awards under the Equity Incentive Plan of ScanTech AI Systems Inc., as approved by the Company’s board of directors.

On March 20, 2025, Silverback and the Company agreed that Silverback would purchase and settle an amount of up to $8,230,977.25 of debt owed to the Company’s creditors at the discretion of the parties and there is no assurance that the entire settlement amount will be repaid to creditors. Under the terms of the Settlement Agreement and Stipulation (“Settlement Agreement”) discussed below, Silverback agreed to purchase bona fide, outstanding, and unpaid creditor claims in exchange for shares of the Company’s common stock in a state court-approved transaction, in compliance with the terms of Section 3(a)(10) of the Securities Act of 1933, as amended. The Settlement Agreement was approved by the state court after a fairness hearing pursuant to the requirements of Section 3(a)(10) of the Securities Act of 1933, as amended, on March 26, 2025.

On March 31, 2025, the Company and ScanTech Identification Beam Systems, LLC entered into an Amendment to Seaport Bridge Loans (the “Seaport Bridge Loan Amendment”) with Seaport Group SIBS LLC (“Seaport”) and Seaport to terminate a credit facility in the amount of $2,250,000 and several loans with the Company that provided funding in connection with the Ontario Power Generation order in the amount of $2,600,000, among which the Company expects to retain approximately $1,200,000 in cash from accounts receivable rather than using it to pay off the loan to Seaport. In exchange, the Company agreed to issue: i) 2,250,000 shares of Common Stock for terminating the prior facility agreement, ii) 2,600,000 shares of Common Stock for terminating the debt agreement related to the Ontario Power Generation order, and iii) 500,000 shares of Common Stock as compensation to the transaction. The shares under the Seaport Bridge Loan Amendment will not be registered until the Company files a registration statement for the resale of the securities, and Seaport will be subject to a six-month lock-up after the closing of the business combination.

Previously, on September 5, 2023, ScanTech Identification Beam Systems, LLC entered into a Business Combination Agreement (the “BCA”) with Mars Acquisition Corp., a Cayman Island exempted company (“Mars”), the Company and other parties thereto, of which further closed on January 2, 2025. Prior to the execution of the BCA, St. James had an outstanding loan to the Company (the “Original Loan”). On April 25, 2025, the Company and St. James entered into a Settlement Agreement to (i) terminate the Original Loan, (ii) release all claims held by both the Company and St. James, (iii) and enter into the Promissory Note. As parties to the Original Loan, NACS LLC and John Redmond also agreed to release all claims arising from the termination of the Original Loan.

On April 25, 2025, ScanTech AI Systems Inc. (the “Company”) and St. James Bank and Trust Company Ltd. (“St. James”) entered into an unsecured promissory note (the “Promissory Note”) pursuant to which St. James agreed to loan the Company $2,850,000 at an annual interest rate of 12.0% with a maturity date of October 25, 2025 (the “Maturity Date”). Pursuant to the Promissory Note, the Company is granted, at its sole option, up to two extensions of 180-days each, beyond the Maturity Date. Assuming the Company opts to utilize an extension, the Company will pay St. James (i) in shares of common stock, par value $.0001 per share, of the Company (the “Common Stock”) at a value of $9.87 per share in an amount equal to 125% of the then total outstanding balance of the Promissory Note at the time of an extension minus any shares St. James has sold to date to pay off the outstanding balance of the Promissory Note, (ii) in cash, or (iii) a combination of shares and cash. In the event both extensions have been opted into and the Company further chooses not to repay any remaining balance due pursuant to the Promissory Note and the shares issued to St. James and sold by St. James do not satisfy the Company’s money owed under the Promissory Note, the Company and St. James will enter a new unsecured promissory note for a period of 180 days. As contemplated by the Promissory Note, on April 25, 2025, the Company and St. James also entered into a Subscription Agreement (the “Subscription Agreement”) to represent any issuances of Common Stock to St. James at either extension.

Previously, on May 7, 2024, Aegus corporation (“Aegus”) and the Company entered into a bridge financing note for a principal amount of $260,000, including all interest accrued, in the form of a Promissory Note (the “Bridge Note”). On April 28, 2025, the Company and Aegus entered into an amendment to the Bridge Note of which both (i) terminated the Bridge Note and released all collateral subject to the Bridge Note; and (ii) issued 360,000 shares of Common Stock to Aegus consisting of (a) 260,000 shares of Common Stock to be registered on an amendment to the Company’s Registration Statement on Form S-1 (File No. 333-284806) filed on February 10, 2025; and (b) 100,000 shares of Common Stock to be issued upon approval by the board of directors of the Company of an appropriate reduction in the Company’s debt to be completed on a best efforts basis by the Company no later than June 30, 2025.

Previously, on December 31, 2024, ScanTech AI Systems Inc. (the “Company”) and Polar Multi-Strategy Master Fund (“Polar”) entered into a promissory note for a principal amount of $1,250,000 (the “Promissory Note”). On April 29, 2025, the Company, ScanTech Identification Beam Systems, LLC (“SIBS”), and Polar entered into a subscription and settlement agreement (the “Polar Subscription and Settlement Agreement”), which (i) terminated the Promissory Note and released all collateral subject to the Promissory Note; (ii) released all claims held by the Company, SIBS and Polar in connection with the Promissory Note, effective upon filing of the Company’s amendment to the Registration Statement on Form S-1 (File No. 333-284806) filed on February 10, 2025 (the “Resale Registration Statement”); and (iii) issued 1,500,000 shares of common stock, par value $0.0001 per share of the Company (the “Common Stock”) to Polar to be registered on an amendment to the Resale Registration Statement. The Company is obligated to use its commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the Securities and Exchange Commission no later than August 1, 2025. In the event the Resale Registration Statement is not declared effective by August 1, 2025, the Polar Subsctiption and Settlement Agreement will be deemed null and void, and the principal amount due pursuant to the Promisisory Note shall become immediately due and payable.

Previously, the Company, John Redmond (“Redmond”), and NACS, LLC (“NACS” and collectively with Redmond, referred to as “Redmond”) entered into various loan agreements for a total of $2,000,000 in principal amounts (the “Redmond Loans”). On April 29, 2025, the Company, SIBS, and Redmond entered into a subscription and settlement agreement (the “Redmond Subscription and Settlement Agreement”) to (i) terminate the Redmond Loans; (ii) release the collateral subject to the Redmond Loans; (iii) release all claims held by the Company, SIBS, NACS, and Redmond; (iv) provide the opportunity for Redmond to recoup $1,200,000 in principal owed via a Section 3(a)(10) offering on or before the date of filing of the amendment to the Resale Registration Statement, and to the extent all or a portion of the $1,200,000 is not recouped via a Section 3(a)(10) offering prior to the filing of the amendment to the Resale Registration Statement, then the remaining unattained portion shall be included in shares valued at $1.00 on the amendment to the Resale Registration Statement; and (v) 800,000 shares of Common Stock to be registered on the Resale Registration Statement.

Pursuant to the Fifth Amended and Restated Operating Agreement of SIBS, York Capital Management Global Advisors, LLC (“York”) received the right to receive sharing interests of the Company’s proceeds. On April 30, 2025, the Company, SIBS, and York entered into a stock issuance agreement (the “York Stock Issuance Agreement”) to both (i) release the Company and SIBS from the sharing interest granted to York; and (ii) issue York 1,700,000 shares of Common Stock of which 700,000 shares of Common Stock are to be registered on the Resale Registration Statement and 1,000,000 shares of Common Stock to be registered on a second resale registration statement by August 28, 2025.

NOTE 18 — Events (Unaudited) Subsequent to the Date of the Independent Auditors Report

On October 25, 2021 and October 1, 2022, St. James Bank and Trust Company Ltd. (“St. James”) executed three loans with the Company via Azure LLC (the St. James Original Loan”) in the aggregated principal and interest amount of $2,418,983 as of March 31, 2025. On April 25, 2025, the Company and St. James entered into a settlement agreement to (i) terminate the St. James Original Loan, (ii) release all claims held by both the Company and St. James, and (iii) enter into a promissory note. As parties to the original loan, NACS LLC and John Redmond also agreed to release all claims arising from the termination of the original loan.

On April 25, 2025, the Company and St. James entered into an unsecured promissory note (the “April 2025 St. James Promissory Note”) pursuant to which St. James agreed to loan the Company $2,850,000 at an annual interest rate of 12.0% with a maturity date of October 25, 2025. Pursuant to the April 2025 St. James Promissory Note, the Company is granted, at its sole option, up to two extensions of 180-days each, beyond the maturity date. Assuming the Company opts to utilize an extension, the Company will pay St. James at each such extension the remaining balance of the April 2025 St. James Promissory Note, minus any shares St. James has sold to date to pay off the outstanding balance of the April 2025 St. James Promissory Note, either (i) in shares of Common Stock of the Company at a value of $9.87 per share in an amount equal to 125% of the then total outstanding balance of the promissory note at the time of an extension, (ii) in cash, or (iii) a combination of shares and cash. In the event the Company elects both extensions and the Company further chooses not to repay any remaining balance due pursuant to the April 2025 St. James Promissory Note and the shares issued to St. James and sold by St. James do not satisfy the Company’s money owed under the promissory note, the Company and St. James will enter a new unsecured promissory note for a period of 180 days. As contemplated by the April 2025 St. James Promissory Note, on April 25, 2025, the Company and St. James also entered into a Subscription Agreement to represent any issuances of Common Stock to St. James at either extension.

On April 28, 2025, the Company and Aegus entered into an amendment to amend the bridge note executed on May 7, 2024 (the “May 2024 Aegus Bridge Note”), of which both (i) terminated the May 2024 Aegus Bridge Note and released all collateral subject to the May 2024 Aegus Bridge Note; and (ii) issued 360,000 shares of Common Stock to Aegus consisting of (a) 260,000 shares of Common Stock to be registered on an amendment to the Company’s Registration Statement on Form S-1 (File No. 333-284806) filed on February 10, 2025 (the “Resale Registration Statement”); and (b) 100,000 shares of Common Stock to be issued upon approval by the board of directors of the Company of an appropriate reduction in the Company’s debt to be completed on a best efforts basis by the Company no later than June 30, 2025.

Previously, on December 31, 2024, the Company and Polar entered into a promissory note for a principal amount of $1,250,000 (the “December 2024 Polar Promissory Note”). On April 29, 2025, the Company and Polar entered into a subscription and settlement agreement, which (i) terminated the December 2024 Polar Promissory Note and released all collateral subject to the December 2024 Polar Promissory Note; (ii) released all claims held by the Company, SIBS and Polar in connection with the December 2024 Polar Promissory Note effective upon filing of the Company’s amendment to the Resale Registration Statement; and (iii) issued 1,500,000 shares of Common Stock of the Company to Polar to be registered on an amendment to the Resale Registration Statement.

Previously, the Company, Mr. Redmond, and NACS, LLC (“NACS” and collectively with Redmond, referred to as “Redmond” in this paragraph) entered into various loan agreements for a total of $2,000,000 in principal amounts (the “Redmond Loans”). On April 29, 2025, the Company, SIBS, and Redmond entered into a subscription and settlement agreement to (i) terminate the Redmond Loans; (ii) release the collateral subject to the Redmond Loans; (iii) release all claims held by the Company, SIBS, NACS, and Redmond; (iv) provide the opportunity for Redmond to recoup $1,200,000 in principal owed via a Section 3(a)(10) offering on or before the date of filing of the amendment to the Resale Registration Statement, and to the extent all or a portion of the $1,200,000 is not recouped via a Section 3(a)(10) offering prior to the filing of the amendment to the Resale Registration Statement, then the remaining unattained portion shall be included in shares valued at $1.00 on the amendment to the Resale Registration Statement; and (v) 800,000 shares of Common Stock to be registered on the Resale Registration Statement.

Pursuant to the Fifth Amended and Restated Operating Agreement of SIBS, York received the right to receive sharing interests of the Company’s proceeds. On April 30, 2025, the Company, SIBS, and York entered into a stock issuance agreement (the “York Stock Issuance Agreement”) to both (i) release the Company and SIBS from the sharing interest granted to York; and (ii) issue York 1,700,000 shares of Common Stock of which 700,000 shares of Common Stock are to be registered on the Resale Registration Statement and 1,000,000 shares of Common Stock to be registered on a second resale registration statement by August 28, 2025.

On May 14, 2025, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with Maximcash Solutions LLC (the “Lender”). Pursuant to the Loan Agreement, the Lender loaned $500,000 (the “Loan”) to the Company, which includes an $15,000 origination fee deducted at the time of funding. The Loan Agreement matures on November 14, 2025. The Company is obligated to repay the Loan in six monthly payments, with the first three payments to be interest only, and with a total repayment amount of $610,000 over a six-month term. The Loan is secured by 1,000,000 shares of its common stock (the “Pledge Shares”), the Company has also agreed to issue 50,000 shares of its common stock (the “Consulting Shares”) for the Lender’s consulting services and other origination services.

On July 3, 2025 the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with 340 Broadway Holdings, LLC (the “Lender”). Pursuant to the terms of the Securities Purchase Agreement, the Company issued a senior secured promissory note (the “Note”) to the Lender with a total principal amount of up to $1,500,000 and 2,095,531 shares (the “Origination Shares”) of the Company’s common stock to the Lender. The Note bears interest at an annual rate of 15% and matures on July 3, 2026 (the “Maturity Date”). The Lender has the right, but not the obligation, to convert, at any time prior to the Maturity Date, all or any portion of the outstanding Principal Amount, accrued interest and fees due and payable thereon into shares (the “Conversion Shares”) of the Company’s common stock. The Lender is prohibited from converting an amount that would be convertible into that number of Conversion Shares which would exceed the difference between the number of shares of the Company’s common stock beneficially owned by the Lender and 4.99% of the outstanding shares of the Company’s common stock. The Lender may waive such 4.99% limitation upon, at the election of the Lender, not less than seven day’s prior notice to the Company. The Company is also obligated to register the Conversion Shares on a new registration statement within the later of (i) 30 calendar days following the issuance of the Note, or (ii) 7 calendar days following the date the SEC declares the Existing Registration Statement effective.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered. All amounts shown are estimates, except for the SEC registration fee and FINRA fee.

Amount
SEC registration fee	$1,589
Accounting fees and expenses	$30,000
Legal fees and expenses	$125,000
Financial printing and miscellaneous expenses	$59,000
Total	$215,589

We will pay all of the expenses related to the distribution of the securities being offered under this prospectus. Each of the above amounts (with the exception of the SEC registration fee and FINRA fee) are estimates.

Item 14. Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)

Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)

The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)

A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)

For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)

For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)

The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)

The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our amended and restated certificate of incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our amended and restated certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our amended and restated certificate of incorporation, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our amended and restated certificate of incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our amended and restated certificate of incorporation also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to our amended and restated certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which is conferred by our amended and restated certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our amended and restated certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our amended and restated certificate of incorporation may have or hereafter acquire under law, our amended and restated certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our amended and restated certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our amended and restated certificate of incorporation will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our amended and restated certificate of incorporation.

Our bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which are set forth in our amended and restated certificate of incorporation. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We also entered into indemnification agreements with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

Item 16. Exhibits

The following is a list of exhibits filed as a part of this registration statement:

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date
2.1	Business Combination Agreement dated as of September 5, 2023, by and among Mars Acquisition Corp., ScanTech AI Systems Inc., Mars Merger Sub I Corp., Mars Merger Sub II LLC, ScanTech Identification Beam Systems, LLC, and Dolan Falconer, as Seller Representative.	8-K	001-42463	2.1	January 8, 2025
2.2	Amendment No. 1 to Business Combination Agreement, dated as of December 19, 2023, by and among Mars Acquisition Corp., ScanTech AI Systems Inc., Mars Merger Sub I Corp., Mars Merger Sub II LLC, ScanTech Identification Beam Systems, LLC, and Dolan Falconer, as Seller Representative.	8-K	001-42463	2.2	January 8, 2025
2.3	Amendment No. 2 to Business Combination Agreement, dated as of December 19, 2023, by and among Mars Acquisition Corp., ScanTech AI Systems Inc., Mars Merger Sub I Corp., Mars Merger Sub II LLC, ScanTech Identification Beam Systems, LLC, and Dolan Falconer, as Seller Representative.	8-K	001-42463	2.3	January 8, 2025
2.4	Amendment No. 3 to Business Combination Agreement, dated as of December 19, 2023, by and among Mars Acquisition Corp., ScanTech AI Systems Inc., Mars Merger Sub I Corp., Mars Merger Sub II LLC, ScanTech Identification Beam Systems, LLC, and Dolan Falconer, as Seller Representative.	8-K	001-42463	2.4	January 8, 2025
2.5	Amendment No. 4 to Business Combination Agreement, dated as of December 19, 2023, by and among Mars Acquisition Corp., ScanTech AI Systems Inc., Mars Merger Sub I Corp., Mars Merger Sub II LLC, ScanTech Identification Beam Systems, LLC, and Dolan Falconer, as Seller Representative.	8-K	001-42463	2.5	January 8, 2025
3.1	Amended and Restated Certificate of Incorporation of ScanTech AI Systems Inc.	8-K	001-42463	3.1	January 8, 2025
3.2	Bylaws of ScanTech AI Systems Inc.	8-K	001-42463	3.2	January 8, 2025
4.1	Specimen Unit Certificate of Mars Acquisition Corp.	8-K	001-42463	4.1	January 8, 2025
4.2	Specimen Ordinary Share Certificate of Mars Acquisition Corp.	8-K	001-42463	4.2	January 8, 2025
4.3	Specimen Right Certificate of Mars Acquisition Corp.	8-K	001-42463	4.3	January 8, 2025
4.4	Form of Right Agreement between Continental Stock Transfer & Trust Company and Mars Acquisition Corp.	8-K	001-42463	4.4	January 8, 2025
5.1*	Opinion of VCL Law LLP
10.1	Form of Employment Agreement	8-K	001-42463	10.1	January 8, 2025
10.2	Form of Consulting Agreement	8-K	001-42463	10.2	January 8, 2025
10.3*	Form of Director and Officer Indemnification Agreement
10.4	Form of Equity Incentive Plan of ScanTech AI Systems Inc.	8-K	001-42463	10.4	January 8, 2025
10.5	Non-Redemption Agreement, dated as of December 31, 2024.	8-K	001-42463	10.5	January 8, 2025
10.6	Senior Unsecured Promissory Note, dated as of December 31, 2024, between ScanTech AI Systems Inc. and Seaport Group SIBS LLC.	8-K	001-42463	10.6	January 8, 2025

10.7	Senior Secured Credit Facility, dated as of December 31, 2024, between ScanTech AI Systems Inc. and Seaport SIBS LLC.	8-K	001-42463	10.7	January 8, 2025
10.8	Seaport Bridge Loan Amendment	8-K	001-42463	10.3	April 1, 2025
10.9	Unsecured Promissory Note, dated April 25, 2025, entered into by and between the Company and St. James	8-K	001-42463	10.1	May 1, 2025
10.10	Subscription Agreement, dated April 25, 2025, entered into by and between the Company and St. James	8-K	001-42463	10.2	May 1, 2025
10.11	Settlement Agreement, dated April 25, 2025, entered into by and between the Company, St. James, NACS LLC, and John Redmond	8-K	001-42463	10.3	May 1, 2025
10.12	Amendment to May 2024 Bridge Loan, dated April 28, 2025, entered into by and between the Company and Aegus	8-K	001-42463	10.4	May 1, 2025
10.13	Polar Subscription and Settlement Agreement, dated April 29, 2025 entered into by and between the Company and Polar	8-K	001-42463	10.1	May 5, 2025
10.14	Redmond Subscription and Settlement Agreement, dated April 29, 2025 entered into by and between the Company and Redmond	8-K	001-42463	10.2	May 5, 2025
10.15	NACS Waiver, dated January 2, 2025, entered into by and between the Company, SIBS, and NACS	8-K	001-42463	10.3	May 5, 2025
10.16	York Stock Issuance Agreement, dated April 30, 2025 entered into by and between the Company, SIBS, and York	8-K	001-42463	10.4	May 5, 2025
10.17	Loan and Security Agreement, dated as of May 14, 2025, entered into by and between the Company and MaximCash.	8-K	001-42463	10.1	May 19, 2025
10.18	Stock Pledge Agreement, dated as of May 14, 2025, entered into by and between the Company and MaximCash.	8-K	001-42463	10.2	May 19, 2025
21.1	List of Subsidiaries.	8-K	001-42463	21.1	January 8, 2025
23.1*	Consent of UHY LLP
107*	Filing Fee Table

*        Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Buford, GA, on August 12, 2025.

ScanTech AI Systems Inc.

By:	/s/ Dolan Falconer
	Name:	Dolan Falconer
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dolan Falconer	Chief Executive Officer and Director	August 12, 2025
Dolan Falconer	(Principal Executive Officer)

/s/ James White	Chief Financial Officer	August 12, 2025
James White	(Principal Financial and Accounting Officer)

/s/ Bradley Buswell	Director and Chairman of the Board	August 12, 2025
Bradley Buswell

/s/ James Jenkins	Director	August 12, 2025
James Jenkins

/s/ Keisha Bottoms	Director	August 12, 2025
Keisha Bottoms

/s/ Thomas McMillen	Director	August 12, 2025
Thomas McMillen

/s/ Michael McGarrity	Director	August 12, 2025
Michael McGarrity